    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1996



                                                      REGISTRATION NO. 333-12177

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              CATHAY BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         6712                        95-4274680
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

        777 NORTH BROADWAY, LOS ANGELES, CALIFORNIA 90012 (213) 625-4700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


          DUNSON K. CHENG, PRESIDENT AND CHAIRMAN CATHAY BANCORP, INC.

       777 NORTH BROADWAY, LOS ANGELES, CALIFORNIA 90012, (213) 625-4700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                             STEVEN O. WEISE, ESQ.
                        HELLER EHRMAN WHITE & MCAULIFFE
   601 SOUTH FIGUEROA STREET, 40TH FLOOR, LOS ANGELES, CALIFORNIA 90017-5758,
                                 (213) 689-0200

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /.

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              CATHAY BANCORP, INC.

                             CROSS REFERENCE SHEET

                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

                                                                    LOCATION IN PROXY
              ITEM NUMBER AND CAPTION OF FORM S-4                 STATEMENT-PROSPECTUS
              -----------------------------------                 --------------------
                             A. INFORMATION ABOUT THE TRANSACTION
   1.  Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...........  Outside Front Cover Page of
                                                          Registration Statement; Forepart of
                                                          the Registration Statement; Cross
                                                          Reference Sheet; Front Cover Page of
                                                          Proxy Statement-Prospectus
   2.  Inside Front and Outside Back Cover Pages of
       Prospectus.......................................  Inside Front Cover Page of Proxy
                                                          Statement-Prospectus; Available
                                                          Information; Incorporation of Certain
                                                          Bancorp Information by Reference;
                                                          Table of Contents
   3.  Risk Factors, Ratio of Earnings to Fixed Charges
       and Other Information............................  Outside Front Cover Page of
                                                          Registration Statement; Summary;
                                                          Regulatory and Economic Risk Factors
   4.  Terms of the Transaction.........................  Outside Front Cover Page of Proxy
                                                          Statement-Prospectus; Incorporation
                                                          of Certain Bancorp Information by
                                                          Reference; Summary; The Merger
                                                          Proposal; Background and Reasons for
                                                          the Merger; The Merger; Comparison of
                                                          Certain Rights of Holders of First
                                                          Public Stock and Holders of Bancorp
                                                          Common Stock
   5.  Pro Forma Financial Information..................  Pro Forma Combined Financial
                                                          Information
   6.  Material Contracts with the Company Being
       Acquired.........................................                    *
   7.  Additional Information Required For Reoffering by
       Persons and Parties Deemed to Be Underwriters....                    *
   8.  Interests of Named Experts and Counsel...........  Legal Matters; Experts
   9.  Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities...  The Merger

                              B. INFORMATION ABOUT THE REGISTRANT
  10.  Information with Respect to S-3 Registrants......  Incorporation of Certain Bancorp
                                                          Information by Reference
  11.  Incorporation of Certain Information by
       Reference........................................  Incorporation of Certain Bancorp
                                                          Information by Reference
  12.  Information with Respect to S-2 or S-3
       Registrants......................................                    *
  13.  Incorporation of Certain Information by
       Reference........................................                    *

                                                                    LOCATION IN PROXY
              ITEM NUMBER AND CAPTION OF FORM S-4                 STATEMENT-PROSPECTUS
              -----------------------------------                 --------------------
  14.  Information with Respect to Registrants Other
       Than S-3 or S-2 Registrants......................                    *

                                                                    LOCATION IN PROXY
              ITEM NUMBER AND CAPTION OF FORM S-4                 STATEMENT-PROSPECTUS
              -----------------------------------                 --------------------
                        C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  15.  Information With Respect to S-3 Companies........                    *
  16.  Information With Respect to S-2 or S-3
       Companies........................................                    *
  17.  Information With Respect to Companies Other Than
       S-3 or S-2 Companies.............................  Summary; Business and Financial
                                                          Information Regarding First Public;
                                                          Management's Discussion and Analysis
                                                          of Financial Condition and Results of
                                                          Operations; Supervision and
                                                          Regulation

                             D. VOTING AND MANAGEMENT INFORMATION
  18.  Information if Proxies, Consents or
       Authorizations are to be Solicited...............  Front Cover Page of Proxy Statement-
                                                          Prospectus; Summary; Selected
                                                          Information Regarding First Public;
                                                          Dissenters' Rights; Incorporation of
                                                          Certain Bancorp Information by
                                                          Reference; The Merger Proposal;
                                                          Interests of Certain Persons in the
                                                          Merger; Shareholder Proposals;
                                                          Solicitation
  19.  Information if Proxies, Consents or
       Authorizations are not to be Solicited or in an
       Exchange Offer...................................                    *

---------------

* Not Applicable

LOGO
        CORPORATE OFFICE - 977 North Broadway, Suite 308, Los Angeles,
             CA 90012-1700 - (213) 346-0888 - (213) 620-0485 Fax


                                October 14, 1996


To our Stockholders:


     Enclosed are a Notice of Meeting, a Proxy Statement-Prospectus and a form of Proxy card for a Special Meeting of Shareholders (the "Special Meeting") of First Public Savings Bank, F.S.B. ("First Public") to be held on November 12, 1996 at 3:00 p.m. local time at the Empress Pavilion Restaurant, 988 North Hill Street, Los Angeles, California 90012, together with an Election Form and Transmittal Instructions. The sole purpose of this Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated May 30, 1996 (the "Agreement") between First Public, Cathay Bancorp, Inc. ("Bancorp") and Cathay Bank, a California State-chartered bank, pursuant to which First Public will merge with and into Cathay Bank and Cathay Bank will be the surviving entity (the "Merger").



     The Proxy Statement-Prospectus is furnished to holders of First Public common stock ("First Public Stock") as of the Record Date, October 10, 1996 (the "First Public Stockholders"), in connection with the solicitation by the Board of Directors (the "Board") of proxies to be voted at the Special Meeting. The Proxy Statement-Prospectus also serves as a prospectus for Bancorp under the Securities Act of 1933, as amended, for the issuance by Bancorp of shares of the common stock of Bancorp (the "Bancorp Common Stock") in the Merger.


     Pursuant to an Election Form and Transmittal Instructions to be delivered to First Public Stockholders together with this Proxy Statement-Prospectus, each First Public Stockholder (other than holders of shares with respect to which dissenters' appraisal rights are perfected ("Dissenting Shares")) may elect to exchange their First Public Stock upon the consummation of the Merger for either the Per Share Stock Consideration or the Per Share Cash Consideration, or may make "no election", all as defined in the Agreement and described in the Proxy Statement-Prospectus.

     The total consideration in cash and Bancorp Common Stock (the "Total Consideration Value") to be received by First Public Stockholders will be $31,600,000 if the Bancorp Common Stock price stays within a range of $14.00 to $20.00, but could range between $28,147,000 and $34,107,000 if the Bancorp Common Stock price is outside this price range. However, the aggregate number of shares of Bancorp Common Stock and the aggregate amount of cash to be received by the First Public Stockholders individually are subject to the limitations and the election and allocation procedures set forth in the Agreement and will be determined based on a formula set forth in the Agreement which takes into consideration the average of the high and low sale prices of the Bancorp Common Stock for the twenty (20) trading days on which Bancorp Common Stock was traded immediately before the date which is five business days before the closing date (the "Closing Date") of the Merger (the "Calculation Date Bancorp Stock Price"). The formula and the allocation procedures provided in the Agreement implement a limitation that 51% of the Total Consideration Value to be received by First Public Stockholders shall be Bancorp Common Stock and 49% shall be cash in order to assist characterization of the Merger as a reorganization under the Internal Revenue Code.

LOGO                                                                        LOGO
 Los Angeles  -  Monterey Park  -  Alhambra  -  San Gabriel  -  Rowland Heights

     The federal income tax consequences of the proposed Merger on First Public Stockholders are described generally in the Proxy Statement-Prospectus, but each stockholder is advised to consult your tax advisor.


     ALTHOUGH EACH FIRST PUBLIC STOCKHOLDER MAY ELECT ONLY TO RECEIVE ALL CASH OR ALL BANCORP COMMON STOCK FOR ALL SUCH HOLDER'S SHARES OF FIRST PUBLIC STOCK (OR MAY MAKE NO ELECTION), BECAUSE THE AGGREGATE NUMBER OF SHARES OF BANCORP COMMON STOCK AND THE AGGREGATE AMOUNT OF CASH TO BE EXCHANGED IN THE MERGER WILL BE FIXED UNDER THE FORMULA AND BY THE ALLOCATION PROCEDURES IN THE AGREEMENT, NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN FIRST PUBLIC STOCKHOLDER WILL BE HONORED. THUS, HOLDERS MAY NOT RECEIVE THEIR REQUESTED FORM OF CONSIDERATION AND, IN SOME CASES, MAY RECEIVE BOTH CASH AND BANCORP COMMON STOCK. SEE "THE MERGER -- ELECTION AND ALLOCATION PROCEDURES."


     If the Calculation Date Bancorp Stock Price is within the range of $14.00 to $20.00, the First Public Stock issued and outstanding on the Closing Date will, upon the consummation of the Merger, be converted into and represent the right to receive an aggregate cash amount (the "Total Cash Consideration") of $15,484,000 and shares of Bancorp Common Stock (the "Total Stock Consideration") with a value of $16,116,000 for a Total Consideration Value of $31,600,000. If the Calculation Date Bancorp Stock Price is less than $14.00, or more than $20.00, but not greater than $23.00, the Total Cash Consideration will be $15,484,000 and the Total Stock Consideration and the Total Consideration Value will be reduced or will be increased as the Calculation Date Bancorp Stock Price decreases below $14.00 or increases above $20.00 to $23.00. If the Calculation Date Bancorp Stock Price is more than $23.00, the Total Cash Consideration will be $16,668,330, the Total Stock Consideration will be $17,348,670 and the Total Consideration Value will be $34,017,000. If the Merger is approved at the Special Meeting and the Calculation Date Bancorp Stock Price is less than $11.00, the Board shall have the option either to terminate the Agreement or to consummate the Merger. To the extent required by applicable law, the Board would seek approval of the First Public Stockholders at a new meeting prior to consummating the Merger; however, the Board may elect to consummate the Merger without seeking such approval even though the Calculation Date Bancorp Stock Price is less than $11.00. In making this decision, the Board would consult with counsel and consider information and factors such as it considered in approving the Agreement. See "Background and Reasons for the Merger".


     In all of the above cases, the Total Cash Consideration will equal 49% of the Total Consideration Value, and the remaining 51% will be paid in Bancorp Common Stock. Annex 2 to this Proxy Statement-Prospectus sets forth illustrative calculations of the amount of cash and the number of shares of Bancorp Common Stock to be issued in the Merger based on various assumed Calculation Date Bancorp Stock Prices. Based on the average of the high and low sales prices for Bancorp Common Stock reported on the Nasdaq National Market for the twenty (20) trading days on which Bancorp Common Stock was traded prior to October 8, 1996 of $16.3375 per share, if the Closing Date of the Merger were October 13, 1996, a First Public Stockholder who elects to receive the Per Share Cash Consideration and receives only cash would receive $7.90 per share of First Public Stock and a First Public Stockholder who elects to receive the Per Share Stock Consideration and receives only Bancorp Common Stock would receive approximately 0.4836 shares of Bancorp Common Stock for each share of First Public Stock.


     The following table summarizes the potential ranges of Total Consideration Value and Consideration Value per Share of First Public Stock. The actual Total Consideration Value and Consideration Value Per First Public Share will depend on the Calculation Date Bancorp Stock Price. Please refer to Annex 2 for a discussion of the possible Per Share Cash Consideration and Per Share Stock Consideration that would result if the actual Calculation Date Bancorp Stock Price is at any of the amounts assumed for purposes of that Annex. Please refer to Annex 2 to this Proxy Statement-Prospectus and to "The
Merger -- Consideration" for additional detail.

                                                                 CONSIDERATION
 CALCULATION DATE               TOTAL CONSIDERATION             VALUE PER FIRST
BANCORP STOCK PRICE             VALUE (IN MILLIONS)              PUBLIC SHARE
-------------------             -------------------             ---------------
$11.00* - $14.00                  $28.147 - $31.6                 $7.04 - $7.90
$14.00 - $20.00                       $31.6                          $7.90
$20.00 and above                  $31.6 - $34.017                 $7.90 - $8.50

---------------

* If the Calculation Date Bancorp Stock Price is below $11.00, First Public has the right to terminate the Agreement.

     THE BOARD OF DIRECTORS OF FIRST PUBLIC UNANIMOUSLY RECOMMENDS TO FIRST PUBLIC STOCKHOLDERS THAT THEY VOTE FOR THE MERGER.


     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE ADDRESSED TO CHASE MELLON SHAREHOLDER SERVICES AS FIRST PUBLIC'S TRANSFER AGENT AT YOUR EARLIEST CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF FIRST PUBLIC. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR EXECUTED PROXY.



     THE COMPLETED FORM TO ELECT TO RECEIVE THE PER SHARE STOCK CONSIDERATION OR THE PER SHARE CASH CONSIDERATION MUST BE SENT SEPARATELY TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE EXCHANGE AGENT, IN THE POSTAGE PAID ENVELOPE PROVIDED BY THE NOVEMBER 8, 1996 ELECTION DEADLINE DESCRIBED IN THE TRANSMITTAL INSTRUCTIONS. DO NOT SEND THE ELECTION FORM OR ANY FIRST PUBLIC STOCK CERTIFICATES TO FIRST PUBLIC.


                                          Jack C. Lee
                                          Chairman of the Board

                                          Marina C. Wang
                                          President, Chief Executive Officer

LOGO

                           NOTICE OF SPECIAL MEETING

                        TO BE HELD ON NOVEMBER 12, 1996



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of First Public Savings Bank, F.S.B. ("First Public") will be held at the Empress Pavilion Restaurant, 988 North Hill Street, Los Angeles, California 90012 on November 12, 1996 at 3:00 p.m. local time for the sole purpose of considering and voting upon a proposal recommended by the Board of Directors of First Public to approve (i) the Agreement and Plan of Merger dated May 30, 1996 between First Public, Cathay Bancorp, Inc. and Cathay Bank, a California State-chartered bank; (ii) the merger of First Public with and into Cathay Bank, with Cathay Bank as the surviving entity (the "Merger"); and (iii) any adjournment of the Special Meeting for any purpose, including to permit further solicitation of proxies in the event that there are insufficient votes at the time of the Special Meeting to approve the Merger and the Agreement.



     The Board of Directors of First Public has fixed the close of business on October 10, 1996 as the record date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting.


     The attached Proxy Statement-Prospectus is furnished to holders of First Public common stock in connection with the solicitation by the Board of Directors of First Public of proxies to be voted at the Special Meeting. The Proxy Statement-Prospectus also serves as a prospectus for Bancorp under the Securities Act of 1933, as amended, for the issuance by Bancorp of shares of Bancorp Common Stock in the Merger.

                                          By Order of the Board of Directors

                                          Edward Y. Ku
                                          Secretary

Los Angeles, California

October 14, 1996



     THE ATTACHED PROXY STATEMENT-PROSPECTUS SHOULD BE READ CAREFULLY. STOCKHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY TO THE TRANSFER AGENT IN THE ACCOMPANYING POSTAGE PAID PROXY ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF FIRST PUBLIC. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR EXECUTED PROXY.



     STOCKHOLDERS ARE ALSO URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED ELECTION FORM AND LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IN THE ACCOMPANYING POSTAGE PAID ELECTION FORM ENVELOPE.

LOGO

                                PROXY STATEMENT

      FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 12, 1996

                            ------------------------

                              CATHAY BANCORP, INC.

                                   PROSPECTUS


     This Proxy Statement-Prospectus is being furnished to the stockholders of First Public Savings Bank, F.S.B. ("First Public"), in connection with the solicitation of proxies by the Board of Directors of First Public for use at the Special Meeting of Shareholders of First Public ("Special Meeting") to be held on November 12, 1996 at 3:00 p.m. local time at the Empress Pavilion Restaurant, 988 North Hill Street, Los Angeles, California 90012, including any adjournment or postponement of the meeting. At the meeting or any adjournment or postponement thereof, the stockholders of record of First Public as of the close of business on October 10, 1996 ("First Public Stockholders") will be asked to consider and vote on a proposal to approve a merger (the "Merger") between First Public and Cathay Bank ("CB"), a subsidiary of Cathay Bancorp, Inc. ("Bancorp").


     First Public would be merged with and into CB pursuant to the Agreement and Plan of Merger dated May 30, 1996 by and among Bancorp, CB and First Public and a form of Merger Agreement attached as Exhibit A (together, the "Agreement"). A copy of the Agreement is attached to this Proxy Statement-Prospectus as Annex 1. Pursuant to an Election Form and Transmittal Instructions to be delivered to First Public Stockholders concurrently with this Proxy Statement-Prospectus, each First Public Stockholder (other than holders of shares with respect to which dissenters' appraisal rights are perfected ("Dissenting Shares")) (a) may elect to exchange their common stock of First Public (the "First Public Stock") upon the consummation of the Merger for either the Per Share Stock Consideration payable in common stock of Bancorp, $0.01 par value per share (the "Bancorp Common Stock"), or the Per Share Cash Consideration, and, in either event, may chose whether that election will be subject to special allocation provisions or to treatment as "no election" in the event the consideration payable to First Public Stockholders who elect to receive cash is greater than the Total Cash Consideration or the consideration payable to First Public Stockholders who elect to receive Bancorp Common Stock exceeds the Total Stock Consideration or
(b) may make "no election", as provided in the Agreement.

     The total consideration in cash and Bancorp Common Stock (the "Total Consideration Value") to be received by First Public Stockholders will be $31,600,000 if the Bancorp Common Stock price stays within a range of $14.00 to $20.00, but could range between $28,147,000 and $34,107,000 if the Bancorp Common Stock price is outside this price range. However, the aggregate number of shares of Bancorp Common Stock and the aggregate amount of cash to be received by the First Public Stockholders individually are subject to the limitations and the election and allocation procedures in the Agreement and will be determined based on a formula set forth in the Agreement which takes into consideration the average of the high and low sale prices of the Bancorp Common Stock for the 20 trading days on which Bancorp Common Stock was traded immediately before the date which is five business days before the closing date (the "Closing Date") of the Merger (the "Calculation Date Bancorp Stock Price"). The formula implements a limitation whereby, in all cases, 51% of the Total Consideration Value to be received by First Public Stockholders shall be Bancorp Common Stock and 49% shall be cash, to assist characterization of the Merger as a reorganization under the Internal Revenue Code.

     The federal income tax consequences of the proposed Merger on First Public Stockholders are described generally in the Proxy Statement-Prospectus, but each First Public Stockholder is advised to consult your tax advisor.


     ALTHOUGH EACH FIRST PUBLIC STOCKHOLDER MAY ELECT ONLY TO RECEIVE ALL CASH OR ALL BANCORP COMMON STOCK FOR ALL SUCH HOLDER'S SHARES OF FIRST PUBLIC STOCK (OR MAY MAKE NO ELECTION), BECAUSE THE AGGREGATE NUMBER OF SHARES OF BANCORP COMMON STOCK AND THE AGGREGATE AMOUNT OF CASH TO BE EXCHANGED IN THE MERGER WILL BE FIXED UNDER THE FORMULA AND BY THE ALLOCATION PROCEDURES IN THE AGREEMENT, NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN FIRST PUBLIC STOCKHOLDER WILL BE HONORED. THUS, HOLDERS MAY NOT RECEIVE THEIR REQUESTED FORM OF CONSIDERATION AND, IN SOME CASES, MAY RECEIVE BOTH CASH AND BANCORP COMMON STOCK. SEE "THE MERGER -- ELECTION AND ALLOCATION PROCEDURES."


     If the Calculation Date Bancorp Stock Price is within the range of $14.00 to $20.00, the First Public Stock issued and outstanding on the Closing Date will, upon the consummation of the Merger, be converted into and represent the right to receive an aggregate cash amount (the "Total Cash Consideration") of $15,484,000 and shares of Bancorp Common Stock (the "Total Stock Consideration") with a value of $16,116,000 for a Total Consideration Value of $31,600,000. If the Calculation Date Bancorp Stock Price is less than $14.00, or more than $20.00, but not greater than $23.00, the Total Cash Consideration will be $15,484,000 and the Total Stock Consideration and the Total Consideration Value will be reduced or will be increased as the Calculation Date Bancorp Stock Price decreases below $14.00 or increases above $20.00 to $23.00. If the Calculation Date Bancorp Stock Price is more than $23.00, the Total Cash Consideration will be $16,668,330, the Total Stock Consideration will be $17,348,670 and the Total Consideration Value will be $34,017,000. If the Merger is approved at the Special Meeting and the Calculation Date Bancorp Stock Price is less than $11.00, the Board of Directors shall have the option to either terminate the Agreement or to consummate the Merger. To the extent required by applicable law, the Board would seek approval of the First Public Stockholders at a new meeting prior to consummating the Merger; however, the Board may elect to consummate the Merger without seeking such approval even though the Calculation Date Bancorp Stock Price is less than $11.00. In making this decision, the Board would consult with counsel and consider information and factors such as it considered in approving the Agreement. See "Background and Reasons for the Merger".


     In all of the above cases, the Total Cash Consideration will equal 49% of the Total Consideration Value, and the remaining 51% will be paid in Bancorp Common Stock. Annex 2 to this Proxy Statement-Prospectus sets forth illustrative calculations of the amount of cash and the number of shares of Bancorp Common Stock to be issued in the Merger per share of First Public Stock based on various assumed Calculation Date Bancorp Stock Prices. Based on the average of the high and low sales prices for Bancorp Common Stock reported on the Nasdaq National Market for the twenty (20) trading days on which Bancorp Common Stock was traded prior to October 8, 1996 of $16.3375 per share, if the Closing Date of the Merger were October 13, 1996, a First Public Stockholder who elects to receive the Per Share Cash Consideration and receives only cash would receive $7.90 per share of First Public Stock and a First Public Stockholder who elects to receive the Per Share Stock Consideration and receives only Bancorp Common Stock would receive approximately 0.4836 shares of Bancorp Common Stock for each share of First Public Stock.


     The following table summarizes the potential ranges of Total Consideration Value and Consideration Value per Share of First Public Stock. The actual Total Consideration Value and Consideration Value Per First Public Share will depend on the Calculation Date Bancorp Stock Price. Please refer to Annex 2 for a discussion of the possible Per Share Cash Consideration and Per Share Stock Consideration that would result if the actual Calculation Date Bancorp Stock Price is at any of the amounts assumed for purposes of that

Annex. Please refer to Annex 2 to this Proxy Statement-Prospectus and to the "The Merger -- Consideration" for additional detail.

                                                                 CONSIDERATION
 CALCULATION DATE               TOTAL CONSIDERATION             VALUE PER FIRST
BANCORP STOCK PRICE             VALUE (IN MILLIONS)              PUBLIC SHARE
-------------------             -------------------             ---------------
$11.00* - $14.00                  $28.147 - $31.6                 $7.04 - $7.90
$14.00 - $20.00                       $31.6                          $7.90
$20.00 and above                  $31.6 - $34.017                 $7.90 - $8.50

---------------

* If the Calculation Date Bancorp Stock Price is below $11.00, First Public has the right to terminate the Agreement.

     This Proxy Statement-Prospectus also serves as a prospectus for Bancorp under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance by Bancorp of shares of Bancorp Common Stock in the Merger.


     This Proxy Statement-Prospectus and the accompanying Notice of Special Meeting and Proxy card and Election Form and Transmittal Instructions are first being mailed to First Public Stockholders on or about October 15, 1996.


THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT-
    PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION.
       STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY
         THIS PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH
       FIRST PUBLIC STOCKHOLDER WHO MAY RECEIVE BANCORP COMMON
              STOCK, SEE "REGULATORY AND ECONOMIC RISK FACTORS".

THE SECURITIES OFFERED HEREBY BY BANCORP ARE NOT DEPOSITS, SAVINGS ACCOUNTS,
   OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY
      THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION
        INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER
          GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE SECURITIES OFFERED HEREBY BY BANCORP HAVE NOT BEEN APPROVED OR
   DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
          THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO
             THE CONTRARY IS A CRIMINAL OFFENSE.


        THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS OCTOBER 15, 1996.

                             AVAILABLE INFORMATION

     Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     This Proxy Statement-Prospectus constitutes part of the Registration Statement on Form S-4 of Bancorp (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement-Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Bancorp and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.


     Bancorp's Common Stock is traded on the Nasdaq National Market. Accordingly, Bancorp is subject to the rules of the National Association of Securities Dealers, Inc. (the "NASD") applicable to issuers with stock traded on such market. In accordance with the Exchange Act and NASD rules, Bancorp files reports and other information with the NASD. Copies of materials filed by Bancorp with the NASD pursuant to the informational requirements of the Exchange Act can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the NASD at 1735 K Street N.W., Washington, D.C. 20006-1506. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including Bancorp, with the Commission at http://www.sec.gov.


     First Public also is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the Office of Thrift Supervision (the "OTS"). Such reports, proxy statements, and other information can be inspected and copied at the Office of Public Information of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and also can be obtained by written request from such office at prescribed rates.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL CREATE, UNDER ANY CIRCUMSTANCES, ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST PUBLIC OR BANCORP SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

           INCORPORATION OF CERTAIN BANCORP INFORMATION BY REFERENCE

     The following documents filed with the SEC by Bancorp are incorporated in this Proxy Statement-Prospectus by reference:

          (a) Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) Bancorp's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996;

          (c) Bancorp's Current Report on Form 8-K, dated May 30, 1996;

          (d) Bancorp's Registration Statement on Form 8-A, filed June 29, 1990, with respect to the description of Bancorp Common Stock contained therein (and any amendment or report filed for the purpose of updating such description);

          (e) Upon filing of the same with the SEC, all documents filed by Bancorp after the date of this Prospectus and on or prior to the date of the Special Meeting pursuant to Section 13(a), 12(c), 14 or 15(d) of the Exchange Act.

     Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein or attached hereto shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement-Prospectus to the extent that a statement contained herein, in any supplement hereto, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or attached hereto modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement-Prospectus, or any supplement hereto.


     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS OF BANCORP INCORPORATED HEREIN BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE TEXT OF SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO MONICA CHEN, ASSISTANT SECRETARY, CATHAY BANK, 777 NORTH BROADWAY, LOS ANGELES, CALIFORNIA 90012, TELEPHONE NUMBER (213) 625-4700. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 1, 1996.


     The information contained or incorporated by reference in this Proxy Statement-Prospectus with respect to Bancorp has been supplied by Bancorp. The information contained herein with respect to First Public has been supplied by First Public. Neither First Public nor Bancorp warrants the accuracy or completeness of information relating to the other party.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN BANCORP INFORMATION BY REFERENCE
SUMMARY...............................................................................    1
  The Special Meeting.................................................................    1
  The Merger Proposal and Consideration...............................................    1
  Parties to the Merger...............................................................    2
  Recommendation of Board of Directors and Reasons for the Merger.....................    2
  Vote Required and Share Ownership...................................................    3
  Effects of the Merger...............................................................    3
  Terms of the Agreement..............................................................    3
  Risk Factors........................................................................    4
  Interests of Certain Persons in the Merger..........................................    5
  Dissenters' Rights..................................................................    5
  Market Prices and Dividends.........................................................    5
  Comparative Per Share Data..........................................................    7
  Selected Historical Financial Data of First Public..................................    9
  Selected Pro Forma Combined Financial Information...................................   10
RISK FACTORS..........................................................................   11
  Regulatory Matters..................................................................   11
  Uncertainty of Future Results.......................................................   11
THE SPECIAL MEETING...................................................................   13
THE MERGER PROPOSAL...................................................................   13
BACKGROUND AND REASONS FOR THE MERGER.................................................   15
  Background of the Agreement.........................................................   15
  Recommendation of the Board of Directors and Reasons for the Merger.................   17
  Opinion of Financial Advisor........................................................   18
THE MERGER............................................................................   21
  General Effects.....................................................................   21
  Consideration.......................................................................   21
  Election and Allocation Procedures..................................................   23
  Fractional Shares...................................................................   25
  Withholding Rights..................................................................   25
  Accounting Treatment................................................................   26
  Certain Federal Income Tax Consequences.............................................   26
  Resales of Bancorp Common Stock.....................................................   29
  Effective Time......................................................................   29
  Delivery and Payment of the Total Consideration.....................................   30
  Post Effective Time.................................................................   30
  Representations and Warranties of the Parties.......................................   30
  Covenants...........................................................................   31
  Additional Agreements...............................................................   32
  Conditions to Consummation of the Merger............................................   32
  Indemnification.....................................................................   34
  No Solicitation.....................................................................   34
  Expenses............................................................................   35
  Termination.........................................................................   35

                                                                                        PAGE
                                                                                        ----
  Amendment and Waiver................................................................   36
INTERESTS OF CERTAIN PERSONS IN THE MERGER............................................   37
SELECTED INFORMATION REGARDING BANCORP AND CB.........................................   38
PRO FORMA COMBINED FINANCIAL INFORMATION..............................................   40
BUSINESS AND FINANCIAL INFORMATION REGARDING FIRST PUBLIC.............................   54
  Selected Consolidated Financial Data................................................   54
  Business-General....................................................................   58
  Business Strategy...................................................................   58
  Market Area.........................................................................   59
  Lending Activities..................................................................   59
  Allowance for Loan Losses...........................................................   64
  Mortgage-Backed Securities..........................................................   66
  Investment Activities...............................................................   66
  Sources of Funds....................................................................   67
  Offices.............................................................................   69
  Competition.........................................................................   70
  Employees...........................................................................   70
  Legal Proceedings...................................................................   70
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   71
  General.............................................................................   71
  Interest Rate Risk Management.......................................................   71
  Changes in Financial Condition......................................................   72
  Allowance for Loan Losses...........................................................   73
  Results of Operations...............................................................   73
  Liquidity and Capital Resources.....................................................   74
SUPERVISION AND REGULATION............................................................   75
  General Federal Regulation and Enforcement Authority................................   75
  Lending and Investment Authority and Limitations....................................   75
  FDICIA..............................................................................   76
  OTS Capital Requirements............................................................   76
  Prompt Corrective Action............................................................   77
  Insurance of Accounts and Regulation by the FDIC....................................   78
  Limitations on Dividends and Other Capital Distributions............................   79
  Liquidity...........................................................................   79
  Qualified Thrift Lender Test........................................................   79
  Community Reinvestment Act..........................................................   79
  Federal Reserve System..............................................................   80
  Federal Home Loan Bank System.......................................................   80
  Federal Taxation....................................................................   80
SELECTED INFORMATION REGARDING FIRST PUBLIC...........................................   81
  Ownership of Common Stock...........................................................   81
  First Public Directors' Retirement Plan.............................................   82
DISSENTERS' RIGHTS....................................................................   82
DESCRIPTION OF BANCORP CAPITAL STOCK..................................................   83
  Bancorp Common Stock................................................................   83
  Bancorp Preferred Stock.............................................................   83

                                                                                        PAGE
                                                                                        ----
COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF FIRST PUBLIC STOCK AND HOLDERS OF BANCORP
  COMMON STOCK........................................................................   84
  General.............................................................................   84
  Cumulative Voting and Classified Boards.............................................   84
  Change in Number of Directors.......................................................   84
  Removal of Directors................................................................   84
  Filling Vacancies on the Board of Directors.........................................   85
  Amendment of Charter or Certificate.................................................   85
  Amendment of Bylaws.................................................................   85
  Dividends...........................................................................   86
  Special Meeting of Shareholders and Action by Shareholders Without a Meeting........   86
  Indemnification and Limitation of Liability.........................................   86
  Shareholder Vote for Mergers and Other Reorganizations..............................   87
  Shareholder Proposals...............................................................   87
  Anti-Takeover Statutes..............................................................   87
  Shareholder Vote Required to Approve Certain Business Combinations -- "Fair Price"
     Provision........................................................................   87
  Limitations on "Business Combinations"..............................................   88
  Anti-Greenmail Provision............................................................   88
  Shareholder Rights Plan.............................................................   89
  Dissenters' Rights..................................................................   91
LEGAL MATTERS.........................................................................   91
EXPERTS...............................................................................   91
SOLICITATION..........................................................................   92
SHAREHOLDER PROPOSALS.................................................................   92
OTHER MATTERS.........................................................................   92
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FIRST PUBLIC............................  F-1
ANNEXES
ANNEX 1 -- Agreement and Plan of Merger and Merger Agreement (Exhibit A)
ANNEX 2 -- Illustrative Calculations of Per Share Cash Consideration and Per Share Stock
           Consideration
ANNEX 3 -- Montgomery Securities Opinion
ANNEX 4 -- Office of Thrift Supervision Regulations, 12 C.F.R. 552.14 -- Dissenters' Rights

                                    SUMMARY

     The following is a summary of certain of the information contained elsewhere in this Proxy Statement-Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement-Prospectus and the Annexes hereto which contain further information, some of which is not summarized below. STOCKHOLDERS OF FIRST PUBLIC SAVINGS BANK ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT CAREFULLY, INCLUDING THE ANNEXES INCLUDED HEREIN.

THE SPECIAL MEETING


     A Special Meeting of Shareholders (the "Special Meeting") of First Public Savings Bank, F.S.B. ("First Public"), will be held on November 12 at 3:00 p.m. local time. The Special Meeting will be held at the Empress Pavilion Restaurant, 988 North Hill Street, Los Angeles, California 90012. Only holders of record of First Public Stock ("First Public Stockholders") at the close of business on October 10, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. See "The Special Meeting."


THE MERGER PROPOSAL AND CONSIDERATION

     At the Special Meeting, First Public Stockholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated May 30, 1996 (the "Agreement") among First Public, Cathay Bancorp, Inc. ("Bancorp") and its subsidiary bank, Cathay Bank ("CB"), a copy of which is attached to this Proxy Statement-Prospectus as Annex 1 and is incorporated herein by reference. Pursuant to the Agreement, upon receiving stockholder approval and the required regulatory approvals and subject to the satisfaction or waiver of certain other conditions, the Merger will be consummated and legally effective at a time on the Closing Date (the "Effective Time") whereupon: (i) First Public will merge with and into CB, with CB as the surviving entity and (ii) shares of First Public Stock will be converted into and represent the right to receive an aggregate cash amount (the "Total Cash Consideration") of $15,484,000 and aggregate shares (the "Total Stock Consideration") of the common stock, $0.01 stated value per share, of Bancorp (the "Bancorp Common Stock") with a value of $16,116,000 for a "Total Consideration Value" of $31,600,000, subject to adjustment if the "Calculation Date Bancorp Stock Price", as defined below and in the Agreement, is less than $14.00 or more than $20.00. Additionally, if the Calculation Date Bancorp Stock Price is less than $11.00, First Public has the unilateral right to terminate the Agreement. See "The Merger Proposal."


     The aggregate number of shares and the aggregate amount of cash to be paid to the stockholders of First Public (the "First Public Stockholders") by Bancorp will be determined based on a formula set forth in the Agreement which takes into consideration the average of the high and low sale prices of Bancorp Common Stock for the twenty (20) trading days on which Bancorp Common Stock was traded immediately before the date which is five (5) business days before the Closing Date (the "Calculation Date Bancorp Stock Price"). Each First Public Stockholder (other than holders of "dissenting shares" with respect to which appraisal rights are perfected) may elect to convert all First Public Stock owned as of the Record Date into the right to receive either the Per Share Stock Consideration or the Per Share Cash Consideration, as such terms are defined in and subject to certain allocation procedures and limitations contained in the Agreement. The formula set forth in the Agreement implements a limitation whereby, in all cases, 51% of the Total Consideration Value to be received by First Public Stockholders shall be Bancorp Common Stock and 49% shall be cash in order to assist characterization of the Merger as a reorganization under the Internal Revenue Code.



     ALTHOUGH A FIRST PUBLIC STOCKHOLDER MAY ELECT ONLY TO RECEIVE ALL CASH OR ALL BANCORP COMMON STOCK FOR ALL SUCH HOLDER'S SHARES OF FIRST PUBLIC STOCK (OR MAY MAKE NO ELECTION), BECAUSE THE AGGREGATE NUMBER OF SHARES OF BANCORP COMMON STOCK AND THE AGGREGATE AMOUNT OF CASH TO BE EXCHANGED IN THE MERGER WILL BE FIXED UNDER THE FORMULA AND BY THE ALLOCATION PROCEDURES IN THE AGREEMENT, NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN FIRST PUBLIC STOCKHOLDER WILL BE HONORED. THUS, HOLDERS MAY NOT RECEIVE THEIR REQUESTED FORM OF CONSIDERATION AND, IN SOME CASES, MAY RECEIVE BOTH CASH AND BANCORP COMMON STOCK. SEE "THE MERGER -- ELECTION AND ALLOCATION PROCEDURES."

     Annex 2 to this Proxy Statement-Prospectus sets forth illustrative calculations of the amount of cash and the number of shares of Bancorp Common Stock to be issued in the Merger per share of First Public Stock based on various assumed Calculation Date Bancorp Stock Prices. Based on the average high and low sales prices for Bancorp Common Stock reported on the Nasdaq National Market for the twenty (20) trading days on which Bancorp Common Stock traded prior to October 8, 1996 of $16.3375 per share, if the Closing Date of the Merger were October 13, 1996, a First Public Stockholder who elects to receive the Per Share Cash Consideration and receives only cash would receive $7.90 per share and a First Public Stockholder who elects to receive the Per Share Stock Consideration and receives only Bancorp Common Stock would receive approximately
0.4836 shares of Bancorp Common Stock for each share of First Public Stock.


     The following table summarizes the potential ranges of Total Consideration Value and Consideration Value per Share of First Public Stock. The actual Total Consideration Value and Consideration Value Per First Public Share will depend on the Calculation Date Bancorp Stock Price. Please refer to Annex 2 for a discussion of the possible Per Share Cash Consideration and Per Share Stock Consideration that would result if the actual Calculation Date Bancorp Stock Price is at any of the amounts assumed for purposes of that Annex. Please refer to Annex 2 to this Proxy Statement-Prospectus and to "The
Merger -- Consideration" for additional detail.

                                                                 CONSIDERATION
 CALCULATION DATE               TOTAL CONSIDERATION             VALUE PER FIRST
BANCORP STOCK PRICE             VALUE (IN MILLIONS)              PUBLIC SHARE
-------------------             -------------------             ---------------
$11.00* - $14.00                    $28.147 - $31.6               $7.04 - $7.90
$14.00 - $20.00                        $31.6                         $7.90
$20.00 and above                    $31.6 - $34.017               $7.90 - $8.50

---------------

* If the Calculation Date Bancorp Stock Price is below $11.00, First Public has the right to terminate the Agreement.

PARTIES TO THE MERGER


     First Public. First Public is a federally-chartered savings bank supervised by the Office of Thrift Supervision (the "OTS") which converted from a California-chartered savings bank, effective May 26, 1993. First Public originally opened for business under its California State charter in August 1979. First Public's executive offices are located at 977 North Broadway, Suite 308, Los Angeles, California 90012, and its telephone number is (213) 346-0888. See "Business and Financial Information Regarding First Public."


     Bancorp and CB. Bancorp is a Delaware corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. Its principal subsidiary is CB, which is licensed by the California Superintendent of Banks (the "Superintendent") and has conducted the business of a commercial bank since 1962. Bancorp and CB's executive offices are located at 777 North Broadway, Los Angeles, California 90012. Its telephone number is (213) 625-4700. See "Selected Information Regarding Bancorp and CB" and "Incorporation of Certain Bancorp Information by Reference."

RECOMMENDATION OF BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The Board of Directors of First Public (the "Board") unanimously approved the Agreement and believes that the transactions contemplated thereby are fair and in the best interests of the First Public Stockholders. The Board unanimously recommends that the stockholders vote in favor of the Agreement. For background information and a discussion of the reasons for the Merger, see "Background and Reasons for the Merger."

     The Agreement was entered into and the Total Consideration Value was determined as a result of negotiations between Bancorp and a Negotiating Committee appointed by the Board of Directors of First Public, and were later unanimously approved by the full First Public Board. See "Background and Reasons for the Merger."

     If the Merger is approved at the Special Meeting and the Calculation Date Bancorp Stock Price is less than $11.00, the Board of Directors shall have the option either to terminate the Agreement or to consummate the Merger and, to the extent required by applicable law, the Board would seek approval of the First Public Stockholders at a new meeting prior to consummating the Merger.

VOTE REQUIRED AND SHARE OWNERSHIP


     The affirmative vote of the holders of at least two-thirds of the outstanding shares of First Public Stock is required to approve the Agreement and the Merger. Approval of the Merger by Bancorp's stockholders is not required. As of October 10, 1996, there were 4,000,000 shares of First Public Stock outstanding and entitled to vote at the Special Meeting. Accordingly, at least 2,666,667 shares of First Public Stock must vote in favor of the Merger proposal for it to be approved. Holders of First Public Stock are entitled to one vote per share. Only First Public Stockholders of record on the Record Date, October 10, 1996, are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, First Public had 412 stockholders of record. See "The Special Meeting."


     The directors and officers of First Public own or may be considered to control approximately 39.3% of the outstanding shares of First Public Stock and it is anticipated that all of such shares will be voted in favor of the Merger. No common ownership over 1% of the outstanding shares of Bancorp Common Stock and First Public Stock is believed to exist. See "Interests of Certain Persons in the Merger" and "Selected Information Regarding First Public."

EFFECTS OF THE MERGER

     First Public Stockholders. If the Merger is consummated, First Public will cease to exist and holders of First Public Stock on the Closing Date will no longer be First Public Stockholders as of the Effective Time, but will instead have the right either to receive the Per Share Stock Consideration or the Per Share Cash Consideration (or, if they elect to be subject to special allocation procedures in certain cases, a combination of cash and stock) for their shares as provided in the Agreement or to perfect their dissenters' rights as described herein. See "The Merger -- Consideration" and "Dissenters' Rights".

     Certain Federal Income Tax Consequences. Pursuant to an opinion of special counsel to First Public to be received as of the Closing Date, First Public Stockholders who receive solely Bancorp Common Stock in exchange for all of the stockholder's First Public Stock will not recognize any gain or loss upon the exchange for federal income tax purposes. Subject to certain limitations, in general each First Public Stockholder who receives the Per Share Cash Consideration will recognize capital gain or loss equal to the difference, if any, between the Per Share Cash Consideration and the stockholder's adjusted basis of each such share. First Public Stockholders who receive both Bancorp Common Stock and cash pursuant to the election and allocation procedures may recognize gain, which in some circumstances may be treated as ordinary income. Whether the cash received by a particular First Public Stockholder is treated as capital gain or ordinary income is determined by taking into account stock owned by certain individuals and entities related to that holder. See "The
Merger -- Certain Federal Income Tax Consequences."

TERMS OF THE AGREEMENT

     Election Procedures. First Public Stockholders will receive, together with this Proxy Statement-Prospectus, an Election Form and Transmittal Instructions to be used by each holder to elect to receive in the Merger either all cash or all shares of Bancorp Common Stock in respect of all of such holder's shares of First Public Stock. Because the number of shares of Bancorp Common Stock to be issued and the amount of cash to be paid in the Merger will be determined pursuant to the limitations and allocation procedures set forth in the Agreement, the extent to which such elections will be accommodated will depend upon the elections of First Public Stockholders. Accordingly, a First Public Stockholder who elects to receive cash may instead receive shares of Bancorp Common Stock (or if such shareholders further elect to be subject to the proration allocation procedure, some Bancorp Common Stock and some cash) or a First Public Stockholder who elects to receive shares of Bancorp Common Stock may instead receive cash (or if such shareholders further elect to be subject to the proration allocation procedure, some Bancorp Common Stock and some cash). First Public Stockholders who do not timely submit properly completed election forms will have no have no choice as to whether they receive Bancorp Common Stock or cash in the Merger. See "The
Merger -- Election and Allocation Procedures".


     Effective Time. If the Agreement and the Merger are approved by the requisite First Public Stockholder vote and if all other conditions set forth in the Agreement are satisfied or waived, the Merger will be completed and become effective on the Closing Date as provided in the Agreement (the "Effective Time") once applicable regulatory waiting periods have expired. See "The
Merger -- Effective Time."



     Conditions. The respective obligations of Bancorp, CB and First Public to effect the Merger are subject to several conditions described in "The
Merger -- Conditions to Consummation of the Merger", including but not limited to: (i) the requisite First Public Stockholder approval after Bancorp's Registration Statement shall have become effective, (ii) the receipt by CB of the requisite approvals from the Federal Deposit Insurance Corporation (the "FDIC") and the Superintendent (both of which approvals have been obtained),
(iii) the absence of any restraining order or injunction that would prevent the consummation of the Merger, (iv) the performance by each party of its obligations under the Agreement and the continued accuracy in all material respects of each party's representations and warranties contained therein, (v) the receipt by Bancorp of an opinion from Pillsbury Madison & Sutro LLP, special counsel to First Public, and the receipt by First Public of an opinion from Heller Ehrman White & McAuliffe, special counsel to Bancorp, as to certain legal matters, (vi) the receipt by Bancorp from Deloitte & Touche LLP of a comfort letter including terms satisfactory to Bancorp, (vii) the receipt by First Public of an opinion from Pillsbury Madison & Sutro LLP that the Merger as contemplated will constitute a reorganization under Section 368(a) of the Internal Revenue Code (the "Code") and (viii) the receipt by First Public of an opinion from Montgomery Securities that the Total Consideration Value is fair from a financial point of view to the First Public Stockholders. See "The
Merger -- Conditions to Consummation of the Merger."


     Termination. The Agreement is subject to termination: upon the mutual written consent of the parties; at the option of either party if the Merger is not consummated by February 1, 1997; at the option of First Public if the Calculation Date Bancorp Stock Price is not equal to at least $11.00; by First Public under certain circumstances in the event there exists an "Acquisition Proposal" as defined in the Agreement and, prior to that time, upon the occurrence of certain events, including the failure to obtain the required FDIC, Superintendent or First Public Stockholder approvals; and by one party upon a material breach of the Agreement by the other. See "The Merger -- Termination."


RISK FACTORS



     Bank regulatory authorities have been granted extensive discretion and authority in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the classification of assets and requiring an increase in the institution's allowance for loan losses, the imposition of restrictions and requirements on the operation of an institution and the payment of dividends and the denial or discouragement of applications. Such supervisory actions and enforcement activities could have an adverse effect on the results of CB and Bancorp's operations after the Merger. In 1996, the Board of Directors of Bancorp and CB formulated and adopted a "Program of Responsive Action" (the "Program") in consultation with their banking regulators which sets forth plans for addressing certain credit quality and credit administration matters, including a specific time schedule for reducing CB's level of classified assets. Bancorp and CB believe they have satisfactorily completed all actions required by the Program ahead of its schedule. Bancorp or CB's banking regulators have discretion to determine whether all required actions have been completed, and can require further actions. See "Risk Factors -- Regulatory Matters".



     There are also special considerations that raise uncertainties as to the future results of CB after the Merger. These include the ability of CB and First Public effectively and efficiently to integrate their current operations and personnel, the increasingly competitive market in which CB and First Public compete, CB's ability to retain First Public's deposits, interest rate changes, legislative developments, inflation, real estate values and other general economic conditions in CB's market. See "Risk Factors -- Uncertainty of Future Results."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Bancorp has agreed to indemnify the officers and directors of First Public following the Merger for certain claims or losses arising out of their actions while officers or directors and has agreed to allow directors to make certain payment election options upon the termination of the First Public Directors' Retirement Plan. The Board has approved the payment of special retention and transition bonuses to certain employees. Director Martin Lee has been retained by the Board to review, coordinate and organize the documents, work and communications related to the Merger. See "Interests of Certain Persons in the Merger" and "The Merger -- Indemnification."

DISSENTERS' RIGHTS

     Holders of First Public Stock who exercise dissenters' rights with respect to the Merger in accordance with the statutory procedures prescribed in the rules and regulations of the OTS (the "OTS Regulations") shall be entitled to receive cash in the amount of the appraised value of their stock if such stockholders (i) do not vote in favor of the Merger, (ii) file demands for appraisal, and (iii) otherwise act to perfect their rights as dissenting stockholders pursuant to the OTS Regulations. For a description of dissenters' rights under the OTS Regulations and the method of perfecting such rights, see "Dissenters' Rights."

MARKET PRICES AND DIVIDENDS


     First Public Stock is not actively traded in any established market; therefore a market price for the First Public Stock cannot be determined. Bancorp's stock trades on the National Market System of the Nasdaq Stock Market. The following table sets forth the high and low sales prices and the trading volume for Bancorp Common Stock for the periods indicated.


                                                           BANCORP COMMON STOCK
                                                               SALES PRICES
                                                           --------------------       BANCORP
                                                            HIGH          LOW      TRADING VOLUME
                                                           ------        ------    --------------
1993
Quarter ended March 31.................................     18.75         17.00            47,035
Quarter ended June 30..................................     18.25         13.50           227,840
Quarter ended September 30.............................     15.00         13.50           170,330
Quarter ended December 31..............................     15.00         13.75            67,675

1994
Quarter ended March 31.................................     15.00         10.00            93,978
Quarter ended June 30..................................     14.50         10.50           174,629
Quarter ended September 30.............................     14.00         11.50            64,213
Quarter ended December 31..............................     14.00         11.50           132,146

1995
Quarter ended March 31.................................     14.25         11.50           178,731
Quarter ended June 30..................................     14.00         11.25           212,019
Quarter ended September 30.............................     13.50         11.25           201,844
Quarter ended December 31..............................     17.00         15.00           192,274

1996
Quarter ended March 31.................................     18.00         15.00           236,717
Quarter ended June 30..................................     17.25        15.875           189,939


     The last reported sales prices per share of Bancorp Common Stock, reported as described above, on May 30, 1996, the last trading day before the announcement of the Agreement, and on October 9, 1996, the latest trading day practicable before the printing of this Proxy Statement-Prospectus, were $16.50 and $17.00, respectively.

     First Public has paid regular semi-annual cash dividends of $0.125 per share on First Public Stock on June 1 and December 1 since 1993, and, additionally, in 1994 and 1995 distributed $500,000 and $8 million, respectively, as special cash dividends. Bancorp has paid regular quarterly cash dividends of $0.15 per share since 1993. The following table sets forth for the periods indicated the per share cash dividends paid on First Public Stock and Bancorp Common Stock. For information regarding provisions of the Agreement affecting First Public's payment of dividends prior to the Effective Time, see "The Merger -- Covenants" and "-- Additional Agreements."

                    BANCORP COMMON STOCK PER SHARE DIVIDENDS

1993
Quarter ended March 31............................................................    $  0.15
Quarter ended June 30.............................................................       0.15
Quarter ended September 30........................................................       0.15
Quarter ended December 31.........................................................       0.15
1994
Quarter ended March 31............................................................       0.15
Quarter ended June 30.............................................................       0.15
Quarter ended September 30........................................................       0.15
Quarter ended December 31.........................................................       0.15
1995
Quarter ended March 31............................................................       0.15
Quarter ended June 30.............................................................       0.15
Quarter ended September 30........................................................       0.15
Quarter ended December 31.........................................................       0.15
1996
Quarter ended March 31............................................................       0.15
Quarter ended June 30.............................................................       0.15

                                FIRST PUBLIC STOCK PER SHARE DIVIDENDS
1993
Semi-annual period ended June 30..................................................    $ 0.125
Semi-annual period ended December 31..............................................      0.125
1994
Semi-annual period ended June 30..................................................      0.125
Special Cash Dividend on December 1...............................................      0.125
Semi-annual period ended December 31..............................................      0.125
1995
Special Cash Dividend on February 15..............................................      2.000
Semi-annual period ended June 30..................................................      0.125
Semi-annual period ended December 31..............................................      0.125
1996
Semi-annual period ended June 30..................................................      0.125

     The holders of Bancorp Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although Bancorp currently intends to continue to pay quarterly cash dividends on the Bancorp Common Stock, there can be no assurance that Bancorp's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital requirements, and the Board of Directors' consideration of other relevant factors. Additionally, Bancorp is a legal entity separate and distinct from its subsidiaries and its revenues depend on the payment of dividends from CB. CB is subject to certain legal restrictions on the amount of dividends that it is permitted to pay. See "Incorporation of Certain Bancorp Information by Reference."

COMPARATIVE PER SHARE DATA

     The following unaudited financial information reflects certain comparative per share data relating to net income, cash dividends, and book value per common share on an historical basis for Bancorp and First Public, a pro forma combined basis per share of Bancorp Common Stock giving effect to the Merger, and an equivalent pro forma basis per share of First Public Stock giving effect to the Merger. The pro forma combined information and the First Public pro forma equivalent information give effect to the Merger on a purchase accounting basis and reflect the Low Range, Medium Range and High Range assumed for the Calculation Date Bancorp Stock Price as discussed in the unaudited pro forma financial statements. There can be no assurance as to what the market price of the Bancorp Common Stock will be if and when the Merger is consummated. See
"-- Market Prices and Dividends." For a description of purchase accounting with respect to the Merger, see "The Merger -- Accounting Treatment." The information shown below is for information purposes only and should be read in conjunction with the historical consolidated financial statements of First Public and Bancorp, including the respective notes thereto, which, in the case of First Public, are attached to this Proxy Statement-Prospectus, and in the case of Bancorp, are incorporated by reference in this Proxy Statement-Prospectus, and the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. Results of First Public and Bancorp for the six months ended June 30, 1996 are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. See "Incorporation of Certain Bancorp Information by Reference," "Pro Forma Combined Financial Information," and "Index to Consolidated Financial Statements of First Public."

                                                                AT OR FOR THE
                                                                 SIX MONTHS
                                                                    ENDED            AT OR FOR THE FISCAL
                                                                   JUNE 30                   YEARS
                                                               ---------------     -------------------------
                                                               1996      1995      1995      1994      1993
                                                               -----     -----     -----     -----     -----
NET INCOME PER COMMON SHARE:
  Bancorp historical.........................................  $0.76     $0.69     $1.36     $1.23     $1.02
  First Public historical....................................   0.35      0.39      0.72      0.74      1.03
  Calculation Date Bancorp Stock Price @ Low Range...........
    Pro Forma combined(1)....................................   0.88                1.65
    First Public pro forma equivalent(2).....................   0.56                1.06
  Calculation Date Bancorp Stock Price @ Medium Range........
    Pro Forma combined(1)....................................   0.90                1.67
    First Public pro forma equivalent(2).....................   0.44                0.85
  Calculation Date Bancorp Stock Price @ High Range..........
    Pro Forma combined(1)....................................   0.92                1.71
    First Public pro forma equivalent(2).....................   0.34                0.63
CASH DIVIDENDS PAID
  PER COMMON SHARE(3):
  Bancorp historical.........................................   0.30      0.30      0.60      0.60      0.60
  First Public historical....................................   0.13      2.13      2.25      0.38      0.25
  Calculation Date Bancorp Stock Price @ Low Range...........
    Pro forma combined(4)....................................   0.26                0.51
  Calculation Date Bancorp Stock Price @ Medium Range........
    Pro forma combined(4)....................................   0.26                0.53
  Calculation Date Bancorp Stock Price @ High Range..........
    Pro forma combined(4)....................................   0.27                0.55
BOOK VALUE PER COMMON SHARE (END OF PERIOD):
  Bancorp historical.........................................  12.07     11.46     12.02     10.95     10.44
  First Public historical....................................   5.64      5.47      5.74      5.21      6.81
  Calculation Date Bancorp Stock Price @ Low Range...........
    Pro forma combined(5)....................................  11.92
    First Public pro forma equivalent(2).....................   7.63
  Calculation Date Bancorp Stock Price @ Medium Range........
    Pro forma combined(5)....................................  12.53
    First Public pro forma equivalent(2).....................   6.09
  Calculation Date Bancorp Stock Price @ High Range..........
    Pro forma combined(5)....................................  13.02
    First Public pro forma equivalent(2).....................   4.81

---------------

(1) Represents the pro forma combined information of Bancorp and First Public as if the Merger were consummated on January 1, 1996, and January 1, 1995, respectively, and accounted for as a purchase.

(2) Represents the pro forma combined information of Bancorp and First Public multiplied by the exchange ratio of a share of Bancorp Common Stock for each share of First Public Stock for the respective time period and the Calculation Date Bancorp Stock Price as shown below.

                                            AT OR FOR THE          FOR THE FISCAL
                                           SIX MONTHS ENDED          YEAR ENDED
                                            JUNE 30, 1996         DECEMBER 31, 1995
                                           ----------------       -----------------
    Calculation Date Bancorp Stock Price
      Low Range..........................       0.6400                  0.6400
      Medium Range.......................       0.4862                  0.5097
      High Range.........................       0.3694                  0.3694

(3) See "-- Market Prices and Dividends."

(4) Represents the historical dividends paid by Bancorp divided by pro forma shares outstanding including the First Public Stock which shall become Bancorp Common Stock.


(5) Represents the pro forma combined information of Bancorp and First Public as if the Merger were consummated on June 30, 1996 and accounted for as a purchase.

    SELECTED HISTORICAL FINANCIAL DATA OF FIRST PUBLIC

     The following table sets forth certain unaudited historical financial data of First Public and is based on the consolidated financial statements of First Public, including the respective notes thereto, which are attached to this Proxy Statement-Prospectus and should be read in conjunction therewith. See "Index to Consolidated Financial Statements of First Public."

                       FIRST PUBLIC SAVINGS BANK, F.S.B.
                       SELECTED HISTORICAL FINANCIAL DATA

                                        AT OR FOR THE SIX
                                             MONTHS
                                          ENDED JUNE 30                     AT OR FOR THE YEAR ENDED DECEMBER 31
                                      ---------------------     ------------------------------------------------------------
                                        1996         1995         1995         1994         1993         1992         1991
                                      --------     --------     --------     --------     --------     --------     --------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGES, PER SHARE AND OTHER DATA)
Balance Sheet Data:
  Total Assets.....................   $279,717     $259,535     $263,477     $260,759     $252,593     $244,081     $227,253
  Loans Receivable, net............    144,360      136,262      141,635      133,342      134,987      137,864      143,789
  Investment Securities............     65,626       65,537       63,422       60,755       40,483       30,541        7,373
  Mortgage-Backed Securities.......     45,197       36,472       36,086       32,615       16,830       11,477       15,495
  Deposit Investments in CD's......        200        2,188        1,199        5,351       28,820       37,948       39,596
  Cash and Cash Equivalents........     15,987       14,271       12,727       24,081       27,354       22,249       17,160
  Federal Home Loan Bank Stock.....      1,651        1,569        1,608        1,530        1,462        1,423        1,185
  Deposits.........................    255,305      234,966      238,474      230,064      223,844      218,415      204,396
  Stockholders' Equity(1)..........     22,557       21,871       22,961       20,836       27,236       24,101       21,387
  Stockholders' Equity Per Share...       5.64         5.47         5.74         5.21         6.81         6.03         5.35
Operating Data:
  Total Interest Income............   $  9,757     $  9,086     $ 18,628     $ 16,954     $ 17,205     $ 19,077     $ 19,946
  Total Interest Expense...........      4,393        4,054        8,428        6,359        6,324        8,419       11,145
  Provision for Loan Losses........        112           85          301          246            2          174           21
                                      --------     --------     --------     --------     --------     --------     --------
  Net Interest Income After
    Provision for Loan Losses......      5,252        4,947        9,899       10,349       10,879       10,484        8,780
  Other Income.....................        116          590          656          261        1,211          399          223
  Other Expenses...................      3,010        2,847        5,669        5,514        5,049        4,560        3,887
                                      --------     --------     --------     --------     --------     --------     --------
  Income Before Income Taxes.......      2,358        2,690        4,886        5,096        7,041        6,323        5,116
  Income Tax Expense...............        978        1,115        2,026        2,118        2,906        2,609        1,978
                                      --------     --------     --------     --------     --------     --------     --------
  Net Income.......................   $  1,380     $  1,575     $  2,860     $  2,978     $  4,135     $  3,714     $  3,138
                                      ========     ========     ========     ========     ========     ========     ========
  Net Income Per Share.............   $   0.35     $   0.39     $   0.72     $   0.74     $   1.03     $   0.93     $   0.78
  Cash Dividend Paid...............        500        8,500        9,000        1,500        1,000          560          440
  Cash Dividend Per Share..........       0.13         2.13         2.25         0.38         0.25         0.14         0.11
  Dividend Payout Ratio(2).........      36.23%      539.68%      314.69%       50.37%       24.18%       15.08%       14.02%
Other Data:
  Return on Average Assets(3)......       1.02%        1.21%        1.09%        1.16%        1.67%        1.58%        1.46%
  Return on Average Equity(3)......      12.13%       14.75%       13.06%       12.39%       16.11%       16.33%       15.66%
  Equity to Assets(3)..............       8.06%        8.43%        8.71%        7.99%       10.78%        9.87%        9.41%
  Interest Rate Spread (End of
    Period)........................       3.79%        3.55%        3.77%        3.65%        3.82%        3.87%        3.89%
  Interest Earning Assets to
    Interest Bearing Liabilities
    (End of Period.................     106.94%      109.08%      107.63%      112.00%      111.66%      110.57%      109.88%
  Non-Performing Assets (End of
    Period)........................   $    502     $    659     $    894     $    819     $    655     $     90     $    641
  Non-Performing Assets to Total
    Assets (End of Period).........       0.18%        0.25%        0.34%        0.31%        0.26%        0.04%        0.28%
  Non-Performing Loans (End of
    Period)........................   $    235     $    464     $    345     $    819     $    655     $     90     $    641
  Allowance for Losses on Loans....   $    617     $    537     $    517     $    461     $    322     $    320     $    146
  Ratio of Allowance for Losses on
    Loans to Period End Loans,
    net............................       0.43%        0.39%        0.37%        0.35%        0.24%        0.23%        0.10%
  Ratio of Allowance for Losses on
    Loans to Total Non-Performing
    Loans..........................     262.55%      115.73%      149.86%       56.29%       49.16%      355.56%       22.78%
  Full Service Offices (End of
    Period)........................          5            5            5            5            5            4            4

---------------

(1) 1992 beginning equity was restated by $440,101 due to the adoption of SFAS No. 109, "Accounting for Income Taxes". Also, in 1994, the Board declared two special cash dividends of $0.125 and $2.00 per share which reduced equity by $8.5 million.

(2) Dividends paid per share divided by net income per share.

(3) Ratios are based on average assets and average equity. Average assets and average equity are calculated by averaging the beginning and ending balances.

                 SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following tables present selected pro forma combined financial data for the year ended December 31, 1995 and the six months ended June 30, 1996 as if the merger had been effective on December 31, 1995 and June 30, 1996, respectively, after giving effect to the purchase accounting and other Merger-related adjustments described in the respective Notes to Pro Forma Condensed Combined Financial Information. See "Pro Forma Condensed Combined Financial Information." The "Low", "Medium" and "High" Range Selected Pro Forma Condensed Combined Financial Data, respectively, reflect the Merger being completed at an assumed Calculation Date Bancorp Stock Price equal to $11.00 per share, $16.25 per share, and $23.01 per share. Actual results within each of the Low, Medium and High Ranges will vary from those presented if the Calculation Date Bancorp Stock Price is other than those assumed in the tables. See "The Merger -- Consideration" and Annex 2. The selected pro forma combined financial data tables are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of Bancorp after the Merger or of the financial position or results of operations that would have actually occurred had the Merger been in effect as of the dates or for the periods presented.

                                             LOW RANGE(1)                 MEDIUM RANGE(1)                 HIGH RANGE(1)
                                     ----------------------------   ----------------------------   ----------------------------
                                     AT OR FOR THE                  AT OR FOR THE                  AT OR FOR THE
                                      SIX-MONTHS       FOR THE       SIX-MONTHS       FOR THE       SIX-MONTHS       FOR THE
                                         ENDED        YEAR ENDED        ENDED        YEAR ENDED        ENDED        YEAR ENDED
(DOLLARS IN THOUSANDS EXCEPT SHARE,    JUNE 30,      DECEMBER 31,     JUNE 30,      DECEMBER 31,     JUNE 30,      DECEMBER 31,
          PER SHARE DATA)                1996            1995           1996            1995           1996            1995
                                     -------------   ------------   -------------   ------------   -------------   ------------
Balance Sheet Data:
  Total Assets.....................   $ 1,456,473                    $ 1,458,234                    $ 1,459,467
  Loan Receivable, net.............       694,879                        694,879                        694,879
  Investment Securities............       501,039                        499,347                        498,163
  Mortgage-Backed Securities.......        87,438                         87,438                         87,438
  Deposit Investments in CD's......           200                            200                            200
  Cash and Cash Equivalents........        36,820                         36,820                         36,820
  Federal Home Loan Bank Stock.....         5,155                          5,155                          5,155
  Deposits.........................     1,333,724                      1,333,724                      1,333,724
  Stockholders' Equity.............       110,046                        111,807                        113,040
Statements of Income:
  Total Interest Income............   $    49,947     $   94,065     $    49,947     $   94,065     $    49,947     $   94,065
  Total Interest Expense...........        22,579         38,840          22,579         38,840          22,579         38,840
  Provision for Loan Losses........         1,912          7,602           1,912          7,602           1,912          7,602
                                       ----------     ----------      ----------     ----------      ----------     ----------
  Net Interest Income After
    Provision for Loan Losses......        25,456         47,623          25,456         47,623          25,456         47,623
  Other income.....................         2,783          6,878           2,783          6,878           2,783          6,878
  Other Expenses...................        15,187         30,411          15,302         30,700          15,383         30,861
                                       ----------     ----------      ----------     ----------      ----------     ----------
  Income Before Income Taxes.......        13,052         24,090          12,937         23,801          12,856         23,640
  Income Tax Expense...............         4,940          9,025           4,940          9,025           4,940          9,025
                                       ----------     ----------      ----------     ----------      ----------     ----------
  Net Income.......................   $     8,112     $   15,065     $     7,997     $   14,776     $     7,916     $   14,615
                                       ==========     ==========      ==========     ==========      ==========     ==========
  Cash Dividend Paid...............         2,862         13,704           2,862         13,704           2,862         13,704
                                       ==========     ==========      ==========     ==========      ==========     ==========
Per Share Data:
  Pro Forma Net Income Per Share...   $      0.88     $     1.65     $      0.90     $     1.67     $      0.92     $     1.71
  Cash Dividend Per Share..........          0.26           0.51            0.26           0.53            0.27           0.55
  Book Value Per Share.............         11.92             --           12.53             --           13.02             --
  Pro Forma Equivalent Per Share
    Net Income Per Share...........   $      0.56     $     1.06     $      0.44     $     0.85     $      0.34     $     0.63
  Cash Dividend Per Share..........          0.17           0.33            0.13           0.27            0.10           0.20
  Book Value Per Share.............          7.63             --            6.09             --            4.81             --

---------------

(1) The Low Range, Medium Range and High Range pro forma results reflect a Calculation Date Bancorp Stock Price equal to $11.00, $16.25 and $23.01, respectively, to reflect the range of possible Total Consideration values contemplated in the Merger Agreement. See Annex 2 and "Pro Forma Condensed Combined Financial Information."

                                  RISK FACTORS


     In deciding whether to approve the Merger or to elect to receive Bancorp Common Stock or cash in exchange for their First Public Stock, First Public Stockholders should consider the following risks, in addition to the other matters set forth or incorporated by reference in this Proxy
Statement-Prospectus.

REGULATORY MATTERS


     Regulatory Approvals. The receipt of the prior approval of the FDIC and the Superintendent are conditions to the obligations and legal authority of the parties to consummate the Merger. Certain aspects of the Merger will require notifications to, or approvals from, certain other federal or state regulatory authorities. CB has filed applications with the FDIC and the Superintendent requesting approval of the Merger and filed a notice of the Merger with the OTS. CB has obtained approval for the Merger from the Superintendent and the FDIC, and the OTS has taken no objection to the Merger.



     First Public and Bancorp are not aware of other material governmental permits, approvals, consents or similar actions that are required for consummation of the Merger. The Board of Governors of the Federal Reserve System (the "Federal Reserve Board") has the authority under the Bank Holding Company Act of 1956, as amended (the "BHCA"), to assert jurisdiction regarding the acquisition by Bancorp, as a bank holding company, of a savings association. By policy, the Federal Reserve Board generally waives such jurisdiction in mergers subject to approval by the FDIC under the federal Bank Merger Act absent the existence of a policy issue or other grounds for asserting its jurisdiction to review and approve such an acquisition by merger. The Federal Reserve Bank of San Francisco has advised Bancorp that it does not intend to assert its jurisdiction under the BHCA with respect to the proposed Merger.



     Supervisory Matters. Bank regulatory authorities have been granted extensive discretion and authority in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the classification of assets and requiring an increase in an institution's allowance for loan losses, the imposition of restrictions and requirements on the operation of an institution and the payment of dividends and the denial or discouragement of applications. Such supervisory actions and enforcement activities could have an adverse effect on the results of CB and Bancorp's operations after the Merger. In 1996, the Board of Directors of Bancorp and CB formulated and adopted a "Program of Responsive Action" (the "Program") in consultation with their banking regulators which sets forth plans for addressing certain credit quality and credit administration matters, including a specific time schedule for reducing CB's level of classified assets. Bancorp and CB believe they have satisfactorily completed all actions required by the Program ahead of its schedule. Bancorp or CB's banking regulators have discretion to determine whether all required actions have been completed, and can require further actions.


     Antitrust Challenge. Under the Bank Merger Act, the Merger may not be consummated until the 30th (and, with the FDIC's permission, the 15th) calendar day after receipt of the FDIC's approval of the application, during which time the United States Department of Justice may challenge the Merger on antitrust grounds and stay the effectiveness of the FDIC's approval. Bancorp and First Public believe the Merger does not raise any antitrust concerns; however, there can also be no assurance that the Merger will not be challenged on antitrust grounds.

UNCERTAINTY OF FUTURE RESULTS

     The following special considerations raise uncertainties as to the future results of CB after the Merger which should be considered by First Public Stockholders in evaluating whether to approve the Agreement and the Merger. These factors should be considered in conjunction with the other information included and incorporated by reference in this Proxy Statement-Prospectus.

     Integration Of Operations. Bancorp and First Public entered into the Agreement with the expectation that the Merger will result in certain beneficial synergies. These include the combination of certain of the administrative and operational functions of the companies and their subsidiaries. Achieving these anticipated benefits will depend in part on whether the operations of First Public and CB can be integrated in an efficient and effective manner. There can be no assurance that such integration will result in increased efficiency. The combination of the companies will require, among other things, integration of the banks' respective computer and software systems and coordination of the banks' marketing and customer service efforts. The successful integration of operations will be significantly influenced by the ability of the combined business to retain key management and other personnel. In addition, the integration of operations following the Merger may temporarily distract the attention of certain members of management from other responsibilities. The inability of management successfully to integrate the operations of the companies could have an adverse effect on the business and future results of operations of CB.

     Competition. The market in which CB and First Public compete is highly competitive. As a result of certain recent mergers and acquisitions in the banking industry, several of the banks with which CB competes are much larger, have more branches, greater name recognition and financial resources and offer a wider variety of financial products and services. Among the advantages which these banks may have over CB and First Public are their ability to finance advertising campaigns and to allocate their investment assets, including loans, to regions of higher yield and demand. CB and First Public also compete for loans and deposits with other community banks and savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and non-financial institutions. Bancorp believes that CB will be more competitive after the Merger as a result of, among other things, certain projected internal cost savings, a projected increase in funds available for loans, and the offering of more diversified home mortgage products and services. However, there can be no assurance that Bancorp and CB will be able to compete as successfully in its market as contemplated.

     Factors That May Affect CB's Future Results. Bancorp and CB's management have assumed that a substantial portion of First Public's deposits will remain with CB after the Merger. Bancorp and CB's managements believe they have a reasonable basis for that assumption, but can offer no assurances it will be correct. A significant loss of those deposits would have an adverse effect on CB. Bancorp's management believes that the allowance for loan losses is adequate to cover reasonably expected losses from the loan portfolio. However, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to Bancorp's non-performing or performing loans. Material increases in Bancorp's allowance for loan losses would result in a decrease in Bancorp's net income and capital. See also "Regulatory and Economic Risk Factors -- Regulatory Matters".

     The financial statements and related financial data presented herein have been prepared without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of First Public and CB would be reflected in increased operating costs. Almost all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interests rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

     Income associated with CB's interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates also may have a significant impact on CB's net interest income. Interest rates on certain types of assets and liabilities may also fluctuate in advance of changes in general market interest rates,

     First Public's lending operations have been concentrated primarily in Southern California and CB's in both Southern and Northern California. The recent recession in California materially and adversely affected the ability of some borrowers to repay their loans out of cash flow. Consequently, the market value of real estate collateral securing these commercial and industrial loans as a source of repayment has assumed greater importance. Such economic factors, real estate tax rates, governmental regulations and acts of nature, including earthquakes, are among other related factors which are beyond the control of the management of First Public, Bancorp and CB.

     The risks of making construction loans include the possibility of failure by contractors to complete, or to complete on a timely basis, construction of such properties, substantial cost overruns in excess of original estimates and financing, market deterioration pending construction and the lack of permanent take-out financing. Loans secured by such properties may also involve additional risk because such properties have no operating history and because loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to completion of construction, and the operating cash flow to be generated by the project. There is no assurance that such properties will be sold or leased so as to generate the cash flow anticipated by the borrower. See "Business and Financial Information Regarding First Public -- Lending Activities".

     From time to time, legislation is proposed or enacted which has the effect of increasing the cost of doing business, limiting permissible activities or affecting the competitive balance between banks and other financial institutions. It is impossible to predict the competitive impact these and other changes in legislation will have on commercial banking in general or on the business of Bancorp in particular. See "Supervision and Regulation -- Insurance of Accounts and Regulation by the FDIC."

                              THE SPECIAL MEETING

     This Proxy Statement-Prospectus, together with the accompanying form of Proxy card, is being provided to the stockholders of First Public in connection with the Special Meeting. The Board of Directors of First Public is soliciting proxies for use at the Special Meeting.


     Time and Place. The Special Meeting is scheduled to be held on Wednesday, November 12, 1996 at 3:00 p.m. local time, at the Empress Pavilion Restaurant, 988 North Hill Street, Los Angeles, California 90012.



     First Public Record Date and Voting Rights. Only holders of record of First Public Stock at the close of business on October 10, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. Each share of First Public Stock will entitle the holder thereof to one vote. At the close of business on the Record Date, there were 4,000,000 shares of First Public Stock outstanding and 412 First Public Stockholders, including five (5) who hold share certificates not surrendered in connection with the 20-for-1 stock split in 1990.


     Proxies. Each properly completed proxy returned in time for voting at the Special Meeting will be voted in accordance with the instructions indicated on the proxy, or, if no instructions are provided, will be voted FOR approval of the Merger and may be voted for any adjournment of the Special Meeting for any purpose. No matters other than those referred to in this Proxy Statement-Prospectus will be brought before the Special Meeting.

     A First Public Stockholder may revoke a proxy at any time before it is voted by filing with the Secretary of First Public an instrument revoking the proxy, by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy. Any filing should be made to the attention of Edward Y. Ku, Secretary, First Public Savings Bank, 977 North Broadway, Suite 308, Los Angeles, California 90012.

     The shares of any First Public Stockholders who abstain from voting and "broker nonvotes" (shares as to which brokerage firms have not received voting instructions from their clients and therefore do not have the authority to vote the shares at the Special Meeting) will be counted for purposes of determining a quorum. Because the affirmative vote of at least two-thirds of the outstanding shares of First Public Stock is required to approve the Merger, both abstentions and broker nonvotes will have the same legal effect as votes "AGAINST" the Merger.

                              THE MERGER PROPOSAL

     At the Special Meeting, the First Public Stockholders will be asked to vote on the Agreement. The approval of the Agreement by the holders of First Public Stock will constitute approval of each of the transactions contemplated by the Agreement, including the Merger. See "The Merger -- General Effects" and
"-- Consideration" and "Interests of Certain Persons in the Merger."

     Stockholders will be asked to approve the following resolution:

          RESOLVED, that the stockholders of First Public Savings Bank, F.S.B. ("First Public") hereby approve and adopt the Agreement and Plan of Merger, dated May 30, 1996, among Cathay Bancorp, Inc. ("Cathay Bancorp"), Cathay Bank and First Public (the "Agreement") and all of the transactions specified or contemplated by the Agreement, including the merger of First Public with and into Cathay Bank (the "Merger") and the conversion of each outstanding share of the common stock of First Public, $1.00 stated value per share, other than dissenters' shares, into the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration of Cathay Bancorp common stock in accordance with the election of each First Public Stockholder and subject to the formula, limitations and election and allocation procedures set forth in the Agreement.


     THE BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER AS BEING FAIR AND IN THE BEST INTERESTS OF FIRST PUBLIC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE FIRST PUBLIC STOCKHOLDERS VOTE FOR APPROVAL OF THE RESOLUTION.



     IT IS IMPORTANT THAT THE RECORD HOLDERS OF FIRST PUBLIC STOCK ARE REPRESENTED AT THE SPECIAL MEETING EITHER IN PERSON OR BY PROXY. OTS regulations require that the Agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of First Public Stock. As of October 10, 1996, there were 4,000,000 shares of First Public Stock outstanding and entitled to vote at the Special Meeting. Accordingly, 2,666,667 shares must be voted in favor of the Merger for it to be approved. Holders of at least a majority of the outstanding shares of Common Stock (2,000,001 shares) must be represented at the Special Meeting, either in person or by proxy, for a quorum to be present. The directors and executive officers of First Public own or may be considered to control approximately 1,570,800 shares or approximately 39.3% of the total outstanding shares of the First Public Stock and it is anticipated that all of such shares will be voted in favor of the Agreement.

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND OF THE AGREEMENT

     The Board of Directors of First Public (the "Board") has periodically reviewed First Public's future strategic options, including potential expansion by merger or acquisition, and the fact that First Public periodically has received expressions of interest and offers from potential acquirors because of its consistent earnings history and unique customer base. Prior to 1993, the Board had not adopted any formal policy with regard to such options and had not authorized the solicitation of any acquisition proposals.

     In early 1993, Chairman Jack Lee was contacted by a financial advisory company on behalf of a potential acquiror to determine if First Public would be available for an acquisition. With the Board's approval, preliminary exploratory meetings were conducted with such party by certain directors and, in June, 1993, the Board discussed the need to interview and retain an investment banking firm.

     The Board received presentations by four investment banking and merger and acquisition advisory firms. The Board considered the reputation, expertise and experience of each firm in representing selling banks and savings banks and these firms' views of the current market for such businesses and the potential value of First Public in a sale. The Board also considered the fee proposals of each advisory firm.

     In July, 1993, the Board selected Montgomery Securities ("Montgomery") to be First Public's financial adviser in connection with any potential sale of First Public. The Board directed Montgomery to perform a study and report to the Board on the prospects for interest by other potential buyers, a full valuation of First Public and various aspects of a potential sale. Montgomery subsequently presented its initial report, analyzing the factors an investor would consider in evaluating First Public and comparing recent acquisitions. The Board also appointed a special committee (the "Negotiating Committee"), consisting of Chairman Jack Lee, Vice-Chairman Robert Gee and Director Kwan So, to negotiate with potential acquirors.

     The Board also considered presentations by law firms contacted for their bank merger and acquisition expertise and selected Pillsbury Madison & Sutro LLP to serve as its special counsel. Thereafter, Montgomery and special counsel held discussions and negotiations with certain potential acquirors which eventually resulted in the execution and announcement on February 14, 1994 of an Agreement and Plan of Merger with GBC Bancorp, Inc. That Agreement and Plan of Merger was mutually terminated in May, 1994 for reasons not related to First Public.

     Since 1994, the Board has continued to consider three general strategic options to maximize First Public Stockholder value: (i) continuing First Public's present operations, considering its size, target market and staff capabilities; (ii) restructuring First Public's operations and expertise to grow, including possibly making acquisitions, in order to compete more efficiently in an increasingly complex banking market; and (iii) entertaining purchase offers in light of First Public's historical success and attractiveness to potential acquirors. During this period, the Board considered both financial and strategic restructuring options and growth and expansion opportunities. This included making an aggregate $8,000,000 ($2.00 per share) special dividend in 1995 to return excess capital to First Public Stockholders and determining to relocate the Head Office in 1997 to property acquired in Monterey Park. However, since a sale of First Public remained a strategic alternative, the Board decided Jack Lee, as Chairman of the Board and the Negotiating Committee, should also be open to receiving and considering bona fide unsolicited inquiries as to First Public's potential availability for sale if an apparent fair price or range were indicated. From mid-1994 until mid-1995, Chairman Lee received four expressions of interest from potential acquirors; however, none was considered likely to offer First Public Stockholders a price the Board would recommend as well as adequate assurances the potential acquiror could complete the acquisition.

     In October, 1995, Chairman Jack Lee was first contacted by Dunson Cheng, Chairman of the Board of Directors of Bancorp, regarding a potential acquisition. Chairman Lee responded that First Public was not "for sale" but that the Board would be obligated to consider any serious and firm offers. In early December, 1995, Chairman Cheng requested certain public information and proposed a meeting between representatives of both Boards to discuss a possible merger.

     On December 7, 1995, the Chairmen and Vice Chairmen of both Bancorp and First Public met and Bancorp delivered an initial letter of interest proposing basic terms of a transaction and a combined cash and stock price structure with a total consideration of $31 million. At a special meeting on December 11, 1995, the Board determined Bancorp's letter of interest was serious and that an investment banker would be needed to advise the Board of the fairness of the offer and a fair price or range to fix the price of Bancorp Common Stock. The Board again appointed Chairman Jack Lee, Vice-Chairman Robert Gee and Director Kwan So to serve on a committee (the "Merger Committee") to represent First Public and negotiate a possible merger with Bancorp, subject to the approval by the Board of any agreement negotiated by the Merger Committee. The Board also agreed that Montgomery and Pillsbury Madison & Sutro LLP were logical choices again to represent First Public as financial advisor and special counsel, respectively, as they had in the GBC Bancorp transaction.

     At a special Board meeting on December 15, 1995, Montgomery made a presentation to the Board with written materials which included valuation materials regarding First Public, an analysis of Bancorp and CB based on public information and an analysis of the initial price proposed by Bancorp under various valuation methodologies. The Board approved the retention of Montgomery as First Public's investment banker pursuant to an extension of the previous engagement letter between First Public and Montgomery.

     After a thorough review and discussion by the Board of all materials presented by Montgomery and Bancorp and CB's management, shareholders, directors and stock price, the Board unanimously agreed to advise Bancorp that the Board considered the price offered to be in the range of a fair price and that the parties' investment bankers should discuss details of the proposal. Thereafter, Board meetings and telephone discussions ensued between the Merger Committee and Montgomery and between Montgomery and Merrill Lynch & Co., financial advisor to Bancorp, which occurred on January 6, 11, 17, 19, 24 and 29 and February 5, 1996 and addressed, among other things, the ability of Bancorp to offer all cash; various fixed prices or a "collar" range for Bancorp Common Stock prices and the determination thereof over twenty (20) or more actual trading days prior to a merger; increases in the total consideration and expanding the collar range from a range of $15 to $19 to a range of $14 to $20; the intent to achieve tax-free reorganization treatment for the stock consideration to be received; and the understanding that the Savings Association Insurance Fund ("SAIF") special assessment, the deferred tax for bad debt deductions, the new Directors' Retirement Plan and the payment of First Public's regular $500,000 dividend in June, 1996 would not affect the total consideration to be paid by Bancorp.

     Following the foregoing meetings and negotiations, the Board received an additional letter of interest on January 28, 1996, and again on January 29 and January 30, 1996, each with improved negotiated terms. On February 5, 1996, the Board met to consider the "Preliminary Indication of Interest" letter from Bancorp dated January 30, 1996 setting forth a transaction value of $32 million, 51% of which would be paid with Bancorp Common Stock and 49% of which would be paid in cash, subject to certain adjustments depending on the Calculation Date Bancorp Stock Price within or without a price collar of $14 to $20 per share, as well as to discuss the due diligence to be conducted by Bancorp and its advisors. Further, if the Calculation Date Bancorp Stock Price was below $11 per share, First Public would have the right to terminate the Agreement. The Board received an updated analysis of the consideration and price collar for the Bancorp Common Stock from Montgomery and met with Pillsbury Madison & Sutro LLP to review the Board's fiduciary duties, including the necessity of conducting due diligence on Bancorp and the required proxy statement disclosure to First Public Stockholders. After full consideration of the foregoing, the Board authorized due diligence to proceed by and between the parties and their financial advisors, special counsel and accountants pursuant to the mutual execution of a confidentiality agreement and with the expectation that a definitive agreement would be negotiated and executed. The Board also approved the retention of Pillsbury Madison & Sutro LLP as special counsel for the Bancorp transaction.

     From mid-February to mid-May, 1996, accounting, legal and business and management due diligence was conducted by each of the parties and their advisors upon the other. Director Martin Lee was also appointed by the Board to serve on the Merger Committee. Additionally, drafts of definitive agreements with provisions customary to such agreements and certain specific regulatory, tax and corporate provisions were reviewed and negotiated by the Merger Committee and Bancorp and their respective advisors. In addition to the structure of the Merger (that is, that First Public would merge directly with CB and not be acquired as a separate subsidiary of Bancorp), the negotiations concluded on the basis that the Total Stock Consideration would be 51% of the Total Consideration Value in order that the Merger would qualify for tax reorganization treatment under the Internal Revenue Code (the "Code"). The final draft of the Agreement provided for a total price, in stock and cash, of $31.6 million (if the Calculation Date Bancorp Stock Price is between $14.00 and $20.00) to reflect certain valuation adjustments agreed upon after the completion of Bancorp's due diligence. On May 30, 1996, the Board reviewed the final negotiations with Bancorp by its advisors and the Merger Committee; reviewed the Board's fiduciary duties with special counsel; and received the written opinion of Montgomery that the consideration to be received by the First Public Stockholders was fair to such stockholders from a financial point of view, as of the date of such opinion.

     Following its review of, and based upon the information and advice received from its advisors, on May 30, 1996, the Board approved the execution of the Agreement and authorized its submission to First Public Stockholders for approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The Board has determined that the Agreement and the Merger are in the best interests of First Public and its stockholders, and unanimously recommends that the First Public Stockholders approve the Agreement. In arriving at this conclusion, the Board considered several factors, including those mentioned above, although the Board did not assign any specific or relative weight to any factor. The factors considered were:

         (i) the significant cost of future growth and the competitive challenges faced by First Public despite its successful earnings history and unique customer base;

        (ii) the current and prospective economic environment, and regulatory burdens and constraints facing commercial banks and savings banks, such as First Public, particularly in Southern California;

       (iii) the current disparity in FDIC insurance rates between commercial banks and savings banks and the uncertainty regarding the role and competitiveness of savings banks in the future considering current legislative proposals to restructure the banking industry;

        (iv) the illiquid nature of First Public stock due to the lack of an efficient trading market;

        (v) the difficulty of establishing a market value for First Public stock due in part to the lack of an efficient trading market for First Public stock;

        (vi) the fact that Bancorp's offer contained a premium in excess of First Public's book value;

       (vii) the opinion of Montgomery that the consideration to be received by the First Public Stockholders in the Merger is fair, from a financial point of view, to them; and

      (viii) the fact that the consideration to be paid to First Public Stockholders compared favorably with (a) prices in other comparable thrift acquisitions reviewed by Montgomery, and (b) future performance projections for First Public, recognizing its existing narrow marketing focus and conservative growth preference.

     The Board has unanimously approved the Agreement as being fair to and in the best interest of the First Public Stockholders. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     Pursuant to an engagement letter dated July 21, 1993, as amended January 17, 1996 (the "Engagement Letter") between First Public and Montgomery, First Public retained Montgomery as its financial advisor in connection with the consideration by First Public's Board of Directors of a possible sale of First Public. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. First Public selected Montgomery as its financial adviser on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking, savings and loan and investment communities.

     At the May 30, 1996 meeting of First Public's Board of Directors, Montgomery delivered its oral opinion, subsequently confirmed in writing as of such date, that the Merger Consideration to be paid to the holders of First Public Common Stock pursuant to the Merger was fair to First Public and its stockholders, from a financial point of view, as of such date. No limitations were imposed by First Public on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE FIRST PUBLIC BOARD OF DIRECTORS DATED MAY 30, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY MONTGOMERY, IS ATTACHED HERETO AS ANNEX 3 AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT-PROSPECTUS. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS ADDRESSED TO THE FIRST PUBLIC BOARD ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF FIRST PUBLIC AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. IN FURNISHING ITS OPINION, MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE TEXT OF MONTGOMERY'S WRITTEN OPINION.

     In connection with its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to First Public and Bancorp, including the consolidated financial statements of First Public and Bancorp for recent years and interim periods to March 31, 1996 and certain other relevant financial and operating data relating to First Public and Bancorp made available to Montgomery from published sources and from the internal records of First Public and Bancorp, respectively; (ii) reviewed the May 30, 1996 draft of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Bancorp Common Stock; (iv) compared First Public and Bancorp from a financial point of view with certain other companies in the savings and loan and banking industries which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations in the savings and loan industry which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of First Public and Bancorp certain information of a business and financial nature regarding First Public and Bancorp, respectively, furnished to Montgomery by First Public and Bancorp, including financial forecasts and related assumptions of First Public and Bancorp; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with First Public's counsel; and
(viii) performed such other analyses and examinations as Montgomery deemed appropriate.

     In connection with its review, Montgomery relied upon the accuracy and completeness of the forgoing information and did not assume any obligation independently to verify such information. With respect to the financial forecasts for First Public and Bancorp provided to Montgomery by First Public's management and Bancorp's management, Montgomery assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of First Public's management and Bancorp's management at the time of preparation as to the future financial performance of First Public and Bancorp and that they provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there had been no material changes in First Public's or Bancorp's assets, financial condition results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery. Montgomery relied on the advice provided to First Public and Bancorp by their counsel and independent accountants as to all legal and financial reporting matters with respect to First Public, Bancorp, the Merger and the Merger Agreement. In rendering its opinion, Montgomery expressed no view with respect to, nor did it consider the tax consequences of the Merger to any shareholder of First Public. Montgomery assumed that the Merger will be conducted in a manner that complies in all respects with the applicable provisions of the Securities Act and the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery is not an expert in the valuation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with First Public's consent, that such allowances for each of First Public and Bancorp are in the aggregate adequate to cover such losses. In addition, Montgomery did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of First Public or Bancorp, nor was Montgomery furnished with any such appraisals. Finally, Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of, May 30, 1996. Accordingly, although subsequent developments might have affected the opinion, Montgomery has not assumed any obligation to update, revise or reaffirm the opinion.

     Montgomery further assumed, with First Public's consent, that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by First Public of any of the conditions to its obligations thereunder.

     Set forth below is a brief summary of the report presented by Montgomery to the First Public Board on May 30, 1996 in connection with its opinion.


     Analysis of Selected Comparable Publicly Traded Companies. Montgomery compared publicly available financial information of certain publicly traded California savings & loans (the "Comparable Companies"), separated into large and small capitalization groups. The large capitalization group included H.F. Ahmanson & Company, Cal Fed Bancorp, Inc., Coast Savings Financial, Golden West Financial, Glendale Federal Bank, FSB and Great Western Financial. The small capitalization group included America First Financial Fund (Eureka), Bay View Capital Corp., CENFED Financial Corp., California Financial Holdings, Downey Financial Corp. and FirstFed Financial Corp. Montgomery calculated multiples for the Comparable Companies of stock price to tangible book value, stock price to latest twelve month ("LTM") earnings and stock price to 1995 earnings. Montgomery noted that the median 1995 return on assets for the small capitalization group and large capitalization groups were 0.26% and 0.45%, respectively. First Public's return on assets for 1995 was 1.09%. The multiple of stock price to LTM earnings was relatively high for the Comparable Companies because earnings were low. This analysis showed median multiples of 1.2, 13.5 and 10.2, respectively, for all Comparable Companies, 1.38, 13.1 and 10.6, respectively, for the large capitalization Comparable Companies and 1.05, 15.5 and 10.2, respectively, for the small capitalization Comparable Companies. In comparison, based on an overall offer price of $8.00 per share, Montgomery determined that the consideration to be received by the holders of First Public Common Stock in the Merger represented multiples of 1.39, 11.2 and 10.7, respectively.


     Montgomery also calculated ratios of price to deposits and premium (i.e. transaction price in excess of book value) to Core Deposits (defined as total deposits minus certificates of deposit). This analysis showed median ratios (expressed as a percentage) of 9.7% and 1.94%, respectively, for all Comparable Companies, 9.4% and 3.08%, respectively, for large capitalization Comparable Companies and 9.7% and 0.31%, respectively, for small capitalization Comparable Companies. In comparison, based on an overall assumed offer price of $8.00 per share (based upon Bancorp's closing stock price of $16.00 per share on May 29, 1996),

Montgomery determined that the consideration to be received by the holders of First Public Common Stock in the Merger represented ratios of 13.4% and 3.79%, respectively.

     Analysis of Selected Comparable Transactions. Montgomery reviewed the financial terms of 9 California thrift mergers from 1995 and 18 California thrift mergers between 1991 and 1995 which Montgomery deemed to be similar to the Merger (the "Comparable Transactions"). For each group of Comparable Transactions, Montgomery compiled figures illustrating, among other things, the multiples of transaction price to tangible book value and transaction price to LTM earnings (once again, Montgomery noted that this multiple is high because the LTM earnings in Comparable Transactions were low), as well as the ratio of price to deposits and premium to Core Deposits (expressed as a percentage).

     The figures for 1995 and 1991-1995 Comparable Transactions produced: (i) median multiples of transaction price to tangible book value of 1.22 and 1.20, respectively, (ii) median multiples of transaction price to LTM earnings of 22.5 and 14.3, respectively, (iii) median ratios of transaction price to deposits (expressed as a percentage) of 8.0% and 7.1%, respectively, and (iv) median ratios of premium to Core Deposits (expressed as a percentage) of 1.94% and 1.30%, respectively. In comparison, based on an assumed overall offer price of $8.00 per share, Montgomery determined that the consideration to be received by the holders of First Public Common Stock in the Merger represented a multiple of transaction price to tangible book value of l.39, a multiple of transaction price to LTM earnings of 11.2, a ratio of transaction price to deposits (expressed as a percentage) of 13.4% and a ratio of premium to Core Deposits (expressed as a percentage) of 3.79%.

     No other company or transaction used in the above analysis as a comparison is identical to First Public, Bancorp or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which First Public, Bancorp and the Merger are being compared.

     The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the First Public Board or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the First Public Board. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of First Public or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Public and Bancorp. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to First Public and were provided to the First Public Board in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the managements of First Public and Bancorp. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, Montgomery's opinion and presentation to the First Public Board were among the many factors taken into consideration by the First Public Board in making its determination to approve, and to recommend that its stockholders approve, the Merger.

     Pursuant to the Engagement Letter, First Public paid Montgomery a retainer fee of $25,000 and a cash fee of $100,000 in 1994. In June, 1996, First Public paid Montgomery a fee equal to $62,500 which was due upon the signing of the Merger Agreement. Upon consummation of the Merger, First Public will pay Montgomery an additional fee equal to $62,500. As a result, a significant portion of Montgomery's fee will be contingent upon consummation of the Merger. First Public has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, including legal fees. First Public has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Montgomery actively trades the equity securities of Bancorp for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Montgomery has also performed various investment banking services for First Public.

                                   THE MERGER

     THE TERMS AND CONDITIONS OF THE MERGER ARE SET FORTH IN THE AGREEMENT ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS ANNEX 1 AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARIZES AND REFERENCES THE MATERIAL TERMS THEREOF AND FIRST PUBLIC STOCKHOLDERS ARE URGED TO REVIEW THE ENTIRE AGREEMENT.

GENERAL EFFECTS

     At the Effective Time, First Public will merge with and into Cathay Bank ("CB"), its charter as a federal savings bank will be cancelled and returned to the OTS and First Public will cease to exist. The holders of First Public Stock (other than those holders exercising dissenters' rights) will no longer be stockholders of First Public as of the Effective Time and instead will be entitled to receive either cash or Bancorp Common Stock pursuant to the formula, limitations and election and allocation procedures set forth in the Agreement. The formula provided in the Agreement implements a limitation whereby, in all cases, 51 percent (51%) of the consideration to be received by First Public Stockholders shall be Bancorp Common Stock and 49 percent (49%) shall be the cash necessary in order to assure the Merger qualifies as a reorganization under the Code. See "-- Consideration" and "-- Certain Federal Income Tax Consequences". Former First Public Stockholders who receive Bancorp Common Stock will become shareholders of Bancorp by reason of the Merger. See "Comparison of Certain Rights of Holders of First Public Stock and Holders of Bancorp Common Stock".

CONSIDERATION


     When the Merger is consummated, First Public Stockholders (other than those holders exercising dissenters' rights) will be entitled to receive the Per Share Stock Consideration or the Per Share Cash Consideration (or under certain circumstances and upon election of the proration option, a combination of Bancorp Common Stock and cash) pursuant to the terms of the Agreement and elections which can be made by each stockholder. ALTHOUGH EACH FIRST PUBLIC STOCKHOLDER MAY ONLY ELECT TO RECEIVE ALL CASH OR ALL BANCORP COMMON STOCK FOR ALL SUCH HOLDER'S SHARES OF FIRST PUBLIC STOCK (OR MAY MAKE NO ELECTION), BECAUSE THE AGGREGATE NUMBER OF SHARES OF BANCORP COMMON STOCK AND THE AGGREGATE AMOUNT OF CASH TO BE EXCHANGED IN THE MERGER WILL BE FIXED UNDER THE FORMULA AND BY THE ALLOCATION PROCEDURES SET FORTH IN THE AGREEMENT, NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN FIRST PUBLIC STOCKHOLDER WILL BE HONORED. THUS, HOLDERS MAY NOT RECEIVE THEIR REQUESTED FORM OF CONSIDERATION AND, IN SOME CASES IF THEY MAKE A FURTHER PRORATION ALLOCATION ELECTION, MAY RECEIVE BOTH CASH AND BANCORP COMMON STOCK. SEE "-- ELECTION AND ALLOCATION PROCEDURES."


     As of the Effective Time, each share of First Public Stock, excluding Dissenting Shares, which is outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration, respectively, as calculated below and subject to the limitations and allocation procedures in the Agreement.

     The Total Consideration Value to be received by the First Public Stockholders, excluding Dissenting Shares, shall be determined as set forth below:

          (i) If the Calculation Date Bancorp Stock Price is at least $14.00 but not greater than $20.00, the Total Consideration Value shall be equal to $31,600,000, the Total Cash Consideration shall be equal to $15,484,000 and the Total Stock Consideration shall be equal to the quotient of (a) $16,116,000 divided by (b) the Calculation Date Bancorp Stock Price.

          (ii) If the Calculation Date Bancorp Stock Price is less than $14.00, the Total Consideration Value shall be equal to the sum of (a) $15,484,000 plus (b) the product of the Calculation Date Bancorp Stock Price multiplied by 1,151,143. The Total Cash Consideration shall be equal to 49% of the Total Consideration Value. The Total Stock Consideration shall be equal to the quotient of (x) 51% of the Total Consideration Value divided by (y) the Calculation Date Bancorp Stock Price.

          (iii) If the Calculation Date Bancorp Stock Price is greater than $20.00 but not greater than $23.00, the Total Consideration Value shall be equal to the sum of (a) $15,484,000 plus (b) the product of the Calculation Date Bancorp Stock Price multiplied by 805,800. The Total Cash Consideration shall be equal to 49% of the Total Consideration Value. The Total Stock Consideration shall be equal to the quotient of (x) 51% of the Total Consideration Value divided by (y) the Calculation Date Bancorp Stock Price.

          (iv) If the Calculation Date Bancorp Stock Price is greater than $23.00, the Total Consideration Value shall be equal to $34,017,000. The Total Cash Consideration shall be equal to $16,668,330 and the Total Stock Consideration shall be equal to the quotient of (x) $17,348,670 divided by
     (y) the Calculation Date Bancorp Stock Price.

     Per Share Cash Consideration. The Per Share Cash Consideration shall be equal to the quotient of (i) Total Cash Consideration divided by (ii) the sum of the total number of shares of First Public Stock to be converted into to the right to receive cash as determined under the limitations and the allocation procedures set forth in the Agreement. See "-- Election and Allocation Procedures".

     Per Share Stock Consideration. The Per Share Stock Consideration shall be equal to the quotient of (i) Total Stock Consideration divided by (ii) the sum of the total number of shares of First Public Stock to be converted into the right to receive Bancorp Common Stock as determined under the limitations and the allocation procedures set forth in the Agreement. See "Election and Allocation Procedures."


     The Calculation Date Bancorp Stock Price shall be the quotient of (i) the sum of each of the high and low sales prices of Bancorp Common Stock as reported in The Wall Street Journal as Nasdaq National Market System transactions on each of the twenty (20) days on which Bancorp Common Stock was traded immediately before the date which is five business days before the Closing Date divided by
(ii) 40. In the event of any stock dividend, stock distribution, stock split, reverse stock split, extraordinary dividend or partial or liquidating distribution effected with respect to Bancorp Common Stock between the first of such trading days and the Effective Time, appropriate adjustments will be made in the foregoing formula.

ELECTION AND ALLOCATION PROCEDURES

     Election Procedures. An election form, with instructions and other transmittal materials (collectively, the "Election Form"), is being mailed to First Public Stockholders at the same time as, and together with, this Proxy Statement-Prospectus. Subject to the limitations and the allocation procedures in the Agreement, the Election Form permits each First Public Stockholder (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive only Bancorp Common Stock with respect to such holder's First Public Stock ("Stock Election Shares"), to elect to receive only cash with respect to such holder's First Public Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares"). The Election Form permits each First Public Stockholder to make a further election as to whether, if all elections cannot be implemented within the limitations set forth in the Agreement, the First Public Stockholder desires to have the decision made on the same basis as if such holder had made no election (and such shares were thus deemed No Election Shares) or in accordance with a "Proration Allocation" as described below and in the Agreement.

     An effective election shall have been properly made only if American Stock Transfer & Trust Company, which has been selected by Bancorp and First Public as the Exchange Agent (the "Exchange Agent"), shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of First Public Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Certificates will be accepted by the Exchange Agent for (i) First Public Stock issued prior to the conversion of First Public to a federal savings bank chartered in 1993 and not previously surrendered for reissue and (ii) stock certificates not previously submitted for new certificates in connection with the 1990 20-for-1 stock split of First Public Stock.


     Any First Public Stock with respect to which the holder (or the beneficial owner as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. (Pacific Standard Time) on November 8, 1996 (the "Election Deadline") shall conclusively be deemed to be No Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. If an Election Form is revoked prior to the Election Deadline, the shares of First Public Stock represented by such Election Form shall become No Election Shares and the Exchange Agent shall return the certificates representing First Public Stock as promptly as possible without charge to the First Public Stockholders submitting the Election Form upon written request to that effect from the holder who submitted the Election Form.


     Subject to the terms of the Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Bancorp nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     Allocation Procedures. IN THE EVENT THAT THE ELECTIONS RESULT IN AN OVERSUBSCRIPTION FOR EITHER THE TOTAL STOCK CONSIDERATION OR THE TOTAL CASH CONSIDERATION, THE PROCEDURES FOR ALLOCATING BANCORP COMMON STOCK AND CASH PROVIDED IN THE AGREEMENT AND DESCRIBED BELOW WILL BE FOLLOWED BY THE EXCHANGE AGENT. As of or as soon as practicable after the Effective Time, Bancorp shall cause the Exchange Agent to effect the allocation among the holders of First Public Stock of rights to receive Bancorp Common Stock or cash in the Merger in accordance with the Election Forms as follows if the Stock Elections are either less than or more than the Total Stock Consideration as determined under the
Agreement:

     Stock Election Shares Less Than Total Stock Consideration, If the number of shares of Bancorp Common Stock that would be issued in the Merger upon conversion of the Stock Election Shares is less than the Total Stock Consideration, then:

          (i) all Stock Election Shares shall be converted into the right to receive Bancorp Common Stock;

          (ii) the Exchange Agent shall select, by random selection, first, from among the holders of No Election Shares and, second (if necessary), from among holders of Cash Election Shares who have not further elected the Proration Allocation (as described below and in the Agreement), a sufficient number of such holders ("Stock Designees") until the number of shares of Bancorp Common Stock that will be issued in the Merger equals as closely as practicable (but not more than) the Total Stock Consideration, and all shares held by the Stock Designees shall be converted into the right to receive the Per Share Stock Consideration, provided that no particular holder of Cash Election Shares shall be selected to be a Stock Designee if such designation would prevent the satisfaction of any of the conditions to Closing set forth in the Agreement;

          (iii) after completion of the foregoing selection process, the Cash Election Shares and No Election Shares not held by Stock Designees shall be converted into the right to receive the Per Share Cash Consideration unless the number of shares of Bancorp Common Stock that will be issued in the Merger is still less than the Total Stock Consideration; and


          (iv) if the number of shares of Bancorp Common Stock that will be issued in the Merger is still less than the Total Stock Consideration after the completion of the foregoing selection process, each holder of Cash Election Shares who has further elected the Proration Allocation shall receive the amount of cash determined under the Proration Allocation and shall also receive the number of shares of Bancorp Common Stock equal to the quotient of the amount by which (a) the product of the Per Share Cash Consideration multiplied by the number of such holder's Cash Election Shares exceeds (b) the cash to be received by such holder, divided by (2) the Calculation Date Bancorp Stock Price.


     Stock Election Shares More Than Total Stock Consideration. If the number of shares of Bancorp Common Stock that would be issued in the Merger upon conversion of the Stock Election Shares is greater than the Total Stock Consideration, then:

          (i) all Cash Election Shares shall be converted into the right to receive Per Share Cash Consideration;

          (ii) the Exchange Agent shall select, by random selection, first, from among the holders of the No Election Shares and, second (if necessary), from among holders of Stock Election Shares who have not further elected the Proration Allocation, a sufficient number of such holders ("Cash Designees") until the amount of cash that will be paid to First Public Stockholders in the Merger equals as closely as practicable (but not less than) the Total Cash Consideration, and all shares held by the Cash Designees shall be converted into the right to receive the Per Share Cash Consideration, provided that no particular holder of Stock Election Shares shall be selected to be a Cash Designee if such designation would prevent the satisfaction of any of the conditions to Closing set forth in the Agreement;

          (iii) after completion of the foregoing selection process, the Stock Election Shares and No Election Shares not held by Cash Designees shall be converted into the right to receive the Per Share Stock Consideration unless the amount of cash that will be paid to First Public Stockholders in the Merger is still less than the Total Cash Consideration; and


          (iv) if the amount of cash that will be paid to First Public Stockholders in the Merger is still less than the Total Cash Consideration after the completion of the foregoing selection process, each holder of Stock Election Shares who has further elected the Proration Allocation shall receive the number of shares of Bancorp Common Stock determined under the Proration Allocation and shall also receive the amount of cash equal to the product of (1) the amount by which (a) the product of the Per Share Stock Consideration multiplied by the number of such holder's Stock Election Shares exceeds (b) the shares of

     Bancorp Common Stock to be received by such holder multiplied by (2) the Calculation Date Bancorp Stock Price.


     The random selection process to be used by the Exchange Agent shall consist of such selection processes as Bancorp and First Public shall determine, after consultation with the Exchange Agent, to be fair to the holders of First Public Stock in giving each such holder an equal likelihood to be selected and practicable to implement.

     Proration Allocation. The Proration Allocation (if necessary) shall be effected by the Exchange Agent in the following manner:

          (i) If Stock Election Shares are less than the Total Stock Consideration, the Exchange Agent shall allocate the portion of the Total Cash Consideration payable hereunder among those holders of First Public Stock who have elected both to receive cash and to be subject to the Proration Allocation by allocating to each such First Public Stockholder an amount equal to the Total Cash Consideration pursuant to the limitations provided for in the Agreement (and after subtracting therefrom all amounts payable in respect of Dissenting Shares and amounts paid in lieu of fractional shares) multiplied by a fraction, the numerator of which is the number of Cash Election Shares held by such holder and the denominator of which is the total number of Cash Election Shares as to which the Proration Allocation has been elected by the First Public Stockholders.

          (ii) If Stock Election Shares are greater than the Total Stock Consideration, the Exchange Agent shall allocate the portion of the Total Stock Consideration payable hereunder among those holders of First Public Stock who have both elected to receive Bancorp Common Stock and to be subject to the Proration Allocation by allocating to each such First Public Stockholder an amount equal to the Total Stock Consideration pursuant to the limitations provided for in the Agreement multiplied by a fraction, the numerator of which is the number of Stock Election Shares held by such holder and the denominator of which is the total number of shares as to which the Proration Allocation has been elected by the First Public Stockholders.

     If the application of the foregoing provisions would result in any person receiving a number of shares of Bancorp Common Stock that would prevent the satisfaction of any of the Closing conditions set forth in the Agreement, the number of shares otherwise allocable to such person pursuant to the allocation procedures shall be reduced by such number of shares (the "Excess Shares") as shall be necessary to enable the satisfaction of all such conditions and cash shall be paid to such person in lieu thereof in an amount equal to the Per Share Cash Consideration for each such share. Any Excess Shares shall be reallocated to and among the categories of holders of First Public Stock, in the order and pursuant to the methods set forth in the Agreement. In no event shall the Total Stock Consideration actually paid out to the First Public Stockholders be less than 51% of the Total Consideration Value.

FRACTIONAL SHARES

     To the extent provided by the Agreement, each holder of shares of First Public Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of Bancorp Common Stock to which such holder would otherwise be entitled. Such cash will be paid in lieu of issuing fractional shares solely for the purpose of saving Bancorp the expense and inconvenience of issuing fractional shares and is not consideration which was separately bargained for.

WITHHOLDING RIGHTS

     Bancorp and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable upon the Effective Time to former First Public Stockholders such amounts as Bancorp or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Bancorp or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the former First Public Stockholders in respect of which such deduction and withholding was made by Bancorp or the Exchange Agent. See
"-- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The Merger will be accounted for by Bancorp under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16"). Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include income (or loss) of First Public prior to the Effective Time. See "Pro Forma Condensed Combined Financial Information."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, MAY NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF A STOCKHOLDER WHICH IS A FOREIGN CORPORATION, A NONRESIDENT ALIEN, A TAX-EXEMPT ENTITY, A DEALER IN SECURITIES OR A HOLDER WHO ACQUIRED FIRST PUBLIC STOCK IN CONNECTION WITH THE PERFORMANCE OF SERVICES. EACH FIRST PUBLIC STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE FOREIGN, STATE OR LOCAL LAWS. CONSEQUENTLY, EACH FIRST PUBLIC STOCKHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER APPLICABLE TO THAT STOCKHOLDER.

     In general. It is intended that the Merger be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that each of First Public, Bancorp and CB be treated under Code Section 368(b) as a "party to a reorganization" and that the exchange by First Public Stockholders of their First Public Stock for Bancorp Common Stock or cash have the tax treatment briefly summarized below.

     Neither First Public nor Bancorp has requested or will request an advance ruling from the Internal Revenue Service ("IRS") as to the tax consequences of the Merger. A condition to First Public's obligation to complete the Merger is its receipt of an opinion from its special counsel as to the material federal income tax consequences of the Merger to holders of First Public Stock based on certain customary factual assumptions set forth therein. The following discussion is included for general information only and is based on the opinion required by the terms of the Agreement and on the Code, as in effect on the date of this Proxy Statement-Prospectus, without consideration of the particular facts or circumstances of any First Public Stockholder.

     The federal income tax consequences of the Merger to the First Public Stockholders depend in part on the form of consideration received by them.

     Receipt of All Bancorp Stock. A First Public Stockholder who receives solely Bancorp Common Stock in exchange for all shares of First Public Stock actually owned by such holder will not recognize any gain or loss upon such exchange for federal income tax purposes. The aggregate tax basis of the Bancorp Common Stock received in such exchange will be equal (except for the basis attributable to any fractional share of Bancorp Common Stock described below) to the aggregate basis of the First Public Stock surrendered in exchange therefor. Provided the First Public Stock so surrendered was held as a capital asset at the time of the exchange, the holding period of the Bancorp Common Stock received will include the holding period of First Public Stock surrendered in exchange therefor.

     Receipt of All Cash. In general, a First Public Stockholder who receives solely cash in exchange for all of such holder's shares of First Public Stock will be treated as having redeemed such stock in exchange for the cash received. Unless the Bancorp Common Stock held by another person is "attributed" to such holder under Code Section 318 (see discussion below) or the holder owned Bancorp Common Stock prior to the Merger, such holder should recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and the holder's tax basis in the First Public Stock surrendered in exchange therefor. Assuming such holder, at the time of the exchange, held the First Public Stock as a capital asset, such gain or loss should be capital gain or loss, and will be long-term capital gain or loss if the holder's holding period at that time is more than one year. On the other hand, if any Bancorp Common Stock is held by such holder prior to the Merger or is attributed to such holder under Code
Section 318, then no loss will be recognized and some or all of the cash received may be treated as dividend income (see discussion below). ANY FIRST PUBLIC STOCKHOLDER WHO RECEIVES ONLY CASH IN THE MERGER BUT IS ATTRIBUTED BANCORP COMMON STOCK ACTUALLY OWNED BY A RELATED PARTY OR HOLDS BANCORP COMMON STOCK PRIOR TO THE MERGER IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN ADVISOR RESPECTING THE TAX CONSEQUENCES OF THE MERGER ON THAT STOCKHOLDER.

     Receipt of Part Cash, Part Bancorp Common Stock. The Agreement provides that holders of First Public Stock are entitled to elect to receive either all Bancorp Common Stock, or all cash, or to make no election. Nevertheless, such a stockholder may receive in the Merger both Bancorp Common Stock and cash, due to the limitations and the election and allocation procedures set forth in the Agreement. Such a holder will recognize gain, if any, equal to the lesser of (i) the amount of cash received or (ii) the amount of gain "realized" in the transaction. The amount of gain a holder "realizes" will equal the amount by which (a) the cash plus the fair market value at the Effective Time of the Bancorp Common Stock received exceeds (b) the holder's basis in the First Public Stock to be surrendered in the exchange therefor. The aggregate tax basis of the shares of Bancorp Common Stock received by such holder will be the same as the aggregate basis of the shares of First Public Stock surrendered in exchange therefor, adjusted as provided in Section 358(a) of the Code for the cash received in exchange for such shares of First Public Stock. The holding period for shares of Bancorp Common Stock received by such holder will include such holder's holding period for the First Public Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the Effective Time. Depending upon the facts and circumstances pertaining to the particular First Public Stockholder, the amount of gain recognized in the Merger could be treated either (i) as capital gain or (ii) as a dividend up to that holder's ratable share of the earnings and profits of First Public (and perhaps CB as well) (see discussion below). However, no loss will be recognized in such cases. AGAIN, EACH FIRST PUBLIC STOCKHOLDER RECEIVING CASH AND BANCORP COMMON STOCK IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR RESPECTING THE TAX CONSEQUENCES OF THE MERGER ON THAT STOCKHOLDER.

     Constructive Ownership of Stock. The constructive ownership rules of
Section 318 of the Code are important in determining whether the cash received in the Merger by a particular First Public Stockholder will be treated as capital gain or dividend income. Those rules apply in certain specified circumstances to "attribute" ownership of stock actually owned by one stockholder to another person. Hence, a particular First Public Stockholder will be treated as owning not only the stock actually owned by such holder but also stock held by certain individuals, trusts, estates, partnerships and corporations related to such holder. A detailed discussion of the constructive ownership rules is beyond the scope of this Proxy Statement-Prospectus. Suffice it to say, however, that each individual First Public Stockholder will be treated as owning the Bancorp Common Stock owned by members of his or her family, by any trust, estate, corporation and partnership in which he or she holds an interest and by any other person which is subject to an option to purchase by the particular First Public Stockholder, whether or not such Bancorp Common Stock was acquired as a result of the Merger. Accordingly, in determining whether the cash received in the Merger will be treated as capital gain or dividend income below, each First Public Stockholder must take into account not only the Bancorp Common Stock actually owned by the holder, but also any such stock held by such related parties after the Merger. EACH FIRST PUBLIC STOCKHOLDER IS STRONGLY URGED TO SEEK ADVICE FROM HIS OR HER TAX ADVISER AS TO THE IMPACT OF THE CONSTRUCTION OWNERSHIP RULES ON THE TAXATION OF ANY CASH RECEIVED BY THAT HOLDER IN THE MERGER.

     Possible Dividend Treatment for Cash Received. The characterization of the cash received by a particular First Public Stockholder in the Merger as capital gain or dividend income depends upon principles developed under Code Section
356. That statute provides that such cash will be taxed as a dividend if the Merger "has the effect of the distribution of a dividend" to the receiving First Public Stockholder, taking the constructive ownership rules of Code Section 318 into account. Whether a particular cash distribution has the effect of a dividend is determined by analogy to the rules governing the tax characterization of redemption proceeds. In the case of the Merger, of course, no redemption will actually occur. However, each First Public Stockholder who receives cash will be treated as having received only Bancorp Common Stock (with a transaction value equal to the cash and any stock actually received in the Merger) and then having redeemed the portion of such stock equivalent to the cash actually received. The holder then determines the extent to which such holder's proportionate interest in Bancorp Common Stock has been reduced by the deemed redemption. In making this determination, the constructive ownership rules of Code Section 318 apply. The various criteria set forth in Code Section 302 (pertaining to redemptions) are then applied to the reduction (if any) in the holder's proportionate interest in Bancorp which is deemed to have occurred by virtue of the hypothetical redemption.

     If the holder's proportionate interest after the hypothetical redemption (including stock constructively owned) is zero, then none of the cash received by that holder in the Merger will be treated as a dividend. Similarly, no dividend treatment results where the holder's proportionate interest in Bancorp is less than 80% of the proportionate interest in Bancorp immediately prior to the hypothetical redemption (but after the Merger). For example, assume that a particular First Public Stockholder receiving cash in the Merger would have owned (actually and constructively) 5% of the outstanding Bancorp Common Stock if he had received only stock in the Merger. After giving effect to the hypothetical redemption, if the holder (actually and constructively) owns less than 4% of the outstanding Bancorp Common Stock, then the cash received by that holder should be accorded capital gain treatment (if the stock is held as a capital asset).

     In all other cases (i.e., where the reduction in interest due to the hypothetical redemption is 20% or less), capital gain treatment will depend upon whether there has been a "meaningful reduction" in the holder's proportionate interest. There are no objective standards prescribed for determining whether a meaningful reduction has occurred. However, dividend treatment should not occur in the case of a minority Bancorp stockholder whose relative stock interest in Bancorp is minimal, who exercises no control over the affairs of Bancorp and who experiences a significant reduction in the stockholder's proportionate stock interest (i.e., his or her voting rights, right to participate in current earnings and accumulated surplus and right to share in net assets of Bancorp on liquidation). Nevertheless, the "meaningful reduction" test has been subject to varied and conflicting interpretations. In general, it can be expected that the risk of dividend treatment among those First Public Stockholders receiving cash will be the greatest for those whose proportionate interest in Bancorp is reduced the least, and the risk should be the least for those whose interest is reduced the most. Where the line is crossed between capital gain and dividend treatment within this spectrum is not clear. ACCORDINGLY, EACH FIRST PUBLIC STOCKHOLDER RECEIVING CASH IS STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE POSSIBLE DIVIDEND TREATMENT FOR CASH RECEIVED IN THE MERGER.

     Cash Received in Lieu of Fractional Shares. First Public Stockholders who hold First Public Stock as a capital asset and who receive in the Merger, in exchange for such stock, Bancorp Common Stock and cash in lieu of a fractional share interest in Bancorp Common Stock will be treated as having received such fraction of a share of Bancorp Common Stock and then having received cash in redemption by Bancorp of the fractional share interest. Under IRS guidelines, since the cash is being distributed in lieu of fractional shares solely for the purpose of saving Bancorp the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration, the cash received will be treated as having been received in part or full payment in exchange for the fractional share of stock redeemed, and not as a dividend.

     Backup Withholding. Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a former First Public Stockholder or other payee is entitled pursuant to the Merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct. Each First Public Stockholder and, if applicable, each other payee are required to complete and sign the Substitute Form W-9 that will be included with the instructions from the Exchange Agent and the Election Form to avoid backup withholding (or W-8 if the stockholder is a nonresident alien or foreign entity), unless an applicable exemption exists and is proved in a manner satisfactory to Bancorp and the Exchange Agent.

     SINCE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE FIRST PUBLIC STOCKHOLDERS DEPEND TO A GREAT EXTENT ON WHETHER THEY RECEIVE BANCORP COMMON STOCK OR CASH, IT IS IMPORTANT THAT EACH FIRST PUBLIC STOCKHOLDER RETURNS THE ELECTION FORM DISCUSSED BELOW TO THE EXCHANGE AGENT PROMPTLY AND AS DIRECTED BY ITS INSTRUCTIONS, SO AS TO BE RECEIVED BEFORE THE ELECTION DEADLINE.

RESALES OF BANCORP COMMON STOCK

     Bancorp Common Stock to be issued to shareholders of First Public in connection with the Merger will be registered under the Securities Act. All shares of Bancorp Common Stock received by former First Public Stockholders, and all shares of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time, upon consummation of the Merger will be freely transferable by those former First Public Stockholders and Bancorp stockholders not deemed to be "Affiliates" of First Public or Bancorp. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with First Public or Bancorp (including, executive officers and directors).

     Rules 144 and 145 promulgated under the Securities Act restrict the sale of Bancorp Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, the rules, as currently in effect, provide that during the two years following the Effective Time, Affiliates of First Public or Bancorp may resell publicly the Bancorp Common Stock received by them in the Merger within certain limitations as to the amount of Bancorp Common Stock sold in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of First Public who are not Affiliates of Bancorp may resell their shares without restriction. The volume limitation provisions of Rule 144 applicable to the resale of Rule 145 securities limits the number of shares which may be sold in any three-month period to the greater of (i) 1% of the outstanding shares of the class of securities being sold or (ii) the average weekly trading volume for the four calendar weeks preceding the placing with a broker of an order to execute a sale of the securities in reliance on Rule 145(d) or the execution with a market maker of such a sale. A resale of Rule 145 securities under Rule 145(d)(1) must be made in ordinary brokers' transactions or in transactions directly with a "market maker," including "specialists."

     The ability of Affiliates to resell shares of Bancorp Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Bancorp's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell Bancorp Common Stock received in the Merger. The SEC has proposed an amendment to Rule 144 that, if adopted, would reduce the holding period to one year. Affiliates also would be permitted to resell Bancorp Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act which expressly covers such shares or an available exemption from the Securities Act registration requirements. This Proxy Statement-Prospectus does not cover any resales of Bancorp Common Stock received by persons who may be deemed to be Affiliates of First Public or Bancorp.


     First Public has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of First Public to execute and deliver to Bancorp not later than 40 days prior to the Effective Time an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Bancorp Common Stock obtained as a result of the Merger (i) except in compliance with the Securities Act and the rules and regulations of the SEC thereunder and (ii) in any case, until after results covering thirty (30) days of post-Merger operations of Bancorp have been published. Certificates representing shares of First Public Stock surrendered for exchange by any person who is an Affiliate of First Public for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of Bancorp Common Stock until Bancorp has received a written Affiliate Agreement from such person. Prior to publication of such results, Bancorp will not transfer on its books any shares of Bancorp Common Stock received by an Affiliate pursuant to the Merger. The stock certificates representing Bancorp Common Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "-- Conditions to Consummation of the Merger."


EFFECTIVE TIME

     The Merger will be consummated and legally effective and all the other transactions contemplated by the Agreement will have been or will be completed on the Closing Date, which shall occur, unless agreed otherwise, no later than the fifteenth business day after the satisfaction or waiver of the last of the conditions precedent to the parties' obligations to effect the Merger, including Bancorp's receipt of all regulatory approvals, First Public's receipt of stockholder approval and both parties' performance of certain covenants in the Agreement. The date and time of the required filing on the Closing Date with the Superintendent of a copy of the Agreement previously filed with and certified by the California Secretary of State is referred to in the Agreement as the "Effective Time." See "Regulatory and Economic Risk Factors" and "-- Conditions to Consummation of the Merger."

DELIVERY AND PAYMENT OF THE TOTAL CONSIDERATION

     First Public Stockholders will also receive herewith an Election Form and Transmittal Instructions (the "Election Form") from the Exchange Agent. See "-- Election and Allocation Procedures." Bancorp will deliver the funds and Bancorp Common Stock necessary to provide for payment of the Total Cash Consideration and the Total Stock Consideration to the Exchange Agent no later than the Effective Time (except for shares as to which dissenters' rights have been exercised). See "-- Election and Allocation Procedures" and "Dissenters' Rights."

     CERTIFICATES FOR SHARES OF FIRST PUBLIC STOCK SHOULD BE FORWARDED TO THE EXCHANGE AGENT AS PROVIDED IN THE ELECTION FORM. SHARE CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD WHICH IS TO BE RETURNED TO FIRST PUBLIC IN THE SEPARATE ENVELOPE ENCLOSED FOR THAT DELIVERY.

     First Public Stockholders who submit certificates issued prior to the conversion of First Public to a federal savings bank charter in 1993 which were not previously submitted for new certificates for shares in connection with the 1990 20-for-1 stock split shall nevertheless be entitled to payment as provided herein upon proper presentation of certificates or any affidavit the Exchange Agent may require.

     If payment is to be made to a person other than one in whose name the certificate representing the shares is registered, the Exchange Agent may require as a condition of payment that the certificate surrendered be properly endorsed (with such signatures guaranteed as may be required by the Exchange Agent) or otherwise be in proper form for transfer, and that the person requesting such payment either pay to the Exchange Agent any transfer or other taxes required by reason of the payment to the person other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

POST EFFECTIVE TIME

     Ninety (90) days after the Effective Time, Bancorp will receive any remaining funds on deposit and any unissued Bancorp Common Stock with the Exchange Agent that have not been paid to former First Public Stockholders. Thereafter, any former First Public Stockholder, who had not previously surrendered his or her certificates to the Exchange Agent, will be entitled to receive payment for his or her shares, without interest, upon surrendering his or her shares to Bancorp, subject to applicable escheat or abandoned property laws.

     After the Effective Time, there will be no further registration of transfers on the records of First Public of shares of First Public Stock owned prior to the Effective Time, and if a certificate formerly representing such shares is presented to Bancorp, it will be held or forwarded to the Exchange Agent, as appropriate, for cancellation and exchanged for the Per Share Cash Consideration or the Per Share Stock Consideration due for such shares.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     The Agreement contains customary representations and warranties relating to the status and operations of First Public, Bancorp and CB, including, among other things, representations as to (i) legal organization and corporate authority; (ii) the authorization and enforceability of the Agreement; (iii) capitalization and outstanding shares; (iv) the accuracy of information supplied in this Proxy Statement-Prospectus; (v) loans, investments and other assets;
(vi) compliance with banking laws and regulations; (vii) the lack of any material litigation; (viii) the accuracy and completeness of financial statements; (ix) contract and lease obligations; (x) insurance coverage and claims; (xi) tax filings; (xii) hazardous materials exposure; and (xiii) employee compensation and benefits. See Annex 1.

COVENANTS

     The Agreement contains certain general and specific restrictions on the conduct of First Public's business prior to the Effective Time unless Bancorp otherwise consents in writing. Generally, First Public must conduct its affairs only in the ordinary course of business consistent with past practice and in material compliance with applicable laws, regulations, rules and directives, use all reasonable efforts to preserve intact its present business organization, use its best efforts to keep its assets and facilities in good repair, keep available the services of its present officers and employees and preserve its relationship and goodwill with all persons having business dealings with it.

     Specifically, until the Effective Time, First Public must:

     (a) Refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any of its capital stock;

     (b) Refrain from paying any dividends or making other distributions with respect to its capital stock, except for the $500,000 semi-annual cash dividend on June 1, 1996;

     (c) Not amend its Federal Stock Charter or bylaws;

     (d) Except as otherwise required by law or determined in good faith by its Board of Directors to be required in order to discharge the Board's fiduciary duties, refrain from entering into, or recommending the adoption by the First Public Stockholders of, any agreements involving the possible merger or other business combination of First Public or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, First Public by any other person;

     (e) Except as otherwise required by law or determined in good faith by the Board of Directors of First Public to be required in order to discharge its fiduciary duties, refrain from accepting or recommending to the First Public Stockholders any tender offer to purchase any First Public Stock;

     (f) Consult with and seek the advice of Bancorp with respect to basic policies relating to branching, site location and relocation;

     (g) Not enter into, amend or terminate any material contract or agreement, except in the ordinary course of business;

     (h) Not enter into, amend, terminate, extend or renew any lease for real property;

     (i) Refrain from hiring any employees, directors, officers (vice presidents and more senior officers), agents, consultants or representatives (or increasing the salary of, or benefits or any other compensation payable to, any of those persons) or effecting, entering into or modifying any employment agreement, bonus, pension, retirement, severance, insurance or other arrangement to or with any person, except for the hiring of staff other than officers on a temporary basis, and except for reasonable retention and transition bonuses payable at the Closing;

     (j) Not create or incur any mortgage, deed of trust, pledge, assessment, security interest, adverse claim, charge or encumbrance of any kind or conditional contract of sale or contract for any of the foregoing on any assets owned, used or held for use in the conduct of the business of First Public;

     (k) Not make capital expenditures or commitments therefor in excess of $50,000 in the aggregate;

     (l) Not incur or increase its indebtedness for borrowed money, except in the ordinary course of business consistent with past practices;

     (m) Not cancel or waive any claims or rights of substantial value, except in the ordinary course of business consistent with past practices;

     (n) Not make any payments to any affiliates of First Public other than lease payments on property leased by First Public in amounts consistent with past practices and other than the payment of ordinary directors' fees for attendance at meetings of the Board of Directors of First Public, also in amounts consistent with past practices;

     (o) Not fail in any material respect to comply with any regulation or directive of the OTS or any other governmental authority;

     (p) Not originate any new loans that would have an outstanding principal amount in excess of $500,000, purchase or modify any existing loans, or modify any material agreements; provided, however, that Bancorp's consent shall not be required for First Public to modify any loan with an outstanding principal amount of less than $500,000, if any such modification neither extends the loan maturity by more than one year nor reduces First Public's regulatory capital in any respect.

     Bancorp may not unreasonably withhold its consent where required and its consent shall be deemed given if not refused in writing within seven calendar days after receipt by Bancorp of a written request by First Public (and Bancorp must make reasonable efforts to reply sooner), provided that First Public furnishes Bancorp with complete information and an opportunity to consult concerning the subject of the consent as early as reasonably possible before requesting the consent. See Annex 1.

ADDITIONAL AGREEMENTS


     The Agreement contains additional covenants of each party to: (i) furnish such information as may be required and otherwise cooperate in the preparation of the necessary regulatory applications and this Proxy Statement-Prospectus; and (ii) permit the other party and its representatives reasonable access to its properties and books and records and to make its officers, directors, employees and agents available for consultation. The Agreement also provides that the Total Consideration Value will not be subject to adjustment or renegotiation as the result of any of (a) legislation or regulations concerning bad debt reserve recapture or federal deposit insurance assessments or exit fees; (b) the funding of the First Public Directors' Retirement Plan; or (c) the cash dividends expressly permitted by the Agreement. First Public has also agreed that prior to or until the Closing Date it will: (i) submit the Agreement to the First Public Stockholders for approval; (ii) use its best efforts to obtain so-called Rule 145 letters from its identified Affiliates at least forty (40) days before the Closing Date (see "-- Resales of Bancorp Common Stock"); (iii) limit its expenses for the previously planned relocation of its Head Office to acquired property in Monterey Park to no more than $100,000 for preliminary planning expenses; (iv) take action at the request of Bancorp to increase its reserve for loan losses to be effective only immediately before the Effective Time; and (v) terminate the First Public Directors' Retirement Plan and the First Public 401(k) Plan. Bancorp has, among other things, agreed to (i) use its best efforts to file all necessary regulatory agency applications; (ii) refrain, prior to the Effective Time, from issuing or selling or obligating itself to sell any Bancorp Common Stock or any warrants, rights or options; (iii) honor and effect the payment elections of directors vested under the First Public Directors' Retirement Plan made in connection with its agreed termination; and (iv) comply with any corrective action plan or program presented to its or CB's regulators. See Annex 1.


CONDITIONS TO CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to various conditions, unless waived, which include, in addition to other customary Closing conditions, the following:

     (a) First Public Stockholder Approval. The holders of more than two-thirds of the outstanding shares of First Public Stock entitled to vote shall have approved the Agreement and the Merger.

     (b) Regulatory Approvals. All regulatory approvals for the transactions contemplated by the Agreement shall have been obtained without the imposition of any condition (i) which Bancorp in good faith determines to be materially burdensome upon the conduct of the business of Bancorp or CB as the same is being conducted at the time such approval is granted, or as the same is then anticipated to be conducted in the future and (ii) with which determination First Public concurs in writing (which concurrence shall not be unreasonably withheld); such approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or by such regulatory approvals shall have been satisfied.

     (c) Registration Statement. The Registration Statement, as it may have been amended, required in connection with the shares of Bancorp Common Stock to be issued to First Public Stockholders, shall have become effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

     (d) No Violation of Law. The transactions contemplated by the Agreement shall not violate any order, decree or judgment or any court or governmental body having competent jurisdiction, and no law, rule or regulation shall have been adopted by any such body that prohibits or enjoins the action contemplated by the Agreement. No action, suit or proceeding before any court or governmental body shall be pending or threatened challenging the legality of the transactions contemplated by the Agreement, or seeking to restrain their consummation.


     (e) Federal Tax Opinion. First Public shall have received (and Bancorp shall have received a copy of) an opinion of Pillsbury Madison & Sutro LLP in form and substance reasonably satisfactory to First Public, including provisions permitting reliance on the opinion by First Public, to the effect that for federal income tax purposes: (i) the transactions contemplated by the Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the First Public Stockholders who receive solely Bancorp Common Stock in exchange for their First Public Stock in the Merger; (iii) the tax basis of a shareholder in the Bancorp Common Stock received in the Merger in exchange for his or her First Public Stock will be the same as the tax basis of the First Public Stock surrendered in exchange therefor; and (iv) the holding period of the shares of Bancorp Common Stock received in the Merger by a former First Public Stockholder in exchange for his or her First Public Stock will include the holding period of the shares of the former First Public Stockholder in the First Public Stock surrendered therefor, provided that such First Public Stock was held as a capital asset by such First Public Stockholder. Said tax opinion shall rely upon customary representations by the parties and/or shareholders (or assumptions) as to certain factual matters, including (without limitation) a representation (or assumptions) that a minimum of 50% of all currently outstanding First Public Stock will be exchanged for Bancorp Common Stock in the Merger, with no intention to dispose of such Bancorp Common Stock, and that substantially all of the assets of First Public will be acquired by CB.


     (f) Stock Listing. Nasdaq shall have confirmed to Bancorp that the shares of Bancorp Common Stock expected to be issued in connection with the Merger are authorized for listing on the Nasdaq National Market System.

     In addition, the obligation of First Public to effect the Merger is subject to the following additional conditions (any of which may be waived by First Public):

          (i) The representations and warranties of Bancorp and CB shall be true and correct as of the date of the Agreement and as of the Closing Date;

          (ii) Bancorp and CB shall have in all material respects performed all obligations and complied with all covenants required to be performed by them on or prior to the Closing Date;

          (iii) Bancorp and CB shall each have delivered to First Public a certificate, dated the Closing Date and signed by a duly authorized officer of Bancorp and CB, to the effect that the conditions precedent set forth in the Agreement, to the extent applicable to Bancorp and CB, have been complied with;

          (iv) First Public shall have received an opinion of Heller Ehrman White & McAuliffe, special counsel to Bancorp, dated the Closing Date, expressing the legal opinions, containing the qualifications and making the assumptions that are customary for similar transactions;

          (v) First Public shall have received an opinion of Montgomery to the effect that the Total Consideration Value to be paid by Bancorp is fair, from a financial point of view, to the First Public Stockholders receiving such consideration; and

          (vi) The Calculation Date Bancorp Stock Price shall be equal to at least $11.00.

     IF THE MERGER IS APPROVED AT THE SPECIAL MEETING AND THE CALCULATION DATE BANCORP STOCK PRICE IS LESS THAN $11.00, THE BOARD OF DIRECTORS SHALL HAVE THE OPTION TO EITHER TERMINATE THE AGREEMENT OR TO CONSUMMATE THE MERGER. TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE BOARD WOULD SEEK APPROVAL OF THE FIRST PUBLIC STOCKHOLDERS AT A NEW MEETING PRIOR TO CONSUMMATING THE MERGER; HOWEVER, THE BOARD MAY ELECT TO CONSUMMATE THE MERGER WITHOUT SEEKING SUCH APPROVAL EVEN THOUGH THE CALCULATION DATE BANCORP STOCK PRICE IS LESS THAN $11.00. IN MAKING THIS DECISION, THE BOARD WOULD CONSULT WITH COUNSEL AND CONSIDER INFORMATION AND FACTORS SUCH AS IT CONSIDERED IN APPROVING THE AGREEMENT. SEE "BACKGROUND AND REASONS FOR THE MERGER".

     In addition, the obligations of Bancorp and CB to effect the Merger are subject to the following additional conditions (any of which may be waived by Bancorp):

          (i) The representations and warranties of First Public shall be true and correct as of the date of the Agreement and as of the Closing Date;

          (ii) First Public shall have in all material respects performed all obligations and complied with all covenants required to be performed by it on or prior to the Closing Date;

          (iii) First Public shall have delivered to Bancorp and CB a certificate, dated the Closing Date and signed by its Chairman of the Board, to the effect that the conditions precedent set forth in the Agreement, to the extent applicable to Bancorp, have been complied with;

          (iv) Bancorp shall have received an opinion of Pillsbury Madison & Sutro LLP, special counsel to First Public, dated the Closing Date, expressing the legal opinions, containing the qualifications and making the assumptions that are customary for similar transactions;


          (v) Bancorp shall have received a "comfort" letter from Deloitte & Touche LLP, the independent auditor for First Public, dated as of a date not more than five (5) days before the Closing Date, containing the opinions and qualifications and making the assumptions customary for such letters in similar transactions; and



          (vi) Dissenting Shares Limitation. Not more than 10% of the issued and outstanding shares of First Public Stock shall be Dissenting Shares. See Annex 1.


INDEMNIFICATION

     First Public and Bancorp have agreed each would indemnify and hold harmless the other and all of their respective affiliates, directors, officers, employees and agents (collectively, the "Indemnitees") from and against any and all claims, losses, judgments, liabilities, settlements, fines, penalties, interest, costs and expenses (including all reasonable attorneys' fees and disbursements, whether incurred in resolving indemnification issues between or among parties to this Agreement or in defending third-party claims, and, collectively with such claims, etc., "Losses") that constitute, result from, arise out of or are connected: (a) with any of their obligations or liabilities, whether accrued, absolute, contingent, known or unknown that were required to be, but were not, disclosed in the Agreement, (b) any breach of any representation, warranty or covenant set forth in the Agreement or (c) any material misstatement or omission to state any fact which is required to be disclosed for purposes of the inclusion of such information in any regulatory filing made for the purpose of effecting the terms of the Agreement, including, but not limited to, the Registration Statement, the Proxy Statement-Prospectus and any amendment thereto and, further, agreed to pay all expenses in advance of the disposition of such claims. Additionally, Bancorp and First Public have agreed to obtain coverage for five years from the Effective Time for First Public's current officers and directors (with at least as much dollar coverage as First Public's present policy) for prior acts. See Annex 1.

NO SOLICITATION

     Pursuant to the Agreement, First Public has agreed that, except as otherwise required by law or determined in good faith by the Board of Directors of First Public to be required in order to discharge its fiduciary duties, First Public shall not, directly or indirectly, through any officer, director or agent or otherwise, solicit, initiate, encourage, participate in any negotiation in respect of or cooperate with (including by way of furnishing any nonpublic information concerning the business, properties or assets of First Public) any Acquisition Proposal. "Acquisition Proposal" means any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than Bancorp or any of its subsidiaries: (A) a merger or consolidation, or any similar transaction, involving First Public; (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of First Public; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of First Public.

     First Public must notify Bancorp promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, First Public.

EXPENSES

     The Agreement provides, in general, that Bancorp and First Public each will pay its own expenses in connection with the Merger and the transactions contemplated thereby, including reasonable and customary legal, accounting and advisory fees. However, in the event of a termination resulting from or following a breach of a representation, warranty, covenant or undertaking, the party committing such breach will be liable for all costs and expenses of both parties without prejudice to any other remedies that may be available to the other party.

TERMINATION

     The Agreement may be terminated:

          (a) By mutual written consent of the parties at any time whether or not previously approved by the First Public Stockholders;

          (b) By any party upon the expiration of fifteen (15) days after the FDIC, the Superintendent or any other governmental authority having jurisdiction over any of the transactions set forth herein, in writing denies or refuses to grant any approval, consent, qualification or ruling required to be obtained under applicable law or refuses to accept or process further CB's application, or CB withdraws its application and does not promptly resubmit the application;

          (c) Immediately upon the expiration of thirty (30) days from the date that Bancorp has given notice to First Public of First Public's material misrepresentation in respect of or material breach of or failure to satisfy any condition, warranty, representation or agreement herein; provided, however, that no such termination shall take effect unless it is reasonably evident that First Public cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the Closing Date;

          (d) Immediately upon the expiration of thirty (30) days from the date that First Public has given notice to Bancorp of Bancorp's material misrepresentation in respect of, or material breach of or failure to satisfy any, condition, warranty, representation or agreement contained herein; provided, however, that no such termination shall take effect unless it is reasonably evident that Bancorp cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the Closing Date;

          (e) Prior to the approval of the Agreement by the requisite vote of the First Public Stockholders, by the Board of Directors of First Public if there exists at such time an Acquisition Proposal (as defined below) and such Board of Directors, after having consulted with and considered the advice of outside legal counsel, reasonably determines in good faith that such action is necessary in the exercise of its fiduciary duties under applicable laws;

          (f) By First Public if the Calculation Date Bancorp Stock Price is not equal to at least $11.00; and

          (g) Immediately by a party hereto that is not in default under the Agreement, if the Closing has not occurred on or before February 1, 1997.

     In the event of the termination of the Agreement by Bancorp or First Public, the Agreement will become void, and there will be no liability or obligation on the part of Bancorp or First Public or their respective officers or directors other than under certain specified provisions of the Agreement dealing with confidentiality agreements and the payment of expenses and other than the liability of a breaching party giving rise to such termination. If the Agreement is terminated prior to or concurrently with the occurrence of any of the following events, First Public has agreed to pay to Bancorp a cash fee of $875,000 in immediately available funds on or before the second business day following such termination:

          (i) First Public (or its Board of Directors) shall have entered into an agreement with respect to, or authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

          (ii) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) other than Bancorp shall have acquired beneficial ownership of 50% or more of the then outstanding shares of the First Public Stock then entitled to vote generally in the election of directors of First Public; or

          (iii) following the making of an Acquisition Proposal, First Public shall have breached any covenant or agreement contained in the Agreement such that Bancorp would be entitled to terminate the Agreement (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Agreement.

AMENDMENT AND WAIVER

     The Agreement may only be amended in writing by the mutual agreement of the parties to the Agreement. In addition, either Bancorp or First Public may waive compliance with provisions of the Agreement to be satisfied by the other party.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Other than the right to receive indemnification from Bancorp for certain actions as officers and directors of First Public (see "The
Merger -- Indemnification"), and excluding the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration for the shares of First Public Stock held by them immediately prior to the Effective Time, which right is identical to the rights of other First Public Stockholders, the officers, directors and significant First Public Stockholders have no special or additional arrangements or agreements arising out of, or resulting from, the Agreement and the Merger, except as follows:

          (i) Certain vested directors will have the right pursuant to the Agreement to elect a payment option prior to the termination of the Directors' Retirement Plan.

          (ii) The Board has authorized the payment by First Public from pre-Closing earnings of the following special cash retention and transition bonuses to certain officers for their past services and their continued assistance in consummating the Merger:

       NAME                                   TITLE                          AMOUNT
       ----                                   -----                         --------
Chris Chan                 Vice President/Independent Contractor*           $ 37,380
Tholow D. Chan             First Vice President                               37,800
Claudia My Lu              Vice President                                     25,410
Kaly Kan Lu                Assistant Vice President                           18,660
Lisa M. Nakamura           Vice President                                     21,900
Marina C. Wang             President/CEO                                     134,150
Eva Wong                   First Vice President                               97,200
Maria Ching Yu             Assistant Vice President                           27,500
                                                                            --------
          Total Retention and Transition Bonuses                            $400,000
                                                                            ========

  * Mr. Chan resigned August 23, 1996 to accept other employment, but has been engaged as an independent contractor in connection with the preparation of the Proxy Statement-Prospectus and other matters relating to the Merger and his prior duties.

          (iii) The Board unanimously agreed at the regular April 1996 meeting to retain Martin V. Lee of Famco Investments. Mr. Lee is an attorney and certified public accountant and is a member of the Merger Committee for First Public. Mr. Lee was retained to review, coordinate and organize the documents, work and communications related to the merger between First Public and CB. Chairman Jack C. Lee and Director Martin V. Lee abstained from voting on this matter. The Board authorized and approved the payment of a monthly retainer fee of $3,000 plus expenses, beginning with the month of February 1996 until the closing of the transaction.

     The executive officers, directors and significant stockholders of First Public as a group beneficially or may be deemed to control 1,570,800 (39.3%) of the issued and outstanding shares of First Public Stock. To the best of First Public's knowledge, Bancorp does not beneficially own any shares of First Public Stock. Certain directors and executive officers of Bancorp and First Public own, respectively, shares of First Public Stock and Bancorp Common Stock, although such directors and officers as a group have common ownership of less than 1% of First Public Stock and Bancorp Common Stock.

                 SELECTED INFORMATION REGARDING BANCORP AND CB

BANCORP

     Bancorp is a Delaware corporation whose principal subsidiary is CB, a California state-chartered bank. Bancorp had consolidated total assets of approximately $1.09 billion as of December 31, 1995 and reported net earnings of $10.6 million for 1995. Bancorp is a publicly traded company whose stock is registered with the Securities and Exchange Commission ("SEC") and traded on the Nasdaq National Market System. Bancorp is subject to the informational requirements of the Securities Exchange Act and in accordance therewith files reports and other information with the SEC which are available for inspection and copying by the public. Bancorp is also a registered bank holding company subject to regulation and supervision by the Federal Reserve Board pursuant to the BHCA. See "Incorporation of Certain Bancorp Information By Reference."

CB

     CB is a full-service commercial bank headquartered in Los Angeles with nine
(9) branches in Southern California and five (5) branches in Northern California. CB is subject to regulation and supervision by the FDIC and the Superintendent. The Merger will make Bancorp, through CB, one of the largest Chinese-American community banking organizations in Southern California.

     Both Bancorp and CB exceed the minimum leverage and risk-weighted capital requirements established by their supervisory agencies. Bancorp has advised First Public that it has sufficient funds available to pay the Per Share Cash Consideration to First Public Stockholders in the Merger from current liquid assets and anticipated cash dividends by CB. See "Incorporation of Certain Bancorp Information By Reference."

     Selected Consolidated Financial Data regarding Bancorp and CB is set forth below:

                      CATHAY BANCORP, INC. AND SUBSIDIARY

                      SELECTED CONSOLIDATED FINANCIAL DATA
              (DOLLARS IN THOUSANDS EXCEPT SHARE, PER SHARE DATA)

                                  SIX MONTHS ENDED JUNE
                                           30,                             YEAR ENDED DECEMBER 31,
                                  ---------------------   ---------------------------------------------------------
                                    1996        1995        1995        1994        1993        1992        1991
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income Statement
Interest income.................  $  40,627   $  36,495   $  76,223   $  61,631   $  55,573   $  57,712   $  63,286
Interest expense................     18,621      14,073      31,282      20,033      18,652      22,849      31,575
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income before
  provision for loan losses.....     22,006      22,422      44,941      41,598      36,921      34,863      31,711
Provision for loan losses.......      1,800       3,000       7,300       7,755       5,332       3,348       1,439
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income after
  provision for loan losses.....     20,206      19,422      37,641      33,843      31,589      31,515      30,272
Securities gains................         22         140         611          63         444       2,027           1
Other non-interest income.......      2,645       2,885       5,610       5,781       5,508       4,902       4,762
Non-interest expense............     13,585      13,785      27,617      26,139      25,305      22,363      19,308
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income tax
  expense.......................      9,288       8,662      16,245      13,548      12,236      16,081      15,727
Income tax expense..............      3,304       3,310       5,624       4,034       4,448       5,965       5,713
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income......................  $   5,984   $   5,352   $  10,621   $   9,514   $   7,788   $  10,116   $  10,014
                                  ==========  ==========  ==========  ==========  ==========  ==========  ==========
Net income per common share
  (3)...........................  $    0.76   $    0.69   $    1.36   $    1.23   $    1.02   $    1.33   $    1.35
Cash dividends paid per share...  $    0.30   $    0.30   $    0.60   $    0.60   $    0.60   $    0.55   $    0.50
Weighted average common shares
  (3)...........................  7,894,413   7,774,963   7,805,339   7,724,752   7,670,454   7,580,112   7,442,718
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Statement of Condition
Securities available-for-sale...  $ 300,435   $  67,264   $ 243,252   $  75,074   $  45,870   $  29,986   $      --
Securities held-to-maturity.....    187,566     205,740     159,376     180,082     144,352      82,022     110,542
Total net loans (1).............    548,935     556,016     542,995     569,363     579,646     605,204     553,992
Total assets....................  1,183,735     966,914   1,087,400     941,051     877,540     832,710     750,003
Deposits........................  1,078,743     869,289     984,227     845,715     790,414     748,943     671,915
Other liabilities...............      9,301       7,859       8,644       9,951       6,601       8,034       9,973
Stockholders' equity............     95,691      89,766      94,529      85,385      80,525      75,733      68,115
Common Stock Data
Shares of common stock
outstanding (3).................  7,930,786   7,831,596   7,867,164   7,798,550   7,714,603   7,616,824   7,520,406
Book value per share (2)........  $   12.07   $   11.46   $   12.02   $   10.95   $   10.44   $    9.94   $    9.06
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Profitability Ratios
Return on average assets........      1.05%       1.12%       1.05%       1.06%       0.91%       1.27%        1.43%
Return on average stockholders'
equity..........................      12.58       12.22       11.68       11.43        9.82       13.86       15.47
Dividend payout ratio...........      39.47       43.48       44.12       48.78       58.82       41.35       37.04
Equity to assets ratio..........       8.08        9.28        8.69        9.07        9.18        9.09        9.08
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

---------------

(1) Total net loans represents total loans net of loan participations sold, unamortized deferred loan fees and the allowance for loan losses.

(2) Book value per share is calculated by dividing total stockholders' equity by the number of common shares outstanding, adjusted for the effects of the May 15, 1992 six-for-five stock split.

(3) Shares outstanding, weighted average shares and earnings per share have been retroactively adjusted for stock splits.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following sets of unaudited Pro Forma Condensed Combined Balance Sheets as of June 30, 1996 combine the historical consolidated balance sheets of First Public and Bancorp as if the Merger had been effective on June 30, 1996, after giving effect to the purchase accounting and other Merger-related adjustments described in the respective Notes to Pro Forma Condensed Combined Financial Statements. The following sets of unaudited Pro Forma Condensed Combined Statements of Income present the combined consolidated results of operations of First Public and Bancorp for the six months ended June 30, 1996 and for the year ended December 31, 1995 as if the Merger had been effective on January 1, 1996 and January 1, 1995, respectively, after giving effect to the purchase accounting and other Merger-related adjustments described in the respective accompanying notes.

     Under the Merger Agreement, the Total Consideration Value will (a) be $31,600,000 if the Calculation Date Bancorp Stock Price is between $14 and $20.00 per share (the "Medium Range"), (b) range downward from $31,599,000 if the Calculation Date Bancorp Stock Price is below $14.00 (the "Low Range") and
(c) range from $31,600,001 to a maximum of $34,017,000 if the Calculation Date Bancorp Stock Price is greater than $20.00 (the "High Range"). The following sets of unaudited Pro Forma Condensed Combined Financial Statements have been prepared to reflect three specified scenarios, one in each of the Low Range, the Medium Range and the High Range.

     The Low Range Pro Forma Condensed Combined Financial Statements reflect the purchase being completed at a Calculation Date Bancorp Stock Price equal to $11.00 per share, a Total Consideration Value of $28,147,000 and a Total Stock Consideration Value of $14,354,800. If the Calculation Date Bancorp Stock Price were below $11.00 per share, First Public would have the right to terminate the Agreement, without consideration. Accordingly, this Low Range scenario reflects the lowest purchase price payable prior to First Public having a unilateral right to terminate the Agreement.

     The Medium Range Pro Forma Condensed Combined Financial Statements reflect the purchase being completed at a Calculation Date Bancorp Stock Price equal to $16.25 per share, the closing price of the Bancorp Common Stock on June 30, 1996, Total Consideration Value of $31,600,000 and Total Stock Consideration Value of $16,116,000.

     The High Range Pro Forma Condensed Combined Financial Statements reflect the purchase being completed at a Calculation Date Bancorp Stock Price equal to $23.01 per share, Total Consideration Value of $34,017,000 and Total Stock Consideration Value of $17,349,000. The Total Consideration Value will not increase as a result of any Calculation Date Bancorp Stock Price in excess of $23.01.

     Actual results within each of the Low, Medium and High Ranges will vary from those presented if the Calculation Date Bancorp Stock Price is other than those described above. Annex 2 contains illustrative calculations of Total Consideration Value, Total Stock Consideration Value, Total Cash Consideration and the number of shares of Bancorp Common Stock issuable for the assumed Calculation Date Bancorp Stock Prices stated in such Annex.

     The sets of unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. As described in the accompanying notes, estimates of the fair values of First Public's assets and liabilities have been combined with the recorded values of the assets and liabilities of Bancorp. However, changes to the adjustments included in the unaudited pro forma combined financial statements are expected as evaluations of assets and liabilities are completed and as additional information becomes available. See "The Merger -- Accounting Treatment." In addition, the results of operations of First Public subsequent to June 30, 1996 will affect the allocation of the purchase price. Accordingly, the final pro forma combined amounts will differ from those set forth in the unaudited pro forma combined financial statements. Additionally, the following information includes pro forma adjustments relating to certain identified expected future reductions in expenses.

     The sets of unaudited pro forma combined financial statements are intended for informational purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the Merger been in effect as of the date or for the periods presented. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of First Public and Bancorp, including the respective notes thereto, which, in the case of First Public, are attached to this Proxy Statement-Prospectus, and in the case of Bancorp, are incorporated by reference in this Proxy Statement-Prospectus, and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "Incorporation of Certain Bancorp Information by Reference," "Summary -- Comparative Per Share Data," and "First Public Financial Statements."

                                   LOW RANGE
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)

                                                                               DR (CR)
                                                 BANCORP     FIRST PUBLIC     PRO FORMA        PRO FORMA
(DOLLAR IN THOUSAND(S)                         HISTORICAL     HISTORICAL     ADJUSTMENTS        COMBINED
----------------------                         -----------   ------------   --------------     ----------
ASSETS
Cash and due from banks......................   $   30,140     $  3,393        $   (500)       $   33,033
Interest-bearing deposits in other banks.....           --        3,787              --             3,787
Investment securities........................      444,980       74,633         (13,792)          506,394
                                                                                    897
                                                                                   (324)
Mortgage-backed securities...................       43,021       45,197            (780)           87,438
Loans receivable, net........................      548,935      144,360           1,584           694,879
Other assets.................................      116,659        8,347          (1,238)          123,768
Goodwill.....................................
                                                                                  7,174             7,174
                                                ----------     --------        --------        ----------
          Total assets.......................   $1,183,735     $279,717        $ (6,979)       $1,456,473
                                                ==========     ========        ========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits...................................   $1,078,743     $255,305        $    324        $1,333,724
  Accrued interest payable and other
     liabilities.............................        9,301        1,854          (1,548)           12,703
                                                ----------     --------        --------        ----------
          Total liabilities..................    1,088,044      257,159          (1,224)        1,346,427
                                                ----------     --------        --------        ----------
SHAREHOLDERS' EQUITY
Common stock: 9,235,763 pro forma shares
  outstanding................................           80        4,000           3,987                93
Capital in excess of par value...............       43,049           --         (14,342)           57,391
Net unrealized (loss) on securities..........       (2,093)        (897)           (897)           (2,093)
Retained earnings............................       54,655       19,455          19,455            54,655
                                                ----------     --------        --------        ----------
          Total shareholders' equity.........       95,691       22,558           8,203           110,046
                                                ----------     --------        --------        ----------
          Total liabilities and shareholders'
            equity...........................   $1,183,735     $279,717        $  6,979        $1,456,473
                                                ==========     ========        ========        ==========
Book value per common share..................   $    12.07     $   5.64        $     --        $    11.92
                                                ==========     ========        ========        ==========

                                   LOW RANGE
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                    FOR THE SIX MONTHS ENDED                         FOR THE FISCAL YEAR
                                          JUNE 30, 1996                            ENDED DECEMBER 31, 1995
                           -------------------------------------------   --------------------------------------------
                                              ADJUST-                                        ADJUST-
                           FIRST               MENTS         PRO FORMA    FIRST               MENTS         PRO FORMA
     (IN THOUSANDS)        PUBLIC   BANCORP   DR(CR)   REF   COMBINED    PUBLIC    BANCORP   DR(CR)   REF   COMBINED
     --------------        ------   -------   -------  ---   ---------   -------   -------   -------  ---   ---------
Total interest income....  $9,757   $40,627   $   437  (a)    $49,947    $18,627   $76,223   $   785  (a)    $94,065
Total interest expense...   4,392    18,621      (434) (b)     22,579      8,428    31,281      (869) (b)     38,840
                           ------   -------   -------         -------    -------   -------   -------         -------
Net interest income......   5,365    22,006         3          27,368     10,199    44,942       (84)         55,225
Provision for loan
  losses.................     112     1,800        --           1,912        301     7,301        --           7,602
                           ------   -------   -------         -------    -------   -------   -------         -------
Net interest income after
  provision for loan
  losses.................   5,253    20,206         3          25,456      9,898    37,641       (84)         47,623
Non-interest income......     116     2,667        --           2,783        657     6,221        --           6,878
Non-interest expense
  Salaries and employee
    benefits.............   1,604     6,197    (1,064) (c)      6,737      2,926    12,912    (2,203) (c)     13,635
  Other expenses.........   1,407     7,388      (345) (c)      8,450      2,743    14,705      (672) (c)     16,776
                           ------   -------   -------         -------    -------   -------   -------         -------
Income before taxes......   2,358     9,288    (1,406)         13,052      4,886    16,245    (2,959)         24,090
Income taxes.............     978     3,304       658  (d)      4,940      2,026     5,624     1,375  (d)      9,025
                           ------   -------   -------         -------    -------   -------   -------         -------
Net income...............  $1,380   $ 5,984   $  (748)        $ 8,112    $ 2,860   $10,621   $(1,584)        $15,065
                           ======   =======   =======         =======    =======   =======   =======         =======
Net income per common
  share(e)...............  $ 0.35   $  0.76   $    --         $  0.88    $  0.72   $  1.36   $    --         $  1.65
                           ======   =======   =======         =======    =======   =======   =======         =======

                        NOTES TO THE UNAUDITED LOW RANGE
               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

BALANCE SHEET

     Assuming the Calculation Date Bancorp Stock Price is $11.00, the Total Consideration Value is $28,147,000, with Total Cash Consideration not to exceed 49% and the balance, 51%, in Bancorp Common Stock.


     The cash payment of $13,792,000 will be paid with proceeds from securities due to mature in the second half of 1996. Bancorp will issue new stock to settle the remaining balance of the purchase price, $14,355,000. The number of shares to be tendered will be contingent upon the Calculation Date Bancorp Stock Price which is the quotient of (i) the sum of each of the high and low sales prices of Bancorp Stock as reported in The Wall Street Journal as Nasdaq National Market System transactions on each of the twenty (20) days on which Bancorp Common Stock was traded immediately before the date which is five business days before the Closing Date divided by (ii) 40. For the purpose of the Low Range Pro Forma Financial Statements, the capital in excess of par of $14,342,000 reflects the issuance of 1,304,977 shares of Bancorp Common Stock which is computed based on a market price of $11.00 and a par value of $0.01 per share.


     The purchase price of $30,195,000, which includes $2,048,000 of expenses directly attributed to the acquisition, is allocated to the assets acquired and the liabilities assumed based on their estimated fair values at June 30, 1996 in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16"). The table below reflects the adjustment of certain assets and liabilities to estimated fair value and the resultant goodwill. Total goodwill of approximately $7,174,000 is expected to be amortized over 15 years.


                                                        ADJUSTMENTS RELATED
 ASSETS/LIABILITIES                                        TO ACQUISITION
 ------------------                                    ----------------------
                                                       (DOLLARS IN THOUSANDS)
 Cash................................................        $  (500)
 Investment securities...............................            573
 Mortgage-backed securities..........................           (780)
 Loans receivable, net...............................          1,584
 Premises and Equipment..............................         (1,238)
 Time deposits.......................................            324
 Other liabilities...................................         (1,548)
                                                             -------
 Remaining unallocated purchase price (Goodwill).....        $ 7,174
                                                             =======

     Included in the purchase price is $500,000 in direct costs to be paid at Closing and an additional $1,548,000 liability incurred in connection with the termination of contracts and leases, existing severance packages and Directors' Retirement Plan payouts and one-time charges related to First Public.

STATEMENT OF INCOME

     (a) Decrease in securities interest income is due to proceeds from the maturity of $15,000,000 in U.S. Treasury notes being used to pay for the purchases. The loss in interest income is estimated to be $437,000 and $785,000 for the six-month and 12-month period beginning January 1, 1996 and January 1, 1995, respectively.

     (b) The decrease in interest expense paid on the deposits from First Public is based on an estimated 20% runoff over the course of the first 12-month period after the Merger. The decrease in interest expense for the six-month and 12-month periods beginning January 1, 1996 and January 1, 1995, $434,000 and $869,000, respectively, was computed using First Public's cost of funds as of December 31, 1995 (3.644%), assuming that runoff will occur evenly over the period.

     (c) Non-interest expense includes the projected direct cost savings from the Merger; and the amortization of goodwill for the six-month period and the 12-month periods beginning January 1, 1996 and January 1,

1995, respectively, based on an estimated 15-year amortization period. The expected savings in merging First Public's operation include reductions in salaries and employee benefits; occupancy; office and equipment and other redundant expenses. The estimated direct expense savings for the six-month and 12-month period beginning January 1, 1996 and January 1, 1995, are as follow:

                                                           DEBIT (CREDIT)     DEBIT (CREDIT)
                                                             SIX-MONTH           12-MONTH
                                                               PERIOD             PERIOD
                                                           --------------     --------------
        Salaries and employee benefits...................    $(1,064,000)       $(2,203,000)
        Other expenses
          Occupancy......................................       (233,000)          (466,000)
          Office and equipment...........................        (17,000)           (35,000)
          Other operating................................       (334,000)          (650,000)
          Goodwill amortization..........................        239,000            479,000
                                                             -----------        -----------
                                                             $  (345,000)       $  (672,000)
                                                             ===========        ===========

     (d) Additional income tax expense is computed using a 40% tax rate. The tax attributes of First Public will carry over to CB including all assets and liabilities and are recorded at amounts previously reflected, adjusted for purchase price allocations. The goodwill is not tax deductible.

     (e) The pro forma combined net income per common share data are based on
(i) combined historical income of First Public and Bancorp assuming the Merger is accounted for as a purchase and (ii) pro forma combined equivalent of the First Public Stock converted (as adjusted for an exchange ratio of 0.6400 of a share of Bancorp Common Stock for each share of First Public Stock) and Bancorp Common Stock as of June 30, 1996 and December 31, 1995.

                                  MEDIUM RANGE
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)

                                                                   FIRST        DR(CR)
                                                     BANCORP       PUBLIC      PRO FORMA    PRO FORMA
(DOLLARS IN THOUSANDS)                              HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
----------------------                              ----------   ----------   -----------   ----------
ASSETS
Cash and due from banks...........................  $   30,140     $  3,393     $   (500)   $   33,033
Interest-bearing deposits in other banks..........          --        3,787           --         3,787
Investment securities.............................     444,980       74,633      (15,484)      504,702
                                                                                     897
                                                                                    (324)
Mortgage-backed securities........................      43,021       45,197         (780)       87,438
Loans receivable, net.............................     548,935      144,360        1,584       694,879
Other assets......................................     116,659        8,347       (1,238)      123,768
Goodwill..........................................                                10,627        10,627
                                                    ----------     --------     --------    ----------
          Total assets............................  $1,183,735     $279,717     $ (5,218)   $1,458,234
                                                    ==========     ========     ========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits..........................................  $1,078,743     $255,305     $    324    $1,333,724
Accrued interest payable and other liabilities....       9,301        1,854       (1,548)       12,703
                                                    ----------     --------     --------    ----------
          Total liabilities.......................   1,088,044      257,159       (1,224)    1,346,427
                                                    ----------     --------     --------    ----------
SHAREHOLDERS' EQUITY
Common stock: 8,922,540 pro forma shares
  outstanding.....................................          80        4,000        3,990            90
Capital in excess of par value....................      43,049           --      (16,106)       59,155
Net unrealized (loss) on securities...............      (2,093)        (897)        (897)       (2,093)
Retained earnings.................................      54,655       19,455       19,455        54,655
                                                    ----------     --------     --------    ----------
          Total shareholders' equity..............      95,691       22,558        6,442       111,807
                                                    ----------     --------     --------    ----------
          Total liabilities and shareholders'
            equity................................  $1,183,735     $279,717     $  5,218    $1,458,234
                                                    ==========     ========     ========    ==========
Book value per common share.......................  $    12.07     $   5.64     $     --    $    12.53
                                                    ==========     ========     ========    ==========

                                  MEDIUM RANGE
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                           FOR THE
                                      SIX MONTHS ENDED                             FOR THE FISCAL YEAR
                                        JUNE 30, 1996                            ENDED DECEMBER 31, 1995
                         -------------------------------------------   --------------------------------------------
                                            ADJUST-                                        ADJUST-
                         FIRST               MENTS         PRO FORMA    FIRST               MENTS         PRO FORMA
    (IN THOUSANDS)       PUBLIC   BANCORP   DR(CR)   REF   COMBINED    PUBLIC    BANCORP   DR(CR)   REF   COMBINED
    --------------       ------   -------   -------  ---   ---------   -------   -------   -------  ---   ---------
Total interest
  income...............  $9,757   $40,627   $   437  (a)    $49,947    $18,627   $76,223   $   785  (a)    $94,065
Total interest
  expense..............   4,392    18,621      (434) (b)     22,579      8,428    31,281      (869) (b)     38,840
                         ------   -------   -------         -------    -------   -------   -------         -------
Net interest income....   5,365    22,006         3          27,368     10,199    44,942       (84)         55,225
Provision for loan
  losses...............     112     1,800        --           1,912        301     7,301        --           7,602
                         ------   -------   -------         -------    -------   -------   -------         -------
Net interest income
  after provision for
  loan losses..........   5,253    20,206         3          25,456      9,898    37,641       (84)         47,623
Non-interest income....     116     2,667        --           2,783        657     6,221        --           6,878
Non-interest expense
  Salaries and employee
    benefits...........   1,604     6,197    (1,064) (c)      6,737      2,926    12,912    (2,203) (c)     13,635
  Other expenses.......   1,407     7,388      (230) (c)      8,565      2,743    14,705      (383) (c)     17,065
                         ------   -------   -------         -------    -------   -------   -------         -------
Income before taxes....   2,358     9,288    (1,291)         12,937      4,886    16,245    (2,670)         23,801
Income taxes...........     978     3,304       658  (d)      4,940      2,026     5,624     1,375  (d)      9,025
                         ------   -------   -------         -------    -------   -------   -------         -------
Net income.............  $1,380   $ 5,984   $  (633)        $ 7,997    $ 2,860   $10,621   $(1,295)        $14,776
                         ======   =======   =======         =======    =======   =======   =======         =======
Net income per common
  share(e).............  $ 0.35   $  0.76   $    --         $  0.90    $  0.72   $  1.36   $    --         $  1.67
                         ======   =======   =======         =======    =======   =======   =======         =======

                      NOTES TO THE UNAUDITED MEDIUM RANGE
               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

BALANCE SHEET

     Assuming the Calculation Date Bancorp Stock Price is at least $14.00 but not greater than $20.00, the Total Consideration Value is $31,600,000, with Total Cash Consideration not to exceed 49% and the balance, 51%, in Bancorp Common Stock.


     The cash payment of $15,484,000 will be paid with proceeds from securities due to mature in the second half of 1996. Bancorp will issue new stock to settle the remaining balance of the purchase price, $16,116,000. The number of shares to be tendered will be contingent upon the Calculation Date Bancorp Stock Price which is the quotient of (i) the sum of each of the high and low sales prices of Bancorp Common Stock as reported in The Wall Street Journal as Nasdaq National Market System transactions on each of the twenty (20) days on which Bancorp Common Stock was traded immediately before the date which is five business days before the Closing date divided by (ii) 40. For the purpose of the Medium Range Pro Forma Financial Statements, the capital in excess of par of $16,106,000 reflects the issuance of 991,754 shares of Bancorp Common Stock which is computed based on a market price of $16.25 (the closing price as of June 28, 1996) and a par value of $0.01 per share.


     The purchase price of $33,648,000, which includes $2,048,000 of expenses directly attributed to the acquisition, is allocated to the assets acquired and the liabilities assumed based on their estimated fair values at June 30, 1996 in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16"). The table below reflects the adjustment of certain assets and liabilities to estimated fair value and the resultant goodwill. Total Goodwill of approximately $10,627,000 is expected to be amortized over 15 years.

                                                                     ADJUSTMENTS RELATED
                                                                        TO ACQUISITION
                                                                    ----------------------
                                                                    (DOLLARS IN THOUSANDS)
        ASSETS/LIABILITIES
        Cash....................................................            $  (500)
        Investment securities...................................                573
        Mortgage-backed securities..............................               (780)
        Loans receivable, net...................................              1,584
        Premises and equipment..................................             (1,238)
        Time deposits...........................................                324
        Other liabilities.......................................             (1,548)
                                                                            -------
        Remaining unallocated purchase price (Goodwill).........            $10,627
                                                                           ========

     Included in the purchase price is $500,000 in direct costs to be paid at Closing and an additional $1,548,000 liability incurred in connection with the termination of contracts and leases, existing severance packages and Directors' Retirement Plan payouts and one-time charges related to First Public.

STATEMENT OF INCOME

     (a) Decrease in securities interest income is due to proceeds from the maturity of $15,000,000 in U.S. Treasury notes being used to pay for the purchase. The loss in interest income is estimated to be $437,000 and $785,000 for the six-month and 12-month periods beginning January 1, 1996 and January 1, 1995, respectively.

     (b) The decrease in interest expense paid on the deposits from First Public is based on an estimated 20% runoff over the course of the first 12-month periods after the Merger. The decrease in interest expense for the six-month and 12-month periods beginning January 1, 1996 and January 1, 1995, $434,000 and $869,000, respectively, was computed using First Public's cost of funds as of December 31, 1995 (3.644%), assuming that runoff will occur evenly over the period.

     (c) Non-interest expense includes the projected direct cost savings from the Merger; and the amortization of goodwill for the six-month period and the 12-month periods beginning January 1, 1996 and January 1, 1995, respectively, based on an estimated 15-year amortization period. The expected savings in merging First Public's operation include reductions in salaries and employee benefits; occupancy; office and equipment and other redundant expenses. The estimated expenses for the six-month and 12-month periods beginning January 1, 1996 and January 1, 1995 are as follows:

                                                           DEBT (CREDIT)     DEBIT (CREDIT)
                                                             SIX-MONTH          12-MONTH
                                                              PERIOD             PERIOD
                                                           -------------     --------------
        Salaries and employee benefits.................      $(1,064,000)      $(2,203,000)
        Other expenses
          Occupancy....................................         (233,000)         (466,000)
          Office and equipment.........................          (17,000)          (35,000)
          Other operating..............................         (334,000)         (650,000)
          Goodwill amortization........................          354,000           768,000
                                                             -----------       -----------
                                                             $  (230,000)      $  (383,000)
                                                             ===========       ===========

     (d) Additional income tax expense is computed using a 40% tax rate. The tax attributes of First Public will carry over to CB, including all assets and liabilities, and are recorded at amounts previously reflected, adjusted for purchase price allocations. The goodwill is not tax deductible.

     (e) The pro forma combined net income per common share data are based on
(i) combined historical income of First Public and Bancorp assuming the Merger is accounted for as a purchase and (ii) pro forma combined equivalent of the First Public Stock converted (as adjusted for an exchange ratio of 0.4862 and 0.5097 of a share of Bancorp Common Stock for each share of First Public Stock) and Bancorp Common Stock as of June 30, 1996 and December 31, 1995, respectively.

                                   HIGH RANGE
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 1996
                                  (UNAUDITED)

                                                                                 DR(CR)
                                                    BANCORP     FIRST PUBLIC    PRO FORMA    PRO FORMA
(DOLLAR IN THOUSANDS)                              HISTORICAL    HISTORICAL    ADJUSTMENTS    COMBINED
---------------------                              ----------   ------------   -----------   ----------
ASSETS
Cash and due from banks..........................  $   30,140     $  3,393       $   (500)   $   33,033
Interest-bearing deposits in other banks.........          --        3,787             --         3,787
Investment securities............................     444,980       74,633        (16,668)      503,518
                                                                                      897
                                                                                     (324)
Mortgage-backed securities.......................      43,021       45,197           (780)       87,438
Loans receivable, net............................     548,935      144,360          1,584       694,879
Other assets.....................................     116,659        8,347         (1,238)      123,768
Goodwill.........................................                                  13,044        13,044
                                                   ----------     --------       --------    ----------
          Total assets...........................  $1,183,735     $279,717       $ (3,985)   $1,459,467
                                                   ==========     ========       ========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits.........................................  $1,078,743     $255,305       $    324    $1,333,724
Accrued interest payable and other liabilities...       9,301        1,854         (1,548)       12,703
                                                   ----------     --------       --------    ----------
          Total liabilities......................   1,088,044      257,159         (1,224)    1,346,427
                                                   ----------     --------       --------    ----------
SHAREHOLDERS' EQUITY
Common stock: 8,684,763 pro forma shares
  outstanding....................................          80        4,000          3,989            91
Capital in excess of par value...................      43,049           --        (17,338)       60,387
Net unrealized (loss) on securities..............      (2,093)        (897)          (897)       (2,093)
Retained earnings................................      54,655       19,455         19,455        54,655
                                                   ----------     --------       --------    ----------
          Total shareholders' equity.............      95,691       22,558          5,209       113,040
                                                   ----------     --------       --------    ----------
          Total liabilities and shareholders'
            equity...............................  $1,183,735     $279,717       $  3,985    $1,459,467
                                                   ==========     ========       ========    ==========
Book value per common share......................  $    12.07     $   5.64       $     --    $    13.02
                                                   ==========     ========       ========    ==========

                                   HIGH RANGE
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                           FOR THE
                                      SIX MONTHS ENDED                             FOR THE FISCAL YEAR
                                        JUNE 30, 1996                            ENDED DECEMBER 31, 1995
                         -------------------------------------------   --------------------------------------------
                                            ADJUST-                                        ADJUST-
                         FIRST               MENTS         PRO FORMA    FIRST               MENTS         PRO FORMA
    (IN THOUSANDS)       PUBLIC   BANCORP   DR(CR)   REF   COMBINED    PUBLIC    BANCORP   DR(CR)   REF   COMBINED
    --------------       ------   -------   -------  ---   ---------   -------   -------   -------  ---   ---------
Total interest
  income...............  $9,757   $40,627   $   437  (a)    $49,947    $18,627   $76,223   $   785  (a)    $94,065
Total interest
  expense..............   4,392    18,621      (434) (b)     22,579      8,428    31,281      (869) (b)     38,840
                         ------   -------   -------         -------    -------   -------   -------         -------
Net interest income....   5,365    22,006         3          27,368     10,199    44,942       (84)         55,225
Provision for loan
  losses...............     112     1,800        --           1,912        301     7,301        --           7,602
                         ------   -------   -------         -------    -------   -------   -------         -------
Net interest income
  after provision for
  loan losses..........   5,253    20,206         3          25,456      9,898    37,641       (84)         47,623
Non-interest income....     116     2,667        --           2,783        657     6,221        --           6,878
Non-interest expense
  Salaries and employee
    benefits...........   1,604     6,197    (1,064) (c)      6,737      2,926    12,912    (2,203) (c)     13,635
  Other expenses.......   1,407     7,388      (149) (c)      8,646      2,743    14,705      (222) (c)     17,226
                         ------   -------   -------         -------    -------   -------   -------         -------
Income before taxes....   2,358     9,288    (1,210)         12,856      4,886    16,245    (2,509)         23,640
Income taxes...........     978     3,304       658  (d)      4,940      2,026     5,624     1,375  (d)      9,025
                         ------   -------   -------         -------    -------   -------   -------         -------
Net income.............  $1,380   $ 5,984   $  (552)        $ 7,916    $ 2,860   $10,621   $(1,134)        $14,615
                         ======   =======   =======         =======    =======   =======   =======         =======
Net income per common
  share(e).............  $ 0.35   $  0.76        --         $  0.92    $  0.72   $  1.36   $    --         $  1.71
                         ======   =======   =======         =======    =======   =======   =======         =======

                       NOTES TO THE UNAUDITED HIGH RANGE
               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

BALANCE SHEET

     Assuming the Calculation Date Bancorp Stock Price is above $23.00, the Total Consideration Value is $34,017,000, with Total Cash Consideration not to exceed 49% and the balance, 51%, in Bancorp Common Stock.


     The cash payment of $16,668,000 will be paid with proceeds from securities due to mature in the second half of 1996. Bancorp will issue new stock to settle the remaining balance of the purchase price, $17,349,000. The number of shares to be tendered will be contingent upon the Calculation Date Bancorp Stock Price which is the quotient of (i) the sum of each of the high and low sales prices of Bancorp Stock as reported in The Wall Street Journal as Nasdaq National Market System transactions on each of the twenty (20) days on which Bancorp Common Stock was traded immediately before the date which is five business days before the Closing Date divided by (ii) 40. For the purpose of the High Range Pro Forma Financial Statements, the capital in excess of par of $17,341,000 reflects the issuance of 753,977 shares of Bancorp Common Stock which is computed based on a market price of $23.01 and a par value of $0.01 per share.


     The purchase price of $36,065,000, which includes $2,048,000 of expenses directly attributed to the acquisition, is allocated to the assets acquired and the liabilities assumed based on their estimated fair values at June 30, 1996 in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16"). The table below reflects the adjustment of certain assets and liabilities to estimated fair value and the resultant goodwill. Total Goodwill of approximately $13,044,000 is expected to be amortized over 15 years.

                                                           ADJUSTMENTS RELATED
   ASSETS/LIABILITIES                                         TO ACQUISITION
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   Cash...............................................           $   (500)
   Investment securities..............................                573
   Mortgage-backed securities.........................               (780)
   Loans receivable, net..............................              1,584
   Premises and equipment.............................             (1,238)
   Time deposits......................................                324
   Other liabilities..................................             (1,548)
                                                                 --------
   Remaining unallocated purchase price (Goodwill)....           $ 13,044
                                                                 ========

     Included in the purchase price above is $500,000 in direct costs to be paid at Closing and an additional $1,548,000 liability incurred in connection with the termination of contracts and leases, existing severance packages and Directors' Retirement Plan payouts and one-time charges related to First Public.

STATEMENT OF INCOME

     (a) Decrease in securities interest income is due to proceeds from the maturity of $15,000,000 in U.S. Treasury notes being used to pay for the purchase. The loss in interest income is estimated to be $437,000 and $785,000 for the six-month and 12-month periods beginning January 1, 1996 and January 1, 1995, respectively.

     (b) The decrease in interest expense paid on the deposits from First Public is based on an estimated 20% runoff over the course of the first 12-month period after the Merger. The decrease in interest expense for the six-month and 12-month periods beginning January 1, 1996 and January 1, 1995, $434,000 and $869,000, respectively, was computed using First Public's cost of funds as of December 31, 1995 (3.644%), assuming that runoff will occur evenly over the period.

     (c) Non-interest expense includes the projected direct cost savings from the Merger; and the amortization of goodwill for the six-month period and the 12-month periods beginning January 1, 1996 and January 1, 1995 respectively, based on an estimated 15-year amortization period. The expected savings in merging First Public's operation include reductions in salaries and employee benefits; occupancy; office and equipment and other redundant expenses. The estimated expenses for the six-month and 12-month periods beginning January 1, 1996 and January 1, 1995 are as follows:

                                                               DEBIT (CREDIT)     DEBIT (CREDIT)
                                                                 SIX-MONTH           12-MONTH
                                                                   PERIOD             PERIOD
                                                               --------------     --------------
    Salaries and employee benefits...........................    $(1,064,000)       $(2,203,000)
    Other expenses
      Occupancy..............................................       (233,000)          (466,000)
      Office and equipment...................................        (17,000)           (35,000)
      Other operating........................................       (334,000)          (650,000)
      Goodwill amortization..................................        435,000            929,000
                                                                 -----------        -----------
                                                                 $  (149,000)       $  (222,000)
                                                                 ===========        ===========

     (d) Additional income tax expense is computed using a 40% tax rate. The tax attributes of First Public will carry over to CB including all assets and liabilities and are recorded at amounts previously reflected, adjusted for purchase price allocations. The goodwill is not tax deductible.

     (e) The pro forma combined net income per common share data are based on
(i) combined historical income of First Public and Bancorp assuming the Merger is accounted for as a purchase and (ii) pro forma combined equivalent of the First Public Stock converted (as adjusted for an exchange ratio of 0.3694 of a share of Bancorp Common Stock for each share of First Public Stock) and Bancorp Common Stock as of June 30, 1996 and December 31, 1995.

           BUSINESS AND FINANCIAL INFORMATION REGARDING FIRST PUBLIC

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain historical financial data for First Public at or for the six-month periods ended June 30, 1996 and 1995 (unaudited) and at or for the years ended December 31, 1991 through December 31, 1995 (audited). Such information has been derived from and should be read in conjunction with the consolidated financial statements of First Public, including the respective notes thereto and management's discussion and analysis of financial condition and results of operations, which are provided as a part of this Proxy Statement-Prospectus. The selected historical financial information for First Public for the six-month periods ended June 30, 1996 and 1995 include, in the opinion of the management of First Public, all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the consolidated operating results and financial position of First Public for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year or any other period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- General" and "First Public Financial Statements."

                       FIRST PUBLIC SAVINGS BANK, F.S.B.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                            AT OR FOR THE SIX
                                                 MONTHS
                                              ENDED JUNE 30                     AT OR FOR THE YEAR ENDED DECEMBER 31
                                          ---------------------     ------------------------------------------------------------
                                            1996         1995         1995         1994         1993         1992         1991
                                          --------     --------     --------     --------     --------     --------     --------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES, PER SHARE AND OTHER DATA)
Balance Sheet Data:
  Total Assets.........................   $279,717     $259,535     $263,477     $260,759     $252,593     $244,081     $227,253
  Loans Receivable, net................    144,360      136,262      141,635      133,342      134,987      137,864      143,789
  Investment Securities................     65,626       65,537       63,422       60,755       40,483       30,541        7,373
  Mortgage-Backed Securities...........     45,197       36,472       36,086       32,615       16,830       11,477       15,495
  Deposit Investments in CD's..........        200        2,188        1,199        5,351       28,820       37,948       39,596
  Cash and Cash Equivalents............     15,987       14,271       12,727       24,081       27,354       22,249       17,160
  Federal Home Loan Bank Stock.........      1,651        1,569        1,608        1,530        1,462        1,423        1,185
  Deposits.............................    255,305      234,966      238,474      230,064      223,844      218,415      204,396
  Stockholders' Equity(1)..............     22,557       21,871       22,961       20,836       27,236       24,101       21,387
  Stockholders' Equity Per Share.......       5.64         5.47         5.74         5.21         6.81         6.03         5.35
Operating Data:
  Total Interest Income................   $  9,757     $  9,086     $ 18,628     $ 16,954     $ 17,205     $ 19,077     $ 19,946
  Total Interest Expense...............      4,393        4,054        8,428        6,359        6,324        8,419       11,145
  Provision for Loan Losses............        112           85          301          246            2          174           21
                                          --------     --------     --------     --------     --------     --------     --------
  Net Interest Income After Provision
    for Loan Losses....................      5,252        4,947        9,899       10,349       10,879       10,484        8,780
  Other Income.........................        116          590          656          261        1,211          399          223
  Other Expenses.......................      3,010        2,847        5,669        5,514        5,049        4,560        3,887
                                          --------     --------     --------     --------     --------     --------     --------
  Income Before Income Taxes...........      2,358        2,690        4,886        5,096        7,041        6,323        5,116
  Income Tax Expense...................        978        1,115        2,026        2,118        2,906        2,609        1,978
                                          --------     --------     --------     --------     --------     --------     --------
  Net Income...........................   $  1,380     $  1,575     $  2,860     $  2,978     $  4,135     $  3,714     $  3,138
                                          ========     ========     ========     ========     ========     ========     ========
  Net Income Per Share.................   $   0.35     $   0.39     $   0.72     $   0.74     $   1.03     $   0.93     $   0.78
  Cash Dividend Paid...................        500        8,500        9,000        1,500        1,000          560          440
  Cash Dividend Per Share..............       0.13         2.13         2.25         0.38         0.25         0.14         0.11
  Dividend Payout Ratio(2).............      36.23%      539.68%      314.69%       50.37%       24.18%       15.08%       14.02%
Other Data:
  Return on Average Assets(3)..........       1.02%        1.21%        1.09%        1.16%        1.67%        1.58%        1.46%
  Return on Average Equity(3)..........      12.13%       14.75%       13.06%       12.39%       16.11%       16.33%       15.66%
  Equity to Assets.....................       8.06%        8.43%        8.71%        7.99%       10.78%        9.87%        9.41%
  Interest Rate Spread (End of
    Period)............................       3.79%        3.55%        3.77%        3.65%        3.82%        3.87%        3.89%
  Interest Earning Assets to Interest
    Bearing Liabilities (End of
    Period.............................     106.94%      109.08%      107.63%      112.00%      111.66%      110.57%      109.88%
  Non-Performing Assets (End of
    Period)............................   $    502     $    659     $    894     $    819     $    655     $     90     $    641
  Non-Performing Assets to Total Assets
    (End of Period)....................       0.18%        0.25%        0.34%        0.31%        0.26%        0.04%        0.28%
  Non-Performing Loans (End of
    Period)............................   $    235     $    464     $    345     $    819     $    655     $     90     $    641
  Allowance for Losses on Loans........   $    617     $    537     $    517     $    461     $    322     $    320     $    146
  Ratio of Allowance for Losses on
    Loans to Period End Loans, net.....       0.43%        0.39%        0.37%        0.35%        0.24%        0.23%        0.10%
  Ratio of Allowance for Losses on
    Loans to Total Non-Performing
    Loans..............................     262.55%      115.73%      149.86%       56.29%       49.16%      355.56%       22.78%
  Full Service Offices (End of
    Period)............................          5            5            5            5            5            4            4

---------------

(1) 1992 beginning equity was restated by $440,101 due to the adoption of SFAS No. 109, "Accounting for Income Taxes". Also, in 1994, the Board declared two special cash dividends of $0.125 and $2.00 per share which reduced equity by $8.5 million.

(2) Dividends paid per share divided by net income per share.

(3) Ratios are based on average assets and average equity. Average assets and average equity are calculated by averaging the beginning and ending balances.

     The table below sets forth consolidated average daily balances of each principal category of assets, liabilities and stockholders' equity, interest on interest-earning assets, and interest on interest-bearing liabilities, and the average yields earned or rates paid thereon for the periods indicated. The table also shows the net interest earnings and the net yield on average earning assets. Averages were computed based upon averages of monthly average balances.

                                                                  SIX MONTHS ENDED JUNE 30
                                                 -----------------------------------------------------------
                                                             1996                           1995
                                                 ----------------------------   ----------------------------
                                                            INTEREST   RATE                INTEREST   RATE
                                                 AVERAGE    INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/
                                                 BALANCE    EXPENSE    PAID     BALANCE    EXPENSE    PAID
                                                 --------   -------   -------   --------   -------   -------
                                                                       (IN THOUSANDS)
ASSETS:
Interest-earning assets:
Gross Loans(1)(2).............................   $143,633   $5,922      8.08%   $134,286   $5,418      7.91%
Investment securities.........................    102,893    3,369      6.60      98,103    3,114      6.34
Federal funds sold and other..................     16,228      423      5.24      20,110      520      5.64
                                                 --------   -------   -------   --------   -------   -------
    Total interest-earning assets.............   $262,754   $9,714      7.33    $252,499   $9,052      7.12
FHLB Stock....................................      1,640       43      5.47       1,560       34      4.42
Allowance for possible loan losses............       (587)                          (525)
Nonearning assets:
  Cash and due from banks.....................      2,113                          2,074
  Premises and equipment, net.................      3,476                            408
  Accrued interest receivable.................      2,158                          2,069
  Other assets................................        895                            623
                                                 --------                       --------
    Total average assets......................   $272,449                       $258,708
                                                 --------                       --------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  Transaction accounts........................   $ 26,432   $  137      1.04%   $ 24,863   $  167      1.34%
  Regular Deposit.............................     41,673      389      1.87      42,093      442      2.10
  Money Market Accounts.......................     35,896      407      2.27      40,902      465      2.28
  Certificates................................    141,352    3,460      4.96     123,730    2,980      4.99
                                                 --------   -------   -------   --------   -------   -------
    Total savings deposits....................    218,921    4,256      3.93     206,725    3,887      3.86
                                                 --------   -------   -------   --------   -------   -------
    Total deposits............................    245,353    4,393      3.60     231,588    4,054      3.59
Non-interest bearing liabilities
  Transaction accounts........................      1,817                          1,637
  Other liabilities...........................      2,508                          3,900
                                                 --------                       --------
    Total liabilities.........................    249,678                        237,125
                                                 --------                       --------
    Total stockholder's equity................     22,771                         21,583
    Total average liabilities and
      stockholder's equity....................   $272,449                       $258,708
                                                 =========                      =========
    Net interest income.......................              $5,364                         $5,032
                                                            ========                       ========
    Net interest rate spread..................                          3.73%                          3.53%
                                                                      ========                       ========

---------------

(1) Nonaccrual loans are included in the average balance column; however only collected interest is included in the interest column.

(2) Loan origination fees are included in interest on loans.

                                                                    YEAR ENDED DECEMBER 31
                                  ------------------------------------------------------------------------------------------
                                              1995                           1994                           1993
                                  ----------------------------   ----------------------------   ----------------------------
                                             INTEREST   RATE                INTEREST   RATE                INTEREST   RATE
                                  AVERAGE    INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/
                                  BALANCE    EXPENSE    PAID     BALANCE    EXPENSE    PAID     BALANCE    EXPENSE    PAID
                                  --------   -------   -------   --------   -------   -------   --------   -------   -------
                                                                        (IN THOUSANDS)
ASSETS:
Interest-earning assets:
Gross Loans(1)(2)................ $136,939   $11,178     8.02%   $134,004   $10,831     7.77%   $136,593   $11,984     8.31%
Investment securities............   99,973     6,394     6.43      73,906     4,290     5.79      52,028     3,038     5.95
Federal funds sold and other.....   16,986       976     5.74      42,776     1,750     4.02      56,573     2,125     3.82
                                  --------   -------   -------   --------   -------   -------   --------   -------   -------
    Total interest-earning
      assets..................... $253,898   $18,548     7.24    $250,686   $16,871     6.55    $245,194   $17,147     6.77
FHLB Stock.......................    1,579        80     4.72       1,502        83     4.76       1,439        58     4.02
Allowance for possible loan
  losses.........................     (567)                          (312)                             0
Nonearning assets:
  Cash and due from banks........    1,884                          3,488                          2,238
  Premises and equipment, net....    1,178                            492                            441
  Accrued interest receivable....    2,120                          1,841                          1,783
  Other assets...................    1,042                            454                            484
                                  --------                       --------                       --------
    Total average assets......... $261,134                       $258,151                       $251,579
                                  --------                       --------                       --------
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Interest-bearing liabilities:
  Transaction accounts........... $ 25,291   $   309     1.22%   $ 26,600   $   359     1.35%   $ 26,272   $   422     1.61%
  Regular Deposit................   41,734       856     2.05      44,331       953     2.15      42,458       983     2.32
  Money Market Accounts..........   39,795       905     2.27      48,364     1,103     2.28      51,013     1,298     2.55
  Certificates...................  127,269     6,358     5.07     106,290     3,944     3.76     100,814     3,621     3.47
                                  --------   -------   -------   --------   -------   -------   --------   -------   -------
    Total savings deposits.......  208,798     8,119     3.93     198,985     6,000     3.04     194,285     5,902     2.97
                                  --------   -------   -------   --------   -------   -------   --------   -------   -------
    Total deposits...............  234,089     8,428     3.62     225,585     6,359     2.83     220,557     6,324     2.81
Non-interest bearing liabilities
  Transaction accounts...........    1,573                          1,890                          1,881
  Other liabilities..............    3,436                          2,400                          3,048
                                  --------                       --------                       --------
    Total liabilities............  239,098                        229,875                        225,486
                                  --------                       --------                       --------
    Total stockholder's equity...   22,036                         28,276                         26,093
    Total average liabilities and
      stockholder's equity....... $261,134                       $258,151                       $251,579
                                  =========                      =========                      =========
    Net interest income..........            $10,200                        $10,595                        $10,881
                                             ========                       ========                       ========
    Net interest rate spread.....                        3.62%                          3.72%                          3.96%
                                                       ========                       ========                       =======

---------------

(1) Nonaccrual loans are included in the average balance column; however, only collected interest is included in the interest column.

(2) Loan origination fees are included in interest on loans.

     Rate and Volume Variances. The following table sets forth a summary of the changes in average assets and liability balances (volume) and changes in average interest rates for the periods indicated.

                                          SIX MONTHS
                                        ENDED JUNE 30                       YEAR ENDED DECEMBER 31
                                    ----------------------   ----------------------------------------------------
                                    1996 COMPARED TO 1995      1995 COMPARED TO 1994      1994 COMPARED TO 1993
                                    ----------------------   -------------------------   ------------------------
                                    VOLUME   RATE    TOTAL   VOLUME     RATE    TOTAL    VOLUME   RATE     TOTAL
                                    ------   -----   -----   -------   ------   ------   ------   -----   -------
                                        (IN THOUSANDS)            (IN THOUSANDS)              (IN THOUSANDS)
NET INTEREST INCOME VARIANCE
  ANALYSIS:
Increase (decrease) in interest
  income:
  Loans...........................   $384    $ 120    504    $   140   $  207   $  347   $(260 )  $(893)  $(1,153)
  Investment securities...........    138      117    255      1,600      504    2,104   1,336      (84)    1,252
  Federal funds sold and other....    (71)     (26)   (97)    (2,620)   1,846     (774)   (476 )    101      (375)
                                    -----    -----   ----    -------   ------   ------   ------   -----    ------
         Total....................   $451    $ 211   $662    $  (880)  $2,557   $1,677   $ 600    $(876)  $  (276)
  Interest-bearing transaction
    accounts......................   $ 11    $ (41)  $(30)   $   (17)  $  (33)  $  (50)  $   5    $ (68)  $   (63)
  Savings accounts................     (4)     (49)   (53)       (54)     (43)     (97)     48      (78)      (30)
  Money Market Accounts...........    (57)      (1)   (58)      (195)      (3)    (198)    (65 )   (130)     (195)
  Total certificates of deposit...    503      (23)   480        873    1,541    2,414     128      195       323
                                    -----    -----   ----    -------   ------   ------   ------   -----    ------
         Total....................   $453    $(114)  $339    $   607   $1,462   $2,069   $ 116    $ (81)  $    35
Increase (decrease) in net
  interest income.................   $ (2)   $ 325   $323    $(1,487)  $1,095   $ (392)  $ 484    $(795)  $  (311)

     The above table sets forth information regarding changes in interest income and expense for the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in rate (changes in rate multiplied by old volume) and (ii) changes in volume (changes in volume multiplied by old rate). Interest-earning asset and interest-bearing liability balances in the calculations are computed using monthly average balances. The changes due to rate and volume have been allocated to rate and volume in proportion to the relationship between their absolute dollar amounts.

BUSINESS-GENERAL

     First Public's principal business consists of attracting deposits from the communities it serves through a variety of deposit programs and originating loans secured primarily by single-family and multi-family residential properties, and, to a small extent, commercial real estate.

     First Public derives its income principally from interest earned on loans, mortgage-backed securities, U.S. Treasury and government agency securities and other investments. First Public's principal expenses are interest expenses on deposits, salaries and employee benefits, office occupancy expenses and other miscellaneous expenses. Funds for these activities are provided principally by repayments of outstanding loans, deposit growth and operating revenues.

BUSINESS STRATEGY

     First Public's business plan has been premised on providing high-quality, full service community banking to its customers. First Public's intent has been to provide a wide range of banking services to its customers through the establishment and maintenance of long-term, full-service relationships. First Public's strategies have included providing a full line of loans secured by both residential and commercial properties. First Public also has invested in high quality assets such as U.S. government treasury and government agency mortgage-backed securities.

     First Public's business strategy has been to pursue growth while maintaining a "well capitalized" status. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." A key element of First Public's business plan has been to grow with the following objectives: (1) achieve a larger asset size to maximize operating efficiency and achieve economies of scale; and (2) provide better service and a wider array of products to customers in First Public's market. The focus of such growth has been in the area of core deposits to lower First Public's average cost of funds and enhance the ability to cross-sell other products and services offered by First Public. Management's most important objective has been to build a long-term banking relationship with customers. First Public anticipates continued growth in the immigrant population in its market area and believes that there are opportunities for expansion. First Public believes that smaller, well capitalized local financial institutions, such as First Public, can provide fast, efficient and more personalized community banking services to its customers than can the regional, super-regional and national financial institutions.

MARKET AREA

     First Public's primary market area consists of the Los Angeles Chinatown area and the greater San Gabriel Valley area. First Public's corporate office is located in Los Angeles, California, and it has five full service branch offices in Los Angeles' Chinatown, Monterey Park, Alhambra, San Gabriel and Rowland Heights. First Public explores additional branching opportunities as they arise.

LENDING ACTIVITIES

     Loan Portfolio Composition. First Public's net loan portfolio, excluding mortgage-backed securities, totaled $141.6 million at December 31, 1995, representing 53.7% of total assets and $144.4 million, or 51.6% of total assets, at June 30, 1996. First Public's policy has been to concentrate its lending activities within its primary market area. Single-family residential loans comprise the largest group of loans in First Public's loan portfolio, amounting to $74.3 million, or 51.8% of the total loan portfolio, at December 31, 1995, and $75.2 million, or 51.4% of total loans, at June 30, 1996. Mortgage-backed securities, which consist of interests in single-family residential loans, totaled $36.1 million, or 13.7% of total assets, at December 31, 1995 and $45.2 million, or 16.2% of total assets, at June 30, 1996. For a discussion of First Public's mortgage-backed securities, see "-- Mortgage-Backed Securities." In addition, multifamily loans amounted to $52.1 million, or 36.3% of the total loan portfolio, at December 31, 1995, and $54.5 million, or 37.2% of total loans, at June 30, 1996. Commercial and industrial real estate loans amounted to $16.4 million, or 11.4% of the total loan portfolio, at December 31, 1995, and $15.5 million, or 10.6% of total loans, at June 30, 1996. Total real estate loans amounted to $146.3 million at June 30, 1996, $143.5 million at December 31, 1995 and $135.1 million at December 31, 1994. This represents increases of $2.9 million, or 2.0%, and $8.4 million, or 6.2%, respectively, from the prior period. For a discussion of First Public's competition, see "-- Competition".

     First Public also originates loans secured by deposits. At December 31, 1995, loans secured by deposits amounted to $433,807, or 0.3% of the total loan portfolio. At June 30, 1996, these loans totaled $696,754, or 0.5% of total loans. First Public also made a small number of automobile loans and consumer loans. At December 31, 1995, these loans totaled $298,212, or 0.2% of the total loan portfolio. At June 30, 1996, these loans totaled $465,964, or 0.3% of total loans.

     The following table sets forth information concerning First Public's loan portfolio by loan type at the dates indicated:

                               AT JUNE     % OF      AT DECEMBER    % OF      AT DECEMBER    % OF
                               30, 1996   TOTAL       31, 1995     TOTAL       31, 1994     TOTAL
                               --------   ------     -----------   ------     -----------   ------
                                                     (DOLLARS IN THOUSANDS)
Single-family residential
  loans......................  $ 75,208    51.39        $ 74,289    51.78        $ 68,780    50.92
Multi-family Loans...........    54,486    37.23          52,109    36.32          49,493    36.65
Commercial and Industrial
  Loans......................    15,480    10.58          16,350    11.40          16,213    12.00
Loans Secured by Deposit
  Accounts...................       697     0.48             433     0.30             455     0.34
Other Loans..................       466     0.32             298     0.20             117     0.09
                               --------   ------        --------   ------        --------   ------
  Total Loans................  $146,337   100.00%       $143,479   100.00%       $135,058   100.00%
                               --------   ------        --------   ------        --------   ------
Less:
  Allowance for Loan Losses
     (general & specific)....      (617)                    (517)                    (461)
  Deferred Loan Fees.........    (1,361)                  (1,328)                  (1,255)
                               --------                 --------                 --------
  Net Loans..................  $144,359                 $141,634                 $133,342
                               --------                 --------                 --------

     The following table sets forth maturity distribution as of the dates indicated for loans with fixed and adjustable interest rates. Adjustable-rate loans have been included in the first period in which a rate adjustment is scheduled to occur. The amounts shown for each period do not take into account loan prepayments and normal amortization of First Public's loan portfolio and include non-performing loans.

                                                               AT JUNE 30, 1996
                                                 --------------------------------------------
                                                    FIXED         ADJUSTABLE
                                                    RATE             RATE            TOTAL
                                                 -----------     ------------     -----------
                                                                (IN THOUSANDS)
        1 year or less.........................    $     0          $88,873         $ 88,873
        After 1 year through 5 years...........        739            1,761            2,500
        After 5 years..........................     54,964                0           54,964
                                                   -------          -------         --------
                                                   $55,703          $90,634         $146,337
                                                   =======          =======         ========

                                                             AT DECEMBER 31, 1995
                                                 --------------------------------------------
                                                    FIXED         ADJUSTABLE
                                                    RATE             RATE            TOTAL
                                                 -----------     ------------     -----------
                                                                (IN THOUSANDS)
        1 year or less.........................    $     0          $89,259         $ 89,259
        After 1 year through 5 years...........      1,789              913            2,702
        After 5 years..........................     51,518                0           51,518
                                                   -------          -------         --------
                                                   $53,307          $90,172         $143,479
                                                   =======          =======         ========

     Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates.

     Origination, Purchase and Sale of Loans. First Public has general authority to originate loans secured by real estate located throughout the United States. Consistent with its emphasis on being a community-oriented financial institution, First Public generally has concentrated its lending activities within its primary market area. As of December 31, 1995, 73.8% of original loan balances were located within First Public's assessment area. As of June 30, 1996, 76.3% of original loan balances were located within First Public's assessment area.

     All loans are originated by First Public Loan Department staff. Residential mortgage loan origination is attributable to depositors, walk-in customers, advertising and referrals from real estate brokers and builders. All of First Public's loan applications are evaluated by First Public to ensure compliance with First Public's underwriting standards. See "Loan Underwriting Policies."

     The following table sets forth total loans secured by real estate originated, purchased, repaid and sold by First Public during the periods indicated.

                                                    SIX MONTHS           YEAR ENDED DECEMBER 31,
                                                       ENDED         -------------------------------
                                                   JUNE 30, 1996      1995        1994        1993
                                                   -------------     -------     -------     -------
                                                   (IN THOUSANDS)
Loan Origination.................................     $ 9,243        $17,897     $17,649     $37,904
Loans Purchased..................................           0          1,029           0           0
Principal Loan Reductions and Loan Payoffs.......      (6,649)       (10,482)    (20,136)    (39,599)
                                                       ------         ------      ------      ------
  Increase/(Decrease) in Loans Receivables.......     $ 2,594        $ 8,444     $(2,487)    $(1,695)
                                                       ======         ======      ======      ======

     Loan Underwriting Policies. First Public's lending activities are subject to its written, non-discriminatory underwriting standards and loan origination procedures prescribed by First Public's Board of Directors and its management. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items are verified through the use of credit reports, financial statements and confirmations. Property valuations are performed by qualified, independent outside appraisers who are approved by First Public's Board. All loans must be approved by the appropriately authorized loan committee based on the loan amount. The authorities of the loan committees are established by the Board.

     First Public's policy has been to have its mortgage loans secured by a valid lien on the real property and to obtain a title insurance policy which ensures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to funding. When the properties are in flood plains, as designated by the Department of Housing and Urban Development, flood insurance policies must also be obtained. Borrowers, in certain cases, are also required to advance funds on a monthly basis, together with each payment of principal and interest, to a mortgage escrow account from which First Public makes disbursements for items such as real estate taxes and hazard insurance premiums.

     Federal law directs the OTS to implement appraisal standards consistent with the practices of the bank regulatory agencies. Pursuant to this directive, the OTS has a regulation requiring management to develop written appraisal policies meeting certain minimum standards, to develop guidelines for the hiring of appraisers and to review the performance of such appraisers at least annually. In addition, the OTS has adopted a policy statement providing more detailed guidance on the form and content of appraisals. The OTS has issued supplemental guidelines with respect to appraisals in accordance with the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). First Public has revised its appraisal policy to ensure its compliance with both the policy statement as well as the supplemental guidelines.

     First Public is permitted to lend up to 95% of the appraised value of the real property securing a 1 to 4 unit mortgage loan. However, if the amount of a residential loan exceeds 80% of the appraised value, First Public is required by federal regulations to obtain private mortgage insurance on that portion of the principal amount of the loan that exceeds 80% of the appraised value or the purchase price, whichever is lower. In December 1995, First Public adopted a policy which limited the maximum loan-to-value percentages of all its first position mortgage loans to 95%, and its second mortgage loans to 70% (including the amount of the first mortgage on the property). With respect to construction loans originated in connection with the providing of the permanent financing, First Public will lend up to 70% of the cost of the improved property or 60% of the appraised value on an as completed basis, whichever is lower.

     As a result of FIRREA, since 1989 the permissible amount of loans-to-one-borrower made by savings banks like First Public is the same as for national banks. The new rule generally does not permit loans-to-one-borrower to exceed 15% of First Public's unimpaired capital and surplus. Additional loans in an amount equal to 10% of unimpaired capital and surplus also may be made to a borrower if the additional loans are fully secured by readily marketable collateral. Real estate is not included in the definition of readily marketable collateral. At June 30, 1996, First Public did not have loans outstanding to any one borrower, including related entities, which exceeded applicable loans-to-one-borrower limitations.

     Federal regulations also permit First Public to invest up to four times its regulatory capital in loans secured by non-residential and commercial real estate. At December 31, 1995, First Public was allowed to invest in non-residential and commercial real estate loans in an aggregate amount up to $90.3 million. Loans in First Public's loan portfolio secured by commercial real estate (excluding multi-family) totaled $16.4 million at such date. At June 30, 1996, First Public was allowed to invest in aggregate up to $93.8 million in said loans. Loans at such date totaled $15.5 million.

     Interest rates charged by First Public on loans are determined principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Bank, legislative tax policies and government budgetary matters.

     Residential Real Estate Lending. First Public is an originator of single-family residential real estate loans secured by properties generally located within its primary market area. First Public currently originates fixed-rate mortgages and adjustable-rate mortgages ("ARMs") for terms of up to 30 years. At December 31, 1995, $74.3 million, or 51.8% of First Public's total loan portfolio, consisted of single-family residential real estate loans. At June 30, 1996, single-family residential loans totaled $75.2 million, or 51.4% of total loans. In addition, the majority of First Public's single-family residential loans are originated with loan-to-value ratios of less then 80%.

     First Public originates real estate loans for its own portfolio as well as loans that conform to Federal Home Loan Mortgage Corporation ("FHLMC") guidelines for potential resale. First Public's policy is to retain all fixed-rate mortgage loans and ARMs it originates for its portfolio. First Public's ARMs generally adjust semi-annually or annually and are indexed to either the 11th District Federal Home Loan Bank cost of funds or the one-year constant maturity treasury ("CMT").

     Adjustable-rate mortgage loans decrease the risk associated with changes in interest rates, but involve another risk, because as interest rates increase, the underlying payments by the borrower increase, increasing the potential for default. This risk is somewhat mitigated since most of the ARMs underwritten by First Public have an annual or semi-annual payment cap to limit the payment and interest rate adjustments.

     Construction Lending. First Public offers construction loans for the construction of single family and multi-family dwellings, as well as commercial properties. It has been First Public's policy to lend up to 70% of the total cost of construction or 60% of the appraised value, whichever is lower. At June 30, 1996 and December 31, 1995, First Public did not have any construction loans. Prior to making a commitment to fund a construction loan, First Public performs an analysis of the feasibility and viability of the construction project. First Public also evaluates the borrower's financial condition and resources. First Public requires an appraisal of the property by independent appraisers approved by the Board of Directors. A third party disbursement firm is used to control the disbursement of construction funds on a voucher system. Funds are disbursed only when the appropriate material and labor lien releases are secured. The disbursement company makes inspections of the construction in progress before funds are disbursed.

     Construction financing has a higher degree of risk than long-term financing on improved real estate. Construction loan risk is dependent largely upon the accuracy of the estimates of the property's value upon completion of construction and cost (including interest) of construction. During construction, several factors can result in delays and cost overruns. If an estimate of construction cost proves to be too low, First Public makes the determination whether to advance additional funds on a case by case basis. If an estimate of value proves to be too high, First Public may be confronted with collateral having a value which is insufficient to assure full repayment.

     Commercial and Multi-family Residential Real Estate Lending. The commercial and multi-family residential real estate loans (exclusive of construction loans) made by First Public are primarily secured by other income-producing commercial properties and amounted to $68.5 million, or 47.7% of the loan portfolio, at December 31, 1995, and $70.0 million, or 47.8% of total loans, at June 30, 1996.

     Commercial real estate lending is significantly riskier than residential property lending. Repayment is typically dependent on the successful operation of the real estate collateral. This risk can be significantly impacted by the supply and demand for office and retail space. As such, commercial real estate lending may be more subject to adverse conditions in the economy generally. To minimize these risks, First Public generally has made loans only in its primary market area and only to borrowers which have substantial commercial real estate experience.

     First Public evaluates all aspects of commercial and multi-family residential real estate loan transactions in order to minimize risk. To this end, permanent commercial and multi-family residential real estate loans generally are made at an initial loan-to-value ratio of 65% or less. Consideration is given to the collateral property's operating history, future operating projections, current and projected occupancy, position in the local market, location and physical condition. The underwriting analysis also includes credit checks and a review of the financial condition of the borrower.

     Loan Fee Income. In addition to interest earned on loans, First Public receives income through fees in connection with loan origination, loan modifications and late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated, which, in turn, is dependent on prevailing mortgage interest rates and their effect on the demand for loans in the market served by First Public.

     Loan origination fees and certain direct origination costs are deferred and amortized over the contractual life of the related loan as an adjustment of yield using the interest method. If a loan is prepaid or refinanced, all remaining deferred fees with respect to such loan are taken into income at such time.

     Nonperforming Loans and Other Real Estate Owned. When a borrower fails to make a payment on a loan, First Public attempts to collect the payment by contacting the borrower. If a payment on a loan has not been received by the end of the applicable grace period, initial notices are generally made five (5) days later, with follow-up contacts made thereafter. In most cases, the delinquencies are cured promptly. If the delinquency exceeds sixty (60) days, First Public generally institutes stronger measures to remedy the default, including the commencement of foreclosure proceedings.

     Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, First Public does not accrue interest on loans past due ninety (90) days or more.

     Real estate acquired by First Public as a result of foreclosure or by deed-in-lieu-of-foreclosure is classified as other real estate owned until it is sold. When such property is acquired, it is recorded at the lower of cost (the unpaid loan balance and interest) or fair value, less estimated selling costs. Any write-down is charged to the allowance for losses.

     The following table sets forth certain information regarding First Public's loans more than ninety (90) days past due and still accruing interest, non-accrual loans, total nonperforming loans and total nonperforming assets, which includes nonperforming loans and other real estate owned. First Public did not have any accruing loans more than ninety (90) days delinquent nor did it have any "troubled debt restructuring" at any of the dates presented.

                                                                            DECEMBER 31,
                                                     JUNE 30,       -----------------------------
                                                       1996             1995             1994
                                                   ------------     ------------     ------------
                                                                   (IN THOUSANDS)
Nonperforming Assets
  Nonaccrual loans...............................  $        235     $        345     $        819
  Restructured loans.............................             0                0                0
                                                    -----------      -----------      -----------
          Nonperforming loans....................           235              345              819
  Other real estate owned (OREO).................           267              549                0
                                                    -----------      -----------      -----------
          Total nonperforming assets.............  $        502     $        894     $        819
                                                    ===========      ===========      ===========
Accruing loans 90 days past due..................  $          0     $          0     $          0
Nonperforming loans to total loans...............        0.163%           0.244%           0.614%
Nonperforming assets:
          To total loans.........................        0.348%           0.631%           0.614%
          To total assets........................        0.179%           0.339%           0.314%
               TOTAL LOANS.......................  $144,359,636     $141,634,857     $133,341,659
               TOTAL ASSETS......................  $279,716,733     $263,477,235     $260,759,168

     Under federal regulations, all problem assets are subject to classification in one of three categories: "substandard", "doubtful" and "loss". For assets classified as "substandard" and "doubtful", the institution is required to establish prudent general loan loss reserves in accordance with GAAP. Assets classified as "loss" must be either completely written off or supported by a 100% specific reserve. Assets designated "special mention" are assets which do not require problem asset classification, but which have potential weaknesses or risk characteristics that could result in future problems. An institution is required to develop an in-house program to periodically classify assets and to set aside appropriate loss reserves on the bases of such classifications. The Board of Directors has established an Internal Asset Review Committee to review the assets of First Public. At June 30, 1996 and June 30, 1995, First Public's classified loans totaled $1,627,621 and $1,774,180, respectively, all of which were classified as "substandard". No assets were classified as "doubtful" or "loss". In addition, First Public had designated as "special mention" assets valued at $264,762 and $527,046 as of June 30, 1996 and June 30, 1995,
respectively. Assets designated "special mention" consisted of residential and multi-family real estate loans and other secured loans.

ALLOWANCE FOR LOAN LOSSES

     The Internal Asset Review Committee reviews the assets of First Public to evaluate the adequacy of the allowance for loan losses. In addition, the Board reviews the adequacy of First Public's allowance, adjusting the allowance as necessary, based on the recommendation of the Internal Asset Review Committee, to maintain the allowance at an adequate level. The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, economic conditions, volume, growth and net realizable value of underlying collateral, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income.

     The following table sets forth an analysis of activity in First Public's allowance for loan losses, including charge-offs and recoveries by loan categories, during the periods indicated.

                                                                              DECEMBER 31,
                                                             JUNE 30,     ---------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Balance at beginning of year...............................  $    517     $    461     $    322
Provision for possible loan losses.........................       112          301          246
Charge-offs
  Commercial...............................................         0            0            0
  Real estate -- construction..............................         0            0            0
  Real estate -- mortgage
  Real estate -- other.....................................        12          245          107
  Installment..............................................         0            0            0
  Other....................................................         0            0            0
                                                             --------     --------     --------
          Total charge-offs................................        12          245          107
Recoveries:
  Commercial...............................................         0            0            0
  Real estate -- construction..............................         0            0            0
  Real estate -- mortgage..................................         0            0            0
  Real estate -- other.....................................         0            0            0
  Installment..............................................         0            0            0
  Other....................................................         0            0            0
                                                             --------     --------     --------
          Total recoveries.................................         0            0            0
Net charge-offs............................................        12          245          107
                                                             --------     --------     --------
Balance at end of period...................................  $    617     $    517     $    461
                                                             ========     ========     ========
Loans outstanding at period end............................  $146,337     $142,151     $133,802
                                                             ========     ========     ========
Average loans..............................................  $143,633     $136,939     $134,004
                                                             ========     ========     ========
Net charge-offs during the period to average loans.........     0.01%        0.18%        0.08%

                                                JUNE 30, 1996      DECEMBER 31, 1995    DECEMBER 31, 1994
                                              ------------------   ------------------   ------------------
                                              ALLOWANCE    % OF    ALLOWANCE    % OF    ALLOWANCE    % OF
                                              FOR LOSSES   LOANS   FOR LOSSES   LOANS   FOR LOSSES   LOANS
                                              ----------   -----   ----------   -----   ----------   -----
                                                                 (DOLLARS IN THOUSANDS)
Loan Categories:
  Commercial, Financial and Agribusiness....        0          0         0          0         0          0
  Real Estate -- Construction...............        0          0         0          0         0          0
  Real Estate -- Mortgage...................      617       100%       517       100%       461       100%
  Real Estate -- Other......................        0          0         0          0         0          0
  Installment...............................        0          0         0          0         0          0
  Loans Sold With Recourse..................        0          0         0          0         0          0
                                                  ---       ----       ---       ----       ---       ----
          Total.............................      617       100%       517       100%       461       100%
                                                  ===       ====       ===       ====       ===       ====

     The following table sets forth certain information regarding First Public's allocation of the allowance for loan losses.

                                                                              DECEMBER 31,
                                                               -------------------------------------------
                                          JUNE 30, 1996               1995                    1994
                                       -------------------     -------------------     -------------------
                                       ALLOWANCE     % OF      ALLOWANCE     % OF      ALLOWANCE     % OF
                                       FOR LOSSES   LOANS      FOR LOSSES   LOANS      FOR LOSSES   LOANS
                                       ----------   ------     ----------   ------     ----------   ------
Loan Categories:
Single-family residential loan.......   $  92,797    15.05%     $  97,247    18.83%     $  72,276    15.68%
  Multi-family loans.................     326,657    52.98        280,725    54.34        327,835    71.11
  Non-residential loans..............      54,182     8.79         59,199    11.46         57,076    12.38
  Other loans........................       6,109     0.99          5,104     0.99          2,058     0.44
  Excess Loss Reserves...............     136,822    22.19         74,292    14.38          1,785     0.39
                                         --------   ------       --------   ------       --------   ------
          Total......................   $ 616,567   100.00%     $ 516,567   100.00%     $ 461,030   100.00%
                                         ========   ======       ========   ======       ========   ======

                                                                  DECEMBER 31,
                                       -------------------------------------------------------------------
                                              1993                    1992                    1991
                                       -------------------     -------------------     -------------------
                                       ALLOWANCE     % OF      ALLOWANCE     % OF      ALLOWANCE     % OF
                                       FOR LOSSES   LOANS      FOR LOSSES   LOANS      FOR LOSSES   LOANS
                                       ----------   ------     ----------   ------     ----------   ------
Loan Categories:
Single-family residential loan.......   $  73,003    22.67%     $  72,815    22.75%     $  63,061    43.34%
  Multi-family loans.................     150,558    46.76        136,190    42.56         37,397    25.70
  Non-residential loans..............      67,380    20.93         70,947    22.17         16,320    11.22
  Other loans........................       5,233     1.62          5,270     1.65          5,037     3.46
  Excess Loss Reserves...............      25,826     8.02         34,778    10.87         23,690    16.28
                                         --------   ------       --------   ------       --------   ------
          Total......................   $ 322,000   100.00%     $ 320,000   100.00%     $ 145,505   100.00%
                                         ========   ======       ========   ======       ========   ======

     Although management believes that First Public's allowance for loan losses was adequate as of June 30, 1996, First Public's provisions were based on the then current operating conditions, causing these estimates to be susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that are beyond First Public's control. Therefore, actual losses in future periods could differ materially from amounts provided and could result in material adjustments to future results of operations.

MORTGAGE-BACKED SECURITIES

     First Public invests in mortgage-backed securities (fixed and adjustable) issued by the Government National Mortgage Association ("GNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). GNMA certificates are guaranteed as to principal and interest by the full faith and credit of the United States government. FHLMC certificates are not directly backed by the United States government. Mortgage-backed securities generally are of higher quality than First Public's other assets by virtue of the guarantees that back them, are more liquid than mortgage loans and may be used to collateralize borrowings or other obligations of First Public, if needed. First Public's investment in mortgage-backed securities was $36.1 million at December 31, 1995 and $45.2 million at June 30, 1996.

INVESTMENT ACTIVITIES

     First Public is permitted by federal regulations to invest in certain securities that qualify as liquid assets under OTS regulations. Such securities may include obligations issued or fully guaranteed by the U.S. government, certain federal agency obligations and certain time deposits. First Public is required to own stock of the Federal Home Loan Bank ("FHLB") of San Francisco. First Public classifies its debt and marketable equity securities into one of two categories: available for sale or held to maturity. Held to maturity securities are those securities which First Public has the ability and intent to hold until maturity. All other securities are classified as available for sale. The following table sets forth the carrying amount and amortized cost of securities for the periods indicated.

                                                                                DECEMBER 31,
                                                                JUNE 30,     -------------------
                                                                  1996       1995(1)     1994(1)
                                                                --------     -------     -------
                                                                         (IN THOUSANDS)
Securities Available For Sale
  (At Market Value):
  U.S. Treasury securities....................................  $      0     $     0     $ 4,873
  U.S. Government agencies....................................    26,540      24,229           0
  U.S. Government mortgage-backed security....................    41,506      31,775           0
  FHLMC Stock.................................................         0           0         314
                                                                 -------     -------     -------
  Carrying amount.............................................  $ 68,046     $56,004     $ 5,187
                                                                 =======     =======     =======
  Amortized cost..............................................  $ 69,579     $54,343     $ 4,958
                                                                 =======     =======     =======
Securities Held To Maturity:
  U.S. Treasury securities....................................  $ 34,086     $39,193     $53,580
  U.S. Government agencies....................................     5,000           0       1,988
  U.S. Government mortgage-backed security....................     3,691       4,312      32,615
                                                                 -------     -------     -------
  Carrying amount.............................................  $ 42,777     $43,505     $88,183
                                                                 =======     =======     =======
  Fair value..................................................  $ 42,710     $43,756     $85,445
                                                                 =======     =======     =======

---------------

(1) The Bank transferred securities with a book value of $24,650,797 from held-to-maturity to available for sale on December 29, 1995.

     Summary yield and maturity information regarding First Public's investment securities available for sale and investment securities held-to-maturity portfolios at June 30, 1996, are set forth in the following table:

                                                                            JUNE 30, 1996
                                    ---------------------------------------------------------------------------------------------
                                                        AFTER ONE BUT      AFTER FIVE BUT
                                         WITHIN          WITHIN FIVE      WITHIN TEN YEARS        AFTER
                                        ONE YEAR            YEARS                               TEN YEARS             TOTAL
                                    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT    YIELD
                                    -------   ------   -------   ------   -------   ------   -------   ------   --------   ------
                                                                       (DOLLARS IN THOUSANDS)
Securities Available for Sale
  U.S. Treasury securities........  $    0     0.00%   $    0     0.00%   $    0     0.00%   $    0     0.00%   $      0    0.00%
  U.S. Government Agencies........   5,059     7.04    18,588     6.40     2,893     6.90         0     0.00      26,540    6.57
  U.S. Government Mortgage-backed
    securities....................       0     0.00         0     0.00         0     0.00    41,506     7.25      41,506    7.25
                                    -------    ----    -------    ----    ------     ----    -------    ----    --------    ----
          Total                     $5,059     7.04%   $18,588    6.40%   $2,893     6.90%   $41,506    7.25%   $ 68,046    6.98%
                                    =======    ====    =======    ====    ======     ====    =======    ====    ========    ====
Securities Held-to-Maturity
  U.S. Treasury securities........  $16,092    5.68%   $17,994    6.10%   $    0     0.00%   $    0     0.00%   $ 34,086    5.90%
  U.S. Government Agencies........       0     0.00     5,000     6.63         0     0.00         0     0.00       5,000    6.63
  U.S. Government Mortgage-backed
    securities....................       0     0.00     3,691     7.66         0     0.00         0     0.00       3,691    7.66
                                    -------    ----    -------    ----    ------     ----    -------    ----    --------    ----
          Total                     $16,092    5.68%   $26,685    6.41%   $    0     0.00%   $    0     0.00%   $ 42,777    6.14%
                                    =======    ====    =======    ====    ======     ====    =======    ====    ========    ====
        Total investment
          securities                $21,151    6.01%   $45,273    6.41%   $2,893     6.90%   $41,506    7.25%   $110,823    6.66%
                                    =======    ====    =======    ====    ======     ====    =======    ====    ========    ====

SOURCES OF FUNDS

     General. Deposits are the primary source of First Public's funds for lending and other general business purposes. In addition, First Public obtains funds from loan amortization and prepayments, and from operations. Contractual loan payments are a stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general market interest rates and economic conditions. Borrowings may also be used on a short-term basis to compensate for seasonal or other reductions in normal sources of funds. First Public did not have any borrowings throughout 1995 and has not had any borrowings as of June 30, 1996.

     Deposits. First Public has several programs designed to attract both short-term and long-term deposits from the communities which it serves. The bank provides various types of accounts and rates. These programs include passbook accounts, negotiable order of withdrawals ("NOW") accounts, money market demand accounts ("MMDA"), and certificates of deposit ranging from thirty (30) days to thirty-six (36) months.

     First Public's deposits are obtained primarily from residents in its primary market area. The principal methods used by First Public to attract deposit accounts include offering a wide variety of services and accounts with competitive interest rates. First Public does not accept brokered deposits.

     The following table shows the distribution of, and certain other information relating to, First Public's deposits by type as of the dates indicated:

                                                         FOR THE SIX MONTHS ENDED JUNE 30,
                                            -----------------------------------------------------------
                                                       1996                            1995
                                            ---------------------------     ---------------------------
                                            AVERAGE      % OF               AVERAGE      % OF
                                            BALANCE    DEPOSITS   RATE      BALANCE    DEPOSITS   RATE
                                            --------   --------   -----     --------   --------   -----
                                                                                (AVERAGES IN THOUSANDS)
Interest-bearing transaction accounts.....  $ 28,249     11.43    1.036%    $ 26,501     11.36    1.342%
Savings accounts..........................    41,673     16.86    1.867       42,093     18.05    2.100
Money Market Dep..........................    35,896     14.52    2.270       40,902     17.54    2.275
Certificates of Deposits and other time
  deposits:
   less than $100,000.....................   102,121     41.32    4.829       96,928     41.56    4.884
   more than $100,000.....................    39,231     15.87    5.291       26,802     11.49    5.337
                                            --------    ------    -----     --------    ------    -----
          Total Deposits:.................  $247,170    100.00    3.598%    $233,226    100.00    3.576%
                                            ========    ======    =====     ========    ======    =====

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------------------
                                                       1995                            1994
                                            ---------------------------     ---------------------------
                                            AVERAGE      % OF               AVERAGE      % OF
                                            BALANCE    DEPOSITS   RATE      BALANCE    DEPOSITS   RATE
                                            --------   --------   -----     --------   --------   -----
                                                                                (AVERAGES IN THOUSANDS)
Interest-bearing transaction accounts.....  $ 26,864     11.40    1.223%    $ 28,489     12.52    1.358%
Savings accounts..........................    41,734     17.71    2.050       44,331     19.49    2.150
Money Market Dep..........................    39,795     16.89    2.271       48,364     21.26    2.280
Certificates of Deposits and other time
  deposits:
   less than $100,000.....................    97,726     41.46    4.972       77,283     33.97    3.654
   more than $100,000.....................    29,543     12.54    5.773       29,008     12.76    3.982
                                            --------    ------    -----     --------    ------    -----
          Total Deposits:.................  $235,662    100.00    3.621%    $227,475    100.00    2.822%
                                            ========    ======    =====     ========    ======    =====

     A portion of the deposits which First Public receives are in the form of certificates of deposit with balances in excess of $100,000. These deposits are often considered to possess more liquidity risk than many other types of deposits because the amounts in excess of $100,000 are not insured by the FDIC and the depositors are more likely to move their funds in response to changes in interest rates. The following table summarizes the amount of certificates of deposit in excess of $100,000 outstanding at June 30, 1996 by maturity:

                                                                     JUNE 30, 1996
                                                                    ---------------
                                                                    (IN THOUSANDS)
                                                                    ---------------
            REMAINING MATURITY:
              Three months or less................................      $18,495
              Over three through six months.......................       10,467
              Over six through 12 months..........................       12,026
              Over 12 months......................................          204
                                                                        -------
                      Total:......................................      $41,192
                                                                        =======

     The variety of deposit accounts offered by First Public has increased its ability to retain deposits and to be competitive in obtaining new funds. Nevertheless, the threat of funds flowing away from savings institutions, such as First Public, into alternative investment vehicles (such as mutual funds, stocks and government and corporate securities) still exists. First Public's ability to attract and retain deposits and maintain its favorable cost of funds has been, and will continue to be, significantly affected by market conditions.

     Management of First Public periodically reviews rates on deposits offered by other financial institutions in its market area and, when deemed appropriate, will adjust its rates as necessary to remain competitive with such institutions.

     The following table sets forth the net deposit flows of First Public during the periods indicated:

                                                                            YEAR ENDED
                                                        SIX MONTHS         DECEMBER 31,
                                                           ENDED         -----------------
                                                       JUNE 30, 1996      1995       1994
                                                       -------------     ------     ------
                                                                 (IN THOUSANDS)
        Increase (Decrease)
          Before Interest Credit.....................     $12,769        $  (49)    $   38
        Interest Credited............................       4,062         8,459      6,182
                                                          -------        ------     ------
        Net Deposit Increase.........................     $16,831        $8,410     $6,220
                                                          =======        ======     ======

OFFICES

     As of June 30, 1996, First Public conducted its business from its Corporate Office and five branch offices. The following table sets forth certain information with respect to the offices of First Public as of June 30, 1996.

                     NET BOOK VALUE OF PREMISES INVESTMENTS

                                             LEASEHOLD        FIXED                       TOTAL
             OFFICE LOCATION                IMPROVEMENTS      ASSETS       TOTAL         DEPOSITS
             ---------------                ------------     --------     --------     ------------
Corporate Office                              $    678       $ 28,664     $ 29,342     $        n/a
  977 N. Broadway, Suite 308
  Los Angeles, CA 90012
  (213) 346-0888
Temporary Additional Corporate Office            8,150              0        8,150              n/a
  988 N. Hill Street, Suite 110
  Los Angeles, CA 90012
Chinatown Main Office                           25,621         24,157       49,778      130,698,057
  800 N. Hill Street
  Los Angeles, CA 90012
  (213) 680-3596
Monterey Park Branch                             3,927          7,042       10,969       56,841,398
  757 W. Garvey Avenue
  Monterey Park, CA 91754
  (818) 307-0707
Alhambra Branch                                  5,542          3,062        8,604       31,222,566
  43 E. Valley Blvd.
  Alhambra, CA 91801
  (818) 576-7600
San Gabriel Branch                               6,085          6,150       12,235       21,550,246
  420 W. Valley Blvd.
  San Gabriel, CA 91776
  (818) 300-0668
Rowland Heights Branch                          59,088         54,713      113,801       14,992,586
  18320 Colima Road
  Rowland Heights, CA 91748
  (818) 810-8866
                                              --------       --------     --------     ------------
          Total...........................    $109,091       $123,788     $232,879     $255,304,853
                                              ========       ========     ========     ============

     First Public also owns property at 500-540 W. Garvey Avenue, Monterey Park, California, which was scheduled for development of a new Head Office in 1997 and is recorded at its cost of $3.2 million. Bancorp has indicated it presently does not intend to develop the property, if the Merger is consummated.

COMPETITION

     First Public opened for business in August 1979 to provide for the banking needs of the Chinese American community and the growing number of Chinese immigrants. First Public faces strong competition both in its lending activities and in attracting deposits. Competition in originating loans comes primarily from other savings banks, savings and loan associations, commercial banks and mortgage bankers. First Public competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides borrowers.

     First Public competes for deposits by offering a variety of deposit accounts at competitive rates and by maintaining convenient business hours and retail banking office locations with interbranch deposit and withdrawal privileges at each office. All branch offices are open seven days a week. Since the majority of First Public customers are Chinese American, First Public competes by providing its customers with bilingual service. First Public faces substantial competition for deposits from other savings banks, savings and loan associations, commercial banks, money market mutual funds, credit unions and other financial institutions, especially from financial institutions with branches in its service area and which cater to the Chinese American population. The ability of First Public to attract and retain deposits depends on its ability to provide investment opportunities meeting the requirements of investors as to rate of return, liquidity, risk and other factors.

EMPLOYEES

     As of June 30, 1996, First Public had 69 full-time employees and 37 part-time employees. None of these employees is represented by a collective bargaining agent or union, and First Public believes its relations with its personnel to be good.

LEGAL PROCEEDINGS

     First Public is not involved in any legal proceedings not in the ordinary course of business or which could have a material adverse effect on its business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion, and management's beliefs set forth in other sections of this Proxy StatementProspectus (see, for example, "Business and Financial Information Regarding First Public -- Allowance for Loan Losses"), are intended to provide information to facilitate the understanding and assessment of the consolidated financial condition of First Public as reflected in the financial statements and footnotes included elsewhere in this Proxy Statement-Prospectus and should be read and considered in conjunction therewith. These discussions include statements regarding First Public management's beliefs, projections and assumptions with respect to future operations. These forward-looking statements are not projections of future results. Actual results for any period may vary from past results discussed herein for numerous reasons, some of which may or may not be foreseen by management. See "Regulatory and Economic Risk Factors -- Uncertainty of Future Results."

GENERAL

     First Public's business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits and other funds to make mortgage loans secured by residential and commercial real estate located in Southern California. Additionally, First Public also invests in mortgage-backed securities and other permissible investments.

     First Public is regulated by the OTS and the FDIC which, through the SAIF, insures the deposit accounts of institutions, such as First Public. Originally chartered as a California savings and loan association in 1977, First Public converted to its current status as a federally-chartered savings bank in 1993 without any material impact on its financial condition or results of operations. First Public is a member of the FHLB of San Francisco.

     The profitability of First Public depends primarily on its net interest income, which is the difference between interest income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing deposits. First Public's net earnings are also dependent, to a lesser extent, on the level of its other income, including loan related fees and servicing charges and the level of its general, administrative and other expenses, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums and miscellaneous other expenses, as well as federal and state income tax expense.

     The discussion herein is based upon the unaudited consolidated financial statements as of and for the six months ended June 30, 1996 and 1995 and audited consolidated financial statements as of and for the years ended December 31, 1995, 1994 and 1993. See "First Public Financial Statements.

INTEREST RATE RISK MANAGEMENT

     The OTS estimates an institution's net portfolio value ("NPV") under a range of interest rate scenarios. The larger the percentage change in net portfolio value, the higher the exposure an institution has to interest rate risk, and vice versa.

     The following table sets forth certain information at the dates indicated relating to First Public's percentage change in net portfolio value as reported by the OTS.

                                                                      % NPV CHANGE AT
                                                 % NPV CHANGE          DECEMBER 31,
                                                 AT JUNE 30,        -------------------
                 INTEREST RATE CHANGE                1996            1995         1994
        ---------------------------------------  ------------       ------       ------
        +400 basis points......................     -40.86%         -18.10%      -17.10%
        +300 basis points......................     -30.24          -12.63       -11.91
        +200 basis points......................     -19.61           -7.45        -7.19
        +100 basis points......................      -9.27           -3.02        -3.18
          0 basis points.......................          0               0            0
        -100 basis points......................       7.59            4.74         2.20
        -200 basis points......................      13.57            9.11         3.22
        -300 basis points......................      21.59           14.30         3.59
        -400 basis points......................      31.25           22.40         9.46

     First Public is required to provide the OTS each quarter with certain data on its loan portfolio, investments, deposits and other balance sheet items. The OTS then processes the data in its interest rate risk model along with the OTS' assumptions of interest rates and other factors. Management believes that the OTS interest rate risk model used to evaluate First Public's exposure to changes in interest rates could vary substantially, if data with greater detail is required by the OTS or different assumptions were used.

CHANGES IN FINANCIAL CONDITION.

     Assets. At December 31, 1995, First Public's assets were $263.5 million, as compared to $260.8 million at December 31, 1994. This represents an increase of $2.7 million, or 1.0%, from the prior year. Total real estate loans amounted to $141.6 million at December 31, 1995 and 133.3 million at December 31, 1994. This represents an increase of $8.3 million, or 6.2%, from the prior year. For a discussion of First Public's loan portfolio, see "Business and Financial Information Regarding First Public -- Lending Activities". Investment in time deposits in other financial institutions decreased from $5.4 million at December 31, 1994 to $1.2 million at December 31, 1995, representing a decrease of $4.2 million, or 77.6%. The decrease is attributed directly to the low interest rate environment and the many alternative investments currently available in the marketplace. Accordingly, investment in U.S. Treasury and government agency securities increased $2.7 million, or 4.4%, from $60.8 million at December 31, 1994 to $63.4 million at December 31, 1995. Investment in GNMA and FHLMC mortgage-backed securities amounted to $36.1 million at December 31, 1995 and $32.6 million at December 31, 1994. This represents an increase of $3.5 million, or 10.6%, from the prior year. Investment in overnight federal funds at December 31, 1995 was $6.5 million as compared to $17.0 million at December 31, 1994. This represents a decrease of $10.5 million, or 61.7%, from the prior year.

     Total assets at June 30, 1996 and June 30, 1995 were $279.7 million and $259.5 million, respectively. This represents an increase of $20.2 million, or 7.8%. Total loans increased from $136.3 to $144.4 million representing an increase of $8.1 million, or 5.9%, during this same period. During this same period, investment securities was relatively unchanged from $65.5 million to $65.6 million. Mortgage-backed securities increased from $36.5 million at June 30, 1995 to $45.2 million at June 30, 1996, representing an increase of $8.7 million, or 23.9%.

     Deposits. Deposits at First Public increased by $8.4 million, or 3.7%, from December 31, 1994 to December 31, 1995. For a discussion of First Public's deposits, see "Business and Financial Information Regarding First
Public -- Sources of Funds -- Deposits".

     Total deposits at June 30, 1996 and June 30, 1995 were $255.3 million and $235.0 million, respectively. This represents an increase of $20.3 million, or 8.7%.

     Stockholders' Equity. Total stockholders' equity amounted to $23.0 million at December 31, 1995, compared to $20.8 million at December 31, 1994, representing an increase of $2.1 million, or 10.2%. In 1994,

First Public declared special dividends totalling $8.5 million, of which $500,000 was paid in 1994 and $8.0 million was paid in 1995.

     Total stockholders' equity at June 30, 1996 and June 30, 1995 was $22.6 million and $21.9 million, respectively. The increase of only $686,154, or 3.1%, was primarily due to the unrealized loss on sale of securities available for sale.

ALLOWANCE FOR LOAN LOSSES

     First Public's allowance for loan losses was $516,567 and $461,030 at December 31, 1995 and 1994, respectively, representing an increase of $55,537, or 12.0%. Provisions for possible loan losses are charged against earnings to bring the total allowance to a level deemed appropriate by management based on historical experience, the volume and type of lending conducted by First Public, industry standards, the amount of non-performing assets, general economic conditions, particularly as they relate to First Public's market area, and other factors related to the collectability of First Public's loan portfolio.

     The Bank's allowance for loan losses increased from $536,998 at June 30, 1995 to $616,567 at June 30, 1996, representing an increase of $79,569, or 14.8%.

RESULTS OF OPERATIONS

     First Public had net income of $2.9 million for the year ended December 31, 1995, compared to net income of $3.0 million for the year ended December 31, 1994. The slight decrease in net income during the 1995 period was due primarily to a lower spread between First Public's interest-earning assets and interest-bearing liabilities.

     Net income decreased $1.2 million, or 28.0%, from December 31, 1993 to December 31, 1994. Net income in 1993 included a one-time business tax refund and other non-recurring income totaling $857,029. See "Other Income (Expense)." In addition, net income in 1994 included $248,808 in expenses pertaining to the proposed merger/acquisition by GBC Bancorp, Inc. The provision for loan losses in 1995, 1994 and 1993 was $300,682, $246,200 and $2,000, respectively.

     Net income for the six months ended June 30, 1996 and June 30, 1995 totaled $1.4 million and $1.6 million, respectively. This represents a decrease of $194,324, or 12.3%. Net income during the first six months of 1995 included $414,879 in gain on sale of securities available for sale.

     Net Interest Income. First Public's net interest income is determined by its interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and its relative amounts of interest-earning assets and interest-bearing liabilities. Total interest income of $18.6 million increased by $1.7 million, or 9.9%, in the year ended December 31, 1995 compared to the year ended December 31, 1994. A $1.2 million and a $1.0 million increase in interest income from U.S. government securities and government agency mortgage-backed securities, respectively, in the 1995 period more than offset the decrease of $723,747 in interest income from time deposits with other financial institutions.

     Total interest expense of $8.4 million increased by $2.1 million, or 32.5%, for the year ended December 31, 1995, compared to the year ended December 31, 1994. The increase during the year ended December 31, 1995, primarily was the result of the increase in the average rate paid on deposits during the period which more than offset an increase in the average balance of deposits.

     Total interest income decreased $250,428, or 1.5%, from December 31, 1993 to December 31, 1994. During this same period, total interest expense increased slightly from $6,324,147 to $6,359,405, or $35,258, which results in a decrease in net interest income of $285,686, or 2.6%.

     Total interest income for the six months ended June 30, 1996 and June 30, 1995 totaled $9.8 million and $9.1 million, respectively. During this same period, total interest expense was $4.4 million and $4.1 million, respectively. Net interest income for the six months ended June 30, 1996 totaled $5.4 million, and net interest income for the six months ended June 30, 1995 totaled $5.0 million. This represents an increase of $332,172, or 6.6%. The increase is directly attributed to the increasing interest rate environment in 1996, hence the increased margin between the Bank's yield on interest-earning assets and its cost of funds during the six months ended June 30, 1996.

     Other Income (Expense). Other income amounted to $656,810 at December 31, 1995, compared to $260,862 at December 31, 1994. The substantial increase from the prior year consisted primarily of $445,343 from gain on sale of securities. Excluding this item, other income decreased $49,395, or 18.9%, from the prior year.

     Other income in 1993 totaling $1,210,750 included non-recurring income of $857,029. Excluding the non-recurring items, other income decreased $92,859, or 26.3%, from December 31, 1993 to December 31, 1994.

     Other income for the six months ended June 30, 1996 and June 30, 1995 totaled $115,691 and $589,656, respectively. The substantial decrease is directly attributed to $414,879 from the gain on sale of securities available for sale in 1995. Excluding this item, the decrease totaled $59,086, or 33.8%.

     General and Administrative Expenses. General and administrative expenses totaled $5.7 million for the year ended December 31, 1995 and $5.5 million for the year ended December 31, 1994. The primary reason for the $155,658, or 2.8%, increase from the prior year was the increase in salaries and costs of employee benefits.

     General and administrative expenses increased $465,013, or 9.2%, from December 31, 1993 to December 31, 1994; however, 1994 included $248,808 in expenses pertaining to the proposed merger/acquisition by General Bank. Excluding this item, the increase would total $216,205, or 4.3%, during this period.

     General and administrative expenses for the six months ended June 30, 1996 and June 30, 1995 totaled $3.0 million and $2.8 million, respectively. This represents an increase of $163,828, or 5.8%. The increase is primarily due to an increase in staffing and related employee benefits, and to a lesser degree the additional expense pertaining to the lease of additional space for the corporate offices.

     Provision for Income Taxes. First Public's provision for income taxes amounted to $2.0 million at December 31, 1995 and $2.1 million at December 31, 1994. The primary reason for the decrease from the prior year was due to the decrease in net income of First Public.

     Provision for income taxes decreased $786,937, or 27.1%, from December 31, 1993 to December 31, 1994. The decrease is directly due to decreased income in 1994.

     Provision for income taxes for the six months ended June 30, 1996 and June 30, 1995 totaled $977,535 and $1.1 million, respectively. The decrease of $137,615, or 12.3%, is primarily due to the decrease in earnings before income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     First Public is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. OTS regulations require that First Public maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of no less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. First Public's liquid assets were $91.1 million, or 34.6% of total assets, at December 31, 1995, and $99.0 million, or 35.4% of total assets, at June 30, 1996. This represented $79.2 million and $86.5 million, respectively, in excess of the OTS minimum.

     First Public had outstanding commitments to fund loans of $1.1 million and commitments for unused lines of credit under terms of outstanding loan agreements of approximately $1.0 million at December 31, 1995. At June 30, 1996, the Bank had outstanding commitments to fund loans and commitments of unused lines of credit of $354,500 and $1.0 million, respectively. First Public believes that it has adequate resources to fund all of its commitments. If First Public requires funds beyond its internal funding capabilities, advances from the FHLB of San Francisco are available totaling approximately $46.4 million as of December 31, 1995 and $47.1 million as of June 30, 1996.

     Under OTS regulations, a "well capitalized" institution is defined as one having a core capital ratio of at least 5.0% of total assets, tangible capital of at least 6.0% of adjusted total assets and total "risk based" capital of at least 10.0% of total risk-weighted assets. As of December 31, 1995, First Public was a "well capitalized" institution, with core, tangible and risk-weighted capital ratios of 8.57%, 8.57% and 23.77%, respectively. As of June 30, 1996, First Public remained a "well capitalized" institution with core, tangible and risk-weighted capital ratios of 8.39%, 8.39%, and 25.34%, respectively. See "Supervision and Regulation -- OTS Capital Requirements."

                           SUPERVISION AND REGULATION

GENERAL FEDERAL REGULATION AND ENFORCEMENT AUTHORITY

     First Public is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States government. Accordingly, First Public is subject to broad federal regulation and oversight extending to all of its operations. First Public is chartered, supervised and examined by the OTS pursuant to the provisions of the Home Owners' Loan Act of 1933 (the "HOLA"). First Public is a member of the SAIF and the deposits of First Public are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over savings associations such as First Public. First Public is a member of the Federal Home Loan Bank (the "FHLB") of San Francisco and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

     The OTS has extensive authority over the operations of savings associations. As part of this authority, First Public is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS, as well as potentially the FDIC. The OTS' enforcement authority over savings associations is comparable in scope and authority to that which the other federal bank regulatory agencies have with respect to commercial banks. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound banking practices. Other actions or inactions may provide the basis for formal or informal enforcement actions (such as memoranda of understanding or supervisory letters), including filing inaccurate or untimely reports or non-compliance with other regulations and policies. Except under certain circumstances, public disclosure of final formal enforcement actions by the OTS is required.

LENDING AND INVESTMENT AUTHORITY AND LIMITATIONS

     The investment, lending and branching authority of a savings association is prescribed by federal laws, and an association is prohibited from engaging in any activities not permitted by such laws. Under the HOLA, First Public's ability to invest in certain types of loans and other assets is subject to certain restrictions, including: (i) a limit of 400% of its capital on the aggregate amount of loans secured by nonresidential real estate property; (ii) a limit of 10% of its assets on commercial loans; and (iii) a limit of 35% of its assets on consumer loans and acquisitions of certain debt securities; and (iv) a prohibition on investments in non-investment grade corporate debt securities.

     An association's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1996, First Public's lending limit under this restriction was $3.51 million. First Public is in compliance with the loans-to-one-borrower limitation. See "Business and Financial Information Regarding First Public -- Lending Activities."

     Federal savings institutions are also generally allowed to branch nationwide. First Public, however, only has branches in Southern California.

FDICIA

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. These included extensive changes in existing rules regarding audits, examinations and accounting. FDICIA generally requires annual on-site, full scope examinations by each bank's primary federal regulator. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

     The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action.

OTS CAPITAL REQUIREMENTS

     The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. The minimum capital ratios and First Public's ratios at June 30 1996 and December 31, 1995 are set out below:

                                       JUNE 30, 1996       DECEMBER 31, 1995     DECEMBER 31, 1994
                                    -------------------   -------------------   -------------------
                                     FIRST      MINIMUM    FIRST      MINIMUM               MINIMUM
                                    PUBLIC      CAPITAL   PUBLIC      CAPITAL    BANK       CAPITAL
                                    RATIOS      RATIOS    RATIOS      RATIOS    RATIOS      RATIOS
                                    -------     -------   -------     -------   -------     -------
                                        (UNAUDITED)
Capital Ratios:
  Core capital to adjusted total
     assets.......................    8.39%      3.00%      8.57%      3.00%      7.94%      3.00%
  Tangible capital to adjusted
     total asset..................     8.39       1.50       8.57       1.50       7.94       1.50
  Total capital to risk-weighted
     assets.......................    25.34       8.00      23.77       8.00      23.23       8.00
Capital component (in thousands):
  Core Capital....................  $23,455     $8,392    $22,574     $7,904    $12,891     $  7,8
  Tangible capital................   23,455      4,196     22,574      3,952     16,802      3,911
  Risk-based capital..............   23,869      7,545     22,929      7,718     13,883      7,292

     The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by OTS regulations). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with this requirement. At June 30, 1996, First Public had tangible capital of $23.45 million, or 8.39% of adjusted total assets, which was approximately $19.27 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

     The capital standards also require core capital equal to at least 3.0% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4.0% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3.0% ratio. At June 30, 1996, First Public had no intangibles which were subject to these tests. At June 30, 1996, First Public had core capital equal to $23.45 million, or 8.39% of adjusted total assets, which was $15.06 million above the minimum leverage ratio requirement of 3.0% as in effect on that date.

     The OTS risk-based requirement requires savings associations to have total capital of at least 8.0% of risk weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At June 30, 1996, First Public had no capital instruments that qualify as supplementary capital and $617,000 of general loss reserves, which was less than 1.25% of risk weighted assets.

     Certain exclusions from capital and assets are require to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. First Public had no such exclusions from capital and assets at June 30, 1996.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance-sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one to four family first lien mortgage loans not more than ninety (90) days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC. On June 30, 1996, First Public had total capital of $23.87 million, risk-weighted assets of $94.21 million, and a total capital to risk-weighted assets ratio of 25.34%, or $16.33 million above the 8.0% requirement in effect on that date.

PROMPT CORRECTIVE ACTION

     FDICIA-instituted changes to the supervisory process include provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. The prompt corrective action provisions of FDICIA require the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator;
(ii) required to submit an acceptable capital restoration plan within forty-five
(45) days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of business. The capital restoration plan must include a guarantee by the institution's holding company (under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan) that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters.

     Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3.0% or a risk-based capital ratio of less than 6.0%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2.0% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for the savings association, with certain limited exceptions, within ninety (90) days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver. The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

     First Public is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. The FDIC also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the institution's deposit insurance if it determines that the institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition.

     The FDIC has adopted a risk-based premium schedule. Under this schedule, the annual premiums initially ranged from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

     Legislation adopted in 1989 to provide for the resolution of insolvent savings associations also required the FDIC to establish separate deposit insurance funds -- the Bank Insurance Fund ("BIF") for banks and the SAIF for savings associations. The law required the FDIC to set deposit insurance assessments at such levels as will cause BIF and SAIF to reach their "designated reserve ratios" of 1.25% of the deposits insured by them within a reasonable period of time. Due to the lower costs of resolving bank insolvencies than those involving savings associations in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, the FDIC has since lowered deposit insurance assessment rates on all banks by revising the range to $.03 to $.27 for every $100 of deposits and, effective January 1, 1996, eliminated deposit insurance assessments (except for a minimum $2,000 payment required by law) for banks that are well capitalized and well managed. Savings associations continue to pay $0.23 for every $100 of deposits.


     The balance in SAIF was not expected to reach the designated reserve ratio until about the year 2002, as the law provided that a significant portion of the costs of resolving past insolvencies of savings associations must be paid from this source. Accordingly, it was likely that the SAIF rates would be substantially higher than the BIF rates in the future absent changes in the law.



     On September 30, 1996, President Clinton signed an omnibus appropriations bill for fiscal year 1997, which provides for the immediate implementation of a special SAIF assessment based upon SAIF-insured deposits as of March 31, 1995. Ongoing assessments for payments on the Financial Corporation bonds used to finance the 1989 legislation will be shared by BIF and SAIF members for the next three years, estimated at 1.29 and 6.44 basis points for BIF and SAIF assessable deposits, respectively. The special assessment payment, which is tax deductible and due no later than 60 days after enactment, must be accrued by SAIF-insured institutions as of September 30, 1996. First Public had accrued a pre-tax amount of $1.5 million for the special assessment at September 30, 1996.



     The new legislation also directs the Treasury Department to conduct a study and report to Congress by March 31, 1997 on the issues surrounding the proposed combination of the bank and savings association charters as a prelude to merging the SAIF into the BIF. It is uncertain at this time what effect this new assessment legislation, the proposed merger of the SAIF and BIF and a combination of the bank and savings association charters may have on the immediate and long-term role and competitiveness of savings associations.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

     First Public is subject to the OTS' regulations governing dividend payments and other capital distributions. Under those regulations, a savings association that, like First Public, is well capitalized is permitted to declare dividends of up to the greater of (i) the sum of 100% of its current net income plus one-half of its capital in excess of the minimum regulatory requirements or (ii) 75% of its net income during the most recent four-quarter period, provided that an association is not permitted to pay dividends if its shareholders' equity would be reduced below the amount required for its liquidation account pursuant to OTS regulations. First Public's declaration of dividends is also dependent upon tax considerations and general economic conditions. In addition, under FDICIA, a federal savings bank may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized.

LIQUIDITY

     All savings associations, including First Public, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%. In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At June 30, 1996, First Public was in compliance with both requirements, with an overall liquid assets ratio of 39.61% and a short-term liquid assets ratio of 14.77%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

QUALIFIED THRIFT LENDER TEST

     All savings associations, including First Public, are required to meet a qualified thrift lender ("QTL") test to avoid certain potential restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (which consists of total assets less intangibles, properties used to conduct the savings association's business and liquid assets not exceeding 20% of total assets) in qualified thrift investments on a monthly average for nine out of every twelve (12) months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. If a savings association fails to meet the QTL test, among other things, the association may be ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends.

COMMUNITY REINVESTMENT ACT

     Under the Community Reinvestment Act ("CRA"), every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. Under the new CRA regulations effective January 1, 1996, the prior process-based CRA assessment factors have been replaced with a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test.

     The CRA requires the federal regulatory agencies to assess the institution's record of meeting the credit needs of its community in connection with the examination of an association and, also, to take such record into account in its evaluation of certain applications, such as the merger application to be filed by CB to merge with First Public. Unsatisfactory CRA ratings may be used as the basis for the denial of an application unless an applicant with a "satisfactory" or "outstanding" CRA rating demonstrates it can maintain or improve its rating after a merger with an institution which has received a "needs to improve" or "substantial non-compliance" CRA rating. First Public was examined for CRA compliance in April, 1996 and received a "satisfactory" rating. CB was last examined in January, 1996 and received a "satisfactory" rating.


     Generally, transactions between a savings association and its "affiliates" are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to affiliates, are restricted to a percentage of the association's capital. First Public has no affiliates within the meaning of these restrictions and defined terms. First Public's only subsidiary, F.P. Service Corporation, is not deemed an affiliate. However, the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

     Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals. See "Interests of Certain Persons in the Merger."

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 1996, First Public was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

FEDERAL HOME LOAN BANK SYSTEM

     First Public is a member of the FHLB of San Francisco, which is one of 12 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

     As a member of the FHLB of San Francisco, First Public is required to purchase and maintain stock in the FHLB of San Francisco. At June 30, 1996, First Public had $1.65 million in FHLB stock, which was in compliance with this requirement. First Public has received dividends on its FHLB stock, which have averaged 4.21% over the past five calendar years and were 4.90% for calendar year 1995. Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of First Public's FHLB stock may result in a corresponding reduction in First Public's capital.

FEDERAL TAXATION

     Savings associations are generally subject to federal taxation in the same manner as other types of corporations. For taxable years beginning prior to January 1, 1996, however, savings associations that met certain definitional and other tests ("qualified institutions") could, unlike other corporations, use the reserve (versus specific charge-off) method to compute their deduction for bad debt losses.

     Under the reserve method, qualifying institutions were generally allowed to use either of two alternative computations. Under the "percentage of taxable income" method computation, qualifying institutions could claim a bad debt deduction computed as a percentage of taxable income adjusted for certain items. Alternatively, a qualifying institution could elect to utilize its own bad debt loss experience to compute its annual addition to its bad debt reserves (the "experience method").

     Under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, savings associations were not required to provide a federal deferred tax liability for the bad debt reserves that arose in tax years beginning before January 1, 1988. Such reserves were, however, subject to recapture in whole or in part upon the occurrence of certain events, such as failure to remain a qualified institution, distributions to shareholders in excess of the association's current and accumulated earnings and profits, a redemption of shares, or upon a partial or complete liquidation of the association. Upon the occurrence of such events, the association would be required to provide federal deferred taxes in its financial statements for the recaptured portion of the tax reserve.

     Recently enacted legislation repealed the special bad debt rules applicable to savings associations for taxable years beginning after December 31, 1995. Under the new provisions, savings associations will follow the same rules for purposes of computing allowable bad debt deductions as banks. To the extent the bad debt reserve of the savings association exceeds the allowable reserve as computed under the rules applicable to banks, such excess will be subject to recapture. An exception is provided in the new provisions that effectively grandfather the bad debt reserve as of December 31, 1987 from the current recapture provisions.

     Under the newly enacted law, if a savings association converts to a bank or is merged into a bank, the association's bad debt reserve will not automatically be subject to recapture. Recapture of the grandfathered bad debt reserve would still occur in the event of certain distributions, redemptions or partial liquidations, as previously discussed. As of June 30, 1996, First Public's tax bad debt reserve grandfathered under the new law for which federal deferred taxes have not been provided totaled approximately $3.37 million.

                  SELECTED INFORMATION REGARDING FIRST PUBLIC

OWNERSHIP OF COMMON STOCK

     The following table sets forth as of June 30, 1996 the beneficial ownership of Common Stock by (i) each person who owns beneficially more than 5% of the outstanding Common Stock, (ii) each First Public director, and (iii) all First Public directors and executive officers as a group. No common ownership of over 1 percent (1%) of the outstanding shares of Bancorp Common Stock and First Public Stock is believed to exist.

                                                                         SHARES        PERCENTAGE OF
                                                                      BENEFICIALLY        SHARES
                   NAME                                                  OWNED*         OUTSTANDING
                   ----                                               ------------     -------------
Jack and Betty Lee Family Limited Partnership**.....................       351,200             8.780%
Robert M.F. Gee.....................................................       300,000             7.500
Marina C. Wang......................................................         3,000              .075
Poy F. Wong.........................................................       207,000             5.175
Davis L. Chen.......................................................       200,000             5.000
Edward Y. Ku........................................................       100,000             2.500
Richard Y. Chau.....................................................        25,000              .625
Martin V. Lee.......................................................       129,600             3.240
Kwan L. So..........................................................       255,000             6.375
Tommy K. Leung......................................................             0              .000
Tholow D. Chan......................................................             0              .000
Eva Wong............................................................             0              .000
                                                                         ---------            ------
All directors and executive officers as a group
  (11 persons and 1 entity).........................................     1,570,800            39.270%
                                                                         =========            ======

---------------


 * There are no outstanding stock options, warrants or other rights to purchase capital stock of First Public.



** Jack C. Lee is Chairman of the Board.

FIRST PUBLIC DIRECTORS' RETIREMENT PLAN


     Under the First Public Savings Bank Directors' Retirement Plan adopted in 1995 (the "Directors' Retirement Plan"), directors who remain on the Board for ten years or more become fully vested. The maximum benefit payable to a director under this plan is $10,000 per year ($15,000 in the case of the founding Chairman and Vice Chairman of the Board), for a term equal to the number of years served, not to exceed 15 years following the director's retirement from the Board. No payments have been made to any director under this plan.

     The Directors' Retirement Plan provides that if there is a merger or change in control of First Public, each director may choose a payout option (lump sum, annual, etc.) for the benefits payable. Pursuant to the Agreement, Bancorp will honor the payment election option each vested director selects before the Closing Date.

                               DISSENTERS' RIGHTS

     If the Merger is consummated, any holder of First Public Stock may, by complying with 12 C.F.R. sec.552.14 promulgated by the OTS, be entitled to an appraisal and payment of the "fair" or appraised value of such holder's stock in lieu of electing either the Per Share Stock Consideration or the Per Share Cash Consideration. The following discussion is not a complete statement of the law relating to dissenters' rights of the First Public Stockholders, and is qualified in its entirety by reference to 12 C.F.R. sec.552.14 which is set forth as Annex 4 to this Proxy Statement and incorporated herein by reference. This discussion and 12 C.F.R. sec.552.14 should be reviewed carefully by any holder who wishes to exercise dissenters' rights or wishes to preserve the right to do so. Failure to comply with the required procedures will result in the loss of such rights.

     Holders of First Public Stock may require Bancorp to repurchase their shares at a price equal to the fair market value of such shares determined as of the Effective Time, excluding any element of value arising from the accomplishment or expectation of the Merger. Shares of First Public Stock must satisfy each of the following requirements to qualify: (i) the shares must have been outstanding on the Record Date for the determination of the holders of First Public Stock entitled to vote on the Merger; (ii) the shares must not have been voted in favor of the Merger; (iii) the holder of such shares must deliver to First Public before the Special Meeting a written notice identifying himself or herself and stating his or her intention to demand appraisal of and payment for his or her shares (which notice must be in addition to and separate from any proxy or vote against the Merger); and (iv) the holder of such shares must submit his or her share certificates to the Transfer Agent for First Public Stock, Wells Fargo Bank, Corporate Trust Department, 707 Wilshire Boulevard, 11th Floor, Los Angeles, California 90017, for notation thereon that an appraisal and payment have been demanded and appraisal proceedings are pending. A vote by proxy or in person against the Merger does not constitute a demand for appraisal.


     Within ten (10) days after the Effective Time, Bancorp shall mail to each person who made a demand (a "Qualifying Dissenting Stockholder") and did not vote in favor of the Merger a notice specifying: (i) the Effective Time; (ii) a written offer to pay for such person's shares at a price deemed by Bancorp to be the fair value of such shares; and (iii) the procedures to be followed by such person to enforce his or her dissenters' rights and that they must be satisfied within sixty (60) days of the Effective Time. The notice shall be accompanied by a balance sheet and statement of income of First Public for the 1995 fiscal year, together with interim financial statements for the most recent quarter of 1996.



     If, within sixty (60) days of the Effective Time, Bancorp and a Qualifying Dissenting Stockholder agree on the fair value of such shares, Bancorp shall make payment for such shares within ninety (90) days of the Effective Time. If, within sixty (60) days of the Effective Time, Bancorp and a Qualifying Dissenting Stockholder do not agree on the fair value of the shares, then the Qualifying Dissenting Stockholder may file a petition with the OTS, with a copy by registered or certified mail to Bancorp, demanding a determination of the fair market value of the stock. A FAILURE BY A QUALIFYING DISSENTING STOCKHOLDER TO FILE SUCH A PETITION SHALL BE DEEMED TO BE AN ACCEPTANCE OF THE MERGER TERMS.

     If a Qualifying Dissenting Stockholder has complied with the foregoing, then one or more independent persons or staff members of the OTS shall be appointed by the Director of the OTS to appraise the shares to determine their fair value. A staff member of the OTS shall review and provide an opinion on any appraisal prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director of the OTS, if he or she concurs in such valuation, will then direct payment by Bancorp of the appraised fair market value of the shares (together with interest thereon), upon surrender of the certificates representing the shares. The costs and expenses of such proceeding may be apportioned and assessed by the Director of the OTS as he or she deems equitable.

     Notwithstanding the foregoing, a Qualifying Dissenting Stockholder may withdraw his or her demand for appraisal and accept the terms of the Merger at any time within sixty (60) days after the Effective Time. Dissenting Stockholders are not entitled to vote their stock for any purpose nor are they entitled to the payment of dividends or other distributions on the stock.

     Any demands, notices, certificates or other documents required to be delivered to First Public by a stockholder exercising dissenters' rights prior to the Effective Time may be sent by mail to First Public Savings Bank, F.S.B.,
Attention: Edward Y. Ku, Secretary, or delivered in person, Attention: Corporate Secretary, to First Public Savings Bank, F.S.B., 977 North Broadway, Suite 308, Los Angeles, California 90012. After the Effective Time, any such documents should be sent by mail or delivered in person, Attention: Monica Chen, Assistant Secretary to Cathay Bank, 777 North Broadway, Los Angeles, California 90012.

                      DESCRIPTION OF BANCORP CAPITAL STOCK

BANCORP COMMON STOCK

     See "Incorporation of Certain Bancorp Information by Reference."

BANCORP PREFERRED STOCK

     Bancorp has 10,000,000 shares of authorized preferred stock (the "Bancorp Preferred Stock") of which no shares are issued and outstanding. See "Incorporation of Certain Bancorp Information by Reference." The Bancorp Preferred Stock may be issued from time to time by the Board of Directors of Bancorp as shares of one or more classes or series. As provided by the Delaware General Corporation Law ("DGCL"), the Board of Directors of Bancorp will be authorized by adopting resolutions to establish the number of shares to be included in each class or series and to fix the designations and relative powers, preferences, rights, qualifications, and limitations or restrictions thereof, including the dividend rate, terms of redemption, convertibility, voting rights and any obligation to retire the shares or series pursuant to a sinking fund. If and when issued, Bancorp Preferred Stock is likely to rank prior to the Bancorp Common Stock as to dividend rights, liquidation preferences, or both and may have full or limited voting rights. The Bancorp Board of Directors has no present intention to issue any of the Bancorp Preferred Stock. Because of its broad discretion with respect to the creation and issuance of any series of Bancorp Preferred Stock without shareholder approval, the Bancorp Board of Directors could affect adversely the voting power of the holders of Bancorp Common Stock, and, by issuing shares of Bancorp Preferred Stock with certain voting, conversion, and/or redemption rights, could discourage any attempt to obtain control of Bancorp in any transaction not approved by Bancorp's Board of Directors.

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

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
             FIRST PUBLIC STOCK AND HOLDERS OF BANCORP COMMON STOCK

GENERAL

     Bancorp is a Delaware corporation and, accordingly, is governed by the DGCL and its Delaware Certificate of Incorporation (the "Bancorp Certificate") and Bylaws (the "Bancorp Bylaws"). First Public is a federally-chartered savings bank and, accordingly, has been and will be, through the Effective Time, governed by the HOLA and the regulations of the OTS and by its Federal Stock Charter (the "First Public Charter") and its Bylaws (the "First Public Bylaws"). The holders of First Public Stock who receive the Per Share Stock Consideration will, upon the exchange of their shares of First Public Stock for shares of Bancorp Common Stock pursuant to the Merger, become shareholders of Bancorp, and their rights as such will be governed by the DGCL and the Bancorp Certificate and the Bancorp Bylaws.

     The following is a general comparison of material differences between the rights of First Public Stockholders under the First Public Charter, the First Public Bylaws and the HOLA, on the one hand, and the rights of Bancorp shareholders under the Bancorp Certificate, the Bancorp Bylaws and the DGCL, on the other. This discussion is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the DGCL and the HOLA and the regulations of the OTS, the common law thereunder, and the full text of the Bancorp Certificate, Bancorp Bylaws, First Public Charter and First Public Bylaws, as well as those of CB and the federal and California state laws and regulations applicable to CB.

CUMULATIVE VOTING AND CLASSIFIED BOARDS

     First Public's Bylaws provide for cumulative voting and for three classes of directors divided as nearly equal in number as possible, and each class has a term of three years. Under the DGCL, the shareholders of Bancorp are not entitled to cumulate their votes in the election of directors unless the Bancorp Certificate so provides. The Bancorp Certificate does not provide for cumulative voting but does provide for three classes of directors also each with three-year terms. As a result, the holders of shares representing a majority of the votes entitled to be cast in an election of directors for Bancorp will be able to elect all directors then being elected. The absence of cumulative voting could have the effect of preventing representation of minority shareholders on the Board of Directors of Bancorp.

CHANGE IN NUMBER OF DIRECTORS

     First Public's Charter provides for a Board of not fewer than five (5) or more than fifteen (15) members, except when a greater number is approved by the Board. The First Public Bylaws provide that the Board of Directors shall consist of nine (9) members.

     Under the DGCL, the number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment to the certificate. Under the Bancorp Bylaws, the number of members of the Board of Directors will be determined by resolution of the Board of Directors or by the shareholders at the annual meeting. The Bancorp Certificate provides for a range of not less than three (3) or more than twenty-five (25) directors; the exact number of the Board of Directors is currently set at twelve (12).

REMOVAL OF DIRECTORS

     Pursuant to the First Public Bylaws, at a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected,

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

to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.

     Under the DGCL, any or all directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. In the case of a corporation whose board of directors is classified, shareholders may remove directors only for cause, and in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors. The Bancorp Certificate does not currently provide for cumulative voting.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     The First Public Bylaws provide that any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the Board of Directors for a term of office continuing only until the next election of directors by the shareholders.

     The Bancorp Bylaws provide that a vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify or until their earlier resignations or removals. Under the DGCL, however, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire Board of Directors as constituted immediately prior to any such increase, the Delaware Court of Chancery may, under certain circumstances, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Additionally, when a director has been removed from office with or without cause by the shareholders, the shareholders have the right to fill such vacancy by the affirmative vote of at least a majority of the voting power of the then outstanding stock. If the shareholders fail to fill such vacancy, the Board may then do so as set forth above.

AMENDMENT OF CHARTER OR CERTIFICATE

     Except for the issuance of authorized shares as provided in the First Public Charter, no amendment, addition, alteration, change or repeal of this charter shall be made, unless such is first proposed by the Board of Directors and then is preliminarily approved by the OTS, which preliminary approval may be granted by the OTS pursuant to regulations specifying pre-approved charter amendments, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the OTS in accordance with regulatory procedures or on such other date as the OTS may specify in its preliminary approval.

     Under the DGCL, the Bancorp Certificate may be amended if such amendment is approved by the Board of Directors and by a majority of the shareholders (except for amendments to certain articles which require an 80% vote). In addition, if Bancorp were to have more than one class of stock outstanding, amendments that would adversely affect the rights of any class would require the vote of a majority of the shares of that class.

AMENDMENT OF BYLAWS

     Pursuant to the DGCL, the regulations of the OTS, the First Public Bylaws and the Bancorp Bylaws, the shareholders and the directors of both Bancorp and First Public have the power to adopt, amend or repeal bylaws.

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

DIVIDENDS

     First Public is subject to the regulations of the OTS governing dividend payments and other capital distributions. See "Supervision and Regulation -- Limitations on Dividends and Other Capital Distributions."

     The DGCL provides that a corporation may, unless otherwise restricted by its certificate of incorporation, declare and pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The Bancorp Certificate places no restriction on the declaration or payment of dividends. The DGCL also provides that a corporation may redeem or repurchase its shares only out of surplus. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In addition to the restrictions on dividends imposed under the DGCL, Bancorp and CB are subject to the same federal regulatory restrictions on dividends that apply to savings associations and then parent holding companies. See "Supervision and Regulation -- Restrictions on Dividends and Other Capital Distributions."

SPECIAL MEETING OF SHAREHOLDERS AND ACTION BY SHAREHOLDERS WITHOUT A MEETING

     The DGCL provides that a special meeting may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. The Bancorp Bylaws provide that a special meeting may also be called by the Chairman of the Board or by the President, and shall be called by the Chairman of the Board, the President or the Secretary at the request in writing of the majority of the Board of Directors, or at the request in writing of shareholders owning a majority of the outstanding shares entitled to vote.

     The First Public Bylaws are the same, unless otherwise prescribed by OTS regulations, except that a special meeting must be called upon the request in writing of one-tenth or more of the outstanding shares entitled to vote at the meeting.

     Under the DGCL (unless otherwise provided in the certificate of incorporation), any action which is required to be taken or may be taken at a meeting of shareholders, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. The Bancorp Certificate does not provide otherwise.

     The First Public Bylaws are the same except that any action taken without a meeting requires the written consent of all First Public Stockholders entitled to vote with respect to the subject matter.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Federal savings associations are required by an OTS Regulation to indemnify their directors, officers, and employees against any action brought or threatened because that person is or was a director, officer, or employee for:
(i) any amount for which such person becomes liable under a judgment in such action, and (ii) reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by that person in defending or settling such action or in enforcing such person's rights under the applicable regulation if he or she attains a favorable judgment in such enforcement action. Indemnification shall be made to such person only if: (i) final judgment on the merits is in such person's favor, or (ii) in the case of: (a) settlement, (b) final judgment against such person, or (c) final judgment in such person's favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that such person was acting in good faith within the scope of such person's employment or authority as such person could reasonably have perceived it under the circumstances and for a purpose such person could reasonably have believed under the circumstances was in the best interests of the savings association or its shareholders. No indemnification shall be made unless the association gives the OTS at least sixty (60) days' notice of its intentions to make such indemnification and if the OTS, within such notice period, advises the association in writing of its objection thereto.

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

     The DGCL provides that, to the extent a director, officer, employee or agent of a corporation is successful on the merits or otherwise in defense of any action, suit or proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of the corporation, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by the agent in connection therewith. However, the DGCL does not require indemnification in any other circumstance. The DGCL permits indemnification of expenses incurred in the defense or settlement of a derivative or third party action, provided there is a determination that a person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation. The DGCL provides that rights to indemnification and advancement of expenses need not be limited to those expressly provided by statute. As a result, both the Bancorp Certificate and the Bancorp Bylaws may be broader than the DGCL.

SHAREHOLDER VOTE FOR MERGERS AND OTHER REORGANIZATIONS

     OTS regulations require that the mergers, consolidations or sales of all or substantially all of the assets of a federal savings bank must be approved by the vote of at least two-thirds of the outstanding stock entitled to vote.

     Neither the Bancorp Certificate nor the DGCL requires a vote of more than a majority on such mergers. The DGCL also does not require a shareholder vote of the surviving constituent corporation in a merger if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged after the merger, and (c) the merger involves the issuance of no more than 20% of the shares of the surviving corporation outstanding immediately prior to such issuance.

     The California Financial Code requires the approval by a majority of the shareholders of the surviving bank, in this case, CB (which is wholly-owned by Bancorp), in a merger of a federal savings association with and into a California state bank.

SHAREHOLDER PROPOSALS

     The First Public Bylaws provide that any new business proposals by shareholders must be submitted in writing to the Secretary at least five days before the date of the original meeting.

     The Bancorp Bylaws provide that shareholder proposals must be submitted between sixty (60) and ninety (90) days prior to the annual meeting in order to be included in the proxy solicitation materials.

ANTI-TAKEOVER STATUTES

     A number of provisions of the Bancorp Certificate and Bylaws discussed below deal with matters of corporate governance and rights of shareholders. Certain of these provisions relating to stock ownership and transfer, the Board of Directors and business combinations, may be deemed to have an "anti-takeover" effect, and may discourage takeover attempts not first approved by the Directors (including takeovers that certain shareholders, or even a majority of shareholders, might deem to be in their interests). The First Public Charter and Bylaws do not have comparable provisions. These provisions also may make it more difficult to remove members of Bancorp's management.

SHAREHOLDER VOTE REQUIRED TO APPROVE CERTAIN BUSINESS COMBINATIONS -- "FAIR PRICE" PROVISION

     The Bancorp Certificate contains a so-called "fair price" provision pursuant to which any Business Combination (as defined in the Bancorp Certificate) involving an Interested Stockholder (as defined in the Bancorp Certificate) and Bancorp or any subsidiary would require approval by the affirmative vote of the holders of at least eighty percent of all shares of voting stock of Bancorp and a majority vote of all shareholders other than the Interested Stockholder. The fair price provision of the Bancorp Certificate provides that the 80% shareholder vote is not required if the Business Combination is approved by a majority of the Continuing Directors (as defined in the Bancorp Certificate) or if certain procedures and price requirements are met. This

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

provision is designed in part to discourage certain types of two-tiered tender offers for the stock of a corporation. In the first step, a tender offer is made for less than all of the outstanding shares of the corporation. The acquiring company then attempts, through a "business combination," to force the remaining shareholders to sell their stock at a reduced price. The "fair price" provision requires an eighty percent shareholder vote of all shareholders and a majority vote of all shareholders other than the Interested Stockholder to approve the "business combination," unless shareholders who are divested of their equity interest in the corporation in the business combination receive not less than the highest of (a) the highest per share price paid by the Interested Stockholder for a share of stock in connection with the acquisition by the Interested Stockholder of the stock (i) within the two-year period immediately before the date the tender offer was announced or (ii) in a transaction or series of related transactions in which the Interested Stockholder became an Interested Stockholder, whichever is higher; (b) the fair market value per share of the stock (i) on the day the tender offer was announced or (ii) the day that the Interested Stockholder became such, whichever is higher; and (c) the highest preferential amount per share, if any, to which the holders of the stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

     This provision is intended to provide the Board of Directors with the ability to negotiate the best price possible in the event of an offer for the purchase of Bancorp and to prevent shareholders from coming under pressure to sell their shares at less than a "fair price."

LIMITATIONS ON "BUSINESS COMBINATIONS"

     Delaware law prohibits a Delaware corporation, such as Bancorp, from engaging in a "business combination" with an "interested stockholder" for three years following the date that a person becomes an interested stockholder. An "interested stockholder" is a person who owns 15% or more of the corporation's outstanding voting stock, or an affiliate or associate of the corporation who owned 15% in the previous three years, and his or her affiliates and associates.

     Generally, a "business combination" is defined broadly to include (i) mergers with or caused by an interested stockholder, (ii) sales or other dispositions of assets of the corporation or a subsidiary equal to 10% or more of the value of the corporation's consolidated assets or its outstanding stock,
(iii) transfers of stock of the corporation or a subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution which does not increase the interested stockholder's proportionate ownership of a class or series) or any receipt by the interested stockholder (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits.

     The three-year moratorium imposed on business combinations does not apply if:

          1. prior to a person becoming an interested stockholder, the Board of Directors approves the business combination or the transaction which resulted in the person becoming an interested stockholder, or

          2. the interested stockholder owns at least 85% of the corporation's voting stock outstanding upon consummation of the transaction which made him or her an interested stockholder (excluded from shares outstanding for purposes of this calculation are shares owned by Directors who are also officers and shares held by ESOP's or other employee stock plans which do not permit employees to decide confidentially whether to accept a tender offer), or

          3. on or after the date a person becomes an interested stockholder, the board approves the business combination and it is also approved at a shareholder's meeting by two-thirds of the voting stock not owned by the interested stockholder.

ANTI-GREENMAIL PROVISION

     This provision of the Bancorp Certificate prohibits Bancorp from purchasing any shares of Bancorp Common Stock at a price greater than the then fair market value of the shares from an Interested Stockholder

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

(as defined in the Bancorp Certificate) who has been an Interested Stockholder for a period of less than two years before the date of the purchase or agreement to purchase.

     The purchase may be permitted, however, if it is approved by a majority of the outstanding voting securities of Bancorp, excluding the shares of the Interested Stockholder, or if the same offer is made to all other holders of the same kind of securities of Bancorp.

SHAREHOLDER RIGHTS PLAN

     Pursuant to the Bancorp Certificate and action by its Board of Directors, each shareholder of Bancorp Common Stock also has one Right for each outstanding share of Bancorp Common Stock pursuant to Bancorp Shareholder Rights Plan (the "Rights Plan"). Each Right entitles the registered holder to purchase from Bancorp one one-hundredth (1/100) of a share of Series A Junior Participating Preferred Stock of Bancorp (the "Series A Preferred Stock") at a Purchase Price of $55.00. The terms and conditions of the Rights are contained in a Rights Agreement entered into between Bancorp and an unaffiliated agent (the "Rights Agent"). The material provisions of the Rights Agreement are summarized below. This summary is qualified in its entirety by reference to the full text of the form of Rights Agreement which is filed as an exhibit to Bancorp's Registration Statement incorporated herein by reference.

     As discussed below, initially the Rights will not be exercisable, certificates for the Rights will not be issued, and the Rights will automatically trade with the Common Stock.


     Until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth (10th) day following the public announcement that a person or group of affiliated or associated persons ("Acquiring Person") other than Bancorp, any subsidiary of Bancorp or any employee benefit plan or employee stock plan of Bancorp or of any subsidiary of Bancorp ("Exempt Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date") or (ii) the nineteenth (19th) business day following the commencement by any person (other than an Exempt Person) of, or the announcement of the intention to commence, a tender or exchange offer that would result in the ownership of 20% or more of the outstanding Bancorp Common Stock (the earlier of the dates in clauses (i) and (ii) being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Bancorp Common Stock certificates outstanding as of Rights Record Date by the Bancorp Common Stock certificate, together with a copy of the Summary of Rights, in the form of Exhibit B to the Rights Plan. The Rights Agreement provides that the Distribution Date may be extended by the Board of Directors of Bancorp prior to the expiration of the time periods referred to in clauses (i) and (ii) of the preceding sentence. The Rights Plan further provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be represented by and transferred with, and only with, the Bancorp Common Stock. Until the Distribution Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any Bancorp Common Stock certificates, with or without the legend described above or a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Bancorp Common Stock represented by the certificates. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of Bancorp Common Stock at the close of business on the Distribution Date, and thereafter the Right Certificates alone will evidence the Rights, and Rights will be transferable separate and apart from the Bancorp Common Stock.


     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on the tenth anniversary of the Rights Record Date unless redeemed or exchanged earlier as described below.

     The Series A Preferred Stock will be nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to all other series of Bancorp's preferred stock. The Series A Preferred Stock may not be issued except upon exercise or exchange of Rights. Each share of Series A Preferred Stock will be entitled to receive, when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on Bancorp Common Stock. In addition, the Series A Preferred Stock is entitled to 100 times any noncash dividends (other than dividends payable in equity securities) declared on the Bancorp Common Stock, in like kind. In the event of the liquidation, dissolution or winding up of Bancorp, the holders of Series A Preferred

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

Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100 per share or 100 times the liquidation payment made per share of Bancorp Common Stock. Each share of Series A Preferred Stock will have one hundred votes, voting together with the Bancorp Common Stock. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Bancorp Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by antidilution provisions.

     The Purchase Price payable and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Series A Preferred Stock) or of subscription rights or warrants.

     If any Person (other than an Exempt Person) becomes the beneficial owner of 15% or more of the then outstanding shares of Bancorp Common Stock (other than pursuant to a tender offer or exchange offer for all outstanding shares of Bancorp Common Stock approved by the Bancorp Board of Directors after taking into account the long-term value of Bancorp and all other factors that it deems relevant ("Permitted Tender Offer")), each holder of a Right, other than the Acquiring Person, will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of Bancorp Common Stock having a market value equal to twice the Purchase Price. If insufficient shares of Bancorp Common Stock are available for the exercise in full of the Rights, Bancorp shall, in lieu of issuing shares of Bancorp Common Stock upon exercise of Rights, issue cash, property or other securities of Bancorp (which may be accompanied by a reduction in the Purchase Price), in proportions determined by Bancorp, so that the aggregate value of such cash, property or other securities received is equal to twice the Purchase Price. Rights are not exercisable following the acquisition of shares of Bancorp Common Stock by an Acquiring Person as described in this paragraph until the expiration of the period during which the Rights may be redeemed as described below. Notwithstanding the foregoing, after the acquisition of shares of Bancorp Common Stock by an acquiring person as described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person will be null and void.

     The Bancorp Board of Directors may, at its option, at any time after a person becomes an Acquiring Person (other than pursuant to a Permitted Tender Offer) exchange all or part of the then outstanding and exercisable Rights for shares of Bancorp Common Stock at an exchange ratio of one share of Bancorp Common Stock per Right, provided, however, that the Board of Directors may not effect such exchange after the time that any Person (other than an Exempt Person) becomes the beneficial owner of 50% or more of the Bancorp Common Stock then outstanding.

     Unless the Rights are redeemed earlier, if, after the Stock Acquisition Date, Bancorp is acquired in a merger or other business combination (in which any shares of the Bancorp Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of Bancorp and its subsidiaries (taken as a whole) are sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has a current market price at the time of such transaction equal to twice the Purchase Price. The right to purchase stock of an acquiring company would not apply to a transaction with a person who became an Acquiring Person pursuant to a Permitted Tender Offer if the form of consideration paid to holders of Bancorp Common Stock in the transaction is the same as the form of consideration paid in the Permitted Tender Offer and the price paid to holders of Bancorp Common Stock in the transaction is not less than the price paid in the Permitted Tender Offer.

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

     Interests in fractions of shares of Series A Preferred Stock may, at the election of Bancorp, be evidenced by depositary receipts. Bancorp may also issue cash in lieu of fractional shares of Series A Preferred Stock that are not integral multiples of one one-hundredth of a share.

     At any time until ten days following the Stock Acquisition Date (subject to extension by the Board of Directors), the Board of Directors may cause Bancorp to redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment. Immediately upon the effective time of the redemption authorized by the Board of Directors, the right to exercise the Rights will terminate, and the holders of Rights will only be entitled to receive the Redemption Price without any interest thereon.

     As long as the Rights are redeemable, Bancorp may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not redeemable, Bancorp may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

     Until a Right is exercised, the holder, as such, will have no rights as a shareholder of Bancorp, including without limitation the right to vote or to receive dividends.

     The First Public Charter and the First Public Bylaws do not have any comparable provisions.

DISSENTERS' RIGHTS

     See "Dissenters' Rights" and Annex 4 regarding the First Public Stockholders' Dissenters' Rights.

     Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation in a merger or consolidation; provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval. Appraisal rights are, however, available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing.

                                 LEGAL MATTERS

     Heller Ehrman White & McAuliffe, counsel to Bancorp, will deliver its opinion dated as of the Closing Date as required by the Agreement and to the effect that the Bancorp Common Stock to be issued to the holders of First Public Stock in connection with the Merger, when issued as contemplated in the Agreement, will be validly issued, fully paid and nonassessable. Members of Heller Ehrman White & McAuliffe own shares of Bancorp Common Stock. Pillsbury Madison & Sutro LLP will deliver its opinion dated as of the Closing Date as required by the Agreement and a separate opinion dated as of the Closing Date as required by the Agreement concerning the federal income tax consequences of the Merger. See "The Merger -- Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements of Bancorp incorporated in this Proxy Statement-Prospectus by reference from Bancorp's Annual Report on Form 10-K for the year ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements contains an explanatory paragraph that discusses the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" as amended on January 1, 1995 by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures".

     The consolidated financial statements of First Public as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in this Proxy Statement-Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  SOLICITATION

     In addition to solicitation by mail, proxies may be solicited by the officers, directors and employees of First Public by telephone, facsimile, telegram or in person. Such directors, officers and employees will not be compensated additionally for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. All other expenses associated with soliciting proxies will be borne by the party incurring the same, except for the expenses of printing, filing, and mailing this Proxy Statement-Prospectus, which will be shared equally by Bancorp and First Public.

                             SHAREHOLDER PROPOSALS

     If the Merger is consummated, First Public will no longer exist as a legal entity and First Public Stockholders who receive Bancorp Common Stock will become Bancorp shareholders. As disclosed in the proxy statement sent to stockholders in connection with the 1996 Annual Meeting of Stockholders of Bancorp, stockholders wishing to present a proposal for inclusion in Bancorp's 1997 proxy solicitation materials must set forth the proposal in writing and file it with the Secretary of Bancorp on or before January 1, 1997 for consideration by Bancorp for possible inclusion in such proxy materials.

     If the Merger is not consummated, First Public Stockholders shall receive a subsequent Notice of Annual Meeting or Notice of Special Meeting and other shareholder communication as appropriate.

                                 OTHER MATTERS

     The Board is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement-Prospectus. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                       FIRST PUBLIC SAVINGS BANK, F.S.B.
                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX


                                                                                        PAGE
                                                                                        -----
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AS OF JUNE 30, 1996 (UNAUDITED) AND
  DECEMBER 31, 1995...................................................................  F-2
CONSOLIDATED STATEMENTS OF EARNINGS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
  (UNAUDITED).........................................................................  F-3
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 1995
  AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)..............................  F-4
CONSOLIDATED STATEMENTS OF CASH FLOW FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
  (UNAUDITED).........................................................................  F-5
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND
  1995 (UNAUDITED)....................................................................  F-6
INDEPENDENT AUDITORS' REPORT..........................................................  F-10
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AS OF DECEMBER 31, 1995 AND 1994.......  F-11
CONSOLIDATED STATEMENTS OF EARNINGS FOR EACH OF THE YEARS ENDED DECEMBER 31, 1995,
  1994 AND 1993.......................................................................  F-12
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR EACH OF THE YEARS ENDED DECEMBER
  31, 1995, 1994 AND 1993.............................................................  F-13
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR EACH OF THE YEARS ENDED DECEMBER 31, 1995,
  1994 AND 1993.......................................................................  F-14
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR EACH OF THE YEARS ENDED DECEMBER 31,
  1995, 1994 AND 1993.................................................................  F-16

                       FIRST PUBLIC SAVINGS BANK, F.S.B.


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                      JUNE 30, 1996 AND DECEMBER 31, 1995

                                     ASSETS

                                                                    JUNE 30,       DECEMBER 31,
                                                                      1996             1995
                                                                  ------------     ------------
                                                                  (UNAUDITED)
Cash............................................................  $  6,979,526     $  6,217,404
Federal funds sold..............................................     9,007,554        6,509,096
                                                                  ------------     ------------
     Cash and cash equivalents..................................    15,987,080       12,726,500
Time deposits in other financial institutions...................       200,000        1,199,000
Investment securities...........................................    65,625,620       63,422,382
Loans receivable, net...........................................   144,359,636      141,634,857
Mortgage-backed securities......................................    45,197,445       36,086,423
Other real estate owned, net....................................       266,793          548,997
Accrued interest and dividends receivable.......................     2,655,753        2,493,853
Investment in Federal Home Loan Bank stock, at cost.............     1,651,400        1,608,300
Land, premises and equipment, net...............................     3,463,211        3,508,280
Other assets....................................................       309,795          248,640
                                                                  ------------     ------------
          Total assets..........................................  $279,716,733     $263,477,232
                                                                  ============     ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits......................................................  $255,304,853     $238,473,974
  Accrued expenses and other liabilities........................       290,150          425,064
  Income taxes:
     Current....................................................       344,564          151,571
     Deferred...................................................     1,219,757        1,465,581
                                                                  ------------     ------------
          Total liabilities.....................................  $257,159,324     $240,516,190
                                                                  ============     ============
STOCKHOLDERS' EQUITY:
  Common stock, stated value $1 per share.......................  $  4,000,000     $  4,000,000
  Unrealized (loss) gain on securities available for sale, net
     of tax.....................................................      (897,166)         386,824
  Retained earnings.............................................    19,454,575       18,574,218
                                                                  ------------     ------------
          Total stockholders' equity............................  $ 22,557,409     $ 22,961,042
                                                                  ============     ============
  Total liabilities and stockholders' equity....................  $279,716,733     $263,477,232
                                                                  ============     ============
  Book value per share..........................................  $       5.64     $       5.74
                                                                  ============     ============

                See notes to consolidated financial statements.

                       FIRST PUBLIC SAVINGS BANK, F.S.B.


                CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                FOR THE SIX-MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                      FOR THE SIX-MONTHS ENDED
                                                                              JUNE 30,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
Interest income:
  Interest on loans.................................................  $5,921,860     $5,417,595
  Interest on U.S. government securities............................   1,846,249      1,919,599
  Interest on mortgage-backed securities............................   1,522,656      1,137,270
  Interest on time deposits in other financial institutions.........      75,309        135,906
  Interest on other investments.....................................     391,077        475,743
                                                                      ----------     ----------
          Total interest income.....................................   9,757,151      9,086,113
Total interest expense on deposits..................................   4,392,513      4,053,647
                                                                      ----------     ----------
          Net interest income.......................................   5,364,638      5,032,466
Provision for estimated loan losses.................................     112,000         85,682
                                                                      ----------     ----------
  Net interest income after provision for estimated loan losses.....   5,252,638      4,946,784
                                                                      ----------     ----------
Other income:
  Gain on sale of securities available for sale.....................          --        414,879
  Fee and service charges...........................................     115,691        174,777
                                                                      ----------     ----------
          Total other income........................................     115,691        589,656
Other expenses:
  Salaries and employee benefits....................................   1,603,611      1,443,840
  Premises and occupancy expense....................................     361,546        370,482
  FDIC deposit insurance premiums...................................     272,298        271,821
  OREO expense......................................................       1,746         29,182
  Other operating and administrative expense........................     771,236        731,285
                                                                      ----------     ----------
          Total other expenses......................................   3,010,437      2,846,610
                                                                      ----------     ----------
Earnings before income taxes........................................   2,357,892      2,689,830
Provision for income taxes..........................................     977,535      1,115,150
                                                                      ----------     ----------
Net earnings........................................................  $1,380,357     $1,574,680
                                                                      ==========     ==========
Net earnings per share..............................................  $     0.35     $     0.39
                                                                      ==========     ==========
Cash dividend per share.............................................  $     0.13     $     2.13
                                                                      ==========     ==========

                See notes to consolidated financial statements.

                       FIRST PUBLIC SAVINGS BANK, F.S.B.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     AND THE SIX-MONTHS ENDED JUNE 30, 1996

                                                                NET
                                                            UNREALIZED
                                                            GAIN (LOSS)
                                                                ON
                                                            SECURITIES                     TOTAL
                                                 COMMON      AVAILABLE     RETAINED     STOCKHOLDERS'
                                                 STOCK       FOR SALE      EARNINGS       EQUITY
                                               ----------   -----------   -----------   -----------
BALANCE, JANUARY 1, 1995.....................  $4,000,000   $   122,488   $16,713,778   $20,836,266
  Cash dividends.............................          --            --    (1,000,000)   (1,000,000)
  Net earnings...............................          --            --     2,860,440     2,860,440
  Net change in unrealized gain (loss) on
     securities available for sale...........          --       264,336            --       264,336
                                               ----------   -----------   -----------   -----------
BALANCE, DECEMBER 31, 1995...................   4,000,000       386,824    18,574,218    22,961,042
                                               ----------   -----------   -----------   -----------
  Cash dividends (unaudited).................          --            --      (500,000)     (500,000)
Net earnings (unaudited).....................          --            --     1,380,357     1,380,357
Net change in unrealized gain (loss) on
  securities available for sale
  (unaudited)................................          --    (1,283,990)           --    (1,283,990)
                                               ----------   -----------   -----------   -----------
BALANCE, JUNE 30, 1996 (unaudited)...........  $4,000,000   $  (897,166)  $19,454,575   $22,557,409
                                               ==========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                              1996            1995
                                                                           -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings...........................................................  $ 1,380,357     $ 1,574,680
                                                                           -----------     -----------
Adjustments to reconcile net earnings to net cash provided by operating activities:
  Amortization of deferred loan origination fees.........................      (88,391)        (69,391)
  Net amortization of premiums/accretion of discounts on investment
     securities and mortgage-backed securities...........................      165,667         183,349
  Provision for estimated loan losses....................................      112,000          85,682
  Gain on sale of securities available for sale..........................                     (414,879)
  Net change in deferred taxes...........................................      663,469         (58,484)
  Depreciation and amortization of premises and equipment................       83,041          80,250
  FHLB stock dividend received...........................................      (43,100)        (38,700)
  Increase in accrued interest and dividends receivable..................     (161,900)       (105,914)
  Increase in other assets...............................................      (61,155)       (112,628)
  Increase in income tax liabilities.....................................      192,993         597,912
  (Decrease) increase in accrued expenses and other liabilities..........     (134,914)        346,934
                                                                           -----------     -----------
          Total adjustments..............................................      727,710         494,131
                                                                           -----------     -----------
          Net cash provided by operating activities......................    2,108,067       2,068,811
                                                                           -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in loans receivable.......................................   (3,019,231)     (2,942,342)
  Loan origination fees received.........................................        4,050           5,350
  Proceeds from sale of other real estate owned..........................      548,997
  Purchase of investment securities held to maturity.....................  (15,028,150)     (2,991,563)
  Purchase of investment securities available for sale...................  (19,999,375)    (12,074,844)
  Maturities of investment securities held to maturity...................   15,000,000      10,000,000
  Maturities of investment securities available for sale.................   17,000,000
  Maturities of mortgage-backed securities held to maturity..............                    1,061,631
  Proceeds from sale of mortgage-backed securities available for sale....                    4,973,953
  Proceeds from sale of investment securities available for sale.........                      404,040
  Principal payments on mortgage-backed securities held to maturity......      623,487
  Principal payments on mortgage-backed securities available for sale....    2,718,027          56,203
  Purchase of mortgage-backed securities available for sale..............  (13,987,199)     (9,924,579)
  Net decrease in time deposits in other financial institutions..........      999,000       3,163,000
  Purchases of land, premises and equipment..............................      (37,972)        (12,052)
                                                                           -----------     -----------
          Net cash used in investing activities..........................  (15,178,366)     (8,281,203)
                                                                           -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits...............................................   16,830,879       4,902,259
  Cash dividends paid....................................................     (500,000)     (8,500,000)
                                                                           -----------     -----------
          Net cash provided by (used in) financing activities............   16,330,879      (3,597,741)
                                                                           -----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................    3,260,580      (9,810,133)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........................   12,726,500      24,080,729
                                                                           -----------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................................  $15,987,080     $14,270,596
                                                                           ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
     Interest............................................................  $ 4,061,087     $ 3,742,820
                                                                           ===========     ===========
     Income taxes........................................................  $   751,982     $   493,223
                                                                           ===========     ===========
  Transfers of loans to other real estate owned..........................  $   266,793     $   194,279
                                                                           ===========     ===========
  Loans related to sales of other real estate owned......................  $   346,500
                                                                           ===========

                See notes to consolidated financial statements.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of First Public Savings Bank, F.S.B. and subsidiary (the "Bank") conform to generally accepted accounting principles and general practices within the savings and loan industry. At periodic intervals, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation routinely examine the Bank and its financial reporting as part of their legally prescribed oversight of the savings and loan industry.

     During 1993, the Bank converted its state charter to a Federal Stock Charter, thus its name changed to First Public Savings Bank, F.S.B. from First Public Savings Bank. The new charter assigns a stated value of $1 per share. The appropriate amounts have been reclassified from additional paid-in capital and retained earnings to properly reflect the common stock carrying value due to this change.

     NATURE OF OPERATIONS -- The Bank maintains a branch network of five locations serving individuals and small to medium-sized businesses in the Los Angeles and surrounding areas. The operations are primarily in the savings and loan industry, and include the acceptance of deposits and the lending and investing of funds.

     SUBSIDIARY -- The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, F.P. Service Corporation, which currently provides trustee services for real estate loans originated by the Bank.

     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES -- Securities are classified into three categories as follows:

          Held-to-Maturity Securities -- Debt securities that the Bank has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for the accretion of discounts and amortization of premiums, which are recognized as adjustments to interest income.

          Trading Securities -- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in earnings.

          Available-for-Sale Securities -- Debt and equity securities not classified as either held-to-maturity or trading securities. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects). Gains or losses are recognized only upon sale using the specific identification method.

     LOANS -- Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred loan fees. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when they become 90 days past due.

     LOAN FEES -- Nonrefundable fees and direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income over the loan term using the effective interest method.

     ALLOWANCE FOR LOAN LOSSES -- A provision for loan losses is based on management's evaluation of the estimated losses in the loan portfolio. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers among other matters the net realizable value of the underlying collateral.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) (CONTINUED)

     On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." This statement prescribes that a loan is impaired when it is probable that a creditor will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement and provides guidance concerning the measurement of impairment on such loans and the recording of the related reserves, which are included in the allowance for loan losses. The adoption of this statement did not have a material effect on the financial position of the Bank on January 1, 1995 or the result of operations for 1995 and through the six months ended June 30, 1996 taken as a whole.

     OTHER REAL ESTATE OWNED -- Other real estate owned ("OREO") represents real estate acquired through foreclosure in satisfaction of commercial and real estate loans and is stated at the lower of the cost or the fair value of the real estate, less estimated selling costs. Loan balances in excess of fair value of the real estate acquired at the date of acquisition are charged against the allowance for loan losses. Any subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations. Revenue recognition upon disposition of the property is dependent on the sale having met certain criteria relating to the buyer's net investment in the property sold.

     LAND, PREMISES AND EQUIPMENT -- Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

    Furniture, fixtures and equipment......................................  3 to 10 years
    Leasehold improvements.................................................  Life of lease

     EARNINGS PER SHARE -- Earnings per share calculations are based upon the weighted average number of shares outstanding during the period. For each of the six months ended June 30, 1996 and 1995, the amount of earnings per share was based on 4,000,000 shares, which was the weighted average outstanding during each of the six months periods ended June 30, 1996 and 1995.

     STATEMENTS OF CASH FLOWS -- For the purposes of reporting cash flows, cash and cash equivalents include cash and federal funds sold.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 2. INVESTMENT SECURITIES

     The cost and estimated market value of investment securities at June 30, 1996 is as follows:

                                                             JUNE 30, 1996
                                          ---------------------------------------------------
                                                          GROSS        GROSS       ESTIMATED
                                                        UNREALIZED   UNREALIZED     MARKET
                                             COST         GAINS        LOSSES        VALUE
                                          -----------   ----------   ----------   -----------
        Held to Maturity
        U.S. Treasury and agency
          securities....................  $39,085,577    $ 73,444    $ (170,618)  $38,988,403
                                          ===========     =======    ===========  ===========
        Available for Sale
        U.S. agency.....................  $27,021,009    $ 37,569    $ (518,535)  $26,540,043
                                          ===========     =======    ===========  ===========

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) (CONTINUED)

     The maturity distribution of investment securities at June 30, 1996 is as follows:

                                                                             ESTIMATED
                                                                              MARKET
                                                               COST            VALUE
                                                            -----------     -----------
        Held to Maturity --
          U.S. Treasury and agency securities:
             Less than one year...........................  $16,091,877     $16,087,504
             One to five years............................   22,993,700      22,900,899
                                                            -----------     -----------
                                                            $39,085,577     $38,988,403
                                                            ===========     ===========
        Available for Sale --
          U.S. agency securities:
             Less than one year...........................  $ 5,021,306     $ 5,058,875
             One to five years............................   18,994,703      18,587,772
             After five within ten years..................    3,005,000       2,893,396
                                                            -----------     -----------
                                                            $27,021,009     $26,540,043
                                                            ===========     ===========

 3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable consist of the following at June 30, 1996:

                                                                           JUNE 30,
                                                                             1996
                                                                         ------------
        Single-family residential loans................................  $ 75,208,150
        Multifamily loans..............................................    54,485,711
        Nonresidential loans...........................................    15,480,500
        Loans secured by savings accounts..............................       696,754
        Other Loans....................................................       465,964
                                                                          -----------
        Total loans receivable.........................................   146,337,079
        Allowance for loan losses......................................      (616,567)
        Deferred loan fees.............................................    (1,360,876)
                                                                          -----------
        Loans receivable, net..........................................  $144,359,636
                                                                          ===========

     The following is a summary of the activity in the allowance for loan losses for the six-month periods ended June 30, 1996 and 1995:

                                                                   1996         1995
                                                                 --------     --------
        Balance beginning of year..............................  $516,567     $461,030
        Provision for estimated loan losses....................   112,000       85,682
        Loans charge off.......................................   (12,000)     (10,000)
                                                                 --------     --------
        Balance................................................  $616,567     $536,712
                                                                 ========     ========

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED) (CONTINUED)

 4. ANALYSIS OF MORTGAGE-BACKED SECURITIES

     The cost and estimated market value of mortgage-backed securities at June 30, 1996 is as follows:

                                                            JUNE 30, 1996
                                      ----------------------------------------------------------
                                                        GROSS           GROSS         ESTIMATED
                                                      UNREALIZED     UNREALIZED        MARKET
                                         COST           GAINS          LOSSES           VALUE
                                      -----------     ----------     -----------     -----------
    Held to Maturity -- FHLMC.......  $ 3,691,428      $  30,464     $         0     $ 3,721,892
                                      ===========        =======     ===========     ===========
    Available for Sale:
    GNMA............................  $40,702,151      $ 218,025     $(1,224,619)    $39,695,557
    FHLMC...........................    1,855,418              0         (44,958)      1,810,460
                                      -----------        -------     -----------     -----------
                                      $42,557,569      $ 218,025     $(1,269,577)    $41,506,017
                                      ===========        =======     ===========     ===========

5. LAND, PREMISES AND EQUIPMENT

     Land, premises and equipment consists of the following at June 30, 1996:

                                                                               JUNE 30,
                                                                                 1996
                                                                               ---------
    Land...................................................................    $3,166,769
    Furniture, fixtures and equipments.....................................    1,309,789
    Leasehold improvements.................................................      812,706
    Construction in progress...............................................       71,713
                                                                               ----------
              Total........................................................    5,360,977
    Accumulated depreciation and amortization..............................    (1,897,766)
                                                                               ----------
    Land, premises and equipment, net......................................    $3,463,211
                                                                               ==========

6. DEPOSITS

     The following information relates to deposits as of June 30, 1996:

                                                                                 1996
                                                                             ------------
    Balance by interest rate:
      NOW accounts (1.00% in 1996).........................................  $ 29,833,519
      Passbook (1.80% in 1996).............................................    41,162,701
                                                                             ------------
                                                                             $ 70,996,220
      Money market savings account (weighted average rate of 2.270% in
         1996).............................................................  $ 34,302,974
      Certificates of deposit and IRAs (weighted average rate of 4.881% in
         1996).............................................................  $150,005,659
                                                                             ------------
                                                                             $255,304,853
                                                                             ============
    Contractual maturity of certificate accounts:
      Up to 12 months......................................................  $148,343,277
      More than 12 months and up to 24 months..............................     1,638,591
      Over 24 months.......................................................        23,791
                                                                             ------------
                                                                             $150,005,659
                                                                             ============

     The aggregate amount of certificates of deposit of $100,000 and over was $41,192,480 at June 30, 1996. Interest expense on the certificates of deposit of $100,000 and over amounted to $1,046,400 and $730,165 for the periods ended June 30, 1996 and 1995.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of First Public Savings Bank, F.S.B.:

     We have audited the accompanying consolidated statements of financial condition of First Public Savings Bank, F.S.B. and subsidiary (the "Bank") as of December 31, 1995 and 1994 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Public Savings Bank, F.S.B. and subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in accordance with generally accepted accounting principles.

March 1, 1996
Los Angeles, California

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                      1995             1994
                                                                  ------------     ------------
Cash............................................................  $  6,217,404     $  7,080,729
Federal funds sold..............................................     6,509,096       17,000,000
                                                                  ------------     ------------
  Cash and cash equivalents.....................................    12,726,500       24,080,729
Time deposits in other financial institutions...................     1,199,000        5,351,000
Investment securities (Note 2):
  Held to maturity -- at amortized cost (approximate market
     value of $39,363,000 in 1995 and $54,284,000 in 1994)......    39,192,968       55,568,089
  Available for sale -- at fair value (unrealized gain of
     approximately $191,000 in 1995 and $229,000 in 1994).......    24,229,414        5,186,876
Loans receivable, net (Note 3)..................................   141,634,857      133,341,659
Mortgage-backed securities (Note 4):
  Held to maturity -- at amortized cost (approximate market
     value of $4,394,000 in 1995 and $31,161,000 in 1994).......     4,311,630       32,614,947
  Available for sale -- at fair value (unrealized gain of
     approximately $470,000 in 1995)............................    31,774,793
Other real estate owned, net....................................       548,997
Accrued interest and dividends receivable.......................     2,493,853        2,334,317
Investment in Federal Home Loan Bank of San Francisco
  stock -- at cost..............................................     1,608,300        1,530,000
Land, premises and equipment, net (Note 5)......................     3,508,280          448,297
Other assets....................................................       248,640          303,254
                                                                  ------------     ------------
          TOTAL.................................................  $263,477,232     $260,759,168
                                                                  ============     ============
                             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits (Note 6).............................................  $238,473,974     $230,063,878
  Accrued expenses and other liabilities (Note 10)..............       425,064          578,280
  Dividends payable (Note 7)....................................                      8,000,000
  Income taxes (Note 8):
     Current....................................................       151,571
     Deferred...................................................     1,465,581        1,280,744
                                                                  ------------     ------------
          Total liabilities.....................................   240,516,190      239,922,902
                                                                  ------------     ------------
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY (Notes 8 and 11):
  Common stock, stated value $1 per share; 10,000,000 shares
     authorized; 4,000,000 shares issued and outstanding........     4,000,000        4,000,000
  Unrealized gain on securities available for sale, net of
     tax........................................................       386,824          122,488
  Retained earnings.............................................    18,574,218       16,713,778
                                                                  ------------     ------------
          Total stockholders' equity............................    22,961,042       20,836,266
                                                                  ------------     ------------
          TOTAL.................................................  $263,477,232     $260,759,168
                                                                  ============     ============

                See notes to consolidated financial statements.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
INTEREST INCOME:
  Interest on loans.................................  $11,177,900     $10,830,986     $11,983,686
  Interest on U.S. government securities............    3,880,903       2,715,495       2,103,802
  Interest on mortgage-backed securities............    2,513,002       1,516,433         934,043
  Interest on time deposits in other financial
     institutions...................................      238,682         962,429       1,452,513
  Interest on other investments.....................      817,023         929,036         730,763
                                                      -----------     -----------     -----------
          Total interest income.....................   18,627,510      16,954,379      17,204,807
INTEREST EXPENSE ON DEPOSITS (Note 6)...............    8,428,167       6,359,405       6,324,147
                                                      -----------     -----------     -----------
NET INTEREST INCOME.................................   10,199,343      10,594,974      10,880,660
PROVISION FOR ESTIMATED LOAN LOSSES
  (Note 3)..........................................      300,682         246,200           2,000
                                                      -----------     -----------     -----------
NET INTEREST INCOME AFTER PROVISION FOR ESTIMATED
  LOAN LOSSES.......................................    9,898,661      10,348,774      10,878,660
                                                      -----------     -----------     -----------
OTHER INCOME:
  Gain on sale of securities available for sale.....      445,343
  L.A. City business tax refund.....................                                      307,379
  Fee and service charges...........................      197,920         197,353         353,721
  Other.............................................       13,547          63,509         549,650
                                                      -----------     -----------     -----------
          Total other income                              656,810         260,862       1,210,750
                                                      -----------     -----------     -----------
OTHER EXPENSES:
  Salaries and employee benefits....................    2,926,015       2,698,421       2,399,692
  Premises and occupancy expense (Note 9)...........      585,803         565,802         538,060
  FDIC deposit insurance premiums...................      529,887         512,590         500,296
  Merger expense (Note 13)..........................                      248,808
  OREO expense......................................      134,733
  Other operating and administrative expense........    1,492,900       1,488,059       1,610,619
                                                      -----------     -----------     -----------
          Total other expenses......................    5,669,338       5,513,680       5,048,667
                                                      -----------     -----------     -----------
EARNINGS BEFORE INCOME TAXES........................    4,886,133       5,095,956       7,040,743
PROVISION FOR INCOME TAXES (Note 8).................    2,025,693       2,118,399       2,905,336
                                                      -----------     -----------     -----------
NET EARNINGS........................................  $ 2,860,440     $ 2,977,557     $ 4,135,407
                                                      ===========     ===========     ===========
NET EARNINGS PER SHARE..............................  $      0.72     $      0.74     $      1.03
                                                      ===========     ===========     ===========

                See notes to consolidated financial statements.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                NET
                                                             UNREALIZED
                                                           GAIN (LOSS) ON                    TOTAL
                                                             SECURITIES                     STOCK-
                                                COMMON       AVAILABLE       RETAINED      HOLDERS'
                                                STOCK         FOR SALE       EARNINGS       EQUITY
                                              ----------   --------------   -----------   -----------
BALANCE, JANUARY 1, 1993....................   2,000,000        500,000      21,600,814    24,100,814
  Cash dividends............................                                 (1,000,000)   (1,000,000)
  Conversion to federal stock charter
     (Note 1)...............................   2,000,000       (500,000)     (1,500,000)
  Net earnings..............................                                  4,135,407     4,135,407
                                              ----------      ---------     -----------   -----------
BALANCE, DECEMBER 31, 1993..................   4,000,000                     23,236,221    27,236,221
  Net unrealized gain on investment
     securities available for sale upon
     adoption of SFAS No. 115 at January 1,
     1994...................................                    143,422                       143,422
  Cash dividends (Note 7)...................                                 (9,500,000)   (9,500,000)
  Net earnings..............................                                  2,977,557     2,977,557
  Net change in unrealized gain (loss) on
     securities available for sale, net of
     tax....................................                    (20,934)                      (20,934)
                                              ----------      ---------     -----------   -----------
BALANCE, DECEMBER 31, 1994..................   4,000,000        122,488      16,713,778    20,836,266
  Cash dividends............................                                 (1,000,000)   (1,000,000)
  Net earnings..............................                                  2,860,440     2,860,440
  Net change in unrealized gain (loss) on
     securities available for sale, net of
     tax....................................                    264,336                       264,336
                                              ----------      ---------     -----------   -----------
BALANCE, DECEMBER 31, 1995..................  $4,000,000     $  386,824     $18,574,218   $22,961,042
                                              ==========      =========     ===========   ===========

                See notes to consolidated financial statements.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                     1995           1994          1993
                                                                 ------------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.................................................  $  2,860,440   $  2,977,557   $ 4,135,407
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Amortization of deferred loan origination fees............      (162,859)      (250,941)     (481,542)
     Net amortization of premiums/accretion of discounts on
       investment securities and mortgage-backed securities....       369,290        783,070       866,174
     Provision for estimated loan losses.......................       300,682        246,200         2,000
     Provision for other real estate owned.....................       105,286
     Gain on sale of other real estate owned...................        (3,310)       (11,364)       36,634
     Gain on sale of securities available for sale.............      (445,343)
     Provision for deferred taxes..............................        17,368         75,329        53,849
     Depreciation and amortization of premises and equipment...       162,234        168,941       161,855
     FHLB stock dividend received..............................       (78,300)       (68,500)      (39,000)
     Increase in accrued interest and dividends receivable.....      (159,536)      (433,899)       71,125
     Decrease (increase) in other assets.......................        30,610        (87,832)       21,669
     Increase (decrease) in income tax liabilities.............       175,575        (16,723)     (191,735)
     (Decrease) increase in accrued expenses and other
       liabilities.............................................      (153,216)       181,183        85,934
                                                                 -------------- -------------- -------------
                                                                            -              -             -
          Total adjustments....................................       158,481        585,464       586,963
                                                                 -------------- -------------- -------------
                                                                            -              -             -
          Net cash provided by operating activities............     3,018,921      3,563,021     4,722,370
                                                                 -------------- -------------- -------------
                                                                            -              -             -
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in loans receivable..................    (9,527,116)       963,284     2,434,064
  Loan origination fees received...............................       236,322        218,455       520,879
  Proceeds from sale of other real estate owned................       208,800        480,177       364,956
  Purchase of investment securities held to maturity...........    (2,991,563)   (38,665,403)  (11,679,687)
  Purchase of investment securities available for sale.........   (29,072,343)    (4,894,765)
  Maturities of investment securities held to maturity.........    19,000,000     23,000,000     1,000,000
  Maturities of investment securities available for sale.......    10,000,000
  Proceeds from sale of mortgage-backed securities available
     for sale..................................................     8,085,800
  Proceeds from sale of investment securities available for
     sale......................................................       403,591
  Principal payments on mortgage-backed securities held to
     maturity..................................................     3,652,520      3,072,889     4,755,378
  Principal payments on mortgage-backed securities available
     for sale..................................................       319,928
  Purchase of mortgage-backed securities available for sale....   (15,028,968)   (19,124,178)  (10,212,222)
  Net decrease in time deposits in other financial
     institutions..............................................     4,152,000     23,469,000     9,128,000
  Purchases of land, premises and equipment....................    (3,222,217)       (75,384)     (357,621)
                                                                 -------------- -------------- -------------
                                                                            -              -             -
          Net cash used in investing activities................   (13,783,246)   (11,555,925)   (4,046,253)
                                                                 -------------- -------------- -------------
                                                                            -              -             -

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                     1995           1994          1993
                                                                 ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits.....................................     8,410,096      6,220,088     5,428,677
  Cash dividends paid..........................................    (9,000,000)    (1,500,000)   (1,000,000)
                                                                 ------------   ------------   -----------
          Net cash (used in) provided by financing
            activities.........................................      (589,904)     4,720,088     4,428,677
                                                                 ------------   ------------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...........   (11,354,229)    (3,272,816)    5,104,794
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...................    24,080,729     27,353,545    22,248,751
                                                                 ------------   ------------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.........................  $ 12,726,500    $24,080,729   $27,353,545
                                                                 ============    ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
     Interest..................................................  $  8,426,906    $ 5,924,896   $ 6,323,694
                                                                 ============    ===========   ===========
     Income taxes..............................................  $  1,878,233    $ 2,088,927   $ 2,603,121
                                                                 ============    ===========   ===========
  Transfers of loans to other real estate owned................  $  1,083,773    $   468,813   $   401,590
                                                                 ============    ===========   ===========
  Loans related to sales of other real estate owned............  $    224,000
                                                                 ============
  Cash dividends payable.......................................                  $ 8,000,000
                                                                                 ===========
  Transfer of securities from held-to-maturity to
     available-for-sale (Note 4)...............................  $ 24,650,797
                                                                 ============

                See notes to consolidated financial statements.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of First Public Savings Bank, F.S.B. and subsidiary (the "Bank") conform to generally accepted accounting principles and general practices within the savings and loan industry. At periodic intervals, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation routinely examine the Bank and its financial reporting as part of their legally prescribed oversight of the savings and loan industry.

     During 1993, the Bank converted its state charter to a Federal Stock Charter; thus its name changed to First Public Savings Bank, F.S.B. from First Public Savings Bank. The new charter assigns a stated value of $1 per share to the Bank's common stock. The appropriate amounts have been reclassified from additional paid-in capital and retained earnings to properly reflect the common stock carrying value due to this change.

     NATURE OF OPERATIONS -- The Bank maintains a branch network of five locations serving individuals and small to medium-sized businesses in the Los Angeles and surrounding areas. The operations are primarily in the savings and loan industry, and include the acceptance of deposits and the lending and investing of funds.

     SUBSIDIARY -- The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary, F. P. Service Corporation, which currently provides trustee services for real estate loans originated by the Bank.

     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES -- Securities are classified into three categories as follows:

          Held-to-Maturity Securities -- Debt securities that the Bank has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for the accretion of discounts and amortization of premiums, which are recognized as adjustments to interest income.

          Trading Securities -- Debt and equity securities that are bought and held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in earnings.

          Available-for-Sale Securities -- Debt and equity securities not classified as either held-to-maturity or trading securities. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects). Gains or losses are recognized only upon sale using the specific identification method.

     LOANS -- Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred loan fees. Interest on loans is calculated using the simple-interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Generally, loans are placed on nonaccrual status when they become 90 days past due.

     LOAN FEES -- Nonrefundable fees and direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The deferred net loan fees and costs are recognized in interest income over the loan term using the effective interest method.

     ALLOWANCE FOR LOAN LOSSES -- A provision for loan losses is based on management's evaluation of the estimated losses in the loan portfolio. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers among other matters the net realizable value of the underlying collateral.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." This statement prescribes that a loan is impaired when it is probable that a creditor will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement and provides guidance concerning the measurement of impairment on such loans and the recording of the related reserves, which are included in the allowance for loan losses. The adoption of this statement did not have a material effect on the financial position of the Bank on January 1, 1995 or the results of operations for 1995 taken as a whole.

     OTHER REAL ESTATE OWNED -- Other real estate owned ("OREO") represents real estate acquired through foreclosure in satisfaction of commercial and real estate loans and is stated at the lower of the cost or the fair value of the real estate, less estimated selling costs. Loan balances in excess of fair value of the real estate acquired at the date of acquisition are charged against the allowance for loan losses. Any subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations. Revenue recognition upon disposition of the property is dependent on the sale having met certain criteria relating to the buyer's net investment in the property sold.

     LAND, PREMISES AND EQUIPMENT -- Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

            Furniture, fixtures and equipment.....................  3 to 10 years
            Leasehold improvements................................  Life of lease

     EARNINGS PER SHARE -- Earnings per share calculations are based upon the weighted average number of shares outstanding during the period. For the years ended December 31, 1995, 1994 and 1993 the amount of earnings per share was based on 4,000,000 shares, which was the weighted average outstanding during each of the three years in the period ended December 31,1995.

     STATEMENTS OF CASH FLOWS -- For the purposes of reporting cash flows, cash and cash equivalents include cash and federal funds sold.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS -- Certain reclassifications were made to prior years' presentations to conform to the current year's presentation.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

 2. INVESTMENT SECURITIES

     The cost and estimated market value of investment securities at December 31, 1995 and 1994 are as follows:

                                                                DECEMBER 31, 1995
                                               ---------------------------------------------------
                                                               GROSS        GROSS       ESTIMATED
                                                             UNREALIZED   UNREALIZED     MARKET
                                                  COST         GAINS        LOSSES        VALUE
                                               -----------   ----------   ----------   -----------
    Held to Maturity:
      U.S. Treasury and agency securities....  $39,192,968     $196,938     $27,406    $39,362,500
                                               ===========     ========     =======    ===========
    Available for Sale:
      U.S. Treasury securities...............  $24,038,654     $190,760     $    --    $24,229,414
                                               ===========     ========     =======    ===========

                                                              DECEMBER 31, 1994
                                             ---------------------------------------------------
                                                             GROSS        GROSS       ESTIMATED
                                                           UNREALIZED   UNREALIZED     MARKET
                                                COST         GAINS        LOSSES        VALUE
                                             -----------   ----------   ----------   -----------
    Held to Maturity:
      U.S. Treasury and agency
         securities........................  $55,568,089     $     --   $1,284,229   $54,283,860
                                             ===========     ========   ==========   ===========
    Available for Sale:
      U.S. Treasury securities.............  $ 4,933,556                $   60,588   $ 4,872,968
      FHLMC stock..........................       24,362     $289,546           --       313,908
                                             -----------     --------   ----------   -----------
                                             $ 4,957,918     $289,546   $   60,588   $ 5,186,876
                                             ===========     ========   ==========   ===========

     The maturity distribution of investment securities at December 31, 1995 is as follows:

                                                                                 ESTIMATED
                                                                                  MARKET
                                                                   COST            VALUE
                                                                -----------     -----------
    Held to Maturity --
      U.S. Treasury and agency securities:
      Less than one year......................................  $22,116,188     $22,158,750
         One to five years....................................   17,076,780      17,203,750
                                                                -----------     -----------
                                                                $39,192,968     $39,362,500
                                                                ===========     ===========
    Available for Sale --
      U.S. Treasury:
         Less than one year...................................  $ 2,000,303     $ 2,003,750
         One to five years....................................   22,038,351      22,225,664
                                                                -----------     -----------
                                                                $24,038,654     $24,229,414
                                                                ===========     ===========

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

3. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable consist of the following at December 31, 1995 and 1994:

                                                              1995             1994
                                                          ------------     ------------
        Single-family residential loans.................  $ 74,288,339     $ 68,779,577
        Multifamily loans...............................    52,109,187       49,492,646
        Nonresidential loans............................    16,350,044       16,213,279
        Loans secured by savings accounts...............       433,807          455,028
        Other loans.....................................       298,212          116,861
                                                          ------------     ------------
          Total loans receivable........................   143,479,589      135,057,391
        Allowance for loan losses.......................      (516,567)        (461,030)
        Deferred loan fees..............................    (1,328,165)      (1,254,702)
                                                          ------------     ------------
          Loans receivable, net.........................  $141,634,857     $133,341,659
                                                          ============     ============

     The following is a summary of the activity in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993:

                                                     1995          1994          1993
                                                   ---------     ---------     --------
        Balance, beginning of year...............  $ 461,030     $ 322,000     $320,000
        Provision for estimated loan losses......    300,682       246,200        2,000
        Loans charged off........................   (245,145)     (107,170)
                                                   ---------     ---------     --------
        Balance, end of year.....................  $ 516,567     $ 461,030     $322,000
                                                   =========     =========     ========

     At December 31, 1995, the Bank had classified $1,389,927 of its loans as impaired, with a related specific reserve of $162,042 against those loans, and $119,099 of its loans as impaired with no related specific loss reserve. The average recorded investment in impaired loans during the year ended December 31, 1995 was $1,305,512. The Bank continues to recognize interest income on loans that are considered to be impaired, until the loan is placed on nonaccrual status. The Bank collected cash and recognized interest income of $111,243 on impaired loans during the year ended December 31, 1995.

     At December 31, 1995 and 1994, the Bank had nonaccrual loans of $344,929 (included as impaired loans above) and $818,748, respectively. Interest foregone on these loans was $10,752 and $24,601 for 1995 and 1994, respectively.

     At December 31, 1995 and 1994, the Bank was servicing loans for others amounting to approximately $2,679,000 and $3,175,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

     It has been the Bank's policy to make loans to customers in its immediate service area. Therefore, the Bank has a natural geographic concentration of borrowers in the Southern California region. It is management's opinion that the Bank has no undue risk in concentration as it pertains to one geographic area or individual borrowers.

     Loans originated to officers, employees and directors aggregated approximately $509,000 and $1,226,000 during 1995 and 1994, respectively. The outstanding balance of such loans aggregated approximately $2,388,000 and $3,381,000 as of December 31, 1995 and 1994, respectively.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     The Bank originates both adjustable and fixed interest rate loans. At December 31, 1995, the composition of net loans was as follows:

                    FIXED RATE                                ADJUSTABLE RATE
        -----------------------------------         -----------------------------------
                                APPROXIMATE              TERM TO RATE       APPROXIMATE
           TERM TO MATURITY     BOOK VALUE                ADJUSTMENT        BOOK VALUE
        ----------------------  -----------         ----------------------  -----------
        Less than 1 year......  $   124,000         1 mo. - 1 yr..........  $82,406,000
          1 yr. - 5 yrs.......   11,352,000         1 yr. - 5 yrs.........    6,060,000
          5 yrs. - 10 yrs.....   11,165,000
          over 10 yrs.........   30,528,000
                                -----------                                 -----------
                                $53,169,000                                 $88,466,000
                                ===========                                 ===========

     The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the FHLB's 11th District Cost of Funds rate. Future market factors may affect the correlation of the interest adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

4. MORTGAGE-BACKED SECURITIES

     The cost and estimated market value of mortgage-backed securities at December 31, 1995 and 1994 were as follows:

                                                              DECEMBER 31, 1995
                                             ---------------------------------------------------
                                                             GROSS        GROSS       ESTIMATED
                                                           UNREALIZED   UNREALIZED     MARKET
                                                COST         GAINS        LOSSES        VALUE
                                             -----------   ----------   ----------   -----------
    Held to Maturity -- FHLMC..............  $ 4,311,630    $  82,080   $       --   $ 4,393,710
                                             ===========     ========   ==========   ===========
    Available for Sale:
      GNMA.................................  $29,373,278    $ 434,001                $29,807,279
      FHLMC................................    1,931,512       36,002   $              1,967,514
                                             -----------     --------   ----------   -----------
                                             $31,304,790    $ 470,003   $       --   $31,774,793
                                             ===========     ========   ==========   ===========

                                                              DECEMBER 31, 1994
                                             ---------------------------------------------------
                                                             GROSS        GROSS       ESTIMATED
                                                           UNREALIZED   UNREALIZED     MARKET
                                                COST         GAINS        LOSSES        VALUE
                                             -----------   ----------   ----------   -----------
    Held to Maturity:
      GNMA.................................  $27,688,319    $  25,738   $1,402,591   $26,311,467
      FHLMC................................    4,926,628          622       77,411     4,849,838
                                             -----------     --------   ----------   -----------
                                             $32,614,947    $  26,360   $1,480,002   $31,161,305
                                             ===========     ========   ==========   ===========

     In November 1995, the Financial Accounting Standards Board ("FASB") issued the "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities: Questions and Answers" (the "Guide"). The Guide allows for a one-time reassessment of the classification of all securities and, in connection with such reassessment, permits the reclassification of securities from the held-to-maturity classification to the available-for-sale classification as of a single date no later than December 31, 1995, without calling into question management's intent to hold to maturity the remaining securities classified as held-to-maturity. On December 29, 1995, the Bank transferred securities with a book

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

value of $24,650,797 from the held-to-maturity to the available-for-sale classification for the purpose of asset and liability management. Such securities had an unrealized gain of $279,291 on the date of transfer.

5. LAND, PREMISES AND EQUIPMENT

     Land, premises and equipment at December 31, 1995 and 1994 are summarized as follows:

                                                               1995            1994
                                                            -----------     -----------
        Land..............................................  $ 3,166,769
        Furniture, fixtures and equipment.................    1,309,789     $ 1,291,044
        Leasehold improvements............................  812,706....         812,706
        Construction in progress..........................       33,741
                                                             ----------      ----------
          Total...........................................    5,323,005       2,103,750
        Accumulated depreciation and amortization.........   (1,814,725)     (1,655,453)
                                                             ----------      ----------
          Land, premises and equipment, net...............  $ 3,508,280     $   448,297
                                                             ==========      ==========

     In 1995, the Bank purchased land for the purpose of building a corporate headquarters facility and branch office.

6. DEPOSITS

     The following information relates to deposits as of December 31, 1995 and 1994:

                                                              1995             1994
                                                          ------------     ------------
        Balance by interest rate:
          Variable rate NOW account (1.06% and 1.37% in
             1995 and 1994, respectively)...............  $ 27,121,615     $ 27,990,598
          Passbook (2.00% and 2.15% in 1995 and 1994,
             respectively...............................    42,274,936       44,041,215
                                                          ------------     ------------
                                                            69,396,551       72,031,813
          Money market savings account (weighted average
             rate of 2.27% and 2.28% in 1995 and 1994,
             respectively...............................    37,429,135       43,921,913
          Certificates of deposit and IRAs (weighted
             average rate of 5.09% and 4.40% in 1995 and
             1994, respectively.........................   131,648,288      114,110,152
                                                          ------------     ------------
                                                          $238,473,974     $230,063,878
                                                          ============     ============
        Contractual maturity of certificate accounts:
          Up to 12 months...............................  $ 99,911,417     $106,876,388
          More than 12 months and up to 24 months.......    30,777,524        6,242,840
          Over 24 months................................       959,347          990,924
                                                          ------------     ------------
                                                          $131,648,288     $114,110,152
                                                          ============     ============

     The aggregate amount of certificates of deposit of $100,000 and over was $33,445,254 and $30,811,722 at December 31, 1995 and 1994, respectively.
Interest expense on certificates of deposit of $100,000 and over amounted to $1,814,837, $1,491,762 and $978,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

7. DIVIDENDS PAYABLE

     In addition to the recurring cash dividends paid in 1994, the Bank declared a capital distribution of $2 per share in the form of cash dividends. The distribution was made on February 15, 1995.

8. INCOME TAXES

     In computing taxes on income, savings and loan associations that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code (the "Code") are allowed to deduct, within limitations, a bad debt deduction. The Bank's deduction was based upon the method as defined by the Code and amounted to 8% of the taxable income in 1995 and 1994. This deduction differs from the bad debt accounting method used for financial accounting purposes. Under the provisions of SFAS No. 109, a deferred tax liability is not required and has not been provided for tax bad debt and loan loss reserves that arose in tax years prior to December 31, 1987. The Bank had $3,368,000 of such reserves for which $1,179,000 of taxes has not been provided based on a current income tax rate of 35%. If these reserves are used for any purpose other than to absorb bad debt losses, federal taxes would have to be provided for at the then-current income tax rate. It is not contemplated that the accumulated reserves will be used in a manner that will create a tax liability. Taxes have been provided for on the difference between the Bank's tax accounting bad debt deduction for years after December 31, 1987 and financial accounting bad debt deduction, as is required under SFAS No. 109.

     The provision (benefit) for income taxes consists of the following for the years ended December 31, 1995 and 1994:

                                                   CURRENT       DEFERRED       TOTAL
                                                  ----------     --------     ----------
        1995:
          Federal...............................  $1,428,294     $ 45,266     $1,473,560
          State.................................     580,031      (27,898)       552,133
                                                  ----------     ----------   ----------
                                                  $2,008,325     $ 17,368     $2,025,693
                                                  ==========     ==========   ==========
        1994:
          Federal...............................  $1,449,966     $ 83,927     $1,533,893
          State.................................     593,104       (8,598)       584,506
                                                  ----------     ----------   ----------
                                                  $2,043,070     $ 75,329     $2,118,399
                                                  ==========     ==========   ==========
        1993:
          Federal...............................  $2,052,418     $ 77,943     $2,130,361
          State.................................     799,069      (24,094)       774,975
                                                  ----------     ----------   ----------
                                                  $2,851,487     $ 53,849     $2,905,336
                                                  ==========     ==========   ==========

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Income tax liability (asset) comprised the following (current income tax receivable is included in other assets in 1994):

                                                                     YEAR ENDED
                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1995           1994
                                                              ----------     ----------
        Current:
          Federal...........................................  $   28,026     $   41,194
          State.............................................     123,545        (65,198)
                                                              ----------     ----------
                                                              $  151,571     $  (24,004)
                                                              ==========     ==========
        Deferred:
          Federal...........................................  $1,292,216     $1,100,378
          State.............................................     173,365        180,366
                                                              ----------     ----------
                                                              $1,465,581     $1,280,744
                                                              ==========     ==========

     The components of the net deferred tax liabilities (assets) are as follows:

         FEDERAL                                                1995           1994
         -------                                              ----------     ----------
        Deferred tax asset:
          California franchise tax..........................  $ (212,435)    $ (256,318)
          Depreciation......................................     (96,129)       (87,181)
          Nonaccrual interest...............................     (11,023)        (7,367)
          Environment tax...................................                       (756)
                                                              ----------     ----------
                  Total deferred tax asset..................    (319,587)      (351,622)
                                                              ----------     ----------
        Deferred tax liabilities:
          Bad debt..........................................     743,117        752,737
          Loan fees.........................................     378,006        382,903
          FHLB stock dividend...............................     258,514        231,892
          Real estate owned.................................       4,997          3,871
          Net unrealized gain on securities available for
             sale...........................................     227,169         80,597
                                                              ----------     ----------
                  Total deferred tax liabilities............   1,611,803      1,452,000
                                                              ----------     ----------
                  Net deferred tax liability................  $1,292,216     $1,100,378
                                                              ==========     ==========

        STATE
        -----
        Deferred tax asset:
          Bad debts.........................................  $  (82,951)    $  (48,674)
          Nonaccrual interest...............................      (3,663)        (2,448)
                                                              ----------     ----------
                  Total deferred tax asset..................     (86,614)       (51,122)
                                                              ----------     ----------
        Deferred tax liabilities:
          Loan fees.........................................     125,631        127,259
          FHLB stock dividends..............................      85,918         77,070
          Real estate owned.................................       1,660          1,286
          Net unrealized gain on securities available.......      46,770         25,873
                                                              ----------     ----------
                  Total deferred tax liabilities............     259,979        231,488
                                                              ----------     ----------
                  Net deferred tax liability................  $  173,365     $  180,366
                                                              ==========     ==========

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Income tax expense in the accompanying consolidated financial statements has been provided at an effective rate of 41.4%, 41.6%, and 41.0% for the years ended December 31, 1995, 1994 and 1993, respectively. These rates are higher than the statutory rates for federal income tax of 35%, 35% and 34% for the years ended December 31, 1995, 1994 and 1993, respectively. The reasons for these differences and the tax effect of each are as follows:

                                          1995                  1994                  1993
                                    -----------------     -----------------     -----------------
                                      AMOUNT     RATE       AMOUNT     RATE       AMOUNT     RATE
                                    ----------   ----     ----------   ----     ----------   ----
    Taxes at the federal statutory
      tax rate....................  $1,710,147   35.0%    $1,783,585   35.0%    $2,393,853   34.0%
      State franchise tax, net of
         federal income tax
         benefit..................     364,408    7.4%       385,774    7.6%       516,086    7.3%
      Other, net..................     (48,862)  (1.0)%      (50,960)  (1.0)%       (4,603)   0.0%
                                    ----------   ----     ----------   ----     ----------   ----
                                    $2,025,693   41.4%    $2,118,399   41.6%    $2,905,336   41.3%
                                    ==========   ====     ==========   ====     ==========   ====

 9. COMMITMENTS AND CONTINGENCIES

     The Bank is a party to various legal proceedings arising in the normal course of business. While it is difficult to predict the ultimate outcome of such litigation, the Bank, after consultation with legal counsel, does not expect that such litigation will have a material adverse effect on its financial statements.

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. The Bank had outstanding commitments of $1,135,000 and $100,000 at December 31, 1995 and 1994, respectively.

     At December 31, 1995, the Bank had a commitment to fund a line of credit of $1,000,000.

     The Bank uses the same credit policies in making commitments as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

     The Bank is obligated under noncancelable operating leases on the Bank premises. Rental expense under these leases was $423,569, $396,862 and $376,206 in 1995, 1994 and 1993, respectively. Rental commitments at December 31, 1995 under these noncancelable leases are as follows:

              YEAR ENDING
              DECEMBER 31
              -----------
              1996....................................................  $402,524
              1997....................................................   305,963
              1998....................................................   113,433
              1999....................................................   110,545
              2000....................................................    57,571
              Thereafter..............................................     4,813
                                                                        --------
                                                                        $994,849
                                                                        ========

     Congress has proposed legislation that would impose a one-time special assessment on financial institutions in order to recapitalize the Savings Association Insurance Fund ("SAIF"). As proposed, the

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

legislation would require SAIF member institutions to pay a special assessment of approximately 85 basis points on all assessable deposits as of a certain date.

     While the outcome of the legislation cannot be predicted with certainty, it is likely that some kind of legislative or regulatory action will be taken that will impact the Bank's insured deposits. A one-time special assessment of 85 basis points on the deposit balance at March 31, 1995 would result in the Bank's paying approximately $2 million in additional SAIF premiums, before consideration of related tax benefits. The enactment of such legislation may have the effect of immediately reducing the regulatory capital of SAIF member institutions by the amount of the fee. Due to the general uncertainty of the legislative process, management cannot predict whether legislation imposing a special one-time assessment will be adopted or, if adopted, the amount of the assessment, if any, that would be imposed on the Bank.

10. DIRECTORS' RETIREMENT PLAN

     In 1995, the Bank adopted the Directors' Retirement Plan (the "Plan"). The Plan is a nonqualified defined benefit retirement plan, not subject to the Employee Retirement Income Security Act of 1974, and provides retirement income benefit to directors serving on the Board of Directors of the Bank.

     The benefits are based on completed years of service during the director's last ten years of service. Costs are funded using the accrued-benefit method. No specific assets are set aside for the designated purpose of satisfying the Bank's obligation under the terms of the Plan.

     Net periodic pension cost allocable to the Bank at December 31, 1995 includes the following components:

            Service cost..............................................  $  5,100
            Interest cost.............................................    45,100
            Net amortization of transition obligation.................    58,900
                                                                        --------
            Net periodic pension cost.................................  $109,100
                                                                        ========

     The status of the Plan at December 31, 1995 is as follows:

            Actuarial present value of benefit obligations:
              Vested benefits.........................................  $585,804
              Nonvested benefits......................................     3,401
                                                                        --------
            Accumulated benefit obligation............................  $589,205
                                                                        ========
            Projected benefit obligation..............................  $589,205
                                                                        ========

     The actuarial data presented above assumes an 8% discount rate on benefit obligations for 1995.

     The Bank accrued $50,000 under the Plan and paid out no amount for the year ended December 31, 1995.

11. REGULATORY MATTERS

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the implementing Office of Thrift Supervision ("OTS") regulatory capital regulations, the Bank must maintain minimum capital ratios for adequacy purposes as set forth in the table below.

     Insured institutions, under FIRREA risk-based capital guidelines, are required to assign risk-adjusted weightings to assets (including commitments to acquire/fund assets) based upon varying degrees of risk associated with such assets.

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Management believes that, under the current regulations, the Bank will continue to meet its minimum capital requirements for the foreseeable future.

     A reconciliation between regulatory capital requirements under FIRREA and the capital reported in the accompanying consolidated financial statements at December 31, 1995 is shown as follows:

                             TANGIBLE CAPITAL            CORE CAPITAL           RISK-BASED CAPITAL
                           ---------------------     ---------------------     ---------------------
                             BALANCE         %         BALANCE         %         BALANCE         %
                           -----------     -----     -----------     -----     -----------     -----
Total stockholders'
  equity per the
  accompanying
  consolidated financial
  statements.............  $22,961,042               $22,961,042               $22,961,042
Unrealized gain on
  securities available
  for sale, net of tax...     (386,824)                 (386,824)                 (386,824)
General loan valuation
  allowance..............                                                          354,525
                           -----------               -----------               -----------
Regulatory capital -- as
  reported to the OTS....   22,574,218     8.57%      22,574,218     8.57%      22,928,743     23.77%
Minimum capital
  requirements...........    3,952,159     1.50%       7,904,317     3.00%       7,717,729     8.00%
                           -----------     -----     -----------     -----     -----------     -----
Regulatory capital
  excess.................  $18,622,059     7.07%     $14,669,901     5.57%     $15,211,014     15.77%
                           ===========     =====     ===========     =====     ===========     =====

     Under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), which supplemented FIRREA, the OTS has issued "prompt corrective action" regulations with specific capital ranking tiers for thrift institutions. The qualifying tiers are set forth below.

                                                                   RATIO OF       RATIO OF
                                                                 CORE CAPITAL   TOTAL CAPITAL
                                                  RATIO OF         TO RISK-       TO RISK-
                                                CORE CAPITAL       WEIGHTED       WEIGHTED
                                               TO TOTAL ASSETS      ASSETS         ASSETS
                                               ---------------   ------------   -------------
        Well capitalized.....................   5% or above      6% or above    10% or above
        Adequately capitalized...............   4% or above      4% or above     8% or above
        Under-capitalized....................    under 4%          under 4%       under 8%

     The Bank's ratios at December 31, 1995 are set forth below:

        Ratio of core capital to total assets (leverage ratio)..............   8.57%
        Ratio of core capital to risk-weighted assets.......................  23.40%
        Ratio of total capital to risk-weighted assets......................  23.77%

     Based upon the foregoing, the Bank is classified as a well-capitalized institution.

12. FAIR VALUE INFORMATION

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimate of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                       DECEMBER 31,
                                                        -------------------------------------------
                                                                1995                   1994
                                                        --------------------   --------------------
                                                                   ESTIMATED              ESTIMATED
                                                        CARRYING     FAIR      CARRYING     FAIR
                                                         AMOUNT      VALUE      AMOUNT      VALUE
                                                        --------   ---------   --------   ---------
                                                                      (IN THOUSANDS)
Assets:
  Cash and cash equivalents...........................  $ 12,727   $  12,727   $ 24,081   $  24,081
  Time deposits in other financial institutions         1,199...       1,199      5,351       5,351
Investment securities:
  Held to maturity....................................    39,193      39,363     55,568      54,284
  Available for sale..................................    24,229      24,229      5,187       5,187
Loans, net of allowance for loan losses...............   141,635     147,364    133,342     128,312
Mortgage-backed securities:
  Held to maturity....................................     4,312       4,394     32,615      31,161
  Available for sale..................................    31,775      31,775
Federal Home Loan Bank stock..........................     1,608       1,608      1,530       1,530
Liabilities --
  Deposits............................................  $238,474   $ 239,697   $230,064   $ 228,377

     CASH AND TIME DEPOSITS IN OTHER FINANCIAL INSTITUTIONS -- The carrying amounts approximate fair values due to the short-term nature of these instruments.

     INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES -- The fair value of investment securities and mortgage-backed securities are generally obtained from market bids for similar or identical securities, or are obtained from independent securities brokers or dealers.

     LOANS -- Fair values are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of fixed rate loans are based upon discounted cash flows utilizing the current rate offered for similar fixed rate loans and the assumption that these loans mature at the end of the contractual terms. The fair values of adjustable rate loans are deemed to approximate the carrying values, as these loans have rates that adjust to current market rates periodically.

     No adjustments have been made for changes in credit within the loan portfolio. It is management's opinion that the allowance for loan losses pertaining to performing and nonperforming loans results in a fair valuation of such loans.

     The fair value of nonperforming loans with a recorded book value of approximately $345,000 and $819,000 at December 31, 1995 and 1994, respectively, was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans.

     FEDERAL HOME LOAN BANK STOCK -- The carrying amount approximates fair value, as the stocks may be sold back to the Federal Home Loan Bank at carrying value.

     DEPOSITS -- The fair values of deposits are estimated based upon the type of deposit products. Demand accounts, which include passbook, money market savings and NOW accounts, are presumed to have equal book and fair values, since the interest rates paid on these accounts are based on prevailing market rates. The estimated fair values of time deposits are determined by discounting the cash flows of segments of deposits

                FIRST PUBLIC SAVINGS BANK, F.S.B. AND SUBSIDIARY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

having similar maturities and rates, utilizing a yield curve that approximates the prevailing rates offered to depositors as of the reporting date.

     COMMITMENTS TO EXTEND CREDIT -- The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties credit standing. At December 31, 1995, the fair values for commitments to extend credit are deemed to be immaterial.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

13. TERMINATION OF MERGER AGREEMENT

     In February 1994, the Board of Directors of the Bank entered into a definitive agreement with GBC Bancorp ("GBC") under which GBC would have acquired the outstanding shares of the Bank for cash and thereafter operate the Bank as a subsidiary of GBC. In May 1994, the Bank and GBC announced that they had agreed to terminate their merger agreement principally because a federal supervisory agency for GBC recommended that GBC not acquired the Bank but instead focus its management and financial resources on its subsidiary, General Bank.

                                    ANNEX 1

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              CATHAY BANCORP, INC.

                                  CATHAY BANK

                                      AND

                       FIRST PUBLIC SAVINGS BANK, F.S.B.

                            DATED AS OF MAY 30, 1996

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
1.     THE MERGER........................................................................    1
       1.1 Merger Agreement..............................................................    1
       1.2 Consideration.................................................................    1
       1.3 Dissenters....................................................................    6
       1.4 Return of Share Certificates..................................................    6
       1.5 No Liability..................................................................    6
       1.6 Withholding Rights............................................................    6

2.     THE CLOSING.......................................................................    6
       2.1 Effective Time................................................................    6
       2.2 Procedure.....................................................................    7

3.     REPRESENTATIONS AND WARRANTIES OF FPSB............................................    7
       3.1  Due Organization.............................................................    7
       3.2  Binding Effect...............................................................    7
       3.3  Capitalization...............................................................    8
       3.4  Financial Statements and Reports.............................................    8
       3.5  Books and Records; Other Information.........................................    8
       3.6  Properties: Contracts........................................................    9
       3.7  Compliance with Laws.........................................................   10
       3.8  Material Contract Defaults...................................................   10
       3.9  Absence of Certain Changes...................................................   10
       3.10 Litigation...................................................................   11
       3.11 Contingent Liabilities.......................................................   11
       3.12 Taxes........................................................................   11
       3.13 Employee Benefit Plans; ERISA................................................   12
       3.14 Broker's and Finder's Fees...................................................   13
       3.15 Labor Relations..............................................................   13
       3.16 Registration Statement and Regulatory Applications...........................   13
       3.17 Insurance....................................................................   14
       3.18 Employment and Similar Agreements; Obligations Upon Change in Control........   14
       3.19 Hazardous Materials..........................................................   14
       3.20 Certain Interests............................................................   15
       3.21 Fairness Opinion.............................................................   15
       3.22 Materiality..................................................................   15

                                                                                           PAGE
                                                                                           ----
4.     REPRESENTATIONS AND WARRANTIES OF BANCORP.........................................   15
       4.1 Organization..................................................................   15
       4.2 Binding Effect................................................................   16
       4.3 Capitalization................................................................   16
       4.4 Financial Statements and Reports..............................................   16
       4.5 Books and Records; Other Information..........................................   17
       4.6 Compliance with Laws..........................................................   17
       4.7 Material Contract Defaults....................................................   18
       4.8 Absence of Certain Changes....................................................   18
       4.9 Litigation....................................................................   18
       4.10 Contingent Liabilities.......................................................   19
       4.11 Taxes........................................................................   19
       4.12 Registration Statement and Regulatory Applications...........................   19
       4.13 Hazardous Materials..........................................................   20
       4.14 Materiality..................................................................   20

5.     COVENANTS OF FPSB AND BANCORP.....................................................   20
       5.1 Preparation of Registration Statement and Applications for Required
       Consents..........................................................................   20
       5.2 Pursuit of Approvals..........................................................   21
       5.3 Other Consents................................................................   21
       5.4 Activities Pending Closing....................................................   22
       5.5 Monterey Park Project.........................................................   23
       5.6 Access to Information.........................................................   23
       5.7 Confidentiality...............................................................   23
       5.8 Meeting of Shareholders.......................................................   24
       5.9 Compliance with Regulatory Authorities........................................   24
       5.10 Bancorp Stock Listing........................................................   24
       5.11 Notification.................................................................   24
       5.12 No Shopping..................................................................   24
       5.13 Future Information...........................................................   24
       5.14 Directors' and Officers' Liability Insurance.................................   24
       5.15 Further Assurances...........................................................   25
       5.16 Affiliates...................................................................   25
       5.17 Benefit Plans................................................................   25
       5.18 Bancorp Stock................................................................   25
       5.19 Loan Loss Reserve............................................................   25

6.     CONDITIONS TO CLOSING.............................................................   26
       6.1 Mutual Conditions to Parties' Obligation to Close.............................   26
       6.2 Conditions to FPSB's Obligation to Close......................................   26
       6.3 Conditions to Bancorp's Obligation to Close...................................   27

                                                                                           PAGE
                                                                                           ----
7.     INDEMNIFICATION...................................................................   29
       7.1 Indemnification of Bancorp Indemnitees........................................   29
       7.2 Indemnification of FPSB Indemnitees...........................................   29
       7.3 Diminution....................................................................   29
       7.4 Indemnification Procedure for Third-Party Claims..............................   29
       7.5 Survival......................................................................   30

8.     TERMINATION.......................................................................   30
       8.1 Termination...................................................................   30
       8.2 Effect of Termination.........................................................   30

9.     MISCELLANEOUS.....................................................................   32
       9.1 Notices.......................................................................   32
       9.2 Governing Law.................................................................   32
       9.3 Entire Agreement..............................................................   32
       9.4 Amendments and Waivers........................................................   32
       9.5 Severability..................................................................   33
       9.6 Counterparts..................................................................   33
       9.7 Headings......................................................................   33
       9.8 Expenses......................................................................   33
       9.9 Certain Definitions...........................................................   33
       9.10 Attorneys' Fees..............................................................   33
       9.11 Publicity....................................................................   34
       9.12 Binding Effect...............................................................   34
       9.13 Third Party..................................................................   34
       9.14 Gender; Number...............................................................   34

                          AGREEMENT AND PLAN OF MERGER

     THIS IS AN AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 30, 1996 by and among CATHAY BANCORP, INC., a Delaware corporation ("Bancorp"), CATHAY BANK, a California state banking corporation ("CB"), and FIRST PUBLIC SAVINGS BANK, F.S.B., a United States federal stock savings bank ("FPSB").

                                    RECITALS

     A. The parties desire to effect a business combination pursuant to which FPSB will be merged with and into CB, CB shall be the surviving bank and the shareholders of FPSB (the "Shareholders") will receive the consideration provided for herein (the "Merger"). The Merger shall be accomplished by an agreement of merger which contains such provisions as are required by applicable law and all regulatory authorities having jurisdiction over the transaction, consistent with the terms specified herein.

     B. The parties intend that for federal income tax purposes the transactions contemplated hereby will constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     C. The Merger requires certain board of directors, shareholder and regulatory approvals as described herein. The Merger will be effected only after the necessary approvals have been obtained.

     Accordingly, the parties agree as follows:

1. THE MERGER

     1.1 MERGER AGREEMENT. The terms of the Merger are set forth in a Merger Agreement attached hereto as Exhibit A (the "Merger Agreement"). At the Effective Time (as defined in Section 2.2), the Merger Agreement will be filed as provided in the Merger Agreement and the transactions contemplated by this Agreement will be consummated. As provided in the Merger Agreement, each share of FPSB's common stock, $1.00 par value per share ("FPSB Stock"), outstanding immediately before the Effective Time shall, without any action on the part of the holder thereof, be cancelled and converted into the right to receive the cash and the number of shares of Bancorp's common stock, $0.01 par value per share ("Bancorp Stock"), determined as provided in Section 1.2.

     1.2  CONSIDERATION.

     (a) Right to Receive Per Share Cash Consideration. As of the Effective Time, each share of FPSB Stock that is to be converted into the right to receive the Per Share Cash Consideration (as defined in Section 1.2(d)), excluding Dissenting Shares (as defined in Section 1.3), outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder hereof, be converted into the right to receive the Per Share Cash Consideration, subject to Section 1.2(g).

     (b) Right to Receive Per Share Stock Consideration. As of the Effective Time, each share of FPSB Stock that is to be converted into the right to receive the Per Share Stock Consideration (as defined in Section 1.2(e)), excluding Dissenting Shares, outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Stock Consideration, subject to Section 1.2(g).

     (c) Total Cash Consideration and Total Stock Consideration.

          (i) If the Calculation Date Bancorp Stock Price (as defined in Section 1.2(f)) is at least $14.00 but not greater than $20.00, the Total Cash Consideration shall be equal to $15,484,000 and the Total Stock Consideration shall be equal to the quotient of (A) $16,116,000 divided by
     (B) the Calculation Date Bancorp Stock Price. The Total Consideration Value shall be equal to $31,600,000.

          (ii) If the Calculation Date Bancorp Stock Price is less than $14.00 the Total Consideration Value shall be equal to the sum of (A) $15,484,000
     (B) the Calculation Date Bancorp Stock Price multiplied by 1,151,143. The Total Cash Consideration shall be equal to 49 percent of the Total Consideration Value. The Total Stock Consideration shall be equal to the quotient of (X) 51 percent of the Total Consideration Value divided by (Y) the Calculation Date Bancorp Stock Price.

          (iii) If the Calculation Date Bancorp Stock Price is greater than $20.00 but not greater than $23.00, the Total Consideration Value shall be equal to the sum of (A) $15,484,000 plus (B) the Calculation Date Bancorp Stock Price multiplied by 805,800. The Total Cash Consideration shall be equal to 49 percent of the Total Consideration Value. The Total Stock Consideration shall be equal to the quotient of (X) 51 percent of the Total Consideration Value divided by (Y) the Calculation Date Bancorp Stock Price.

          (iv) If the Calculation Date Bancorp Stock Price is greater than $23.00, the Total Consideration Value shall be equal to $34,017,000. The Total Cash Consideration shall be equal to $16,668,330 and the Total Stock Consideration shall be equal to the quotient of (X) $17,348,670 divided by
     (Y) the Calculation Date Bancorp Stock Price.

          (v) Total Cash Consideration shall in no event exceed 49 percent of the Total Consideration Value.

          (vi) The Total Consideration Value will not be subject to adjustment or renegotiation as the result of any of the following: (A) legislation or regulations concerning bad debt reserve recapture or federal deposit insurance assessments (with respect to either the Bank Insurance Fund or the Savings Association Insurance Fund) or exit fees; (B) the retirement plan for directors of FPSB described in the FPSB Schedule (defined in Article 3); or (C) the cash dividends expressly permitted by Section 5.4(c).

     (d) Per Share Cash Consideration. Per Share Cash Consideration shall be equal to the quotient of (i) Total Cash Consideration divided by (ii) the sum of the total number of shares of FPSB Stock to be converted to the right to receive cash as determined under Section 1.2(g) and Dissenting Shares.

     (e) Per Share Stock Consideration. Per Share Stock Consideration shall be equal to the quotient of (i) Total Stock Consideration divided by (ii) the sum of the total number of shares of FPSB Stock to be converted to the right to receive Bancorp Stock as determined under Section 1.2(g).

     (f) The "Calculation Date Bancorp Stock Price" shall be the quotient of (i) the sum of each of the high and low sales prices of Bancorp Stock as reported in The Wall Street Journal as Nasdaq National Market System transactions on each of the 20 days on which Bancorp Stock was traded immediately before the date which is five business days before the Closing Date divided by (ii) 40. In the event of any stock dividend, stock distribution, stock split, reverse stock split, extraordinary dividend or partial or liquidating distribution effected with respect to Bancorp Stock between the first of such trading days and the Effective Time, appropriate pro rata adjustments will be made in the foregoing numbers. Nothing in the preceding sentence shall apply to any regular cash dividend declared or paid during such periods provided no other cash dividend has been declared and paid during the same calendar quarter.

     (g) Election Procedures. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FPSB Stock shall pass, only upon proper delivery of such certificates to the agent mutually selected by Bancorp and FPSB to effect the exchange of FPSB Stock for Bancorp Stock and cash (the "Exchange Agent")) in such form as Bancorp and FPSB shall mutually agree ("Election Form") shall be mailed to the Shareholders at the same time as, and together with, the Prospectus/Proxy Statement or on such other date as FPSB and Bancorp shall mutually agree ("Mailing Date") to each holder of record of

FPSB Stock as of the record date for the meeting of Shareholders ("Election Form Record Date").

     Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive only Bancorp Stock with respect to such holder's FPSB Stock ("Stock Election Shares"), to elect to receive only cash with respect to such holder's FPSB Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares").

     The Election Form shall further permit each holder to make a further election as to whether, if not all elections can be implemented within the limitations set forth in Section 1.2(c), such holder desires to have the decision made on the same basis as if such holder had made no election (and such holder's shares were thus deemed No Election Shares) or in accordance with a "Proration Allocation" (as described in Section 1.2(g)(iv)).

     Any FPSB Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the day before the date of the meeting of Shareholders (or such other time and date as Bancorp and FPSB may mutually agree) (the "Election Deadline") shall also be deemed to be No Election Shares.

     Bancorp shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of FPSB Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and FPSB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

     Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of FPSB Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. If an Election Form is revoked prior to the Election Deadline, the shares of FPSB Stock represented by such Election Form shall become No Election Shares and Bancorp shall cause the certificates representing FPSB Stock to be promptly returned without charge to the Shareholder submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Bancorp regarding such matters shall be binding and conclusive. Neither Bancorp nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     As of or as soon as practicable after the Effective Time, Bancorp shall cause the Exchange Agent to effect the allocation among the holders of FPSB Stock of rights to receive Bancorp Stock or cash in the Merger in accordance with the Election Forms as follows:

          (i) Stock Elections Less Than Total Stock Consideration. If the number of shares of Bancorp Stock that would be issued in the Merger upon conversion of the Stock Election Shares is less than the Total Stock Consideration, then:

             (A) all Stock Election Shares shall be converted into the right to receive Bancorp Stock;

             (B) the Exchange Agent shall select, by random selection, first, from among the holders of No Election Shares and then (if necessary) from among holders of Cash Election shares who have not further elected the Proration Allocation, a sufficient number of such holders ("Stock Designees") until the number of shares of Bancorp Stock that will be issued in the Merger equals as closely as practicable the Total Stock Consideration, and all shares held by the Stock Designees shall be converted into the right to receive Bancorp Stock, provided that no particular holder of Cash Election Shares shall be deemed to be a Stock Designee if such designation would prevent the satisfaction of any of the conditions set forth in Article 6;

             (C) After completion of the foregoing selection process, the Cash Election Shares and No Election Shares not held by Stock Designees shall be converted into the right to receive cash unless the number of shares of Bancorp Stock that will be issued in the Merger is still less than the Total Stock Consideration; and

             (D) If the number of shares of Bancorp Stock that will be issued in the Merger is less than the Total Stock Consideration after the completion of the foregoing selection process, the holders of Cash Election Shares who have further elected the Proration Allocation will receive an amount of cash determined under Section 1.2(g)(iv). Such holders shall also receive the number of shares of Bancorp Stock equal to the quotient of (1) the amount by which (a) the product of the Per Share Cash Consideration multiplied by the number of Cash Election Shares as to which a Proration Allocation election has been made exceeds
        (b) the cash to be received by such holders, divided by (2) the Calculation Date Bancorp Stock Price.

          (ii) Stock Elections More Than Total Stock Consideration. If the number of shares of Bancorp Stock that would be issued in the Merger upon conversion of the Stock Election Shares is greater than the Total Stock Consideration, then:

             (A) all Cash Election Shares shall be converted into the right to receive cash;

             (B) the Exchange Agent shall select, by random selection, first from among the holders of the No Election Shares and then (if necessary) from among holders of Stock Election Shares who have not further elected the Proration Allocation, a sufficient number of such holders ("Cash Designees") until the amount of cash that will be paid to Shareholders in the Merger equals as closely as practicable the Total Cash Consideration, and all shares held by the Cash Designees shall be converted into the right to receive cash, provided that no particular holder of Stock Election Shares shall be deemed to be a Cash Designee if such designation would prevent the satisfaction of any of the conditions set forth in Article 6;

             (C) After completion of the foregoing selection process, the Stock Election Shares and No Election Shares not held by Cash Designees shall be converted into the right to receive Bancorp Stock unless the amount of cash that will be paid to Shareholders in the Merger is still less than the Total Cash Consideration; and


             (D) If the amount of cash that will be paid to Shareholders in the Merger is less than the Total Cash Consideration after the completion of the foregoing selection process, the holders of Stock Election Shares who have further elected the Proration Allocation will receive the number of shares of Bancorp Stock determined under Section 1.2(g)(iv). Such holders shall also receive the amount of cash equal to the product of (1) the amount by which (a) the product of the Per Share Stock Consideration multiplied by the number of Stock Election Shares as to which a Proration Allocation has been made exceeds (b) the shares of Bancorp Stock to be received by such holders, multiplied by (2) the Calculation Date Bancorp Stock Price.


          (iii) The random selection processes referred to above shall consist of such selection processes as Bancorp and FPSB shall determine, after consultation with the Exchange Agent, to be fair to the holders of FPSB Stock in giving each such holder an equal likelihood to be selected and practicable to implement.

          (iv) Proration Allocation as referred to above in this Section 1.2 shall be effected by the Exchange Agent in the following manner:

             (A) With respect to Section 2.1(g)(i), the Exchange Agent shall allocate the portion of the Total Cash Consideration payable hereunder among those holders of FPSB Stock who have elected both to receive cash and to be subject to Proration Allocation by allocating to each such Shareholder an amount equal to the Total Cash Consideration pursuant to the limitations provided for in Section 1.2 (after subtracting amounts payable in respect of Dissenting Shares and amounts paid in lieu of fractional shares) multiplied by a fraction, the numerator of which is the number of shares held by such holder as to which an election to be subject to Proration Allocation has been made and the denominator of which is the total number of shares as to which Proration Allocation has been elected by all holders of FPSB Stock.

             (B) With respect to Section 1.2(g)(ii), the Exchange Agent shall allocate the portion of the Total Stock Consideration payable hereunder among those holders of FPSB Stock who have both elected to receive Bancorp Stock and to be subject to Proration Allocation by allocating to each such Shareholder an amount equal to the Total Stock Consideration pursuant to the limitations provided for in Section 1.2 multiplied by a fraction, the numerator of which is the number of shares held by such holder as to which an election to be subject to Proration Allocation has been made and the denominator of which is the total number of shares as to which Proration Allocation has been elected by all holders of FPSB Stock.

          (v) Notwithstanding any other provision of this Agreement, if the application of the provisions of this Section 1.2(g) would result in any person receiving a number of shares of Bancorp Stock that would prevent the satisfaction of any of the conditions set forth in Article 6 hereof, the number of shares otherwise allocable to such person pursuant to this
     Section 1.2(g) shall be reduced by such number of shares (the "Excess Shares") as shall be necessary to enable the satisfaction of all such conditions and cash shall be paid to such person in lieu thereof in an amount equal to the Per Share Cash Consideration for each such share. Any Excess Shares shall be reallocated to and among the following categories of holders of FPSB Stock, in the order and pursuant to the methods indicated in the following clauses of this sentence: (A) first, by random selection from among any holders of FPSB Stock who made a Stock Election, but were initially selected as Cash Designees; (B) second, by random selection from among the holders of No Election Shares who would otherwise receive cash for their shares; (C) third, by random selection from among the holders of Cash Election Shares who did not further elect the Proration Allocation method and who would otherwise receive cash for their shares; and (D) fourth, any remaining Excess Shares shall be apportioned among those holders of FPSB Stock who have elected Proration Allocation, pro rata in accordance with the number of shares of FPSB Stock held by each, with the amount of cash otherwise payable to such holders as a result of Proration Allocation being correspondingly reduced.

     (h) Promptly after the Effective Time, Bancorp and FPSB shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FPSB Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the Shareholders of record who have not previously submitted properly completed Election Form accompanied by all certificates or other appropriate documentation. After completion of the allocation procedure set forth in Section 1.2(g), each holder of a certificate formerly representing FPSB Stock who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing the Bancorp Stock or cash into which the shares of FPSB stock shall have been converted pursuant hereto. Bancorp shall cause the Exchange Agent to accept such certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 1.2(h), each certificate representing FPSB Stock shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the consideration specified under this Section 1.2.

     (i) Upon the later to occur of the Effective Time and the completion of the allocation procedure set forth in Section 1.2(g), Bancorp shall issue to the Exchange Agent the number of shares of Bancorp Stock issuable in the Merger and the amount of cash payable in the Merger; provided, however, that notwithstanding any other provision of this Agreement, Bancorp shall not issue to the Exchange Agent Bancorp Stock or cash payable with respect to shapes of FPSB Stock unless and until share certificates and the required transmittal materials pursuant to Section 1.2 have been received in proper form by the Exchange Agent. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Bancorp Stock held by it

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

from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     (j) To the extent provided by Section 1.2(g) of this Agreement, each holder of shares of FPSB Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of Bancorp Stock to which such holder would otherwise be entitled. Bancorp shall not be obligated to deliver the consideration to which any former holder of FPSB Stock is entitled as a result of the Merger until such holder surrenders that holder's certificate or certificates representing shares of FPSB Stock for exchange as provided in this
Section 1.2. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of FPSB for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing whole shares of Bancorp Stock until Bancorp has received a written agreement from such person as provided in Section
5.15. If any certificate for shares of Bancorp Stock, or any check representing cash or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

     1.3 DISSENTERS. A "Dissenter" is a Shareholder who is entitled to dissent from corporate action under 12 C.F.R. Section 552.14 and who exercises that right when and in the manner required by that regulation. Each outstanding share of FPSB Stock that is held by a Dissenter (a "Dissenting Share") shall be converted into the right to receive payment pursuant to 12 C.F.R. Section 552.14.

     1.4  RETURN OF SHARE CERTIFICATES. If this Agreement is terminated under
Article 8, Bancorp will cause the Exchange Agent to use its commercially reasonable efforts to effect the prompt return of stock certificates representing shares of FPSB Stock submitted with Election Forms. Certificates representing shares of FPSB Stock held directly by holders of FPSB Stock will be returned by registered mail. Bancorp will, and will cause the Exchange Agent to, use its commercially reasonable efforts to cooperate with FPSB and holders of FPSB Stock to facilitate return of certificates representing shares of FPSB Stock in the event of such termination, provided, that return of such certificates other than by registered mail will only be made at the expense written direction and risk of the applicable holders of FPSB Stock and only if such holders submit at the time of the Election Deadline a pre-paid, pre-addressed courier envelope to be used for such purpose (except if such holders arrange to pick up their certificates in person).

     1.5 NO LIABILITY. Neither Bancorp nor FPSB shall be liable to any holder of shares of FPSB Stock for any such shares of Bancorp Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.6 WITHHOLDING RIGHTS. Bancorp and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of FPSB Stock such amounts as Bancorp or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.13(g)) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Bancorp or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of FPSB Stock in respect of which such deduction and withholding was made by Bancorp or the Exchange Agent.

2. THE CLOSING

     2.1 EFFECTIVE TIME. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on a date to which Bancorp and FPSB may agree (the "Closing Date"), provided that in the absence of an agreement by the parties to the contrary such Closing Date shall be the fifteenth business day after the latest to occur of satisfaction of the conditions to Closing set forth in Article 6 (unless such condition has been waived by the appropriate party).

     2.2 PROCEDURE. On or before the Closing Date, the Merger Agreement shall be executed and filed for approval with the California Superintendent of Banks (the "Superintendent") and then filed and certified by the California Secretary of State. The certified Merger Agreement shall then be filed with the Superintendent. The date and time of such filing of the certified Merger Agreement is referred to in this Agreement as the "Effective Time." The Closing shall be held at the offices of Heller, Ehrman, White & McAuliffe, 601 South Figueroa Street, Los Angeles, California, or at such other place as to which the parties shall agree.

3. REPRESENTATIONS AND WARRANTIES OF FPSB

     FPSB makes the following representations and warranties to Bancorp and CB, except as otherwise disclosed to Bancorp and CB in a schedule dated the date hereof and delivered by FPSB to Bancorp and CB concurrently with the execution of this Agreement, which schedule in each case specifically refers to the section or sections of this Agreement to which an exception applies (the "FPSB Schedule"):

     3.1  DUE ORGANIZATION.

     (a) FPSB is a United States federal savings bank, duly organized, validly existing and in good standing under the federal laws of the United States of America. FPSB has all requisite corporate power and authority to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposit accounts of FPSB are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted under applicable law. FPSB has paid all premiums and assessments and filed all required reports in connection with the insurance of its deposits. FPSB is a member in good standing of the Federal Home Loan Bank of San Francisco.

     (b) FPSB has only one subsidiary, F.P. Service Corporation ("FPSC"), and has made available to Bancorp true and complete copies of the Articles of Incorporation and Bylaws of FPSC. FPSC is authorized to issue 10,000 shares of common stock, without par value, all of which issued and outstanding shares are owned directly by FPSB, free and clear of all security interests, liens, charges and encumbrances. There are no other classes of capital stock of, or equity or other ownership interests in, FPSC, and none of the shares of common stock are held in treasury. FPSB has no direct or indirect equity interest in any other firm, corporation, partnership, joint venture or business enterprise, except as set forth in the FPSB Schedule. The ownership interest of FPSB in FPSC is not subject to any legal, contractual or other limitations or restrictions. There are no outstanding options, warrants or other rights to subscribe for or purchase from FPSB or FPSC, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (a) any capital stock of or other ownership interest in FPSC or (b) any securities convertible into or exchangeable for any capital stock of or other ownership interest in FPSC. All of the outstanding shares of the capital stock of FPSC have been validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. FPSC is duly organized, validly existing and in good standing under the laws of California and functions solely as the trustee under deeds of trust assigned as collateral to FPSB. FPSC has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. FPSC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the financial condition, results of operations, business or prospects of FPSC.

     3.2 BINDING EFFECT. Subject to approval of the Shareholders, this Agreement has been duly and validly authorized, executed and delivered by FPSB and constitutes the valid and binding obligation of FPSB, enforceable against FPSB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, by the availability of equitable remedies, and by the discretion of the court or arbitrator before whom a proceeding may be brought. Neither the execution and delivery of this Agreement by FPSB, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will (a) conflict with

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

or result in a breach of any provision of the FPSB's Federal Stock Charter or Bylaws, or (b) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of FPSB pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which FPSB is a party or by which any of its properties or assets may be bound, except such notes bonds, mortgages, indentures, licenses, agreements, leases and other instruments or obligations the violation of which would not have, individually or in the aggregate, a Material Adverse Effect, or (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to FPSB or any of its properties or assets, subject to obtaining the requisite Regulatory Approvals (as defined in Section 5.2).

     3.3 CAPITALIZATION. The authorized capital stock of FPSB consists solely of 10,000,000 shares of FPSB Stock, of which 4,000,000 shares are issued and outstanding. FPSB has no stock appreciation or similar rights outstanding. All of the issued and outstanding shares of FPSB Stock have been validly authorized and issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating FPSB to issue any additional shares of FPSB's capital stock, and no unissued shares of FPSB Stock are subject to any preemptive rights. There are no outstanding contractual obligations of FPSB to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in FPSB. Except as set forth in the FPSB Schedule, as of the date hereof no person holds of record, or to the best knowledge of FPSB, beneficially, five percent or more of the outstanding shares of FPSB Stock.

     3.4  FINANCIAL STATEMENTS AND REPORTS.

     (a) FPSB has delivered to Bancorp FPSB's audited statements of financial condition as of December 31, 1995, 1994 and 1993, and its statements of earnings, changes in financial position (or cash flows, as applicable) and shareholders' equity for the years ended December 31, 1995, 1994 and 1993 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of FPSB, present fairly the financial condition and operating results of FPSB as of the dates and during the periods indicated and have been prepared in accordance with generally accepted accounting principles and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, consistently applied throughout the periods covered, except as stated therein, and disclose all liabilities required to be disclosed therein except liabilities which are not, individually or in the aggregate, material to FPSB. Since December 31, 1995, there has not been any material adverse change in the business, operations, prospects, properties, assets or condition (financial or otherwise) of FPSB.

     (b) Since January 1, 1991, no registration statement, offering circular, proxy statement, schedule or report prepared by or on behalf of FPSB (whether or not filed with the OTS), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1991, FPSB and any predecessor has filed all documents required to be filed by FPSB with the OTS, except to the extent that all failures so to file would not, individually or in the aggregate, have a Material Adverse Effect; and all such documents, as finally amended or corrected, complied in all material respects as to form with applicable requirements of law. Except to the extent stated therein all financial statements and related schedules included in the documents referred to in the preceding sentence were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto (except that unaudited interim financial statements were condensed and omitted normal footnote disclosures), consistently applied throughout the periods covered, and fairly presented the information purported to be shown therein. FPSB Stock is not required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as applied to FPSB by 12 C.F.R. Section 563d.1), and FPSB is not required to file periodic reports with the OTS pursuant to Section 13 or 15(d) of the Exchange Act (as applied to FPSB by 12 C.F.R. Section 563d.1).

     3.5 BOOKS AND RECORDS; OTHER INFORMATION. The minute books of FPSB constitute materially true and accurate records of all meetings and actions taken by the Board of Directors and shareholders of FPSB. The

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

copies of the Federal Stock Charter and Bylaws of FPSB and amendments thereto, delivered to Bancorp are true and complete copies, and such Charter and Bylaws are in full force and effect. All documents and other information as to existing facts relating to FPSB provided to Bancorp by FPSB are, taken as a whole, accurate and complete in all material respects.

     3.6  PROPERTIES: CONTRACTS.

     (a) FPSB has good and marketable title to, or a leasehold interest in, or a contract vendee's interest in, the real properties (including, but not limited to, all offices, branches and automated teller machine facilities) used in the business of FPSB, including the real properties reflected in the December 31, 1995 balance sheet constituting part of the Financial Statements free and clear of all security interests, liens, charges or other encumbrances, except those related to real property taxes, local improvement district assessments (if any), easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property, and except real properties that have been disposed of since December 31, 1995 in the ordinary course of business. The FPSB Schedule lists all real properties owned or leased by FPSB. Except as set forth in the FPSB Schedule, FPSB does not maintain any other office or conduct business at any other location, whether through an automated teller machine or otherwise, nor has FPSB applied for or received permission to open any additional branches or operate at any other location.

     (b) All properties and assets held by FPSB under lease are held under valid instruments enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance, and except as to such provisions the unenforceability of which would not have a Material Adverse Effect. The FPSB Schedule lists all personal property assets held by FPSB under lease, and a true and correct copy of each such lease has been delivered to Bancorp.

     (c) The FPSB Schedule lists all unfunded loan commitments entered into after December 31, 1995 and outstanding as of the date hereof. The FPSB Schedule sets forth a complete and correct list of all of the agreements and other documents in the following classifications to which FPSB is a party or by which FPSB or any material amount of its assets is bound; complete and correct copies (in the case of any of the following that are in writing) or descriptions (in the case of any of the following that are not in writing) of each of such agreements and documents, as in effect on the date hereof, have been made available to Bancorp:

          (i) any plan, contract or arrangement providing for insurance for any officer, consultant, director or employee of FPSB or members of their families (other than directors and officers' liability policies);

          (ii) except for deposit documentation, any contract, agreement or instrument evidencing or relating to any outstanding indebtedness of FPSB for borrowed money or the deferred purchase price of property, or any direct or indirect guarantee by FPSB of any such indebtedness in any such case, in an amount in excess of $50,000, or under which FPSB has the right or obligation to incur any such indebtedness or guarantee in an amount in excess of $50,000;

          (iii) any secrecy, noncompetition or other agreement that (A) restricts the right of FPSB to engage in any place in any line of business or (B) would restrict the right of Bancorp or any of its affiliates or direct or indirect subsidiaries to engage in any place in any line of business after the Closing;

          (iv) any license, sublicense or other agreement to which FPSB is a party (whether as licensor or licensee) relating to "Intellectual Property" that is used in and material to the business of FPSB. "Intellectual Property" means patents, patent applications, trade names, trademarks (whether or not registered), trademark applications, service marks (whether or not registered), copyrights (whether registered or unpublished), copyright applications, inventions, processes and other trade secret and proprietary intellectual property, including without limitation proprietary computer software, whether in object or source form;

          (v) any contract, commitment or agreement that involves (A) capital expenditures by FPSB after December 31, 1995 of more than $50,000 in the aggregate or (B) disposition after December 31, 1995 of any material amount of the assets of FPSB not in the ordinary course of business consistent with past practice; or

          (vi) any other contract, agreement, plan, commitment or instrument not of a type covered by or specifically excluded from the coverage of any of the other items of this Section 3.6(c) (other than agreements entered into with counsel and other advisers related to the Merger) and (A) involving future payment by or to FPSB of more than $50,000 in the aggregate or (B) having a remaining term of more than 12 months and not terminable on less than 90 days notice.

     There is no breach, violation or default, or allegation or assertion of such, by FPSB or by any other party under any such contract listed in the FPSB Schedule pursuant to this Section 3.6(c).

     (d) All buildings and other facilities used in the business of FPSB are adequately maintained and are free from defects which could materially interfere with the current or future use of such facilities. All water, sewer, gas, electricity, telephone and other utilities required by law or necessary for the operations of such business are supplied to such buildings and facilities and are presently installed and operating, and all installation and connection charges have been paid in full or accrued. All material assessments for public improvements that have been made against the properties of FPSB have been paid or provided for, except that in the case of any assessments that are payable in installments, all installments due as of the date hereof have been paid or accrued.

     3.7  COMPLIANCE WITH LAWS.

     (a) FPSB is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or properties or any of its employees (because of such employee's activities on behalf of it), including, without limitation, those relating to wage and hour, labor and employment practices, equal opportunity, affirmative action and the Immigration Reform and Control Act, the breach or violation of which could, individually or in the aggregate, have a Material Adverse Effect.

     (b) FPSB has not received any notification from any agency or department of any federal, state, local or foreign government or any regulatory authority or the staff thereof asserting that FPSB is not presently in compliance with any of the statutes, regulations or ordinances that such governmental or regulatory authority enforces, noncompliance with which could have, individually or in the aggregate, a Material Adverse Effect, nor is FPSB aware of any basis for any such assertion. FPSB is not subject to any agreement with any regulatory authority with respect to its assets or business that imposes any material restriction on the conduct of its business. FPSB has no material uncorrected deficiency from any federal or state banking regulatory examination report, except with respect to matters that have been disclosed in writing to Bancorp.

     (c) Since January 1, 1991, FPSB has materially complied with all applicable California laws and regulations (i) regarding charges, and the waiver of such, for checking account overdrafts or checks returned due to insufficient funds, and (ii) regarding the calculation of interest on loans and deposits.

     3.8 MATERIAL CONTRACT DEFAULTS. FPSB is not in default under any contract, agreement, indenture, mortgage, deed of trust, loan instrument, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits, which default would be likely, individually or in the aggregate for all such defaults, to have a Material Adverse Effect, and, to the best knowledge of FPSB, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     3.9  ABSENCE OF CERTAIN CHANGES. There has not been since December 31,
1995:

          (a) any change in the business, financial condition, results of operations or prospects of FPSB that has had or may reasonably be expected to have, together with all other such changes, a Material Adverse Effect;

          (b) any direct or indirect redemption purchase or other acquisition of shares of FPSB's capital stock, convertible securities or securities exercisable for capital stock of FPSB by FPSB or any declaration, setting aside or payment of any dividend;

          (c) any increase in the compensation payable or to become payable by FPSB to any of its respective officers, employees or agents, other than in accordance with past practices or as set forth in employment agreements, the forms of which have been delivered to Bancorp together with a list of those persons who are parties thereto, and normal cost-of-living, merit and regularly scheduled increases;

          (d) any amendment or termination of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which FPSB is a party or by which any of its properties or assets may be bound, other than amendments or terminations which do not and will not, individually or in the aggregate, have a Material Adverse Effect;

          (e) any establishment of any new or material modification of any currently existing Plan (as defined in Section 3.13), except as set forth in the FPSB Schedule;

          (f) any amendment to the Federal Stock Charter or Bylaws of FPSB;

          (g) any change by FPSB in accounting principles or methods, except as required by Financial Accounting Standards Board to comply with generally accepted accounting principles or by OTS regulations;

          (h) any pledge, disposition or acquisition by FPSB of an asset or assets material to FPSB, except sales of foreclosed properties in the ordinary course of business;

          (i) any discharge or satisfaction of a material liability of FPSB or FPSC; or

          (j) any damage, destruction or other casualty loss (whether or not covered by insurance) which has or can reasonably be expected to have a Material Adverse Effect.

     3.10  LITIGATION.

     (a) There are no pending or, to the best knowledge of FPSB, threatened private or governmental suits, claims, actions, proceedings, arbitrations or investigations against FPSB, including without limitation those relating to unfair labor practice charges, complaints of discrimination, workers' compensation or unemployment claims, except for normal regulatory examinations and visits (with respect to which FPSB is not aware of any material matters under discussion with any of the relevant governmental authorities) and except for matters arising in the ordinary course of business that are not expected to have a Material Adverse Effect.

     (b) Neither FPSB nor, to the best knowledge of FPSB, any officer, director or employee, has been permanently or temporarily enjoined by any order, judgment or decree of any court or other tribunal or any governmental or regulatory agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of FPSB.

     (c) There is no order, judgment or decree of any court or other tribunal or any governmental or regulatory agency, authority or body ordering FPSB to take any action of any kind with respect to its business assets or properties or otherwise involving FPSB or any of its assets or properties.

     3.11 CONTINGENT LIABILITIES. FPSB is not subject to any material contingent liabilities of any nature (whether or not required to be disclosed under Financial Accounting Standards Board Statement No. 5) other than those reflected in or adequately reserved against in FPSB's Financial Statements.

     3.12  TAXES.

     (a) Definitions. For purposes of this Section 3.12, the following definitions shall apply:

          (1) The term "Group" shall mean, individually and collectively, (i) FPSB and (ii) any individual, trust, corporation, partnership or any other entity as to which FPSB is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

          (2) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay withhold or collect.

          (3) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns, whether consolidated or unconsolidated, relating to, or required to be filed in connection with, any Taxes.

     (b) The Group has timely filed all Returns required to be filed, and the information contained in each such Return is complete and accurate in all material respects.

     (c) The Group has paid, or has set up adequate reserves for the payment of, all Taxes required to be paid in respect of the periods covered by such Returns and has set up adequate reserves for the payment of all other Taxes payable in respect of the period subsequent to the last of such periods and the Group has no material liability for such Taxes (and, to the best knowledge of FPSB there is no potential material liability in respect of deductions, costs or other allowances taken for federal income tax purposes likely to be disallowed in any audit by the Internal Revenue Service) in excess of the amounts so paid or reserves so established.

     (d) The Group is not delinquent in the payment of any Taxes, and it has not requested any extension of time within which to file any Returns that have not since been filed, and no material deficiencies for any Taxes have been claimed, proposed or assessed. Since December 31, 1990, the Group has not agreed to any extension of time for the assessment or payment of any Taxes payable by it.

     (e) There are no pending or, to the best of the Group's knowledge, threatened tax audits, investigations or claims for or relating to any material liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in a material further tax liability.

     (f) Since January 1, 1990, the Group's federal income tax returns have not been audited by the Internal Revenue Service, and its California tax returns have not been audited by the Franchise Tax Board of the State of California.

     (g) Since FPSB's inception, it has been a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code. Bancorp is not required to withhold tax on the purchase of FPSB Stock by reason of Section 1445 of the Code. No member of the Group is a "consenting corporation" under Section 341(f) of the Code. The Group has not entered into any compensatory agreements with respect to the performance of services under which any payment would result in a nondeductible expense to the Group pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. FPSB has not, for 1996, received an "express determination letter" from the OTS that would support FPSB's use of the "conformity method" in connection with its deductions for bad debts for purposes of the Code. FPSB has taken all actions, or by the Closing will have taken all actions, necessary to terminate any election to use the conformity method.

     3.13  EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Except as set forth in the FPSB Schedule, FPSB is not a party to (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any profit sharing, pensions, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, "cafeteria" benefits under Section 125 of the Code, health, welfare or incentive plan or agreement, whether legally binding or not, including any post-employment benefits, (iii) any plan,

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

agreement, contract, program, arrangement, or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or (iv) any employment agreement (individually a "Plan", and collectively the "Plans").

     (b) FPSB(i) has not made any contributions to, (ii) has never been a member of a controlled group which contributed to, and (iii) has never been under common control with an employer that contributed to any "multiemployer plan" as that term is defined in Section 3(37) of ERISA.

     (c) All contributions to each Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the date immediately preceding the Closing Date) will be made prior to the Closing Date by FPSB in accordance with past practice and the recommended contribution in any applicable actuarial report.

     (d) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending before the Closing Date and have been paid as required under the policies for policy years or other applicable policy periods beginning on or before the Closing Date and ending on or after the Closing Date.

     (e) With respect to each Plan:

          (i) it has been administered in accordance with its terms and applicable laws and regulations, and no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default of a term or condition thereunder or would cause the acceleration of any obligation of any party thereto;

          (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the plan, any employer who is participating (or who has participated) in any Plan or any fiduciary of the Plan; and

          (iii) FPSB has no any knowledge of any facts which could give rise to any such action or claim.

     (f) True, correct and complete copies of all documents creating or evidencing any Plan have been delivered to Bancorp. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements that would be Plans as defined in Section 3.13(a).

     (g) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be, fully and properly accrued on FPSB's books and records.

     3.14 BROKER'S AND FINDER'S FEES. Except with respect to the engagement of Montgomery Securities, neither FPSB nor anyone acting on its behalf has or will have any liability to any broker, finder, agent or other person (other than legal and accounting advisers), nor have any of them agreed to pay any brokerage fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby.

     3.15 LABOR RELATIONS. FPSB is not a party to and is not affected by or threatened with any collective bargaining agreement or any dispute or controversy with a union or with respect to unionization or collective bargaining involving it. There are no union organizing or election activities which have occurred or, to the knowledge of FPSB, are contemplated relating to FPSB as of the date hereof. As of the date hereof, no material labor dispute, strike or other work stoppage has occurred and is continuing or has been threatened with respect to FPSB.

     3.16  REGISTRATION STATEMENT AND REGULATORY APPLICATIONS.

     (a) When the Prospectus/Proxy Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders, and at all times after such mailing up to and including the date on which the Shareholders will consider the Merger and related matters ("FPSB Meeting Date"), (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein provided by, and relating to, FPSB and in respect of this Agreement, will comply in all material respects with the provisions (to the extent applicable) of the Securities Act, the Exchange Act and the rules and regulations of the SEC and the Office of Thrift Supervision ("OTS") thereunder, and (ii) the information relating to FPSB and in respect of this Agreement set forth in the Prospectus/Proxy Statement as filed with the SEC and OTS under the Securities Act and the Exchange Act and the Registration Statement as filed with the SEC under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or to correct any earlier communication with respect to the same meeting or subject matter.

     (b) When each of the applications for the Regulatory Approvals is filed, or amended or supplemented, the information provided by, and relating to, FPSB and in respect of this Agreement will comply in all material respects with the relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to correct any earlier statements with respect to the same application or subject matter.

     (c) The execution, delivery and performance of this Agreement by FPSB do not, and the consummation by FPSB of the Merger will not, require any filing by FPSB with or approval, consent authorization or other action with respect to FPSB by, any governmental agency, other than (i) the filing of the articles of merger with the OTS and the Secretary of State of California and (ii) any filing approval, consent, authorization or action that would not generally be required if persons other than Bancorp were to acquire FPSB pursuant to the terms of this Agreement.

     3.17 INSURANCE. FPSB is insured against all risks normally insured against by institutions in similar lines of business. All such insurance policies and bonds maintained by FPSB are listed in the FPSB Schedule and in full force and effect. As of the date hereof, FPSB has not received any notice of cancellation or material amendment of any such insurance policy or bond, is not in default under any such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been filed in timely fashion.

     3.18 EMPLOYMENT AND SIMILAR AGREEMENTS; OBLIGATIONS UPON CHANGE IN CONTROL. Except as set forth in the FPSB Schedule, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings ("Employee Agreements") between FPSB and any officer (including "executive officers" as defined under the Exchange Act) or employee of FPSB or any other party. Except as set forth in the FPSB Schedule, there are no such Employee Agreements or other arrangements, and agreements (i) under which the change in control resulting from the Merger will require any payment by FPSB or Bancorp to any director, officer (including executive officers) or employee of FPSB or any other party, or (ii) under which there will occur any acceleration or change in the award, grant, vesting or determination of options warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of FPSB in favor of any such parties. Without limiting the foregoing, no payment to be made by FPSB prior to or after the Closing pursuant to the Employment Agreements will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(l) of the Code. Except as set forth in the FPSB Schedule, FPSB has no knowledge of any agreements or understandings with any employee, which are inconsistent with the status of all employees, including officers of FPSB, being at-will.

     3.19 HAZARDOUS MATERIALS. None of FPSB, any current or former subsidiary, or any other person having an interest in property that FPSB, or such subsidiary, owns or leases or has owned or leased or in which FPSB or any subsidiary holds any security interest, mortgage, or other lien or interest ("Property") has engaged in the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material (as defined below) on or from such Property, and no (a) presence, release, threatened release, discharge, spillage or migration of Hazardous Material, (b) condition that could result in any use, ownership or transfer restriction, or
(c) condition of nuisance has occurred on or from such Property, which, individually or in the aggregate, would constitute a Material Adverse Effect, and neither FPSB nor any such subsidiary has received notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against FPSB, any such subsidiary, any other person or such Property as a result of any of the foregoing events. With respect to any Property in which FPSB or a subsidiary holds a security interest, mortgage or other lien or interest and which neither FPSB nor any current or former subsidiary has owned or leased, FPSB makes the foregoing representation and warranty to the best of its knowledge. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law, regulation or order of any governmental body; as well as any asbestos, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S C. sec.sec. 3011 et seq.

     3.20 CERTAIN INTERESTS. Except in arm's-length transactions pursuant to normal commercial terms and conditions, no officer, director or employee of FPSB, or any affiliate thereof, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of FPSB; no such person is indebted to FPSB except for normal business expense advances; and FPSB is not indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses. As used in this Section, "affiliate" means the spouse and children of a person, and any relative of the person or the spouse living in the person's home, and any corporation, partnership or other entity of which the person is an officer, director, general partner or the owner of five percent or more of the voting stock or other equity interest, directly or indirectly.

     3.21 FAIRNESS OPINION. FPSB has received an opinion of Montgomery Securities that the proposed Total Consideration Value to be received by the Shareholders is fair from a financial point of view to the Shareholders who would receive such consideration.

     3.22 MATERIALITY. All representations and warranties made by FPSB in and pursuant to this Agreement are agreed to be based on the best knowledge of the directors and executive officers of FPSB and, where applicable, to be based upon actions taken and decisions within their informed business judgment and consistent with past practices. Furthermore, no representation or warranty shall be deemed untrue or incorrect, and FPSB shall not be deemed to have breached any such representation or warranty on account of the existence of any fact, circumstance or event unless, as a consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any such representation or warranty as applicable, there is reasonably likely to occur a Material Adverse Effect.

4. REPRESENTATIONS AND WARRANTIES OF BANCORP

     (a) Bancorp and CB make the following representations and warranties to FPSB, except as otherWise disclosed to FPSB in a schedule dated the date hereof and delivered by Bancorp to FPSB concurrently with the execution of this Agreement, which schedule in each case specifically refers to the section or sections of this Agreement to which an exception applies (the "Bancorp Schedule"):

     4.1  ORGANIZATION.

     (a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Bancorp has all requisite corporate power and authority to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except to the extent that the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Bancorp has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

     (b) CB is a California banking corporation, duly organized, validly existing and in good standing under the laws of the state of California. CB has all requisite corporate power and authority to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessarily under applicable law, except to the extent that the failure to have such power or authority or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposit accounts of CB are insured by the FDIC to the fullest extent permitted under applicable law. CB has paid all premiums and assessments and filed all required reports in connection with the insurance of its deposits. Subject to approval by its sole shareholder, CB has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

     (c) CB has only one subsidiary, Cathay Investment Company ("CIC") and has made available to FPSB true and complete copies of the Articles of Incorporation and Bylaws of CIC. Bancorp owns directly or indirectly all of the outstanding capital stock of, and all other ownership interests in, CB. CB owns directly or indirectly all of the outstanding capital stock of, and all other ownership interests in, CIC. There are no outstanding options, warrants or other rights to subscribe for or purchase the capital stock of CB or CIC. All of the outstanding shares of the capital stock of CB and CIC have been validly authorized and issued, are full paid and nonassessable and were not issued in violation of any preemptive rights. CIC is duly organized, validly existing and in good standing under the laws of California. CIC has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. CIC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the financial condition, results of operations, business or prospects of CIC.

     4.2 BINDING EFFECT. Subject to the approval of the sole shareholder of CB, this Agreement has been duly and validly authorized, executed and delivered by Bancorp and CB and constitutes the valid and binding obligation of Bancorp and CB, enforceable against Bancorp and CB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, by the availability of equitable remedies, and by the discretion of the court or arbitrator before whom a proceeding may be brought. In addition, enforceability may be limited by considerations of public policy under the Securities Act and the Exchange Act, because of the inclusion of Article 7 in the Agreement. Neither the execution and delivery of this Agreement by Bancorp and CB, nor the consummation by them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof will (a) conflict with or result in a breach of any provision of Bancorp's Certificate of Incorporation or Bylaws or CB's Articles of Incorporation or Bylaws, or (b) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Bancorp or CB pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Bancorp or CB is a party or by which any of their properties or assets may be bound, except such notes, bonds, mortgages, indentures, licenses, agreements, leases and other instruments or obligations the violation of which would not have, individually or in the aggregate, a Material Adverse Effect, or (c) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Bancorp or CB or any of their respective properties or assets, subject to obtaining the requisite Regulatory Approvals.

     4.3 CAPITALIZATION. The authorized capital stock of Bancorp consists of 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding on March 31, 1996, and 25,000,000 shares of Bancorp Stock, of which 7,880,102 shares were issued and outstanding as of March 31, 1996. The Bancorp Stock to be issued to the Shareholders pursuant to the provisions of this Agreement has been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. Except as disclosed in Bancorp's Form 10-K for the year ended December 31, 1995 and except for Bancorp's Employee Stock Ownership Plan and Trust and Dividend Reinvestment Plan, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Bancorp to issue any additional shares of Bancorp's capital stock, and no unissued shares of Bancorp Stock are subject to any preemptive rights. There are no outstanding contractual obligations of Bancorp to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in Bancorp. The Bancorp Stock is registered under Section 12(g) of the Exchange Act and Bancorp is subject to the periodic reporting requirements of Section 13 of the Exchange Act.

     4.4  FINANCIAL STATEMENTS AND REPORTS.

     (a) Bancorp has delivered to FPSB Bancorp's audited consolidated balance sheets as of December 31, 1995, 1994 and 1993, and its statements of earnings, changes in financial position (or cash flows, as applicable) and stockholders' equity for the years ended December 31, 1995, 1994 and 1993. Such financial statements have been prepared from the books and records of Bancorp and its subsidiaries, present fairly the financial condition and operating results of Bancorp and its subsidiaries as of the dates and during the periods indicated and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered, except as stated therein, and disclose all liabilities required to be disclosed therein except liabilities which are not, individually or in the aggregate, material to Bancorp. Since December 31, 1995, there has not been any material adverse change in the business, operations, prospects, properties, assets or condition (financial or otherwise) of Bancorp.

     (b) Since January 1, 1991, no registration statement, offering circular proxy statement, schedule or report prepared by or on behalf of Bancorp, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1991, Bancorp has timely filed all Securities and Exchange Commission ("SEC") reports or such other communications required by the SEC to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such SEC reports and communications complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. Since January 1, 1991, Bancorp, CB and any predecessor has filed all documents required to be filed by Bancorp or CB with the FDIC or the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco ("FRB") except to the extent that all failures so to file would not, individually or in the aggregate, have a Material Adverse Effect; and all such documents, as finally amended or corrected, complied in all material respects as to form with applicable requirements of law. Except to the extent stated therein, all financial statements and related schedules included in the documents referred to in the preceding sentence were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto (except that unaudited interim financial statements were condensed and omitted normal footnote disclosures), consistently applied throughout the periods covered, and fairly presented the information purported to be shown therein.

     4.5 BOOKS AND RECORDS; OTHER INFORMATION. The minute books of Bancorp and CB constitute materially true and accurate records of all meetings and actions taken by the Board of Directors and shareholders of Bancorp and CB. The copies of the Certificate of Incorporation and Articles of Incorporation, as applicable, and Bylaws of Bancorp and CB and amendments thereto delivered to FPSB are true and complete copies, and such Certificate of Incorporation, Articles of Incorporation and Bylaws are in full force and effect. All documents and other information as to existing facts relating to Bancorp and CB provided to FPSB by Bancorp and CB are, taken as a whole, accurate and complete in all material respects.

     4.6  COMPLIANCE WITH LAWS.

     (a) Bancorp and CB are in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to their business or properties or any of their employees (because of such employee's activities on behalf of them), including, without limitation, those relating to wage and hour, labor and employment practices, equal opportunity affirmative action and the Immigration Reform and Control Act, the breach or violation of which could, individually or in the aggregate, have a Material Adverse Effect.

     (b) Neither Bancorp nor CB has received any notification from any agency or department of any federal, state, local or foreign government or any regulatory authority or the staff thereof asserting that Bancorp or CB is not presently in compliance with any of the statutes, regulations or ordinances that such governmental or regulatory authority enforces, noncompliance with which could have, individually or in the aggregate, a Material Adverse Effect, nor is Bancorp or CB aware of any basis for any such assertion. Bancorp and CB are not subject to any agreement with any regulatory authority with respect to their assets or business that imposes any material restriction on the conduct of their business. Bancorp and CB have no material uncorrected deficiency from any federal or state banking regulatory examination report, except with respect to matters that have been disclosed in writing to FPSB.

     (c) Since January 1, 1991, Bancorp and CB have materially complied with all applicable California laws and regulations (i) regarding charges, and the waiver of such, for checking account overdrafts or checks returned due to insufficient funds, and (ii) regarding the calculation of interest on loans and deposits.

     4.7 MATERIAL CONTRACT DEFAULTS. Bancorp and CB are not in default under any contract, agreement, indenture, mortgage, deed of trust, loan instrument, commitment, arrangement, lease, insurance policy or other instrument to which they are a party or by which their respective properties or assets may be bound or affected or under which they or their respective business, properties or assets receive benefits, which default would be likely, individually or in the aggregate for all such defaults, to have a Material Adverse Effect, and, to the best knowledge of Bancorp, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     4.8  ABSENCE OF CERTAIN CHANGES. There has not been since December 31,
1995:

          (a) any change in the business, financial condition, results of operations or prospects of Bancorp or CB that has had or may reasonably be expected to have, together with all other such changes, a Material Adverse Effect;

          (b) any direct or indirect redemption, purchase or other acquisition of shares of Bancorp's capital stock, convertible securities or securities exercisable for capital stock of Bancorp by Bancorp or any declaration, setting aside or payment of any dividend other than the payment of Bancorp's regular quarterly cash dividend on Bancorp Stock equal to $.15 per share per quarter;

          (c) any amendment or termination of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Bancorp or is a party or by which any of its properties or assets may be bound, other than amendments or terminations which do not and will not, individually or in the aggregate, have a Material Adverse Effect;

          (d) any amendment to the Certificate of Incorporation, Articles of Incorporation or Bylaws of Bancorp and CB;

          (e) any change by Bancorp or CB in accounting principles or methods, except as required by Financial Accounting Standards Board to comply with generally accepted accounting principles or by FRB or FDIC regulations;

          (f) any pledge, disposition or acquisition by Bancorp or CB of an asset or assets material to Bancorp or CB, except sales of foreclosed properties in the ordinary course of business;

          (g) any discharge or satisfaction of a material liability of Bancorp or CB; or

          (h) any damage, destruction or other casualty loss (whether or not covered by insurance) which has or can reasonably be expected to have a Material Adverse Effect.

     4.9  LITIGATION.

     (a) There are no pending or, to the best knowledge of Bancorp, threatened private or governmental suits. claims, actions. proceedings, arbitrations or investigations against Bancorp or CB, including without limitation those relating to unfair labor practice charges, complaints of discrimination, workers' compensation or unemployment claims, except for normal regulatory examinations and visits (with respect to which Bancorp is not aware of any material matters under discussion with any of the relevant governmental authorities) and except for matters arising in the ordinary course of business that are not expected to have a Material Adverse Effect.

     (b) Neither Bancorp nor, to the best knowledge of Bancorp, any officer, director or employee, has been permanently or temporarily enjoined by any order, judgment or decree of any court or other tribunal or any governmental or regulatory agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Bancorp or CB.

     (c) There is no order, judgment or decree of any court or other tribunal or any governmental or regulatory agency, authority or body ordering Bancorp or CB to take any action of any kind with respect to their business assets or properties or otherwise involving Bancorp or CB or any of their assets or properties.

     4.10 CONTINGENT LIABILITIES. Bancorp and CB are not subject to any material contingent liabilities of any nature (whether or not required to be disclosed under Financial Accounting Standards Board Statement No. 5) other than those reflected in or adequately reserved against in Bancorp's and CB's financial statements identified in Section 4.4(a).

     4.11  TAXES.

     (a) Definitions. For purposes of this Section 4.11, the following definitions shall apply:

          (1) The term "Group" shall mean, individually and collectively, (i) Bancorp and (ii) any individual, trust, corporation, partnership or any other entity as to which Bancorp is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state local or foreign law or regulations.

          (2) The term "Taxes" shall have the meaning given to that term in
     Section 3.12(a).

          (3) The term "Returns" shall have the meaning given to that term in
     Section 3.12(a).

     (b) The Group has timely filed all Returns required to be filed, and the information contained in each such Return is complete and accurate in all material respects.

     (c) The Group has paid, or has set up adequate reserves for the payment of, all Taxes required to be paid in respect of the periods covered by such Returns and has set up adequate reserves for the payment of all other Taxes payable in respect of the period subsequent to the last of such periods and the Group has no material liability for such Taxes (and, to the best knowledge of Bancorp, there is no potential material liability in respect of deductions, costs or other allowances taken for federal income tax purposes likely to be disallowed in any audit by the Internal Revenue Service) in excess of the amounts so paid or reserves so established.

     (d) The Group is not delinquent in the payment of any Taxes, and it has not requested any extension of time within which to file any Returns that have not since been filed. and no material deficiencies for any Taxes have been claimed, proposed or assessed. Since December 31, 1990, the Group has not agreed to any extension of time for the assessment or payment of any Taxes payable by it.

     (e) There are no pending or, to the best of the Group's knowledge, threatened tax audits, investigations or claims for or relating to any material liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in a material further tax liability.

     (f) Since January 1, 1990, the Group's federal income tax returns have not been audited by the Internal Revenue Service, and its California tax returns have not been audited by the Franchise Tax Board of the State of California.

     4.12  REGISTRATION STATEMENT AND REGULATORY APPLICATIONS.

     (a) When the Prospectus/Proxy Statement referred to in Section 5.1, or any amendment or supplement thereto, shall be mailed to the Shareholders, and at all times after such mailing up to and including the FPSB Meeting Date, (i) such Prospectus/Proxy Statement and all amendments or supplements thereto, with respect to all information, set forth therein relating to Bancorp and its subsidiaries will comply in all material respects with the provisions (to the extent applicable) of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and (ii) the information relating to Bancorp and its subsidiaries set forth in the Prospectus/Proxy Statement as filed with the SEC under the Securities Act and the Exchange Act and the Registration Statement as filed with the SEC under the Securities Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     (b) When each of the applications for the Regulatory Approvals (as defined in Section 5.2) is filed, or amended or supplemented, the information relating to Bancorp and its subsidiaries and in respect of this Agreement will comply in all material respects with the relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to correct any earlier statements with respect to the same application or subject matter. Bancorp and CB at this time have a reasonable basis to believe that each of the Regulatory Approvals (as defined in Section 5.2(a)) should be obtained; provided, however, that FPSB acknowledges that there can be no assurances that all Regulatory Approvals will be obtained.

     (c) The execution, delivery and performance of this Agreement by Bancorp and CB, as applicable, do not, and the consummation by Bancorp and CB of the Merger and the transactions contemplated hereby will not, require any filing by Bancorp or CB with, or approval, consent, authorization or other action with respect to Bancorp or CB by, any governmental agency, other than (i) filings with and/or approval by the FRB, (ii) filings with and approval by the FDIC,
(iii) filings with and approval by the Superintendent, (iv) filing with and declaration of effectiveness by the SEC, (v) filing with the OTS, (vi) filings with, and approvals, qualifications or exemptions by, authorities administering the Blue Sky laws of the jurisdictions in which the Shareholders reside, (vii) the filing of the properly approved Merger Agreement with the California Secretary of State, and (viii) any filing, approval, consent, authorization or action that would not generally be required in connection with the acquisition by Bancorp of a federal savings bank pursuant to the terms of this Agreement.

     4.13 HAZARDOUS MATERIALS. None of Bancorp, any current or former subsidiary, or any other person having an interest in property that Bancorp, or such subsidiary, owns or leases or has owned or leased or in which Bancorp or any subsidiary holds any security interest, mortgage, or other lien or interest ("Property") has engaged in the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material (as defined in Section 3.19) on or from such Property, and no (a) presence, release, threatened release, discharge, spillage or migration of Hazardous Material, (b) condition that could result in any use, ownership or transfer restriction, or (c) condition of nuisance has occurred on or from such Property, which, individually or in the aggregate, would constitute a Material Adverse Effect, and neither Bancorp nor any such subsidiary has received notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against Bancorp, any such subsidiary, any other person or such Property as a result of any of the foregoing events. With respect to any Property in which Bancorp or a subsidiary holds a security interest, mortgage or other lien or interest and which neither Bancorp nor any current or former subsidiary has owned or leased, Bancorp makes the foregoing representation and warranty to the best of its knowledge.

     4.14 MATERIALITY. All representations and warranties made by Bancorp in and pursuant to this Agreement are agreed to be based on the best knowledge of the directors and executive officers of Bancorp and CB and, where applicable, to be based upon actions taken and decisions within their informed business judgment and consistent with past practices. Furthermore no representation or warranty shall be deemed untrue or incorrect, and Bancorp or CB shall not be deemed to have breached any such representation or warranty, on account of the existence of any fact, circumstance or event unless, as a consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any such representation or warranty, as applicable, there is reasonably likely to occur a Material Adverse Effect.

5. COVENANTS OF FPSB AND BANCORP

     5.1 PREPARATION OF REGISTRATION STATEMENT AND APPLICATIONS FOR REQUIRED CONSENTS. FPSB and Bancorp contemplate that a Registration Statement on Form S-4 (the "Registration Statement") will be filed with the SEC under the Securities Act for registration of the Bancorp Stock to be issued in connection with the transactions contemplated hereby and that the parties will prepare a related Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") to be mailed to the Shareholders. The parties will cooperate with each other in preparing such Registration Statement and Prospectus/Proxy Statement. The parties will use their best efforts to obtain the clearance of the SEC, and any other required Regulatory Approvals, to issue such Prospectus/Proxy Statement. Without limiting the generality of the foregoing, nothing shall be contained in the Prospectus/Proxy statement or any proxy soliciting materials unless approved in advance by Bancorp, which approval shall not be unreasonably withheld, and nothing shall be contained in the Registration Statement or the Prospectus/Proxy Statement with respect to FPSB unless approved in advance by FPSB, which approval shall not be unreasonably withheld.

     5.2  PURSUIT OF APPROVALS.

     (a) Subject to Section 6.1(a), the parties shall use their best efforts to obtain all necessary governmental approvals required to consummate the Merger, including approval by:

            (i) the FRB;

            (ii) the FDIC; and

           (iii) the Superintendent.

In addition, the consummation of the transactions contemplated hereby are subject to:

          (x) the expiration of any waiting period required (including any extensions thereof) pursuant to any of the foregoing approvals;

          (y) the declaration of effectiveness of the Registration Statement, which on the Closing Date must not be the subject of a stop order or threatened stop order; and

          (z) the shares of Bancorp Stock being delivered by Bancorp to the Shareholders in exchange for their shares of FPSB Stock having been qualified or registered for offering and sale under the securities or Blue Sky laws of each jurisdiction in which the Shareholders reside (or exempted therefrom); provided that Bancorp shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it Is not so qualified.

Such approvals, together with any other governmental approvals that are necessary to effectuate the Mergers, are referred to herein as the "Regulatory Approvals."

     (b) Subject to Section 6.1(a), the parties hereto shall cooperate and shall use their reasonable best efforts to obtain all the Regulatory Approvals and to do all other things which are or may be reasonably necessary to consummate the Merger, Bancorp shall have primary responsibility for the preparation of all applications and filings required in connection with subparagraphs (a) (i), (ii) and (iii) above and shall use its best efforts to file all necessary applications within 50 days of the date hereof. Each party shall cooperate with the other in preparation of all applications for such Regulatory Approvals and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. In addition, Bancorp shall furnish FPSB and its counsel with copies of the non-confidential portions of all such applications after they are filed. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any of the parties or by any governmental agency at any hearing or otherwise in connection with any such application, such party shall promptly use its best efforts to arrange for those appearances. Each party hereto shall afford the others reasonable opportunity to review all such applications and all amendments and supplements thereto before filing and each party's prior consent shall be required (and not unreasonably withheld) as to all information and data submitted by another party which pertains to the party whose consent is required. Notwithstanding anything to the contrary implied in this Agreement, Bancorp and CB shall not be required to accept any term or condition imposed by any governmental authority in connection with any of the transactions contemplated by this Agreement or the operation of Bancorp or its subsidiaries after the Closing which Bancorp or CB reasonably and in good faith determines to be unduly burdensome, provided that Bancorp and CB may not withdraw any application for the Regulatory Approvals based on such determination unless FPSB shall concur in writing as provided in Section 6.1(a)(ii).

     5.3 OTHER CONSENTS. FPSB agrees to apply for and diligently seek to obtain all written consents and approvals of other persons in connection with its leases and other agreements. the benefits of which cannot be retained upon the consummation of the transactions contemplated hereby without the written consent of such persons.

     5.4 ACTIVITIES PENDING CLOSING. From the date hereof to and including the Effective Time, unless Bancorp otherwise consents in writing or except as otherwise provided or anticipated herein, FPSB shall:

          (a) Conduct its affairs only in the ordinary course of business consistent with past practice (including, but not limited to, its provisions for possible loan losses) and in material compliance with applicable laws, regulations, rules and directives, use all reasonable efforts to preserve intact its present business organization and use its best efforts to keep its assets and facilities in good repair, keep available the services of its present officers and employees and preserve its relationship and goodwill with all persons having business dealings with it;

          (b) Refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any of its capital stock;

          (c) Refrain from paying any dividends or making other distributions with respect to the capital stock of FPSB, except for a $500,000 semi-annual cash dividend payable on June 1, 1996;

          (d) Not amend its Federal Stock Charter or Bylaws;

          (e) Except as otherwise required by law or determined in good faith by the Board of Directors of FPSB to be required in order to discharge its fiduciary duties, refrain from entering into, or recommending the adoption by the Shareholders of, any agreements involving the possible merger or other business combination concerning FPSB or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, FPSB by any other person not party to this Agreement;

          (f) Except as otherwise required by law or determined in good faith by the Board of Directors of FPSB to be required in order to discharge its fiduciary duties, refrain from accepting or recommending to the Shareholders any tender offer to purchase any of FPSB's outstanding shares of FPSB Stock;

          (g) Consult with and seek the advice of Bancorp with respect to basic policies relating to branching, site location and relocation;

          (h) Not enter into, amend or terminate any material contract or agreement, except in the ordinary course of business;

          (i) Not enter into, amend, terminate, extend or renew any lease for real property;

          (j) Refrain from hiring any employees, directors, officers (Vice Presidents and more senior officers), agents, consultants or representatives (or increasing the salary of, or benefits or any other compensation payable to, any of those persons) or effecting, entering into or modifying any employment agreement, bonus, pension, retirement, severance, insurance or other arrangement to or with any person, except for the hiring of staff other than officers on a temporary basis, and except for reasonable retention and transition bonuses payable at the Closing;

          (k) Not create or incur any mortgage, deed of trust, pledge, assessment, security interest, adverse claim, charge or encumbrance of any kind or conditional contract of sale or contract for any of the foregoing on any assets owned, used or held for use in the conduct of the business of FPSB;

          (l) Not make capital expenditures or commitments therefor in excess of $50,000 in the aggregate;

          (m) Not incur or increase its indebtedness for borrowed money, except in the ordinary course of business consistent with past practices;

          (n) Not cancel or waive any claims or rights of substantial value, except in the ordinary course of business consistent with past practices;

          (o) Not make any payments to any affiliates of FPSB other than lease payments on Property leased by FPSB in amounts consistent with past practices and other than the payment of ordinary directors' fees for attendance at meetings of the Board of Directors of FPSB, also in amounts consistent with past practices;

          (p) Not fail in any material respect to comply with any regulation or directive of the OTS or any other governmental authority;

          (q) Not originate any new loans that would have an outstanding principal amount in excess of $500,000, purchasing or modifying any existing loans, or modifying any material agreements; provided, however, that Bancorp's consent shall not be required for FPSB to modify any loan with an outstanding principal amount of less than $500,000, if any such modification neither extends the loan maturity by more than one year nor reduces FPSB's regulatory capital in any respect;

          (r) Not agree, in writing or otherwise, to do any of the foregoing;
     and

          (s) Not cause or permit any of the things listed in Sections 3.11(b) through (q) to occur.

For purposes of this Section 5.4, Bancorp shall not unreasonably withhold its consent and its consent shall be deemed given if not refused in writing within seven calendar days after receipt by Bancorp of a written request by FPSB (and Bancorp will make reasonable efforts to reply sooner), provided that FPSB furnishes Bancorp with complete information and an opportunity to consult concerning the subject of the consent as early as reasonably possible before requesting the consent.

     5.5 MONTEREY PARK PROJECT. Notwithstanding the representations and covenants in Sections 5.4 and elsewhere in this Agreement, Bancorp and FPSB agree that reasonable preliminary planning expenses may be incurred and paid as reasonably necessary by FPSB (including but not limited to demolition, engineering, architectural and other planning and design services) with respect to contingent plans to construct a new Head Office in Monterey Park: provided that (a) such total expenses incurred or paid between the date hereof and the Closing related to this project shall not exceed $100,000 and (b) FPSB shall not undertake or commit to undertake or pay for any activities related to the project other than such preliminary planning matters without the prior written consent of Bancorp.

     5.6 ACCESS TO INFORMATION. During the period of this Agreement and until the Effective Time, FPSB shall furnish and use its best efforts to cause its independent auditor and any service bureau under contract to it to furnish, to Bancorp or its authorized representatives, on reasonable notice and during ordinary business hours, full access to its premises and all of its books, records and properties, including, but not limited to, all loan, investment, accounting, tax and property records and files including, without limitation, all files, computer records and customer information, whether held by FPSB, the independent auditor or any service bureau. FPSB shall provide reasonable access to allow Bancorp to communicate with FPSB's employees. FPSB shall provide Bancorp and its authorized representatives with access to any and all real properties securing loans made by it, to the extent legally permissible. Such examination shall be made in a manner that will not unreasonably interfere with the conduct of the business of the party being examined and shall not affect any of the representations and warranties hereunder. FPSB shall provide and use its best efforts to cause its independent auditor and any service bureau to provide, adequate space and facilities and the cooperation of their personnel, including copying facilities to the end that such examination shall be completed expeditiously, completely and accurately. Without limitation of the foregoing, Bancorp or its authorized representatives shall be specifically entitled to conduct environmental reviews, investigation and testing as to the presence of Hazardous Materials in or on any Property.

     5.7 CONFIDENTIALITY. Except as contemplated by this Agreement or as necessary to carry out the transactions contemplated herein, all information or documents furnished hereunder by any party to any other party shall be kept confidential by the party to whom it is furnished, and shall not use the same for its advantage until such time as such information becomes publicly available, except to the extent (a) it was known by such other party when received, or (b) it is or thereafter becomes lawfully obtainable from other sources (except through a breach by a party), or (c) it is necessary or appropriate to disclose the same to any regulatory authority having jurisdiction over the parties or their subsidiaries or as otherwise may be required by law or
(d) such duty of confidentiality is waived by the other party. If such transactions are not consummated, each party shall return to the other all information and documents furnished hereunder and shall return or destroy all summaries and excerpts therefrom. Without limiting the foregoing, information and documents furnished by FPSB hereunder may be disclosed by Bancorp to the FRB, FDIC, the OTS, the Superintendent and any other governmental agency whose approval, consent, authorization or other action is necessary for the consummation of the Merger and the transactions contemplated hereby.

     5.8 MEETING OF SHAREHOLDERS. FPSB shall duly call a meeting of its Shareholders for the purpose of obtaining the approval by the Shareholders of the Merger, this Agreement, the Merger Agreement and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held not later than 45 days following the date upon which the Registration Statement shall have been declared effective. In connection with such meeting, the Board of Directors of FPSB shall, to the extent consistent with their fiduciary duties, recommend approval of the transactions contemplated by this Agreement and indicate the determination by the Board of Directors that the Merger is in the best interests of the Shareholders. Notice of the meeting to be held by FPSB shall be accompanied by the Prospectus/Proxy Statement. Prior to mailing the Prospectus/Proxy Statement, FPSB shall deliver to Bancorp a comfort letter from its accountants to the effect set forth in Section 6.3(d), and dated as of a date not earlier than five days prior to the date of such mailing of the Prospectus/Proxy Statement.

     5.9 COMPLIANCE WITH REGULATORY AUTHORITIES. In obtaining the approval of Shareholders referred to in Section 5.8, FPSB and its officers and directors will, in all respects, comply with the provisions of and the rules and regulations under the Securities Act and the Exchange Act and other applicable laws and regulations of the OTS. In connection with that approval of Shareholders, Bancorp and its officers will, in all respects, comply with the provisions of and the rules and regulations under the Securities Act and the Exchange Act and other applicable laws and regulations of the FRB, FDIC and State of California. Bancorp and CB shall not fail in any material respect to comply with any regulation or directive of, or any commitments made or any corrective action plans or program presented to, the FRB, FDIC, or the Superintendent.

     5.10 BANCORP STOCK LISTING. Bancorp shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market System, subject only to official notice of issuance, the shares of Bancorp Stock to be issued pursuant to the Merger.

     5.11 NOTIFICATION. Each party to this Agreement shall notify each other party promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that in each case would result in a material change in the circumstances of such party described in the representations and warranties contained herein.

     5.12 NO SHOPPING. Except as otherwise required by law or determined in good faith by the Board of Directors of FPSB to be required in order to discharge its fiduciary duties, FPSB shall not, directly or indirectly, through any officer, director or agent or otherwise, solicit, initiate, encourage, participate in any negotiation in respect of or cooperate with (including by way of furnishing any nonpublic information concerning the business, properties or assets of FPSB) any Acquisition Proposal (as defined in Section 8.2(c)). FPSB will notify Bancorp promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, FPSB.

     5.13 FUTURE INFORMATION. FPSB shall provide to Bancorp as soon as practicable and to the extent permitted by law, but in no event later than 30 days following the end of each calendar month from the date hereof through the Closing Date, copies of all financial statements and other written information provided to the Board of Directors of FPSB, and all reports filed with federal or state regulatory agencies.

     5.14 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. FPSB will use its best efforts to obtain insurance coverage for five years from the Effective Date (with at least as much dollar coverage as FPSB's directors and officers have under their current policy) for prior acts for all current and former directors of FPSB; provided, however, that FPSB, Bancorp and CB shall not be obligated to make premium payments for such insurance to the extent such annual premium payments would exceed 200 percent of the annual premium payments of FPSB for such insurance during the year prior to the Effective Time. If such coverage is not available,

Bancorp and CB will use their best efforts to purchase "prior acts" coverage for such five-year period and will maintain FPSB's current and former directors and officers as "Additional Insureds" on Bancorp's or CB's "prior acts" coverage also for such five-year period; provided, however, that Bancorp and CB shall not be obligated to make premium payments for such insurance to the extent such annual premium payments would exceed 200 percent of the annual premium payments of CB for such insurance during the year prior to the Effective Time.

     5.15 FURTHER ASSURANCES. At the request of Bancorp, including after the Closing and without payment or any additional consideration other than reimbursement for authorized and documented out-of-pocket expenses, FPSB's directors and officers shall execute and deliver such further documents and take such further actions as may be reasonably requested by Bancorp in order to give effect to the provisions of this Agreement or to assist Bancorp in connection with any lawsuit, inquiry, proceeding or other matter, whether or not currently pending, which arises out of events or circumstances that precede the Closing.

     5.16 AFFILIATES. At least 40 days before the Closing Date, FPSB shall deliver to Bancorp a letter identifying all persons who are, at the time this Agreement is submitted for approval to the Shareholders, "affiliates" of FPSB for purposes of Rule 145 under the Securities Act. FPSB shall use its best efforts to cause each person named on the letter delivered by it to deliver to Bancorp at least 30 days before the Closing Date a written agreement substantially in the form provided to FPSB by Bancorp relating to compliance with the requirements of Rule 145.

     5.17 BENEFIT PLANS. Before the Closing Date, FPSB shall terminate or cause the termination of any Plan in which members of the Boards of Directors of FPSB or FPSC participate, provided that after the Closing, Bancorp and CB agree to honor and effect the payment election option that each vested FPSB director under the FPSB Directors' Retirement Plan shall select before the Closing Date. Before the Closing Date, FPSB shall terminate or cause the termination of any 401(k) Plan maintained for employees of FPSB or FPSC. FPSB shall consult with Bancorp in connection with such terminations and shall comply with applicable law and all related reasonable limitations specified by Bancorp. Bancorp agrees that with respect to any pension, savings, vacation, health and welfare, disability benefits, compensation, incentive and bonus arrangements of Bancorp or CB, including the "Cathay Employee Incentive Stock Ownership Plan and Trust," Bancorp shall recognize, or cause CB to recognize, under its or CB's employee benefit plans and compensation arrangements, the service of any employee of FPSB with FPSB (counted from the original date of hire) if employed by Bancorp or CB after the Effective Time for purposes of participation, eligibility and vesting, but not for purposes of benefit accrual or calculation.

     5.18 BANCORP STOCK. From the date hereof to and including the Effective Time, unless FPSB otherwise consents in writing (which shall not be unreasonably or untimely withheld) Bancorp shall refrain from issuing or selling or obligating itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire or any securities convertible into, any of its capital stock (other than pursuant to this Agreement and other than pursuant to Bancorp's existing option and purchase arrangements and dividend reinvestment plan), and shall neither take or agree to take any action before or after the Effective Time that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     5.19 LOAN LOSS RESERVE. After the receipt of all Regulatory Approvals (subject to the expiration of any applicable waiting periods) and the approval of the Merger by the Shareholders, and effective immediately before the Closing, FPSB shall increase its reserve for possible loan losses by the amount specified by Bancorp, provided that such action (a) shall not be deemed to have a Material Adverse Effect and (b) shall not be deemed to be a determination by the Board of Directors of FPSB that FPSB's reserve for possible loan losses is not adequate.

6. CONDITIONS TO CLOSING

     6.1 MUTUAL CONDITIONS TO PARTIES' OBLIGATION TO CLOSE. The respective obligations of Bancorp, CB and FPSB to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

          (a) Regulatory Approvals. All the Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any condition (i) which Bancorp in good faith determines to be materially burdensome upon the conduct of the business of Bancorp or CB as the same is being conducted at the time such approval is granted, or as the same is then anticipated to be conducted in the future and (ii) with which determination FPSB concurs in writing (which concurrence shall not be unreasonably withheld); such approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or by such Regulatory Approvals shall have been satisfied.

          (b) Registration Statement. The Registration Statement, as it may have been amended, required in connection with the shares of Bancorp Stock to be issued to Shareholders pursuant to Section 1.2 and as described in Section 5.1, shall have become effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

          (c) No Violation of Law. The transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction. and no law, rule or regulation shall have been adopted by any such body that prohibits or enjoins the actions contemplated by this Agreement. No action, suit or proceeding before any court or governmental body shall be pending or threatened challenging the legality of the transactions contemplated by this Agreement, or seeking to restrain their consummation.

          (d) Federal Tax Opinion. FPSB shall have received (and Bancorp shall have received a copy of) an opinion of Pillsbury Madison & Sutro LLP, special counsel to FPSB, in form and substance reasonably satisfactory to FPSB, including provisions permitting reliance on the opinion by FPSB, to the effect that for federal income tax purposes: (i) the transactions contemplated hereby will constitute a reorganization within the meaning of
     Section 368(a) of the Code; (ii) no gain or loss will be recognized by the Shareholders who receive solely Bancorp Stock in exchange for their FPSB Stock in the Merger; (iii) the tax basis of a Shareholder in the Bancorp Stock received in the Merger in exchange for his or her FPSB Stock will be the same as the tax basis of the FPSB Stock surrendered in exchange therefor; and (iv) the holding period of the shares of Bancorp Stock received in the Merger by a Shareholder in exchange for his or her FPSB Stock will include the holding period of the shares of the FPSB Stock surrendered therefor provided that such FPSB Stock was held as a capital asset by such Shareholder. The parties understand and agree that said tax opinion shall rely upon customary representations by the parties and/or the Shareholders (or assumptions) as to certain factual matters, including (without limitation) a representation (or assumption) that a minimum of 50 percent of all currently outstanding FPSB Stock will be exchanged for Bancorp Stock in the Merger, with no intention to dispose of such Bancorp Stock and that substantially all of the assets of FPSB will be acquired by CB.

          (e) Stock Listing. Nasdaq shall have confirmed to Bancorp that the shares of Bancorp Stock expected to be issued in connection with the Merger are authorized for listing on the Nasdaq National Market System.

     6.2 CONDITIONS TO FPSB'S OBLIGATION TO CLOSE. The obligation of FPSB to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

          (a) Continued Accuracy of Warranties and Representations. All representations and warranties of Bancorp and CB contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date); Bancorp and CB shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by either of them at or prior to the Closing Date; and there shall have been delivered to FPSB on the Closing Date, a certificate executed by a duly authorized officer of Bancorp and CB, certifying, to the best of the officer's knowledge, compliance with all the provisions of this Section 6.2(a).

          (b) Board and Shareholder Approval.

             (i) The Shareholders of more than two-thirds of the outstanding shares of FPSB Stock entitled to vote shall have approved this Agreement the Merger the Merger Agreement and the transactions contemplated hereby and

             (ii) Bancorp shall have furnished FPSB with:

                (A) a certified copy of each of the resolutions duly adopted by the Boards of Directors of Bancorp and CB approving this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby; and

                (B) a certified copy of resolutions duly adopted by Bancorp, as the sole holder of the outstanding shares of CB entitled to vote thereon, approving this Agreement the Merger, the Merger Agreement and the transactions contemplated hereby.

          (c) Opinion of Counsel. FPSB shall have received an opinion addressed to it of Heller, Ehrman, White & McAuliffe, counsel to Bancorp, dated the Closing Date, expressing the legal opinions, containing the qualifications and making the assumptions that are customary for similar transactions.

          (d) Calculation Date Bancorp Stock Price. The Calculation Date Bancorp Stock Price shall be equal to at least $11.00.

          (e) Fairness Opinion. FPSB shall have received the opinion of Montgomery Securities in form and substance reasonably satisfactory to FPSB to the effect that the Total Consideration Value to be received by the Shareholders is fair from a financial point of view to the Shareholders receiving such consideration.

     6.3 CONDITIONS TO BANCORP'S OBLIGATION TO CLOSE. The obligation of Bancorp and CB to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or before the Closing Date (or as otherwise provided below) of all of the following conditions:

          (a) Continued Accuracy of Warranties and Representations. All warranties and representations of FPSB contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date); FPSB shall have performed and satisfied in all material respects all covenants and conditions required by this Agreement to be performed and satisfied by it at or prior to the Closing Date; and there shall have been delivered to Bancorp and CB on the Closing Date a certificate executed by the Chairman of the Board of Directors of FPSB certifying, to the best of such officer's knowledge, compliance with all the provisions of this Section 6.3(a).

          (b) Board and Shareholder Approval.

             (i) FPSB shall have furnished Bancorp and CB with:

                (A) a certified copy of the resolutions duly adopted by the Board of Directors of FPSB approving this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby and directing the submission thereof to a vote of the Shareholders; and

                (B) a certified copy of resolutions duly adopted by the holders of more than two-thirds of the outstanding shares of FPSB entitled to vote thereon approving this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby.

             (ii) The conditions described in Section 6.2(b)(ii)(A) and (B) shall have been fulfilled.

          (c) Opinion of Counsel. Bancorp and CB shall have received an opinion addressed to them of Pillsbury Madison & Sutro LLP, counsel to FPSB, dated the Closing Date, expressing the legal opinions, containing the qualifications and making the assumptions that are customary for similar transactions.

          (d) Comfort Letter. Bancorp shall have received a "comfort" letter from the independent auditor for FPSB, dated as of a date not more than five days before the Closing Date, in form and substance satisfactory to Bancorp and substantially to the effect that:

             (i) it is an independent public accounting firm with respect to FPSB within the meaning of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, and the information appearing in the Registration Statement as it relates to such firm is correct;

             (ii) in its opinion the audited financial statements of FPSB examined by it and included in the Registration Statement or incorporated therein by reference comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable published rules and regulations of the SEC thereunder with respect to registration statements on the form employed;

             (iii) on the basis of specified procedures, which do not constitute an examination in accordance with generally accepted auditing standards but which do include a reading of the unaudited financial statements, if any, of FPSB, included or incorporated by reference in such Registration Statement and of the latest available unaudited financial statements of FPSB, inquiries of officers responsible for financial and accounting matters of FPSB and a reading of the minutes of meetings of shareholders and the Board of Directors of FPSB, nothing has come to its attention that causes it to believe (A) that the unaudited financial statements, if any, of FPSB included or incorporated by reference in such Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder,
        (B) that the unaudited financial statements of FPSB from which any unaudited quarterly financial information set forth in such Registration Statement has been derived and the then latest available unaudited financial statements of FPSB are not fairly presented in conformity with generally accepted accounting principles on a basis substantially consistent with that of prior audited financial statements, or (C) that, as of a designated date not more than five business days prior to the Closing Date, there has been any change in the capital stock of FPSB, or any decrease in excess of five percent in total shareholders' equity (excluding any costs associated with the Merger) of FPSB, in each case in comparison with the amounts shown for each of the foregoing items in the most recent information presented in the Registration Statement and in the Financial Statements; and

             (iv) it has compared with the general accounting records of FPSB and other data prepared by FPSB to the extent specified in such letter, certain information of an accounting financial or statistical nature (which is limited to accounting, financial or statistical information derived from general accounting records of FPSB) set forth in the Registration Statement and, except as set forth in such letter, has found such amounts and percentages constituting such information to be in agreement.

          (e) Dissenting Shares Limitation. Not more than 10 percent of the issued and outstanding shares of FPSB Stock at the Effective Time shall be Dissenting Shares.

          (f) Benefit Plans. The Plans required by Section 5.17 to be terminated shall have been terminated in accordance with applicable law and the reasonable limitations specified by Bancorp.

          (g) Loan Loss Reserve. As required by Section 5.19, FPSB shall have increased its reserve for possible loan losses by the amount specified by Bancorp.

7. INDEMNIFICATION

     7.1 INDEMNIFICATION OF BANCORP INDEMNITEES. FPSB shall indemnify and hold harmless Bancorp and all of its affiliates, directors, officers, employees and agents (collectively, the "Bancorp Indemnitees") from and against any and all claims, losses, judgments, liabilities, settlements, fines, penalties, interest, costs and expenses (including all reasonable attorneys' fees and disbursements, whether incurred in resolving indemnification issues between or among parties to this Agreement or in defending third-party claims, and collectively with such claims, etc., "Losses") that constitute, result from, arise out of or are connected: (a) with any obligations or liabilities of FPSB, whether accrued, absolute, contingent, known or unknown that were required to be, but were not, disclosed in this Agreement, (b) any breach of any representation, warranty or covenant of FPSB set forth in this Agreement or (c) any material misstatement or omission to state any fact which is required to be disclosed for purposes of the inclusion of such information in any regulatory filing made on behalf of the parties hereto for the purpose of effecting the terms of this Agreement, including, but not limited to, the Registration Statement, the Prospectus/Proxy Statement and any amendment thereto.

     7.2 INDEMNIFICATION OF FPSB INDEMNITEES.

     (a) Bancorp shall indemnify and hold harmless FPSB and all of its affiliates, directors, officers, employees and agents (collectively, the "FPSB Indemnitees") from and against all Losses that constitute, result from, arise out of or are connected with any breach of any representation, warranty or covenant of Bancorp forth in this Agreement and from and against all Losses that constitute, result from, arise out of or are connected: (a) with any obligations or liabilities of Bancorp or CB, whether accrued, absolute, contingent, known or unknown that were required to be, but were not, disclosed in this Agreement, (b) any breach of any representation, warranty or covenant of Bancorp or CB set forth in this Agreement or (c) any material misstatement or omission to state any fact which is required to be disclosed for purposes of the inclusion of such information in any regulatory filing made on behalf of the parties hereto for the purpose of effecting the terms of this Agreement, including, but not limited to, the Registration Statement, the Prospectus/Proxy Statement and any amendment thereto.

     (b) In addition to the covenants and obligations in Section 5.14, from and after the Effective Time, until the fifth anniversary of the Effective Time, Bancorp will, to the fullest extent permitted by then applicable law, indemnify current and former directors and officers of FPSB (also "FPSB Indemnitees") as though they had been directors and/or officers of Bancorp, for all Losses arising out of acts or omissions occurring prior to, and including, the Effective Time and, to the extent consistent with the Certificate of Incorporation, Articles of Incorporation and Bylaws of Bancorp and CB, shall pay all reasonable expenses in advance of the final disposition of any such claims or potential liabilities, which payments must be immediately repaid by the FPSB Indemnitee if such payments are later deemed not required by this Agreement or are not allowed by law. Notwithstanding the foregoing, no FPSB Indemnitee shall be entitled to indemnification for any conduct which involved: (i) intentional misconduct, (ii) a knowing violation of law by the FPSB Indemnitee, (iii) conduct or circumstances where indemnification would not be permitted under
Section 317 of the California Corporations Code (as if such statute applied) or
(iv) any transaction from which the FPSB Indemnitee has personally received a benefit in money, property or services to which the FPSB Indemnitee was not legally entitled.

     7.3 DIMINUTION. It is expressly understood that "Losses" may include a diminution in value even absent a claim by another person against any Bancorp Indemnitees or FPSB Indemnitees (collectively, the "Indemnitees" or, individually, an "Indemnitee").

     7.4 INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS. If any action or claim (a "Third-Party Claim") is or shall be commenced against any Indemnitee in respect of which an Indemnitee seeks or will seek indemnification from one or more of the indemnitors under Section 7.1 or 7.2 (collectively, as appropriate, the "Indemnitors"), the Indemnitee shall notify the Indemnitor in writing and summarize the nature of the Third-Party Claim and the basis upon which it appears to have been asserted. Any delay in giving such a notice shall not affect the rights of the Indemnitee under this Article 7 unless the Indemnitor demonstrates that such delay materially prejudiced the rights of the Indemnitor with respect to the Third-Party Claim. Within 10 business days after an Indemnitee gives such a notice, the Indemnitor shall notify the Indemnitee in writing whether the Indemnitor will defend the Third-Party Claim. If the Indemnitor elects to defend, it will not settle or compromise the Third-Party Claim without the Indemnitee's prior written consent. That consent shall not be unreasonably withheld. If the Indemnitor does not defend the Third-Party Claim, the Indemnitee shall be entitled, but not obligated, to defend the Third-Party Claim. Whether or not the Indemnitor defends, the Indemnitor shall pay and shall currently fund all costs and expenses of the defense. Moreover, if the Indemnitor does not timely elect to defend or does so elect but does not defend the Third Party Claim in good faith, the Indemnitee, after giving the Indemnitor at least 10 business days' prior written notice of its intention to proceed with a settlement, need not consult the Indemnitor regarding any settlement or compromise.

     7.5 SURVIVAL. The representations and warranties contained in this Agreement shall not survive the Closing. The representations and warranties shall be of no further force and effect after the Closing, unless and to the extent that a claim (or claims) for indemnification has been asserted in writing to the Indemnitor on or before the Closing. The covenants of the parties shall survive until fully performed or discharged. The Merger Agreement shall survive the Closing.

8. TERMINATION

     8.1 TERMINATION. This Agreement and the obligations of the parties hereunder may be terminated:

          (a) By mutual written consent of the parties at any time whether or not previously approved by the Shareholders;

          (b) By any party upon the expiration of 15 days after the FRB, FDIC, the Superintendent, OTS or any other governmental authority having jurisdiction over any of the transactions set forth herein, in writing denies or refuses to grant any approval, consent, qualification or ruling required to be obtained under applicable law or refuses to accept or process further Bancorp's or CB's application, or Bancorp or CB withdraws its application and does not promptly resubmit the application;

          (c) Immediately upon the expiration of 30 days from the date that Bancorp has given notice to FPSB of FPSB's material misrepresentation in respect of or material breach of or failure to satisfy any condition, warranty, representation or agreement herein; provided, however, that no such termination shall take effect unless it is reasonably evident that FPSB cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the Closing Date;

          (d) Immediately upon the expiration of 30 days from the date that FPSB has given notice to Bancorp of Bancorp's material misrepresentation in respect of or material breach of or failure to satisfy any condition, warranty, representation or agreement contained herein; provided, however, that no such termination shall take effect unless it is reasonably evident that Bancorp cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the Closing Date;

          (e) Prior to the approval of this Agreement by the requisite vote of the Shareholders, by the Board of Directors of FPSB if there exists at such time an Acquisition Proposal (as defined below) and such Board of Directors, after having consulted with and considered the advice of outside legal counsel, reasonably determines in good faith that such action is necessary in the exercise of its fiduciary duties under applicable laws;

          (f) By FPSB if the Calculation Date Bancorp Stock Price is not equal to at least $11.00; and

          (g) Immediately by a party hereto that is not in default hereunder, if the Closing has not occurred on or before February 1, 1997.

     8.2  EFFECT OF TERMINATION.

     (a) If this Agreement is terminated under Section 8.1, this Agreement shall become void, and there shall be no liability on the part of any party or any of such party's directors, officers, employees or agents to the other party or such other party's shareholders; provided that the obligations of Sections 5.7, 8.2(b), 9.8 and 9.10 and Article 7 shall survive the termination of this Agreement; and provided further that a termination under Section 8.1(c) or (d) shall not relieve any party of any liability for breach of this Agreement or for any misrepresentation hereunder or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation.

     (b) If this Agreement is terminated prior to or concurrently with the occurrence of any of the following events, FPSB shall pay to Bancorp a cash fee of $875,000 in immediately available funds on or before the second business day following such termination:

          (i) FPSB (or its Board of Directors) shall have entered into an agreement with respect to, or authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

          (ii) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than Bancorp) shall have acquired beneficial ownership of 50 percent or more of the then outstanding shares of the FPSB Stock then entitled to vote generally in the election of directors of FPSB; or

          (iii) following the making of an Acquisition Proposal, FPSB shall have breached any covenant or agreement contained in this Agreement such that Bancorp would be entitled to terminate this Agreement under Section 8.1(c) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of this Agreement.

FPSB acknowledges that its obligations under this Section 8.2(b) are necessary in order to induce Bancorp to enter into this Agreement and Bancorp's undertaking of efforts in furtherance of the Merger.

     (c) "Acquisition Proposal" shall mean any (i) publicly announced proposal,
(ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than Bancorp or any of its subsidiaries: (A) a merger or consolidation, or any similar transaction, involving FPSB; (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of FPSB or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20 percent or more of the voting power of FPSB.

9. MISCELLANEOUS

     9.1 NOTICES. Any notice or other communication required or permitted hereunder shall be made in writing and shall be delivered personally or sent by an overnight delivery or courier service, by certified or registered mail (postage prepaid), by telegraph or by facsimile transmission as follows:

    To Bancorp or CB       Cathay Bancorp, Inc.
                           777 North Broadway
                           Los Angeles, CA 90012
                           Attn: Dunson K. Cheng
                           Chairman and President
                           Fax: (213) 625-1368
    With a copy to:        Heller, Ehrman, White & McAuliffe
                           601 South Figueroa Street
                           Los Angeles, CA 90017-5758
                           Attn: Steven O. Weise, Esq.
                           Fax: (213) 614-1868
    To FPSB:               First Public Savings Bank, F.S.B.
                           977 North Broadway, Suite 308
                           Los Angeles, CA 90012
                           Attn: Jack C. Lee
                           Chairman
                           Fax: (213) 620-0485
    With a copy to:        Pillsbury Madison & Sutro LLP
                           725 S. Figueroa Street, Suite 1200
                           Los Angeles, CA 90017-5443
                           Attn: T. J. Grasmick, Esq.
                           Fax: (213) 629-1033

Such notice or other communication shall be deemed given when so delivered personally, telegraphed or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the day after sent from within the United States, or if mailed, four days after the date of deposit in the United States mail.

     9.2 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of California without taking into account provisions regarding choice of law, except to the extent certain matters may be governed as a matter of law by the law of the State of Delaware (as the state of incorporation of Bancorp).

     9.3 ENTIRE AGREEMENT. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement between the parties and supersedes all prior negotiations, undertakings, representations and agreements, if any, of the parties hereto.

     9.4 AMENDMENTS AND WAIVERS. This Agreement may not be amended except upon the written consent of all parties hereto. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     9.5 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

     9.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

     9.7 HEADINGS. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

     9.8 EXPENSES. Subject to Section 8.2 hereof, the parties agree that fees and out-of-pocket expenses incurred by the parties in connection with the transactions contemplated by this Agreement shall be paid as follows:

          (a) Fees and disbursements of counsel, consultants and accountants (including the fees and disbursements in connection with the accountant's comfort letters required by Sections 5.7 and 6.3(d) hereof) shall be paid by the party employing such persons. FPSB shall arrange for such persons to render statements for such fees and disbursements not less frequently than monthly and final statements no later than five days after the Closing Date. FPSB shall pay for its own reasonable costs, fees and expenses. FPSB agrees not to incur unnecessary or unreasonable costs, fees and expenses not otherwise customary for comparable transactions and not within the business judgment and fiduciary responsibilities of the Board of Directors of FPSB in satisfying FPSB's obligations under this Agreement.

          (b) Other expenses in connection with any necessary qualifications of Bancorp Stock under state securities or Blue Sky laws shall be paid by Bancorp.

          (c) Except as otherwise provided above, expenses in connection with the printing of this Agreement and related documents and the Registration Statement and Prospectus/Proxy Statement shall be divided equally between FPSB and Bancorp, except that legal expenses and the expenses referred to in clause (a) above shall be paid by the party incurring such expenses.

          (d) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (e) For purposes of this Section 9.8, the term "costs, fees and expenses" do not include damages that may otherwise be recoverable by any party as a result of the material breach of this Agreement by any other party.

     9.9  CERTAIN DEFINITIONS.

     (a) "Material Adverse Effect" shall mean any change in or effect on the business of FPSB or Bancorp, as the case may be, that is materially adverse to the business, operations, properties or financial condition of FPSB taken as a whole or Bancorp taken as a whole, as the case may be, or that is materially adverse to the ability of such entity to perform its obligations under this Agreement in a timely manner; provided, however, that Material Adverse Effect shall not include such changes resulting from market and economic conditions that generally affect the bank or savings bank industries as a whole or any legislation or regulations relating to bad debt reserve recapture, federal deposit insurance assessments or exit fees.

     (b) A "subsidiary" of an entity shall mean any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

     (c) The term "person" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

     9.10 ATTORNEYS' FEES. If any legal action or other formal proceeding, or any informal effort is brought or made for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the party that substantially prevails shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action, proceeding or effort in addition to any other relief to which it may be entitled, from the party or parties that do not substantially prevail.

     9.11 PUBLICITY. The parties hereto will consult with each other with regard to the terms and substance of any and all press releases, announcements or other public statements with respect to the transactions contemplated hereby. The parties agree further that none of them will release any such press release, announcement or other public statement without the prior approval of the other parties, unless such release is required by law and the parties cannot approve a mutually acceptable form of release, in which event the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement. The parties agree further that such approval will not be unreasonably withheld, and they pledge to make a good faith effort to reach agreement expeditiously on the terms of any such press release, announcement or other public statement.

     9.12 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other parties.

     9.13 THIRD PARTY. Except as specifically provided herein, each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement.

     9.14 GENDER; NUMBER. Whenever the context of this Agreement requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural, and vice versa.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          CATHAY BANCORP, INC.

                                          By
                                             ----------------------------------
                                                      Dunson K. Cheng
                                                 President and Chairman of
                                                   the Board of Directors

                                          CATHAY BANK

                                          By
                                             ----------------------------------
                                                      Dunson K. Cheng
                                                 President and Chairman of
                                                   the Board of Directors

                                          FIRST PUBLIC SAVINGS BANK, F.S.B.

                                          By
                                             ----------------------------------
                                                        Jack C. Lee
                                                   Chairman of the Board
                                                        of Directors

                                                          EXHIBIT A TO AGREEMENT
                                                              AND PLAN OF MERGER

                                MERGER AGREEMENT

     THIS IS A MERGER AGREEMENT (this "Merger Agreement") dated as of
  , 1996 by and among CATHAY BANCORP, INC., a Delaware corporation ("Bancorp") CATHAY BANK, a California state banking corporation ("CB"), with its principal place of business at 777 North Broadway, Los Angeles, California 90012, and FIRST PUBLIC SAVINGS BANK, F.S.B., a United States federal stock savings bank ("FPSB"), with its principal place of business at 977 North Broadway Los Angeles, California 90012.

                                    RECITALS

     WHEREAS, Bancorp, CB and FPSB have entered into an Agreement and Plan of
Merger (the "Agreement"), dated as of May   , 1996, providing for the merger of
FPSB into CB on the terms and conditions provided in the Agreement and this Merger Agreement and in accordance with Sections 4880 through 4891 of the California Financial Code and 12 C.F.R. Sections 303.3, 552.13 and 563.22 (the "Merger");

     WHEREAS, FPSB has authorized capital stock of 10,000,000 shares of common stock, $1.00 par value per share ("FPSB Stock"), of which at the date hereof [4,000,000] shares are outstanding; and

     WHEREAS, CB has authorized capital stock of [          ] shares of common
stock, $          par value per share, of which at the date hereof [          ]
shares are outstanding;

     WHEREAS, Bancorp has authorized capital stock of 25,000,000 shares of common stock, $0.01 par value per share ("Bancorp Stock"), of which at the date
hereof [          ] shares are outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which at the date hereof no shares are outstanding and

     WHEREAS, the directors, or a majority of them, of each constituent entity, respectively, deem it advisable and in the best interests of the respective constituent banks and their respective shareholders or shareholder that the Merger be so consummated.

     NOW, THEREFORE, Bancorp, CB and FPSB, subject to the conditions set forth in the Agreement, in consideration of the premises and of the mutual covenants and agreements contained therein and herein and of the benefits to accrue to them, hereby agree that the constituent banks be merged into a single bank which shall be CB and hereby agree, prescribe and set forth (among other provisions) the terms and conditions of the Merger, the mode of carrying the same into effect and the manner and basis of converting the shares of each constituent bank as follows:

                                   ARTICLE 1.

                                     MERGER

     1.1 Subject to the conditions set forth in the Agreement, FPSB shall be merged into CB in accordance with the applicable provisions of Sections 4880 through 4891 of the California Financial Code and 12 C.F.R. Sections 552.13 and
563.22 upon the filing of this Merger Agreement with the Superintendent, after approval by the California State Superintendent of Banks (the "Superintendent") and certification by the California Secretary of State. The date and time of such filing is referred to as the "Effective Time." At the Effective Time, the separate existence of FPSB shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation and CB shall continue under the laws of California as the surviving bank (the "surviving bank").

     1.2  The name of the surviving bank shall be "Cathay Bank."

     1.3 The home office of the surviving bank shall be 777 North Broadway, Los Angeles, California 90012.

                                   ARTICLE 2.

                         ARTICLES OF INCORPORATION AND
                            BYLAWS OF SURVIVING BANK

     2.1 The Articles of Incorporation of CB as in effect immediately before the Effective Time shall continue in full force and effect as the Articles of Incorporation of the surviving bank until thereafter duly amended.

     2.2 The Bylaws of CB as in effect immediately before the Effective Time shall continue in full force and effect as the Bylaws of the surviving bank until thereafter duly amended.

                                   ARTICLE 3.

                             BOARD OF DIRECTORS AND
                           OFFICERS OF SURVIVING BANK

     3.1 All directors of CB serving immediately before the Effective Time shall continue to serve for the terms to which they were elected before the Effective Time.

     3.2 All officers of CB serving immediately before the Effective Time shall continue to serve for the terms to which they were elected before the Effective Time.

                                   ARTICLE 4.

                          MANNER OF CONVERTING SHARES
                         OF STOCK OF CONSTITUENT BANKS

     4.1 As of the Effective Time, each share of FPSB Stock, excluding Dissenting Shares (as defined in Section 4.2), outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of the FPSB Stock, be converted into the right to receive cash and shares of Bancorp Stock as provided in Section 1.2 of the Agreement.

     4.2 A "Dissenter" is a Shareholder who is entitled to dissent from corporate action under 12 C.F.R. Section 552.14 and who exercises that right when and in the manner required by that regulation. Each outstanding share of FPSB Stock that is held by a Dissenter (a "Dissenting Share") shall be converted into the right to receive payment pursuant to 12 C.F.R. Section 552.14.

                                   ARTICLE 5.

                  SUBMISSION TO SHAREHOLDERS AND EFFECTIVENESS

     5.1 This Merger Agreement shall be submitted for consideration and vote by the shareholders of each constituent bank as required by the California Financial Code and the regulations of the OTS. If adopted by the requisite votes of the shareholders of each constituent bank, subject to the conditions set forth in the Agreement, this Merger Agreement shall be delivered to the Superintendent, the California Secretary of State and the OTS for filing. The officers of the constituent bank shall execute all such other documents and shall take all such other actions as may be necessary to effect the Merger in accordance with this Merger Agreement.

                                   ARTICLE 6.

                       TRANSFER OF ASSETS AND LIABILITIES

     6.1 Upon and after the Effective Time, the surviving bank shall possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of the constituent banks; and all the rights, privileges, powers and franchises of the constituent banks, and all property, real, personal and mixed, and all debts due to either constituent bank on whatever account, as well for stock subscriptions as all other things in action or belonging to each constituent bank shall be vested in the surviving bank; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the surviving bank as they were constituent banks, and the title to any real estate vested by deed or otherwise in either constituent bank shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either constituent bank shall be preserved unimpaired, and all debts, liabilities and duties of the constituent banks shall thenceforth attach to the surviving bank, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     6.2 If at any time after the Effective Time the surviving bank shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary desirable or proper to vest, perfect or confirm, of record or otherwise, in the surviving bank, the title to any property or rights of the constituent banks acquired or to be acquired by reason of, or as a result of, the Merger, the constituent banks agree that the surviving bank and its proper officers and directors shall execute and deliver all such property, deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the surviving bank and otherwise to carry out the purposes of this Merger Agreement, and that the proper officers and directors of the constituent banks and the proper officers and directors of the surviving bank are fully authorized in the name of the constituent banks or otherwise to take any and all such action.

                                   ARTICLE 7.

               TERMINATION OF AGREEMENT AND ABANDONMENT OF MERGER

     7.1 This Merger Agreement and the Merger contemplated hereby may be terminated and abandoned, as provided in the Agreement, at any time before this Merger Agreement has been filed as provided herein, whether before or after approval of this Merger Agreement by the shareholders of FPSB or CB, or both of them, and shall automatically terminate without further action by either of the parties hereto if the Agreement is terminated in accordance with its terms.

     7.2 At any time before the filing of this Merger Agreement as provided herein, the parties hereto may, by written agreement approved by their Boards of Directors and subject to Article 8 of the Agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive compliance with any of the conditions, covenants or agreements contained in this Merger Agreement or (iii) amend or modify any of the provisions of this Merger Agreement.

     7.3 If for any reason this Merger Agreement ceases to be binding upon the constituent banks because of termination as provided herein or otherwise, it shall thereafter be void without further action by the shareholders of either constituent bank.

                                   ARTICLE 8.

                                 MISCELLANEOUS

     8.1 This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one instrument representing the Merger Agreement.

     8.2 Except as otherwise provided in this Merger Agreement, nothing herein expressed or implied is intended, or shall be construed. to confer upon or give any person firm or bank, other than the constituent banks and their respective security holders and their successors and assigns, any rights or remedies under or by reason of this Merger Agreement.

     8.3 This Merger Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of California without taking into account provisions regarding choice of law, except to the extent certain matters may be governed as a matter of law by the law of the State of Delaware (as the state of incorporation of Bancorp).

     IN WITNESS WHEREOF, Bancorp, CB and FPSB have caused this Merger Agreement to be signed as of the date first above written.

                                          CATHAY BANCORP, INC.

Attest:


--------------------------------------------   By   ----------------------------------------
Secretary                                           Dunson K. Cheng
                                                    President and Chairman of the Board of
                                                    Directors


                                               CATHAY BANK
--------------------------------------------
Secretary                                      By   ----------------------------------------
                                                    Dunson K. Cheng
                                                    President and Chairman of the Board of
                                                    Directors


                                               FIRST PUBLIC SAVINGS BANK. F.S.B.
--------------------------------------------
Secretary                                      By   ----------------------------------------
                                                    Jack C. Lee
                                                    Chairman of the Board of Directors

                                    ANNEX 2

 ILLUSTRATIVE CALCULATIONS OF TOTAL CONSIDERATION VALUE AND PER SHARE VALUE FOR
              ASSUMED CALCULATION DATE BANCORP COMMON STOCK PRICES

     For a Calculation Date Bancorp Stock Price of $14 to $20, the number of Bancorp Common Stock shares floats and the Total Cash Consideration, Total Stock Consideration and Total Consideration Value are fixed at $15,484,000, $16,116,000 and $31,600,000, respectively. Below $14 and between $20 and $23, the calculation of Total Consideration Value assumes an initial fixed number of Bancorp Common Stock shares (1,151,153 shares if the Calculation Date Bancorp Stock Price is below $14 and 805,800 shares if it is between $20 and $23) to be received for the First Public Stock and a fixed amount of cash. If the Calculation Date Bancorp Stock Price falls below $11, First Public has the right to terminate the Agreement or to consummate the Merger for a lower Total Consideration Value. Above $23, the number of Bancorp Common Stock shares floats, the Total Cash Consideration, Total Stock Consideration and Total Consideration Value are fixed at $16,668,000, $17,349,000 and $34,017,000, respectively. Thus, the number and pro forma percentage of shares of Bancorp Common Stock received will decrease if the Calculation Date Bancorp Stock Price rises above $23. (Dollars are in millions except per share data; 7,880,102 shares of Bancorp Common Stock are assumed outstanding at Effective Time and calculations do not consider Dissenting Shares.) The final Total Stock Consideration and Total Cash Consideration amounts are determined by adjusting the initial amounts to achieve a 51%/49% Total Stock Consideration/Total Cash Consideration ratio. THERE CAN BE NO ASSURANCE AS TO WHAT THE CALCULATION DATE BANCORP STOCK PRICE WILL BE OR WHAT THE VALUE OF THE BANCORP COMMON STOCK TO BE ISSUED IN THE MERGER WILL BE AT OR FOLLOWING THE EFFECTIVE TIME. ALSO, THERE CAN BE NO ASSURANCE THAT EACH FIRST PUBLIC STOCKHOLDER WILL RECEIVE THE FORM OF CONSIDERATION ELECTED ON THE ELECTION FORM. SEE "THE MERGER -- CONSIDERATION AND ELECTION AND ALLOCATION PROCEDURES."

                          INITIAL TOTAL CONSIDERATION VALUES
---------------------------------------------------------------------------------------
CALCULATION
   DATE
  BANCORP           TOTAL          PER        NUMBER        CALCULATION     CALCULATION
   STOCK        CONSIDERATION     SHARE         OF             CASH            STOCK
   PRICE            VALUE         VALUE       SHARES          PORTION         PORTION
-----------     -------------     -----     -----------     -----------     -----------
                       (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
  $ 11.00          $28.147        $7.04       1,151,243       $15.484         $12.663
  $ 11.50          $28.722        $7.18       1,151,143       $15.484         $13.238
  $ 12.00          $29.298        $7.32       1,151,143       $15.484         $13.814
  $ 12.50          $29.873        $7.47       1,151,143       $15.484         $14.389
  $ 13.00          $30.449        $7.61       1,151,143       $15.484         $14.965
  $ 13.50          $31.024        $7.76       1,151,143       $15.484         $15.540
  $ 14.00          $31.600        $7.90       1,151,143       $15.484         $16.116
  $ 14.50          $31.600        $7.90       1,111,449       $15.484         $16.116
  $ 15.00          $31.600        $7.90       1,074,400       $15.484         $16.116
  $ 15.50          $31.600        $7.90       1,039,742       $15.484         $16.116
  $ 16.00          $31.600        $7.90       1,007,250       $15.484         $16.116
  $ 16.50          $31.600        $7.90         976,727       $15.484         $16.116
  $ 17.00          $31.600        $7.90         948,000       $15.484         $16.116
  $ 17.50          $31.600        $7.90         920,915       $15.484         $16.116
  $ 18.00          $31.600        $7.90         895,334       $15.484         $16.116
  $ 18.50          $31.600        $7.90         871,138       $15.484         $16.116
  $ 19.00          $31.600        $7.90         848,211       $15.484         $16.116
  $ 19.50          $31.600        $7.90         826,462       $15.484         $16.116
  $ 20.00          $31.600        $7.90         805,800       $15.484         $16.116
  $ 20.50          $32,003        $8.00         805,800       $15.484         $16,519
  $ 21.00          $32.406        $8.10         805,800       $15.484         $16.922
  $ 21.50          $32.809        $8.20         805,800       $15.484         $17.325
  $ 22.00          $33.212        $8.30         805,800       $15.484         $17.728
  $ 22.50          $33.615        $8.40         805,800       $15.484         $18.131
  $ 23.00          $34.017        $8.50         805,800       $15.484         $18.533
    (over
  $ 23.00)         $34.017        $8.50      (decreases)      $16.668         $17.349

-----------                                   ADJUSTED TOTAL CONSIDERATION VALUES
CALCULATION      -----------------------------------------------------------------------------------------
   DATE                                ADJUSTED               ADJUSTED
  BANCORP              TOTAL          TOTAL CASH             TOTAL STOCK        SHARES         PRO FORMA
   STOCK           CONSIDERATION     CONSIDERATION          CONSIDERATION        TO BE        % OF BANCORP
   PRICE               VALUE              49%                    51%           RECEIVED       COMMON STOCK
-----------        -------------     -------------          -------------     -----------     ------------
                                (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
  $ 11.00             $28.147          $ 13.7918              $ 14.3548         1,304,977           14.22 %
  $ 11.50             $28.722          $ 14.0739              $ 14.6483         1,273,765           13.93 %
  $ 12.00             $29.298          $ 14.3559              $ 14.9418         1,245,153           13.66 %
  $ 12.50             $29.873          $ 14.6379              $ 15.2354         1,218,830           13.41 %
  $ 13.00             $30.449          $ 14.9199              $ 15.5289         1,194,532           13.18 %
  $ 13.50             $31.024          $ 15.2020              $ 15.8225         1,172,034           12.95 %
  $ 14.00             $31.600          $ 15.4840              $ 16.1160         1,151,143           12.76 %
  $ 14.50             $31.600          $ 15.4840              $ 16.1160         1,111,449           12.38 %
  $ 15.00             $31.600          $ 15.4840              $ 16.1160         1,074,400           12.01 %
  $ 15.50             $31.600          $ 15.4840              $ 16.1160         1,039,742           11.67 %
  $ 16.00             $31.600          $ 15.4840              $ 16.1160         1,007,250           11.35 %
  $ 16.50             $31.600          $ 15.4840              $ 16.1160           976,727           11.04 %
  $ 17.00             $31.600          $ 15.4840              $ 16.1160           948,000           10.75 %
  $ 17.50             $31.600          $ 15.4840              $ 16.1160           920,915           10.48 %
  $ 18.00             $31.600          $ 15.4840              $ 16.1160           895,334           10.22 %
  $ 18.50             $31.600          $ 15.4840              $ 16.1160           871,136            9.97 %
  $ 19.00             $31.600          $ 15.4840              $ 16.1160           848,211            9.73 %
  $ 19.50             $31.600          $ 15.4840              $ 16.1160           826,462            9.50 %
  $ 20.00             $31.600          $ 15.4840              $ 16.1160           805,800            9.29 %
  $ 20.50             $32.003          $ 15.6814              $ 16.3215           796,170            9.19 %
  $ 21.00             $32.406          $ 15.8788              $ 16.5270           786,998            9.09 %
  $ 21.50             $32.809          $ 16.0763              $ 16.7324           778,253            9.00 %
  $ 22.00             $33.212          $ 16.2737              $ 16.9379           769,905            8.91 %
  $ 22.50             $33.615          $ 16.4771              $ 17.1434           761,929            8.83 %
  $ 23.00             $34.017          $ 16.6683              $ 17,3487           754,299            8.75 %
    (over
  $ 23.00)            $34.017          $ 16.6683              $ 17,3487        (decreases)    (decreases)

                                    ANNEX 3

                               MONTGOMERY OPINION

May 30, 1996

Board of Directors
First Public Savings Bank
988 N. Hill Street, Suite 206
Los Angeles, California 90012

Gentlemen:

     We understand that First Public Savings Bank, F.S.B., a United States federal stock savings bank ("Seller"), Cathay Bancorp, Inc., a Delaware corporation ("Buyer"), and Cathay Bank, a California state banking corporation and a wholly owned subsidiary of Buyer ("Bank"), propose to enter into an Agreement and Plan of Merger dated as of May 30, 1996 (the "Merger Agreement"), pursuant to which Seller will be merged with and into Bank (the "Merger"). Pursuant to the Merger, as more fully described in the May 30, 1996 draft of the Merger Agreement provided to us by Seller and as further described to us by management of Seller, we understand that all of the outstanding shares of the common stock, $1.00 par value per share, of Seller ("Seller Common Stock") will be converted into the right to receive an aggregate of $15,484,000 cash (the "Cash Consideration") and shares of common stock, $0.01 stated value per share, of Buyer ("Buyer Common Stock") with a value of $16,116,000 (the "Stock Consideration," and together with the Cash Consideration, the "Aggregate Consideration"), based on the average of the high and low sale prices of Buyer Common Stock for the 20 trading days ending 5 trading days prior to the closing date of the Merger (the "Calculation Price"), subject to adjustment if the Calculation Price is less than $14 or more than $20. Each holder of Seller Common Stock may elect to convert such stock into the right to receive either Stock Consideration or Cash Consideration, subject to certain procedures and limitations contained in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Aggregate Consideration to be received by the holders of Seller Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof. You have not asked for, and we express no opinion with respect to the election by the holders of Seller Common Stock to receive either Stock Consideration or Cash Consideration.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements of Seller and Buyer for recent years and interim periods to March 31, 1996 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer, respectively, (ii) reviewed the May 30, 1996 draft of the Merger Agreement provided to us; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the savings and loan and banking industries which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations in the savings and loan industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, respectively, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have relied upon the accuracy and completeness of the foregoing information and have not assumed any obligation independently to verify such information. With respect to the financial forecasts for Seller and Buyer provided to us by Seller's management and Buyer's management, we have assumed for purposes of our opinion the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgment of Seller's management and Buyer's management at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have relied on advice of counsel and independent accounts to Seller and Buyer as to all legal and financial reporting matters with respect to Seller, Buyer, the Merger and the Merger Agreement. In rendering our opinion, we express no view with respect to, nor have we considered the tax consequences of the Merger to any shareholder of Seller. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We are not experts in the valuation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for Seller and Buyer are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may effect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments, thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

     We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Aggregate Consideration to be received by the holders of Seller Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

     This opinion is furnished pursuant to our engagement letter dated July 21, 1993, as amended January 17, 1996. This opinion is addressed to the Board of Directors of Seller and is not intended to be and shall not be deemed to be a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Except as provided in such engagement letter, this opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent.

                                          Very truly yours,

                                          MONTGOMERY SECURITIES

                                    ANNEX 4

                    OFFICE OF THRIFT SUPERVISION REGULATIONS
                                 SECTION 552.14
                               DISSENTERS' RIGHTS

     (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with sec.552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to sec. 552.13(H)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.


     (c) Procedure -- (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty (20) days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.


     (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.


     (3) Notification of effective date and written offer.Within ten (10) days after the effective date of the combination, the resulting association shall:


          (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph
     (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

          (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and


          (iii) Inform them that, within sixty (60) days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.


          The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.


     (4) Acceptance of Offer. If within sixty (60) days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety (90) days of the effective date of the combination.



     (5) Petition to be filed if offer not accepted. If within sixty (60) days of the effective date of the combination of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty (60) days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.



     (6) Stock certificates to be noted. Within sixty (60) days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.


     (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

     (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

     (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

     (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

     (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                    PART II

                            INFORMATION NOT REQUIRED
                                 IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DIRECTORS

     The Bylaws of Bancorp provide that Directors and officers of Bancorp shall be, and at the discretion of the Board of Directors, non-officer employees may be, indemnified by Bancorp against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Bancorp, to the maximum extent permitted under Delaware law.

     As permitted by the Delaware General Corporation Law, Directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (i.e., a "derivative action")), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the stockholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Delaware law permits a corporation to advance expenses to Directors or officers upon the corporation's receipt of an undertaking by such persons to repay the advance in the event of a specific determination that such person was not entitled to indemnification.

     Delaware law requires court approval before there may be any indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action by reason of the fact that he is or was a director, officer, employee or agent of the corporation. Delaware law, however, provides that the termination of any proceeding (other than an action by or in the right of the corporation) by judgment, order, settlement, conviction or upon a plea of nolo contendere does not create a presumption adverse to the director, officer or other person.


     Bancorp's Bylaws provide that each person who is involved in any litigation or other proceeding because he or she is or was a Director or officer of Bancorp or among other things of another related entity shall be indemnified by Bancorp to the fullest extent authorized by Delaware law (but, in the case of any future amendment to Delaware law, the right to indemnification shall be adjusted only to the extent that such amendment permits Bancorp to provide broader indemnification rights than prior to such amendment), against all expense, liability or loss reasonably incurred by such persons in connection therewith. The Bylaws also provide that indemnification to Directors and officers is a contract right and the right includes the right to be paid the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that the advancement of the expenses will be made only after the person delivers an undertaking to Bancorp to repay any amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The purpose of providing that the right of indemnification is a contract right is to provide an indemnified party with an enforceable claim that may not be unilaterally affected by actions taken by Bancorp (e.g., there would be a claim under contract law to indemnification as to conduct which occurred while this provision of the Bylaws was in effect, regardless of subsequent changes to the Bylaws). If Bancorp does not pay a proper claim for indemnification in full within thirty (30) days after a written claim for indemnification is received by Bancorp, the Bylaws authorize the claimant to bring a suit against Bancorp and prescribe what does and does not constitute a defense to such action. This right to indemnification and advancement of expenses also may be conferred upon any employee or agent of Bancorp if, and to the extent, authorized by Bancorp's Bylaws or its Board of Directors. Bancorp's Bylaws provide that indemnification may be available to employees and agents.


     In any action by a person seeking indemnification, it is a defense that such person has not met any applicable standard for indemnification as set forth in Delaware General Corporation Law. However, neither the failure of Bancorp to have made a determination that the applicable standard has been satisfied, or an actual determination by Bancorp that the person has not satisfied the applicable standard, creates a presumption that the standard was not satisfied, or is a defense to such action. The burden of proving that the applicable standard of conduct has not been satisfied, and that the person is not entitled to indemnification, is on Bancorp.

     The Bylaws further state that the right to indemnification and the advancement of expenses conferred by the Bylaws is not exclusive of any other right which any person may have or later acquire under any statute or any provision of Bancorp's Certificate or Bylaws, by vote of the stockholders or disinterested Directors, or otherwise. In addition, the Bylaws authorize Bancorp to maintain insurance, at its expense, to protect itself and certain individuals, including officers and Directors of Bancorp, against any expense, liability, or loss, whether or not Bancorp would have the power to indemnify the person under Delaware law.

     The foregoing indemnification provisions are included in Bancorp's Bylaws in recognition of the need to protect Directors and officers of Bancorp so as to attract and retain the best persons available to serve in those capacities. In light of the complexities and pressures placed on directors of publicly held corporations, and especially companies involved in the complex and fast-changing financial services industry, the Board of Directors believes that the time, effort and talent of officers and Directors of Bancorp and its subsidiaries should be directed toward managing Bancorp's business, rather than being forced to act defensively out of concern over costly personal litigation. By including these indemnification provisions in Bancorp's Bylaws, Directors and officers of Bancorp have the assurance that they will be indemnified for actions taken in good faith and in a manner believed to be in the best interest of the stockholders.

     In May 1991, Bancorp entered into indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp's Certificate of Incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnifications and limitations on liability permitted by the certificate of incorporation, bylaws and the indemnity agreements are subject to the limitations set forth by Delaware law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


EXHIBIT
NUMBER                                           EXHIBIT
------                                           -------
  2.1      Agreement and Plan of Merger dated May 30, 1996 among First Public, Bancorp and CB
           (included as Annex 1 to the Proxy Statement-Prospectus)
  3.1      Restated Certificate of Incorporation of Cathay Bancorp, Inc. Previously filed with the Securities and Exchange Commission as an exhibit to Registration Statement No.
           33-33767 and incorporated herein by reference.
  3.2      Restated Bylaws, as amended, of Cathay Bancorp, Inc. Previously filed with the
           Securities and Exchange Commission as an exhibit to Registrant's Annual Report on
           Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.
  4.1      Stockholders' Rights Plan, as amended. Previously filed with the Securities and
           Exchange Commission as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.
  5.1      Opinion of Heller, Ehrman, White & McAuliffe as to the legality of the securities registered hereunder.
  8.1      Form of opinion of counsel with respect to material tax matters.
 10.1      Form of Indemnity Agreements between Registrant and its directors and certain officers. Previously filed with the Securities and Exchange Commission as an exhibit to Registration Statement No. 33-33767 and incorporated herein by reference.

EXHIBIT
NUMBER                                           EXHIBIT
------                                           -------
 10.2      Employee Stock Ownership Trust of Registrant, and First Amendment thereto.
           Previously filed with the Securities and Exchange Commission as an exhibit to
           Registration Statement No. 33- 33767 and incorporated herein by reference.
 10.3      Dividend Reinvestment Plan of Registrant. Previously filed with the Securities and
           Exchange Commission as an exhibit to Registration Statement No. 33-33767 and incorporated herein by reference.
 10.4      Second Amendment to Registrant's Employee Stock Ownership Trust. Previously filed with the Securities and Exchange Commission as an exhibit to Registrant's Annual
           Report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.
 10.5      Amended and Restated Employee Stock Ownership Plan of Registrant and First and
           Second Amendments thereto.
 13.1      Annual Report on Form 10-K of Bancorp for the fiscal year ended December 31, 1995.
           Previously filed with the Securities and Exchange Commission and incorporated herein by reference.
 13.2      Current Report on Form 10-Q of Bancorp for the quarter ended March 31, 1996.
           Previously filed with the Securities and Exchange Commission and incorporated herein by reference.
 13.3      Current Report on Form 10-Q of Bancorp for the quarter ended June 30, 1996.
           Previously filed with the Securities and Exchange Commission and incorporated herein by reference.
 21.1      Subsidiaries of Registrant. Previously filed with the Securities and Exchange
           Commission as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.
 23.1      Consent of Pillsbury Madison & Sutro LLP (included at Exhibit 8.1).
 23.2      Consent of Heller Ehrman White & McAuliffe (included at Exhibit 5.1).
 23.3      Consent of Deloitte & Touche LLP.
 23.4      Consent of KPMG Peat Marwick LLP.
 23.5      Consent of Montgomery Securities.
 24.1      Power of Attorney (included on Page II-5 to this Registration Statement).
 99.1      Form of Election Form and Letter of Transmittal.
 99.2      Form of Proxy Card.
 99.3      Opinion of Montgomery Securities (included as Annex 3 to the Proxy
           Statement-Prospectus).


---------------


     (b) FINANCIAL STATEMENT SCHEDULES: Inapplicable

ITEM 22. UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     D. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los
Angeles, State of California, on the      day of                  , 1996.


                                          CATHAY BANCORP, INC.

                                          By:       /s/ DUNSON K. CHENG
                                              --------------------------------
                                                      Dunson K. Cheng
                                              President, Chairman and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                              CAPACITY                   DATE
                  ---------                              --------                   ----
             /s/ DUNSON K. CHENG                 President, Chairman and                  , 1996
---------------------------------------------    Director (principal
               Dunson K. Cheng                   executive officer)

                      *                          Executive Vice                           , 1996
---------------------------------------------    President, Chief
               Anthony M. Tang                   Financial
                                                 Officer/Treasurer and
                                                 Director (principal
                                                 financial officer)
                                                 (principal accounting
                                                 officer)

                      *                          Director                                 , 1996
---------------------------------------------
          Ralph Roy Buon-Cristiani

                      *                          Director                                 , 1996
---------------------------------------------
                Kelly L. Chan

                      *                          Director                                 , 1996
---------------------------------------------
             Michael M. Y. Chang

                      *                          Director                                 , 1996
---------------------------------------------
             George T. M. Ching

                      *                          Director                                 , 1996
---------------------------------------------
               Gerald T. Deal

                      *                          Director                                 , 1996
---------------------------------------------
                 Wing K. Fat

                      *                          Director                                 , 1996
---------------------------------------------
              Patrick S. D. Lee

                  SIGNATURE                              CAPACITY                   DATE
                  ---------                              --------                   ----
                      *                          Director                                 , 1996
---------------------------------------------
            Chi-Hung Joseph Poon

                      *                          Director                                 , 1996
---------------------------------------------
             Thomas G. Tartaglia

                      *                          Director                                 , 1996
---------------------------------------------
                Wilbur K. Woo

*By       /s/ DUNSON K. CHENG
   ------------------------------------------
              Dunson K. Cheng
              Attorney-in-Fact

                                 EXHIBIT INDEX


SEQUENTIALLY
  NUMBERED
EXHIBIT NO.                                    DESCRIPTION                                  PAGE
------------                                   -----------                                  ----
 2.1             Agreement and Plan of Merger dated May 30, 1996 among First Public,
                 Bancorp and CB (included as Annex 1 to the Proxy
                 Statement-Prospectus)..................................................
 3.1             Restated Certificate of Incorporation of Cathay Bancorp, Inc.
                 Previously filed with the Securities and Exchange Commission as an exhibit to Registration Statement No. 33-33767 and incorporated herein by reference...........................................................
 3.2             Restated Bylaws, as amended, of Cathay Bancorp, Inc. Previously filed with the Securities and Exchange Commission as an exhibit to
                 Registrant's Annual Report on Form 10-K for the year ended December 31,
                 1990 and incorporated herein by reference..............................
 4.1             Stockholder Rights Plan, as amended. Previously filed with the
                 Securities and Exchange Commission as an exhibit to Registrant's Annual
                 Report on Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.......................................
 5.1             Opinion of Heller, Ehrman, White & McAuliffe as to the legality of securities issued hereunder............................................
 8.1             Form of opinion of counsel with respect to material tax matters........
10.1             Form of Indemnity Agreements between Registrant and its directors and certain officers. Previously filed with the Securities and Exchange
                 Commission as an exhibit to Registration Statement No. 33-33767 and incorporated herein by reference.......................................
10.2             Employee Stock Ownership Plan and Trust of Registrant, and First
                 Amendment thereto. Previously filed with the Securities and Exchange
                 Commission as an exhibit to Registration Statement No. 33-33767 and incorporated herein by reference.......................................
10.3             Dividend Reinvestment Plan of Registrant. Previously filed with the
                 Securities and Exchange Commission as an exhibit to Registration
                 Statement No. 33-33767 and incorporated herein by reference............
10.4             Second Amendment to Registrant's Employee Stock Ownership Trust.
                 Previously filed with the Securities and Exchange Commission as an exhibit to Registrant's Annual Report on Form 10-K for the year ended
                 December 31, 1991 and incorporated herein by reference.................
10.5             Amended and Restated Employee Stock Ownership Plan of Registrant and
                 First and Second Amendments thereto....................................
13.1             Annual Report on Form 10-K of Bancorp for the fiscal year ended
                 December 31, 1995. Previously filed with the Securities and Exchange
                 Commission and incorporated herein by reference........................
13.2             Current Report on Form 10-Q of Bancorp for the quarter ended March 31,
                 1996. Previously filed with the Securities and Exchange Commission and incorporated herein by reference.......................................
13.3             Current Report on Form 10-Q of Bancorp for the quarter ended June 30,
                 1996. Previously filed with the Securities and Exchange Commission and incorporated herein by reference.......................................
21.1             Subsidiaries of Registrant. Previously filed with the Securities and
                 Exchange Commission as an exhibit to Registrant's Annual Report on Form
                 10-K for the year ended December 31, 1995 and incorporated herein by reference..............................................................
23.1             Consent of Pillsbury Madison & Sutro LLP (included at Exhibit 8.1).....

SEQUENTIALLY
  NUMBERED
EXHIBIT NO.                                    DESCRIPTION                                  PAGE
------------                                   -----------                                  -----
23.2             Consent of Heller, Ehrman, White & McAuliffe
                 (included at Exhibit 5.1)..............................................
23.3             Consent of Deloitte & Touche LLP.......................................
23.4             Consent of KPMG Peat Marwick LLP.......................................
23.5             Consent of Montgomery Securities.......................................
24.1             Power of Attorney (included on page II-5 to this Registration
                 Statement).............................................................
99.1             Form of Election Form and Letter of Transmittal........................
99.2             Form of Proxy Card.....................................................
99.3             Opinion of Montgomery Securities (included as Annex 3 to Proxy
                 Statement-Prospectus)..................................................



---------------